QuickLinks -- Click here to rapidly navigate through this document

Exhibit 10.1

ZION NUCLEAR POWER STATION, UNITS 1 AND 2

ASSET SALE AGREEMENT

BY AND AMONG

EXELON GENERATION COMPANY, LLC
as SELLER,

ZIONSOLUTIONS, LLC

as BUYER,

ENERGYSOLUTIONS, LLC

as BUYER’S PARENT

and

ENERGYSOLUTIONS, INC.

as GUARANTOR

DECEMBER 11, 2007

1.	DEFINITIONS		2

	1.1.	DEFINITIONS	2
	1.2.	CERTAIN INTERPRETIVE MATTERS	19

2.	PURCHASE AND SALE		20

	2.1.	ZION ASSETS	20
	2.2.	EXCLUDED ASSETS	22
	2.3.	ASSUMED LIABILITIES AND OBLIGATIONS	24
	2.4.	EXCLUDED LIABILITIES	26
	2.5.	CONTROL OF LITIGATION	29

3.	THE CLOSING		29

	3.1.	CLOSING	29
	3.2.	PAYMENT OF PURCHASE PRICE	29
	3.3.	PRORATIONS	30
	3.4.	DELIVERIES BY SELLER	31
	3.5.	DELIVERIES BY BUYER AND BUYER’S PARENT	32

4.	REPRESENTATIONS AND WARRANTIES OF SELLER		33

	4.1.	ORGANIZATION	33
	4.2.	AUTHORITY RELATIVE TO THIS AGREEMENT	33
	4.3.	CONSENTS AND APPROVALS; NO VIOLATION	34
	4.4.	REPORTS	34
	4.5.	ABSENCE OF SELLER MATERIAL ADVERSE EFFECT	35
	4.6.	TITLE AND RELATED MATTERS	35
	4.7.	REAL PROPERTY AGREEMENTS	35
	4.8.	INSURANCE	36
	4.9.	ENVIRONMENTAL MATTERS	36
	4.10.	CERTAIN CONTRACTS AND ARRANGEMENTS	38
	4.11.	LEGAL PROCEEDINGS	38
	4.12.	PERMITS	39
	4.13.	NRC LICENSES	39
	4.14.	REGULATION AS A UTILITY	39
	4.15.	TAX MATTERS	40
	4.16.	QDF	40
	4.17.	NDF	41
	4.18.	COMPLETE COPIES	41
	4.19.	BUYER’S REPRESENTATIONS AND WARRANTIES	42

5.	REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER’S PARENT		42

	5.1.	ORGANIZATION; QUALIFICATION	42
	5.2.	AUTHORITY RELATIVE TO THIS AGREEMENT	43
	5.3.	CONSENTS AND APPROVALS; NO VIOLATION	43
	5.4.	LEGAL PROCEEDINGS	44
	5.5.	ABSENCE OF BUYER MATERIAL ADVERSE EFFECT; LIABILITIES	44
	5.6.	TRANSFER OF DECOMMISSIONING FUNDS	44
	5.7.	FOREIGN OWNERSHIP OR CONTROL	45
	5.8.	SELLER’S REPRESENTATIONS AND WARRANTIES	45
	5.9.	PERMIT QUALIFICATIONS	45

6.	COVENANTS OF THE PARTIES		45

	6.1.	SELLER’S CONDUCT OF BUSINESS RELATING TO THE ZION ASSETS	45
	6.2.	BUYER’S AND BUYER’S PARENT CONDUCT OF BUSINESS RELATING TO THE ZION ASSETS	48

i

	6.3.	ACCESS TO INFORMATION; PROTECTION OF PROPRIETARY INFORMATION	49
	6.4.	EXPENSES	52
	6.5.	FURTHER ASSURANCES; COOPERATION	52
	6.6.	PUBLIC STATEMENTS	54
	6.7.	CONSENTS AND APPROVALS	54
	6.8.	BROKERAGE FEES AND COMMISSIONS	56
	6.9.	TAX MATTERS	56
	6.10.	ADVICE OF CHANGES	58
	6.11.	EMPLOYEES	59
	6.12.	DECOMMISSIONING FUNDS	59
	6.13.	SPENT NUCLEAR FUEL FEES	61
	6.14.	DEPARTMENT OF ENERGY DECONTAMINATION AND DECOMMISSIONING FEES	61
	6.15.	COOPERATION RELATING TO INSURANCE AND PRICE-ANDERSON ACT	62
	6.16.	RELEASE OF SELLER	62
	6.17.	NRC COMMITMENTS	62
	6.18.	DECOMMISSIONING	62
	6.19.	NUCLEAR INSURANCE POLICIES	62
	6.20	Illinois Governmental Authorities	63
	6.21	Project Budget and Schedule	63
	6.22	Claims Against Buyer	69

7.	CONDITIONS		70

	7.1.	CONDITIONS TO OBLIGATIONS OF BUYER	70
	7.2.	CONDITIONS TO OBLIGATIONS OF SELLER	71

8.	INDEMNIFICATION		73

	8.1.	INDEMNIFICATION	73
	8.2.	DEFENSE OF CLAIMS	75

9.	TERMINATION		77

	9.1.	TERMINATION. THIS AGREEMENT MAY BE TERMINATED AS FOLLOWS:	77
	9.2.	EFFECT OF TERMINATION	78

10.	MISCELLANEOUS PROVISIONS		78

	10.1.	AMENDMENT AND MODIFICATION	78
	10.2.	WAIVER OF COMPLIANCE; CONSENTS	79
	10.3.	SURVIVAL OF REPRESENTATIONS, WARRANTIES, COVENANTS AND OBLIGATIONS	79
	10.4.	NOTICES	79
	10.5.	ASSIGNMENT	81
	10.6.	GOVERNING LAW	81
	10.7.	COUNTERPARTS	81
	10.8.	SCHEDULES AND EXHIBITS	82
	10.9.	ENTIRE AGREEMENT	82
	10.10.	ACKNOWLEDGMENT; INDEPENDENT DUE DILIGENCE	82
	10.11.	BULK SALES LAWS	83
	10.12.	NO JOINT VENTURE	83
	10.13.	CHANGE IN LAW	83
	10.14.	SEVERABILITY	83
	10.15.	SPECIFIC PERFORMANCE	83

ii

LIST OF EXHIBITS

EXHIBITS

Exhibit A	Form of Assignment and Assumption Agreement
Exhibit B	Form of Bill of Sale
Exhibit C	Form of Lease Agreement
Exhibit D	Form of Put Option Agreement
Exhibit E	Form of Pledge Agreement
Exhibit F	Form of Credit Support Agreement
Exhibit G	Form of Irrevocable Easement for Disposal Capacity
Exhibit H	Form of Disposal Services Agreement
Exhibit J	Form of Leased Personnel Agreement
Exhibit K	Form of Opinion of Counsel to Buyer, Buyer’s Parent and Guarantor
Exhibit L	Buyer Nuclear Decommissioning Trust Provisions

iii

ASSET SALE AGREEMENT

This ASSET SALE AGREEMENT, dated as of December 11, 2007 (the “Agreement”), is by and among EXELON GENERATION COMPANY, LLC, a Pennsylvania limited liability company (“Seller”), ZIONSOLUTIONS, LLC, a Delaware limited liability company (“Buyer”), ENERGYSOLUTIONS, LLC, a Utah limited liability company (“Buyer’s Parent”), and ENERGYSOLUTIONS, INC. a Delaware corporation (“Guarantor”).  Seller, Buyer, Buyer’s Parent and Guarantor are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller owns a one hundred percent (100%) undivided interest in the Zion Energy Center, Units 1 and 2 (“Zion Units”), located in Zion, Illinois, and certain facilities and other assets associated therewith and ancillary thereto, and is the holder of NRC Operating License Nos. DPR-39 (for Zion Unit 1) and DPR-48 (for Zion Unit 2);

WHEREAS, Buyer desires to purchase and assume, and Seller desires to sell and assign, the Zion Assets (as defined below) and certain associated liabilities, upon the terms and conditions set forth in this Agreement;

WHEREAS, upon Closing, Seller and Buyer shall execute a Lease Agreement and a Put Option Agreement in the form of Exhibit C and Exhibit D, respectively;

WHEREAS, upon the execution of this Agreement, Buyer’s Parent has executed and delivered a Performance Guaranty to provide additional assurances of the payment and performance, when due, of all obligations of Buyer under this Agreement, the Lease Agreement, the Put Option Agreement and other specified Ancillary Agreements, and Guarantor has executed and delivered a Guaranty to provide additional assurances of the payment and performance, when due, of all obligations of Buyer under this Agreement, the Lease Agreement, the Put Option Agreement and other specified Ancillary Agreements and the obligations of Buyer’s Parent under this Agreement and the Ancillary Agreements to which Buyer’s Parent is a party;

WHEREAS, upon Closing Buyer’s Parent shall execute and deliver to Seller a Pledge Agreement, in the form of Exhibit E, to secure the obligations of Buyer’s Parent under the Performance Guaranty;

WHEREAS, upon Closing, Buyer’s Parent and Guarantor shall execute and deliver to Seller a Credit Support Agreement, in the form of Exhibit F, to secure the obligations of Buyer’s Parent under the Performance Guaranty and the obligations of Guarantor under the Guaranty;

WHEREAS, upon Closing Buyer’s Parent or Guarantor shall procure and deliver to the Buyer Backup NDT an Irrevocable Letter of Credit, in the form required by the Credit Support Agreement, and Buyer’s Parent shall execute and deliver to the Backup NDT the Irrevocable Easement for Disposal Capacity, in the form of Exhibit G, and the Disposal Services Agreement, in the form of Exhibit H, which, together with the Irrevocable Letter of Credit will constitute the Disposal Capacity Asset established to further secure the obligations of Buyer’s Parent under the Performance Guaranty and the obligations of Guarantor under the Guaranty.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

1.             DEFINITIONS

1.1.         Definitions.

As used in this Agreement, the following terms have the meanings specified in this Section 1.1.

(1)           “Affiliate” has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

(2)           “Agreement” means this Asset Sale Agreement together with the Schedules and Exhibits hereto, as the same may be from time to time amended.

(3)           “Ancillary Agreements” means the Assignment and Assumption Agreement, the Bill of Sale, the Lease Agreement, the Put Option Agreement, the Guaranty, the Performance Guaranty, the Pledge Agreement, the Credit Support Agreement, the Irrevocable Letter of Credit, the Irrevocable Easement for Disposal Capacity, the Disposal Services Agreement, the Decommissioning Planning Contract, and the Leased Personnel Agreement as the same may be amended from time to time.

(4)           “ANI” means American Nuclear Insurers, or any successors thereto.

(5)           “Assignment and Assumption Agreement” means the Assignment and Assumption Agreement between Seller and Buyer in the form of Exhibit A.

(6)           “Association” has the meaning set forth in Section 6.21.9.

(7)           “Assumed Liabilities” has the meaning set forth in Section 2.3.

(8)           “Atomic Energy Act” means the Atomic Energy Act of 1954, as amended, 42 U.S.C. Section 2011 et seq.

(9)           “Authorized Officer” means the chief financial officer, the chief accounting officer, or the principal project management officer of Buyer or any other responsible officer or employee of Buyer reasonably satisfactory to Seller.

(10)         “Bill of Sale” means the Bill of Sale, in the form of Exhibit B.

(11)         “Business Books and Records” has the meaning set forth in Section 2.1.9.

(12)         “Business Day” shall mean any day other than Saturday, Sunday and any day on which banking institutions in the State of Illinois are authorized by law or other governmental action to close.

(13)         “Buyer” has the meaning set forth in the preamble.

(14)         “Buyer Backup NDT” has the meaning set forth in Section 6.12.5.

(15)         “Buyer Indemnitee” has the meaning set forth in Section 8.1.2.

(16)         “Buyer Letter” means the letter from Buyer to Seller, dated the date hereof, which refers to this Agreement and is designated therein as the Buyer Letter and is organized in Schedules corresponding to Sections in Article 5 of this Agreement.

(17)         “Buyer NDF” means the external trust fund, if any, maintained by Buyer after the Closing with respect to the Facilities for purposes of Decommissioning which does not meet the requirements of Code Section 468A and Treas. Reg. § 1.468A-5.

(18)         “Buyer Material Adverse Effect” has the meaning set forth in Section 5.3.1.

(19)         “Buyer QDF” means the external trust fund maintained by Buyer after the Closing with respect to the Facilities for purposes of Decommissioning which the IRS has determined prior to the Closing Date meets the requirements of Code Section 468A and Treas. Reg. § 1.468A-5.

(20)         “Buyer’s Parent” has the meaning set forth in the preamble.

(21)         “Byproduct Material” means any radioactive material (except Special Nuclear Material) yielded in, or made radioactive by, exposure to the radiation incident to the process of producing or utilizing Special Nuclear Material.

(22)         “Class A Low Level Waste” means Low Level Waste whose physical form and characteristics meet the minimum requirements set forth in 10 C.F.R. § 61.56(a) but are not Greater Than Class C Waste and not classified as Class B or Class C Low Level Waste under 10 C.F.R. § 61.55(a)(2).

(23)         “Clive, Utah Facility” means the facility operated by Buyer’s Parent in Clive, Utah, which is licensed to dispose of Class A Low Level Waste.

(24)         “Closing” has the meaning set forth in Section 3.1.

(25)         “Closing Date” has the meaning set forth in Section 3.1.

(26)         “COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and the rules and regulations promulgated thereunder.

(27)         “Code” means the Internal Revenue Code of 1986, as amended.

(28)         “ComEd” means Commonwealth Edison Company, an Illinois corporation, and its successors and assigns.

(29)         “Collective Bargaining Agreements” means the Collective Bargaining Agreement among IBEW Local 15, Seller, ComEd and Exelon Business Services Company and the Memorandum Regarding the Redeployment Related to the Closing of Zion Generating Station dated June 2, 1998.

(30)         “Commercially Reasonable Efforts” mean efforts which are designed to enable a Party, directly or indirectly, to expeditiously satisfy a condition to, or otherwise assist in the consummation of, the transactions contemplated by this Agreement and which do not require the performing Party to expend any funds or assume Liabilities other than expenditures and Liability assumptions which are customary and reasonable in nature and amount in the context of the transactions contemplated by this Agreement; provided that any and all requirements imposed by the NRC shall be deemed customary and reasonable.

(31)         “Confidentiality Agreements” means the Confidentiality and Non-Disclosure Agreement, dated March 21, 2006, between Seller and Buyer’s Parent, and the letter agreement, dated April, 17, 2006, between Exelon Nuclear and Buyer’s Parent.

(32)         “Cost Escalation Factor” as of any date of determination of NDT Rate of Return means the sum of (i) seventy percent (70%) of the simple average annual percent change in the Inflation Index over the period of twenty (20) consecutive calendar quarters ended prior to the date of determination, plus (ii) thirty percent (30%) of the simple average annual percent change in the Inflation Forecast over a period of twenty (20) consecutive calendar quarters beginning with the calendar quarter immediately following the twenty (20) calendar quarter period referred to in the preceding clause (i).

(33)         “Costs to Completion” as of any date of determination means the aggregate projected costs and expenses, including contingency reserves, to achieve the Site Restoration Milestones, the Target Completion Date, and End State Conditions in accordance with the then current Project Schedule, without giving effect to any further extension of the schedule for such work by reason of conditions of Force Majeure or Schedule Extension Conditions that have not yet occurred as of the date of determination.

(34)         “Credit Support Agreement” means the credit support agreement among the Parties in the form of Exhibit F.

(35)         “Decommission” and “Decommissioning” mean (i) the dismantlement and removal of the Facilities and any reduction or removal of radioactivity at the Zion Station Site to a level that permits the release of all or any specified portion of the Zion Station Site for unrestricted use, as specified in 10 CFR 20.1402;  (ii) all other activities necessary for the retirement, dismantlement, decontamination and/or storage of the Facilities to comply with all applicable Nuclear Laws and Environmental Laws, including the applicable requirements of the Atomic Energy Act and the NRC’s rules, regulations, orders and pronouncements thereunder; and (iii) any planning and administrative activities incidental thereto; provided, however, that compliance with Environmental Laws shall not be required for any activities described in  (ii) and (iii) relating to the Switchyard.

(36)         “Decommissioning Planning Contract” means the Decommissioning Planning Contract, if any, between Seller and Buyer (or an Affiliate of Buyer).

(37)         “Deferred Receivables” as of any date of determination means the aggregate of costs incurred by Buyer to achieve End State Conditions that are not reimbursed to Buyer from the Buyer QDF or the Buyer NDF by reason of either: (1) the requirements of clause (b) of Section 6.21.6; or (2) any election of Buyer to defer or forego reimbursement of such costs.

(38)         “Department of Energy” or “DOE” means the United States Department of Energy and any successor agency thereto.

(39)         “Department of Energy Decommissioning and Decontamination Fees” means all fees related to the Department of Energy’s Special Assessment of utilities for the Uranium Enrichment Decontamination and Decommissioning Funds pursuant to Sections 1801, 1802 and 1803 of the Atomic Energy Act and the Department of Energy’s implementing regulations at 10 C.F.R. Part 766, as those statutes and regulations exist at the time of execution of this Agreement, applicable to separative work units purchased from the Department of Energy in order to decontaminate and decommission the Department of Energy’s gaseous diffusion enrichment facilities.

(40)         “Department of Justice” means the United States Department of Justice and any successor agency thereto.

(41)         “Direct Claim” has the meaning set forth in Section 8.2.4.

(42)         “Disposal Capacity Asset” means the Irrevocable Easement for Disposal Capacity and the Disposal Services Agreement to be executed and delivered on the Closing Date, which together provide for an assignable and marketable asset created for the benefit of the Backup NDT through an irrevocable right to capacity at the Clive, Utah Facility for the disposal of any or all of the WAC-compliant Class A Low Level Waste situated in the Zion Station Site as of the occurrence of any Event of Default, at the Clive, Utah Facility without any payments or other obligation to Buyer, Buyer Parent or their Affiliates.

(43)         “Disposal Services Agreement” means the disposal services agreement in the form of Exhibit H.

(44)         “Easements” means, with respect to the Zion Assets, the easements, licenses and access rights to be granted by the appropriate party by or pursuant to the Facilities, Operation and Easement Agreement dated as of January 12, 2001, and recorded in the Office of the Recorder of Deeds, Lake County, Illinois on January 23, 2001 as Document No. 4635121, and re-recorded on February 20, 2001, as Document No. 4647301, as amended by the Amendment to Easement to be executed on or before the Closing Date, including, without limitation, easements authorizing access, use, maintenance, construction, repair, replacement and other activities by the parties thereto.

(45)         “Encumbrances” mean any mortgages, pledges, liens, security interests, conditional and installment sale agreements, conservation easements, deed restrictions, easements, encumbrances and charges of any kind.

(46)         “End State Conditions” has the meaning set forth in the Put Option Agreement.

(47)         “End State Date” has the meaning set forth in the Put Option Agreement.

(48)         “Energy Reorganization Act” means the Energy Reorganization Act of 1974, as amended.

(49)         “Environment” means all soil, real property, air, water (including surface waters, streams, ponds, drainage basins and wetlands), groundwater, water body sediments, drinking water supply, stream sediments or land, including land surface or subsurface strata, including all fish, plant, wildlife, and other biota and any other environmental medium or natural resource.

(50)         “Environmental Claim” means any and all written communications alleging potential Liability, administrative or judicial actions, suits, orders, liens, notices alleging Liability, notices of violation, investigations which have been disclosed in writing to Seller, complaints, requests for information relating to the Release or threatened Release into the Environment of Hazardous Substances, proceedings, or other written communication, whether criminal or civil, pursuant to or relating to any applicable Environmental Law by any Person (including any Governmental Authority) based upon, alleging, asserting, or claiming any actual or potential (i) violation of, or Liability under any Environmental Law; (ii) violation of any Environmental Permit; or (iii) Liability for investigatory costs, cleanup costs, removal costs, remedial costs, response costs, monitoring costs, natural resource damages, property damage, personal injury, fines, or penalties arising out of, based on, resulting from, or related to the presence, Release, or threatened Release into the Environment of any Hazardous Substances at any location related to the Zion Station Site, including, but not limited to, any off-Zion Station Site location to which Hazardous Substances, or materials containing Hazardous Substances, were sent.

(51)         “Environmental Clean-up Site” means any location which is listed or formally proposed for listing on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System, or on any similar state list of sites requiring investigation or cleanup, or which is the subject of any action, suit, proceeding or investigation which has been disclosed in writing to Seller for any alleged violation of any Environmental Law, or at which there has been a Release, or, to the Knowledge of Seller, a threatened or suspected Release, of a Hazardous Substance.

(52)         “Environmental Laws” means all Laws, other than Nuclear Laws, in effect at any time prior to the earlier of the Put Option Closing or termination of the NRC Licenses regarding pollution or protection of the Environment, the conservation and management of land, natural resources and wildlife or human health and safety or the Occupational Safety and Health Act (only as it relates to Hazardous Substances), including, without limitation, Laws regarding

Releases or threatened Releases of Hazardous Substances (including, without limitation, Releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Hazardous Substances.  “Environmental Laws” include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Oil Pollution Act (33 U.S.C. §§ 2701 et seq.), the Emergency Planning and Community Right to-Know Act (42 U.S.C. §§ 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.) only as it relates to Hazardous Substances, and all other Laws, other than Nuclear Laws, analogous to any of the above.

(53)         “Environmental Liabilities” means (i) any Liability relating to the disposal, storage, transportation, discharge, release, recycling, or the arrangement for such activities of Hazardous Substances from the Zion Station Site; (ii) the presence of Hazardous Substances in, on or under the Zion Station Site regardless of how the Hazardous Substances came to rest at, on or under the Zion Station Site; (iii) the failure of the Zion Station Site to be in compliance with any Environmental Laws; and (iv) any other act or omission, or condition existing with respect to the Zion Assets or the Zion Station Site that gives rise to any Liability under Environmental Laws.

(54)         “Environmental Permit” means any federal, state or local permits, licenses, approvals, consents, registrations or authorizations required by any Governmental Authority under or in connection with any Environmental Law including any and all orders, consent orders or binding agreements issued or entered into by a Governmental Authority under any applicable Environmental Law.

(55)         “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the applicable rules and regulations promulgated thereunder.

(56)         “ERISA Affiliate” has the meaning set forth in Section 2.4.17.

(57)         “Event of Default” has the meaning set forth in the Pledge Agreement.

(58)         “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(59)         “Excluded Assets” has the meaning set forth in Section 2.2.

(60)         “Excluded Environmental Liabilities” means (i) all Environmental Liabilities existing as of the Closing Date and not disclosed to Buyer that are known to, or should reasonably have been known (without independent investigation or inquiry) by, the officers and employees of Seller or its Affiliates listed in Schedule 4.9; (ii) all Environmental Liabilities relating to the Switchyard, other than liabilities for Decommissioning; and (iii) all Environmental Liabilities arising after the earlier of the Put Option Closing or the termination of the NRC Licenses following completion of Decommissioning.

(61)         “Excluded Liabilities” has the meaning set forth in Section 2.4.

(62)         “Facilities” means the plant, facilities, equipment, supplies and improvements which are included in the Zion Assets, including, the Zion Units.

(63)         “Federal Trade Commission” means the United States Federal Trade Commission or any successor agency thereto.

(64)         “Force Majeure” has the meaning set forth in the Lease Agreement.

(65)         “Good Utility Practices” means any of the practices, methods and activities generally accepted in the electric utility industry in the United States of America as good practices applicable to non-operating nuclear generating facilities of similar design, size and capacity and consistent with past practice at the Facilities or any of the practices, methods or activities which, in the exercise of reasonable judgment by a prudent Person that owns or possesses non-operating nuclear generating facilities in light of the facts known at the time the decision was made (other than the fact that such Person is in the process of selling the facility), could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, expedition and applicable Laws including Nuclear Laws and Laws relating to the protection of public health and safety.  Good Utility Practices are not intended to be limited to the optimal practices, methods or acts to the exclusion of all others, but rather to be practices, methods or acts generally accepted in the electric utility industry in the United States of America.

(66)         “Governmental Authority” means any federal, state, local, provincial, foreign, international or other governmental, regulatory or administrative agency, taxing authority, commission, department, board, or other governmental subdivision, court, tribunal, arbitrating body or other governmental authority.

(67)         “Greater Than Class C Waste” means all radioactive waste located at the Zion Station Site that contains radionuclide concentrations exceeding the values in Table 1 or Table 2 of 10 CFR 61.55, and therefore is currently not generally acceptable for disposal at existing (near surface) low level radioactive waste disposal facilities and any such radioactive waste created during the course of Decommissioning.

(68)         “Guaranty” means the guaranty dated the date hereof, pursuant to which Guarantor has guaranteed the payment and performance of the obligations of Buyer under this Agreement and specified Ancillary Agreements and the obligations of Buyer’s Parent under this Agreement and the Ancillary Agreements to which Buyer’s Parent is a party.

(69)         “Guarantor” has the meaning set forth in the preamble.

(70)         “Hazardous Substances” means: (i) any petroleum, asbestos, asbestos-containing material, and urea formaldehyde foam insulation and transformers or other equipment that contains polychlorinated biphenyls; (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,”

“hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants,” “hazardous air pollutants” or words of similar meaning and regulatory effect under any applicable Environmental Law; and (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law; excluding, however, any Nuclear Material.

(71)         “High Level Waste Repository” means a facility which is designed, constructed and operated by or on behalf of the Department of Energy for the storage and disposal of Spent Nuclear Fuel in accordance with the requirements set forth in the Nuclear Waste Policy Act of 1982, as amended.

(72)         “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(73)         “ICC” means the Illinois Commerce Commission or any successor agency thereto.

(74)         “Income Tax” means any Tax (i) based upon, measured by or calculated with respect to net income, profits or receipts (including, without limitation, capital gains Taxes and minimum Taxes); or (ii) based upon, measured by or calculated with respect to multiple bases (including, without limitation, corporate franchise Taxes) if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is described in clause (i), in each case together with any interest, penalties or additions to such Tax.

(75)         “Indemnifiable Loss” has the meaning set forth in Section 8.1.1.

(76)         “Indemnifying Party” has the meaning set forth in Section 8.1.3.

(77)         “Indemnitee” means either a Seller Indemnitee or a Buyer Indemnitee.

(78)         “Independent Accounting Firm” has the meaning set forth in Section 6.9.5.

(79)         “Inflation Forecast” for any calendar quarter means the most recent available forecast of the Consumer Price Index, Services, CUSASNS, for such calendar quarter, as published by Global Insight Company.  If the basis for such index is changed, then the Inflation Forecast shall be adjusted in accordance with the conversion factor published by Global Insight Company.  If such index is discontinued or revised, the index used for purposes of this Agreement shall be adjusted or replaced by the Parties in order to obtain substantially the same result as would be obtained if the Inflation Forecast had not been so discontinued or revised.

(80)         “Inflation Index” for any calendar quarter means the Consumer Price Index, Services, CUSASNS, for such calendar quarter, as published by Global Insight Company, as such index may be subsequently amended or adjusted by Global Insight Company.  If the basis for such index is changed, then the Inflation Index shall be adjusted in accordance with the conversion factor published by Global Insight Company.  If such index is discontinued or revised, the index used for purposes of this Agreement shall be adjusted or replaced by the

Parties in order to obtain substantially the same result as would be obtained if the Inflation Index had not been so discontinued or revised.

(81)         “Irrevocable Easement for Disposal Capacity” means the irrevocable easement for disposal capacity at the Clive, Utah Facility in the form of Exhibit G.

(82)         “Irrevocable Letter of Credit” means the irrevocable letter of credit in the form attached to the Credit Support Agreement.

(83)         “IRS” means the United States Internal Revenue Service or any successor agency thereto.

(84)         “ISFSI Island” has the meaning set forth in the Lease Agreement.

(85)         “Knowledge” means (i) with respect to Buyer, the actual knowledge (based on a reasonable inquiry, except as otherwise provided in Section 5.8) of appropriate employees of Buyer, Buyer’s Parent or Guarantor or the corporate officers who are charged with responsibility for the particular function relating to the specific matter of the inquiry; and (ii) with respect to Seller, the actual knowledge (based on a reasonable inquiry except as otherwise provided in the definition of  Excluded Environmental Liabilities, Section 4.9 and Section 4.19) of the employees and  executive officers of Seller listed in the Seller Letter who are charged with responsibility for the particular function relating to the specific matter of the inquiry.

(86)         “Law or Laws” means all laws, rules, regulations, codes, statutes, ordinances, decrees, treaties, and/or administrative orders of any Governmental Authority including administrative and judicial interpretations thereof and common law.

(87)         “Lease Agreement” means the lease agreement in the form of Exhibit C.

(88)         “Leased Personnel Agreement” means the leased personnel agreement among Seller, Buyer and Buyer’s Parent in the form of Exhibit J.

(89)         “Liability” or “Liabilities” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) other than any liability for Taxes.  Without limiting the generality of the foregoing, in the case of the NRC License, “Liabilities” shall include the NRC Commitments.

(90)         “Licenses” has the meaning set forth in Section 4.13.1.

(91)         “Loss” or “Losses” means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including all Remediation costs, fees of attorneys, accountants and other experts, or other expenses of litigation or proceedings or of any claim, default or assessment).

(92)         “Low Level Waste” means radioactive material that: (i) is neither Spent Nuclear Fuel as defined herein, nor Byproduct Material; and (ii) the NRC, consistent with existing law and clause (i) above classifies as low-level radioactive waste.

(93)         “Major Budget Category” has the meaning set forth in Section 6.21.1.

(94)         “Material Letter of Credit Default” has the meaning set forth in the Credit Support Agreement.

(95)         “NDF” means the external trust fund maintained by Seller with respect to the Facilities for purposes of Decommissioning which does not meet the requirements of Code Section 468A and Treas. Reg. § 1.468A-5.

(96)         “NDT Rate of Return” as of any date of determination of Projected NDT Value means the lesser of (a) 5.7%, (b) a rate equal to 2% plus the applicable Cost Escalation Factor as of the date of determination, in either case after giving effect to all applicable taxes and administrative expenses and any disbursement request pending as of the date of determination; provided, however, that the NDT Rate of Return as of any date of determination after the first anniversary of the Closing Date shall not exceed the actual compound annual rate of return earned by the Buyer QDF and Buyer NDF subsequent to the Closing Date, after giving effect to all applicable taxes and administrative expenses and any disbursement request pending as of the date of determination.

(97)         “NEIL” means Nuclear Electric Insurance Limited, or any successor thereto.

(98)         “New VAR Facility” has the meaning set forth in the Lease Agreement.

(99)         “Non-material Contracts” means those contracts, agreements, personal property leases or other commitments incidental to the ownership, possession, use or maintenance of the Zion Assets that have been entered into by Seller in the ordinary course of business prior to the Closing which either (i) are terminable, without penalty or any other termination related Liability, upon notice of ninety (90) days or less by Seller; or (ii) require the payment or delivery of goods or services with a value of less than One Hundred Thousand Dollars ($100,000) per annum in the case of any individual contract or commitment.

(100)      “NRC” means the United States Nuclear Regulatory Commission and any successor agency thereto.

(101)      “NRC Commitments” means all written regulatory commitments identified as such by Seller to the NRC prior to the Closing Date with respect to Zion Unit 1 or Zion Unit 2.

(102)      “NRC Licenses” means Operating License Nos. DPR-39 and DPR-48, on the basis of which Seller is authorized to possess the Facilities and Nuclear Material prior to the Closing Date, including embedded licenses for possession of Byproduct Material and Special Nuclear Material, and on the basis of which Buyer will be authorized to possess the Zion Units and Nuclear Material after the Closing Date.

(103)      “Nuclear Insurance Policies” means all nuclear insurance policies carried by or for the benefit of Seller with respect to the ownership, operation or maintenance of the Facilities, including all nuclear liability, property damage and business interruption policies in respect thereof.  Without limiting the generality of the foregoing, the term “Nuclear Insurance Policies” includes all policies issued or administered by ANI or NEIL.

(104)      “Nuclear Laws” means all Laws, other than Environmental Laws, relating to the regulation of nuclear power plants, Source Material, Byproduct Material and Special Nuclear Materials; the regulation of Low Level Waste and Spent Nuclear Fuel; the transportation and storage of Nuclear Materials; the regulation of Safeguards Information; the regulation of Nuclear Fuel; the enrichment of uranium; the disposal and storage of Spent Nuclear Fuel; contracts for and payments into the Nuclear Waste Fund; and the antitrust laws and the Federal Trade Commission Act, as applicable to specified activities or proposed activities of certain licensees of commercial nuclear reactors.  “Nuclear Laws” include the Atomic Energy Act of 1954, as amended (42 U.S.C. Section 2011 et seq.); the Price-Anderson Act (Section 170 of the Atomic Energy Act of 1954, as amended); the Energy Reorganization Act of 1974 (42 U.S.C. Section 5801 et seq.); Convention on the Physical Protection of Nuclear Material Implementation Act of 1982 (Public Law 97 -351; 96 Stat. 1663); the Foreign Assistance Act of 1961 (22 U.S.C. Section 2429 et seq.); the Nuclear Non-Proliferation Act of 1978 (22 U.S.C. Section 3201); the Low-Level Radioactive Waste Policy Act (42 U.S.C. Section 2021b et seq.); the Nuclear Waste Policy Act (42 U.S.C. Section 10101 et seq. as amended); the Low-Level Radioactive Waste Policy Amendments Act of 1985 (42 U.S.C. Section 2021d, 471); the Energy Policy Act of 1992 (4 U.S.C. Section 13201 et seq.); the provisions of 10 CFR Section 73.21, and any state or local Laws, other than Environmental Laws, analogous to the foregoing.

(105)      “Nuclear Material” means Source Material, Byproduct Material, Special Nuclear Material, Low Level Waste, and Spent Nuclear Fuel.

(106)      “Nuclear Waste Fund” means the fund established by Section 302(c) of the Nuclear Waste Policy Act in which the Spent Nuclear Fuel Fees to be used for the design, construction and operation of a High Level Waste Repository and other activities related to the storage and disposal of Spent Nuclear Fuel is deposited.

(107)      “Nuclear Waste Policy Act” means the Nuclear Waste Policy Act of 1982, as amended.

(108)      “Original Project Budget” has the meaning set forth in Section 6.21.1.

(109)      “Original Project Schedule” has the meaning set forth in Section 6.21.1.

(110)      “Party” (and the corresponding term “Parties”) has the meaning set forth in the preamble.

(111)      “Performance Guaranty” means the guaranty dated the date hereof, pursuant to which Buyer’s Parent has guaranteed the payment and performance of the obligations of Buyer under this Agreement and specified Ancillary Agreements.

(112)      “Permits” has the meaning set forth in Section 4.12.1.

(113)      “Permitted Encumbrances” means: (i) the easements to ComEd for the Switchyard, and if applicable, the New VAR Facility; (ii) the Easements; (iii) statutory liens for

Taxes(other than income Taxes) or other governmental charges or assessments not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings; (iv) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Seller or the validity of which are being contested in good faith, and which do not, individually or in the aggregate, exceed One Hundred Thousand Dollars ($100,000); (v) zoning, entitlement, conservation restriction and other land use and environmental regulations imposed by Governmental Authorities; and (vi) such other liens, imperfections in or failures of title, easements, leases, licenses, restrictions, activity and use limitations, conservation easements, encumbrances and encroachments, as do not, individually or in the aggregate, detract from the value of the Zion Assets in an amount in excess of One Hundred Thousand Dollars ($100,000).

(114)      “Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, association, or Governmental Authority.

(115)      “Plans” has the meaning set forth in Section 2.4.17.

(116)      “Pledge Agreement” means the pledge agreement made by Buyer’s Parent in favor of Seller, in the form of Exhibit E.

(117)      “Post-Closing Decommissioning Trust Agreement” means the decommissioning trust agreement between Buyer and the Trustee pursuant to which any assets of any of the QDF and NDF to be transferred by Seller at Closing pursuant to Section 6.12 will be held in trust.

(118)      “Price-Anderson Act” means Section 170 of the Atomic Energy Act and related provisions of Section 11 of the Atomic Energy Act.

(119)      “Project Budget” shall mean the Original Project Budget or, as applicable, a subsequent Project Budget established by Buyer (and approved by Exelon if required) in accordance with Section 6.21.2.

(120)      “Project Schedule” shall mean the Original Project Schedule or, as applicable, the Original Project Schedule as extended by conditions of Force Majeure or Schedule Extension Conditions in accordance with the Lease Agreement.

(121)      “Projected NDT Value” as of any date of determination means the aggregate funds projected to be available in the Buyer QDF and the Buyer NDF, assuming the expenditure of funds in accordance with the then current Project Budget and the then current Project Schedule (without giving effect to any assets held by the Buyer QDF or Buyer NDF as a result of Deferred Receivables) and assuming a compound annual rate of return on assets of the Buyer QDF and the Buyer NDF equal to the NDT Rate of Return.

(122)      “Proprietary Information” (i) with respect to information provided by or on behalf of Seller or its Representatives to Buyer or Buyer’s Parent or their Representatives (“Seller Proprietary Information”), shall mean all drawings, reports, data, software, materials or other information relating to the operation and maintenance or Decommissioning, actual or proposed, of the Zion Assets, any financial, operational or other information concerning Seller or its Affiliates or their respective assets and properties, including geologic, geophysical, scientific or other technical information, and know-how, inventions and trade secrets, whether furnished before or after the date hereof, whether oral or written or in electronic or digital media, and regardless of the manner in which it is furnished, including any such information that may be included or reflected in reports, analysis or other documents prepared by or on behalf of Buyer or Buyer’s Parent or their Representatives and any information provided to or obtained by Buyer or Buyer’s Parent or their Representatives pursuant to Section 6.1 or 6.3; but does not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by Buyer or Buyer’s Parent or their Representatives, (b) was available to Buyer or Buyer’s Parent or their Representatives on a non-confidential basis prior to its disclosure by Seller or its Representatives, (c) becomes available to Buyer or Buyer’s Parent or their Representatives on a non-confidential basis from a Person other than Seller or its Representatives who is not otherwise bound by a confidentiality agreement with Seller or its Representatives, or is otherwise not under any obligation to Seller or its Representatives not to transmit the information to Buyer or Buyer’s Parent or their Representatives, or (d) was independently developed by Buyer or Buyer’s Parent or their Representatives without reference to or reliance upon Proprietary Information obtained from Seller or its Representatives; and (ii) with respect to information provided by or on behalf of Buyer or its Representative to Seller or its Representatives (“Buyer Proprietary Information”), shall mean information relating to the possession and maintenance, actual or proposed, of the Zion Assets and any financial, operational or other information concerning Buyer or its Affiliates or their respective assets and properties, whether provided before or after the date hereof, whether oral or written, and regardless of the manner in which it is furnished; but does not include information which (a) is or becomes generally available to the public other than as a result of a disclosure by Seller or its Representatives, (b) was available to Seller or its Representatives on a non-confidential basis prior to its disclosure by Buyer or its Representatives, (c) becomes available to Seller or its Representatives on a non-confidential basis from a Person other than Buyer or its Representatives who is not otherwise bound by a confidentiality agreement with Buyer or its Representatives, or is otherwise not under any obligation to Buyer or its Representatives not to transmit the information to Seller or its Representatives, or (d) was independently developed by Seller or its Representatives without reference to or reliance upon Proprietary Information obtained from Buyer or Buyer’s Parent or their Representatives.

(123)      “PSDAR for the Zion Station” means the Post-Shutdown Decommissioning Activities Report (PSDAR) for Zion submitted by Seller to the NRC on February 14, 2000.

(124)      “Purchase Price” has the meaning set forth in Section 3.2.

(125)      “Put Option Agreement” means the put option agreement in the form of Exhibit D.

(126)      “Put Option Closing” has the meaning set forth in the Put Option Agreement.

(127)      “QDF” means the external trust fund maintained by Seller with respect to the Facilities for purposes of Decommissioning which meet the requirements of Code Section 468A and Treas. Reg. § 1.468A-5.

(128)      “Qualified Institution” means a commercial bank or trust company incorporated under the laws of the United States or any state thereof, with an office or branch in the City of New York or the City of Chicago, with aggregate capital and surplus in excess of $25 Billion, and with senior unsecured debt rated at least “A” by Standard & Poors Corporation or “A2” by Moody’s Investors Service.

(129)      “Released for Unrestricted Use” has the meaning set forth in the Put Option Agreement.

(130)      “Real Property” has the meaning set forth in Section 2.2.1.

(131)      “Real Property Agreements” has the meaning set forth in Section 4.7.

(132)      “Release” means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the Environment or within any building, structure, facility or fixture; provided, however, that “Release” shall not include any release that is permissible under applicable Environmental Permits.

(133)      “Remediation” means action of any kind required by any applicable Law or order of a Governmental Authority to address a Release, the threat of a Release or the presence of Hazardous Substances at the Zion Station Site or an off-Zion Station Site location including, without limitation, any or all of the following activities to the extent they relate to or arise from the presence of a Hazardous Substance at the Zion Station Site or an off-Zion Station Site location: (i) monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, response or restoration work; (ii) obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such activity; (iii) preparing and implementing any plans or studies for any such activity; (iv) obtaining a written notice from a Governmental Authority with jurisdiction over the Zion Station Site or an off-Zion Station Site location under Environmental Laws that no material additional work is required by such Governmental Authority; (v) the use, implementation, application, installation, operation or maintenance of remedial action on the Zion Station Site or an off-Zion Station Site location, remedial technologies applied to the surface or subsurface soils, excavation and off-Zion Station Site treatment or disposal of soils, systems for long term treatment of surface water or ground water, engineering controls or institutional controls; and (vi) any other activities required under Environmental Laws to address the presence or Release of Hazardous Substances at the Zion Station Site or an off-Zion Station Site location.

(134)      “Representatives” of a Party means the Party and its Affiliates and their directors, officers, employees, agents, partners, advisors (including, without limitation, accountants, counsel, environmental consultants, financial advisors and other authorized representatives) and direct and indirect parent companies and other controlling Persons.

(135)      “Required Regulatory Approvals” are the required regulatory approvals listed in Schedules 4.3.2 and 5.3.2.

(136)      “Safeguards Information” means information that is required to be protected under the terms of 10 C.F.R. § 73.21.

(137)      “SAFSTOR” means a method of decommissioning in which the nuclear facility is placed and maintained in such condition that the nuclear facility can be safely stored and subsequently decontaminated to levels that permit release for unrestricted use.

(138)      “Schedule”, when used herein with reference to a Schedule number corresponding to a particular Section in Article 4 or Article 5 of this Agreement, means the corresponding Schedule of the Seller Letter or the Buyer Letter, as the case may be; and otherwise shall mean the referenced Schedule attached to this Agreement.

(139)      “Schedule Extension Conditions” has the meaning set forth in the Lease Agreement.

(140)      “SEC” means the United States Securities and Exchange Commission and any successor agency thereto.

(141)      “Securities Act” means the Securities Act of 1933, as amended.

(142)      “Seller” has the meaning set forth in the preamble.

(143)      “Seller Indemnitee” has the meaning set forth in Section 8.1.2.

(144)      “Seller Letter” means the letter from Seller to Buyer, dated the date hereof, which refers to this Agreement and is designated therein as the Seller Letter and is organized in Schedules corresponding to Sections in Article 4 of this Agreement.

(145)      “Seller Material Adverse Effect” means: (i) any change or changes in, or effect on, the Zion Assets or the Zion Station Site that individually or cumulatively are or reasonably could be: (a) materially adverse to the value of the Zion Assets, taken as a whole and considering their intended use by Buyer, (b) materially impair Buyer’s intended ownership, possession, or use of the Zion Assets; (c) materially adversely affect the intended lease, occupancy, possession or use of the Zion Station Site by Buyer as provided in the Lease Agreement, or (d) materially increase the Assumed Liabilities; or (ii) a material adverse effect on the ability of Seller to perform its obligations hereunder or under the Ancillary Agreements.  Notwithstanding the foregoing, a “Seller Material Adverse Effect” shall not include (i) any change in any Law generally applicable to similarly situated Persons; (ii) any change in the application or enforcement of any Law, by any Governmental Authority, with respect to the Facilities or to similarly situated Persons, unless such change in application or enforcement prohibits consummation of the transactions contemplated by this Agreement; or (iii) any changes resulting from or associated with acts of war or terrorism or changes imposed by a Governmental Authority associated with additional security to address concerns of terrorism, arising out of the events of September 11, 2001, or otherwise; provided, however, that such changes do not affect the Facilities or the Parties in any manner or degree significantly different from or disproportionate compared to the effects of such changes on the industry as a whole; and provided, further, that any loss, claim, occurrence, change or effect that is cured or otherwise eliminated, or the effects of which are no longer materially adverse,  prior to the Closing Date shall not be considered a Seller Material Adverse Effect.

(146)      “Seller’s Agreements” mean those contracts, agreements, licenses and leases relating to the ownership, possession and maintenance of the Zion Assets, as more particularly described on Schedule 4.10.1, as such schedule is supplemented and amended in accordance with the provisions of this Agreement.

(147)      “Seller’s Decommissioning Trust Agreements” means the Amended and Restated Non-Tax Qualified Nuclear Decommissioning Master Trust Agreement, dated as of October 29, 2003, effective November 1, 2003, by and between Seller, Seller’s Affiliates and The Northern Trust Company, as Trustee, and the Amended and Restated Tax Qualified Nuclear Decommissioning Master Trust Agreement, dated as of October 29, 2003, effective November 1, 2003, by and between Seller, Seller’s Affiliates, and The Northern Trust Company, as Trustee.

(148)      “Site Restoration Milestones” has the meaning set forth in the Lease Agreement.

(149)      “Source Material” means:  (i) uranium or thorium or any combination thereof, in any physical or chemical form, or (ii) ores which contain by weight one-twentieth of one percent (0.05%) or more of (a) uranium, (b) thorium, or (c) any combination thereof.  Source Material does not include Special Nuclear Material.

(150)      “Special Nuclear Material” means plutonium, uranium-233, uranium enriched in the isotope-233 or in the isotope-235, and any other material that the NRC determines to be “Special Nuclear Material,” but does not include Source Material.  Special Nuclear Material also refers to any material artificially enriched by any of the above-listed materials or isotopes, but does not include Source Material.

(151)      “Spent Nuclear Fuel” means all fuel located at the Zion Station Site that has been permanently withdrawn from a nuclear reactor following irradiation, and has not been chemically separated into its constituent elements by reprocessing, and all Greater Than Class C Waste located at the Zion Station Site.

(152)      “Spent Nuclear Fuel Fees” means those fees assessed on electricity generated at Zion and sold pursuant to the Standard Spent Fuel Disposal Contract, as provided in Section 302 of the Nuclear Waste Policy Act and 10 C.F.R. Part 961.

(153)      “Standard Spent Fuel Disposal Contract” means the contract for Disposal of Spent Nuclear Fuel, No. DE-CR01-83NE44372, dated June 17, 1983, entered into by ComEd and the United States of America, represented by the Department of Energy, as assigned to Seller by ComEd on January 31, 2001.

(154)      “Substantial Completion” has the meaning set forth in the Put Option Agreement.

(155)      “Switchyard” has the meaning set forth in the Lease Agreement.

(156)      “Synchronous Condensers” has the meaning set forth in the Lease Agreement.

(157)      “Tangible Personal Property” has the meaning set forth in Section 2.1.5.

(158)      “Target Completion Date” has the meaning set forth in the Lease Agreement.

(159)      “Tax” or “Taxes” means, all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local, provincial or foreign taxing authority, including income, gross receipts, excise, real or personal property, sales, transfer, customs, duties, franchise, payroll, withholding, social security, receipts, license, stamp, occupation, employment, or other taxes, including any interest, penalties or additions attributable thereto, and any payments to any state, local, provincial or foreign taxing authorities in lieu of any such taxes, charges, fees, levies or assessments.

(160)      “Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) required to be supplied to any Governmental Authority with respect to Taxes including amendments thereto, including any information return filed by a tax exempt organization and any return filed by a nuclear decommissioning trust.

(161)      “Termination Date” has the meaning set forth in Section 9.1.5.

(162)      “Third Party Claim” has the meaning set forth in Section 8.2.1.

(163)      “Transferable Permits” means those Permits and Environmental Permits that are transferable to Buyer without application to, a filing with, notice to, consent or approval of any Governmental Authority.

(164)      “Transferred Employees” means those persons, if any, employed by Seller or its Affiliates at the Zion Station Site as of the Closing Date who are offered employment by Buyer and accept such employment by Buyer for any period on or after the Closing Date.

(165)      “Transfer Taxes” means any real property transfer, sales, use, value added, stamp, documentary, recording, registration, conveyance, stock transfer, intangible property transfer, personal property transfer, gross receipts, registration, duty, securities transactions or fees, Taxes or governmental charges of a similar nature (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any Governmental Authority in connection with the transfer of title to the Zion Assets to Buyer and the assumption by Buyer of the Assumed Liabilities, including, without limitation, any payments made in lieu of any such Taxes or governmental charges which become payable in connection with the transactions contemplated by this Agreement.

(166)      “Treasury Regulations” means Treasury Regulations promulgated under the Code.

(167)      “Trustee” means with respect to Seller prior to the Closing the trustee of the QDF and the NDF appointed by Seller pursuant to Seller’s Decommissioning Trust Agreements and after the Closing to the extent any assets of the QDF and NDF are transferred by Seller pursuant to Section 6.12, the trustee appointed pursuant to the Post-Closing Decommissioning Trust Agreement.

(168)      “WAC” or “Waste Acceptance Criteria” means all applicable technical requirements that ensure that all environmental, safety, and operational standards are met before Low Level Waste is accepted for disposal.

(169)      “Zion Assets” has the meaning set forth in Section 2.1.

(168)      “Zion Employees” means any employee of Seller or its Affiliates, other than Transferred Employees, employed, or to be employed, at Zion Station on or after the Closing Date during the course of Buyer’s Decommissioning activities at the Zion Station Site.

(169)      “Zion Station” means Zion Nuclear Power Station, Units 1 and 2, located in Zion, Illinois and associated assets, in accordance with NRC Operating Licenses DPR-39 (Zion 1) and DPR-48 (Zion 2).

(170)      “Zion Station Site” means the entire site subject to the NRC Licenses for Zion Station.  Any reference to the Zion Station Site shall include, by definition, the surface and subsurface elements, including the soils and groundwater present at the Zion Station Site and any references to items “at the Zion Station Site” shall include all items “at, in, on, upon, over, across, under, and within” the Zion Station Site.

1.2.         Certain Interpretive Matters.

1.2.1.      Unless otherwise required by the context in which any term appears:

(1)           Capitalized terms used in this Agreement shall have the meanings specified in this Article.

(2)           The singular shall include the plural, the plural shall include the singular, and the masculine shall include the feminine and neuter.

(3)           References to “Articles”, “Sections”, “Schedules” or “Exhibits” shall be to articles, sections, schedules or exhibits of or to this Agreement, and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs.

(4)           The words “herein”, “hereof” and “hereunder” shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement; and the words “include,” “includes” or “including” shall mean “including, but not limited to.”

(5)           The term “day” shall mean a calendar day, commencing at 12:01 a.m. (Central Time).  The term “week” shall mean any seven consecutive day period commencing on a Sunday, and the term “month” shall mean a calendar month; provided, however, that when a period measured in months commences on a date other than the first day of a month, the period shall run from the date on which it starts to the corresponding date in the next month and, as appropriate, to succeeding months thereafter.  Whenever an event is to be performed or a payment is to be made by a particular date and the date in question falls on a day which is not a Business Day, the event shall be performed, or the payment shall be made, on the next succeeding Business Day; provided, however, that all calculations shall be made regardless of whether any given day is a Business Day and whether or not any given period ends on a Business Day.

(6)           All references to a particular entity shall include such entity’s permitted successors and permitted assigns unless otherwise specifically provided herein.

(7)           All references herein to any Law or to any contract or other agreement shall be to such Law, contract or other agreement as amended, supplemented or modified from time to time unless otherwise specifically provided herein.

1.2.2.      The titles of the articles and sections hereof and exhibits and schedules hereto have been inserted as a matter of convenience of reference only, and shall not control or affect the meaning or construction of any of the terms or provisions hereof.

1.2.3.      This Agreement was negotiated and prepared by all Parties with advice of counsel to the extent deemed necessary by each Party; the Parties have agreed to the wording of this Agreement; and none of the provisions hereof shall be construed against one Party on the ground that such Party is the author of this Agreement or any part hereof.

1.2.4.      The Exhibits hereto are incorporated in and are intended to be a part of this Agreement; provided, however, that in the event of a conflict between the terms of any Exhibit and the terms of this Agreement, the terms of this Agreement shall take precedence prior to the Closing and the terms of the Exhibits shall take precedence from and after the Closing.

2.             PURCHASE AND SALE

2.1.         Zion Assets.

Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, at the Closing, pursuant to a Bill of Sale then delivered by Seller to Buyer, Seller will sell, assign, convey, transfer and deliver to Buyer, and Buyer will purchase, assume and acquire from Seller, free and clear of all Encumbrances (except for Permitted Encumbrances), all of Seller’s right, title and interest in and to the following assets (other than the Excluded Assets), wherever located (collectively, the “Zion Assets”):

2.1.1.      All assignable right, title and interest of Seller to the NRC Licenses, including licenses to possess Spent Nuclear Fuel, but excluding Seller’s general licenses to own Spent Nuclear Fuel;

2.1.2.      The assets comprising the QDF and the NDF (as provided in Section 6.12, including all profits, dividends, income, interest and earnings accrued thereon, together with all related tax accounting and other records for such assets, including all decommissioning studies, analyses, cost estimates and any information relating to the tax basis of the transferred assets;

2.1.3.      All buildings, facilities and other improvements to the Real Property including the Facilities and all appurtenances thereto;

2.1.4.      The Synchronous Condensers (or appropriate portions thereof) if and when Seller gives written notice to Buyer that the Synchronous Condensers (or portions thereof) have been abandoned in place in accordance with section 8.8 of the Lease Agreement;

2.1.5.      All other machinery, mobile or otherwise, equipment (including computer hardware and software and transferable rights thereto and communications equipment), vehicles, tools, spare parts, materials, works in progress, fixtures, furniture and furnishings and other personal property relating to or used in the ordinary course of business to own, possess and maintain the Facilities, including, without limitation, all emergency warning property and assets and the items of personal property owned by Seller and located at the Facilities (collectively, “Tangible Personal Property”);

2.1.6.      All unexpired, transferable warranties and guarantees from third parties with respect to any item of Tangible Personal Property;

2.1.7.      All rights of Seller under the Non-material Contracts and the Seller’s Agreements;

2.1.8.      All Transferable Permits;

2.1.9.      All books, operating records, licensing records, quality assurance records, purchasing records, and equipment repair, maintenance or service records relating to the design, construction, licensing, operation or Decommissioning of the Facilities, operating, safety and maintenance manuals, inspection reports, environmental assessments, engineering design plans, documents, blueprints and as built plans, specifications, procedures and other similar items of Seller, wherever located, relating primarily to the Facilities and the other Zion Assets, whether existing in hard copy or magnetic or electronic form (subject to the right of Seller to retain copies of same for its use) (collectively, the “Business Books and Records”);

2.1.10.    The interest of Seller, if any, in the name “Zion” as used as a designation attached to or associated with the Facilities, or any related or similar trade names, trademarks, service marks, names or logos, or any part, derivative or combination thereof;

2.1.11.    All Nuclear Insurance Policies with ANI relating to the Facilities, to the extent transferable, except as provided in Section 2.2.7;

2.1.12.    Subject to Buyer’s written commitment to satisfy its indemnification obligations under Section 8.1, the rights of Seller in and to any causes of action, claims (including, without limitation, rights under insurance policies to proceeds, refunds or distributions thereunder paid after the Closing Date with respect to periods after the Closing Date) and defenses against third parties (including indemnification and contribution) relating to any Assumed Liabilities; and

2.1.13.    All other tangible assets and properties of every kind and description and wherever located, owned by Seller and related solely to the Zion Assets.

2.2.         Excluded Assets.

Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed as conferring on Buyer, Seller is not selling, and Buyer is not acquiring, any right, title or interest in or to the following specific assets which are hereby excluded from the sale and the definition of Zion Assets (the “Excluded Assets”):

2.2.1.      The land described in the Lease Agreement as the Premises (the “Real Property”);

2.2.2.      The Spent Nuclear Fuel;

2.2.3.      The Switchyard and all fixtures, improvements, equipment and personal property within the Switchyard and all controls, cables and other equipment and fixtures relating to the operation of the Switchyard but not located within the Switchyard;

2.2.4.      The Synchronous Condensers; provided that title to the Synchronous Condensers (or appropriate portions thereof) shall pass to Buyer as and when Seller gives written notice to Buyer that the Synchronous Condensers (or portions thereof) have been abandoned in place in accordance with section 8.8 of the Lease Agreement;

2.2.5.      The New VAR Facility;

2.2.6.      Certificates of deposit, shares of stock, securities, bonds, debentures, evidences of indebtedness, security deposits, and interests in joint ventures, partnerships, limited liability companies and other entities relating to the Facilities or the Zion Station Site, except such assets comprising the QDF or the NDF;

2.2.7.      All rights to premium refunds and distributions made on or after the Closing Date with respect to periods on or prior to the Closing Date under Nuclear Insurance Policies of Seller with ANI, including any rights to receive premium refunds, distributions and continuity credits with respect to periods prior to the Closing Date pursuant to the ANI nuclear industry credit rating plan;

2.2.8.      Seller’s policyholder interest under its NEIL policies, including rights to any premium refunds or other distributions made before, on or after the Closing Date;

2.2.9.      All cash, cash equivalents, bank deposits, accounts and notes receivable (trade or otherwise), and any income, sales, payroll or other receivables relating to Taxes, in each case whether or not relating to the Zion Assets, except to the extent such assets are included in the QDF and the NDF assets to be transferred, respectively, to the Buyer QDF and the Buyer NDF (as provided in Section 6.12);

2.2.10.    The rights of Seller and its Affiliates to the names “Exelon Generation Company” or “Exelon” or any related or similar trade names, trademarks, service marks, corporate names or logos, or any part, derivative or combination thereof and any registrations thereof;

2.2.11.    All tariffs, agreements and arrangements to which Seller is a party or has an interest for the purchase or sale of electric capacity and/or energy or for the purchase or sale of transmission or ancillary services;

2.2.12.    The rights of Seller in and to any causes of action, claims and defenses against third parties (including indemnification and contribution) arising out of or relating to (i) any Real Property or personal property, Permits, Taxes, Real Property Agreements, Seller’s Agreements, or the Non-material Contracts, if any, including any claims for refunds (including refunds of previously paid Department of Energy Decommissioning and Decontamination Fees), prepayments, offsets, recoupment, insurance proceeds, insurance premium refunds, retrospective premium adjustments, refunds, rebates, condemnation awards, judgments and the like, whether received as payment or credit against future liabilities, relating to the Zion Assets (including, without limitation, the Facilities) or the Zion Station Site) and to the extent relating to any period (or portion thereof) prior to the Closing Date; (ii) the Excluded Assets; or (iii) the Excluded Liabilities;

2.2.13.    Any and all of Seller’s rights in any contract representing an intercompany transaction between Seller and an Affiliate of Seller, whether or not such transaction relates to the provision of goods and services, payment arrangements, intercompany charges or balances, or the like;

2.2.14.    To the extent not otherwise provided for in this Section 2.2, any refund or credit (i) related to Taxes paid by Seller with respect to periods (or portions thereof) that end on or prior to the Closing Date with respect to the Zion Assets, whether such refund is received as a payment or as a credit against future Taxes; or (ii) arising under any agreement which is part of the Zion Assets and relating to a period (or portion thereof) ending on or prior to the Closing Date, but only to the extent paid by Seller;

2.2.15.    All books, operating records, licensing records, quality assurance records, purchasing records, and equipment repair, maintenance or service records relating exclusively to the design, construction, licensing or operation of the Facilities, operating, safety and maintenance manuals, inspection reports, environmental assessments, engineering design plans, documents, blueprints and as built plans, specifications, procedures and other similar items of Seller, wherever located, relating primarily to the Excluded Assets or the Excluded Liabilities, whether existing in hard copy or magnetic or electronic form;

2.2.16.    All other assets of Seller and its Affiliates not constituting an interest in the Zion Assets; and

2.2.17.    The other assets of Seller and its Affiliates listed on Schedule 2.2.17.

2.3.         Assumed Liabilities and Obligations.

On the Closing Date, Buyer shall deliver to Seller the Assignment and Assumption Agreement pursuant to which Buyer shall assume and agree to pay, perform and discharge when due, all of the Liabilities of Seller that relate to the Zion Assets or are otherwise specified below, other than the Excluded Liabilities (collectively, “Assumed Liabilities”), including:

2.3.1.      All Liabilities for the Decommissioning and achievement of the End-State Conditions of Zion Station, including any obligations under applicable Law;

2.3.2.      All Environmental Liabilities (other than Excluded Environmental Liabilities);

2.3.3.      All Liabilities arising after the Closing Date with respect to the QDF and NDF, the Buyer QDF and the Buyer NDF, including Tax liabilities, and any Liabilities for refund obligations of ComEd or Seller to ComEd ratepayers for excess QDF, NDF, Buyer QDF or Buyer NDF funds;

2.3.4.      All Liabilities arising from any actual or claimed refund obligations of ComEd or Seller to ComEd ratepayers arising with respect to funds withdrawn from the QDF, or the NDF, for costs and expenses incurred by or paid to Buyer or Buyer’s Parent or their Affiliates or contractors, whether such expenses were incurred or paid before or after the Closing Date (including refund obligations arising if such costs and expenses are determined to not have been prudently incurred or otherwise to be inappropriate);

2.3.5.      All Liabilities arising on or after the Closing Date with respect to the ownership, possession, use or maintenance of the Zion Assets or the possession, use or maintenance of the Zion Station Site, including all Decommissioning activities relating to the Zion Assets or the Zion Station Site, and all Liabilities of Seller arising on or after the Closing Date under the Seller’s Agreements, the Non-material Contracts, the Real Property Agreements, and the Transferable Permits in accordance with the terms thereof, including all Liabilities of Seller arising on or after the Closing Date relating to (i) the contracts, licenses, agreements and personal property leases entered into with respect to the Zion Assets or under Seller’s Agreements and the Non-material Contracts; and (ii) the contracts, licenses, agreements and personal property leases entered into with respect to the Zion Assets after the date hereof consistent with the terms of this Agreement, except in each case to the extent such Liabilities, but for a breach or default by Seller or a related waiver or extension, would have been paid, performed or otherwise discharged on or prior to the Closing Date or to the extent the same arise out of any such breach or default or out of any event which after the giving of notice or the passage of time would constitute a default by Seller;

2.3.6.      All Liabilities associated with or arising from the Zion Assets with respect to Taxes for which Buyer is liable pursuant to Section 3.3 or 6.9;

2.3.7.      With respect to the Zion Assets, all Liabilities for any Taxes that may be imposed by any Governmental Authority on the ownership, sale, possession, lease, or use of the Zion Assets on or after the Closing Date or that relate to or arise from the Zion Assets with respect to taxable periods (or portions thereof) beginning on or after the Closing Date (except for any Income Taxes imposed upon Seller arising from the sale of the Zion Assets and any Taxes imposed upon Seller under Section 6.9);

2.3.8.      All obligations of Seller arising on or after the Closing Date to pay to ANI any additional premiums due to audit assessments performed on or after the Closing Date;

2.3.9.      All Liabilities arising under or relating to Nuclear Laws arising out of the ownership, lease, occupancy, possession, use, or Decommissioning of the Zion Assets or the lease, occupancy, possession, use, or Decommissioning of the Zion Station Site on or after the Closing Date, including any and all Liabilities to third parties (including employees) for personal injury, property damage or tort, or similar causes of action arising out of the ownership, lease, occupancy, possession, use, or Decommissioning of the Zion Assets or the lease, occupancy, possession, use, or Decommissioning of the Zion Station Site on or after the Closing Date, any Liabilities arising out of or resulting from an “extraordinary nuclear occurrence,” a “nuclear incident” or a “precautionary evacuation” (as such terms are defined in the Atomic Energy Act) at the Zion Station Site, or any other licensed nuclear reactor site in the United States, or in the course of the transportation of radioactive materials to or from the Zion Station Site or any other site on or after the Closing Date, and any Liability for any deferred premiums assessed in connection with such an extraordinary nuclear occurrence, a nuclear incident or precautionary evacuation under any applicable NRC or industry retrospective rating plan or insurance policy, including any mutual insurance pools established in compliance with the requirements imposed under Section 170 of the Atomic Energy Act, 10 C.F.R. Part 140;

2.3.10.    Any Liability for any Price-Anderson Act secondary financial protection retrospective premium obligations for (i) nuclear worker Liability attributable to employment on or after the Closing Date or; (ii) any third-party Liability arising out of any nuclear incident on or after the Closing Date;

2.3.11.    All Liabilities related to Spent Nuclear Fuel and the ISFSI Island after the Closing Date and prior to the earlier of (i) the transfer off site of the Spent Nuclear Fuel or (ii) the Put Option Closing, but not including all Liabilities relating to the ultimate disposition of Spent Nuclear Fuel in the ISFSI Island and the Decommissioning of the ISFSI Island, which is an Excluded Liability in accordance with Section 2.4.7;

2.3.12.    Any Liabilities resulting from knowing and intentional illegal acts or willful misconduct of Buyer or Buyer’s Parent or their respective employees, agents or contractors occurring after the Closing;

2.3.13.    Except as otherwise expressly provided herein, any Liabilities of Buyer or Buyer’s Parent to the extent arising from the execution delivery or performance of this Agreement and the transactions contemplated hereby; and

2.3.14.    All other Liabilities expressly allocated to or assumed by Buyer in this Agreement or the Ancillary Agreements.

2.4.         Excluded Liabilities.

Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed to impose on Buyer, and Buyer shall not assume or be obligated to pay, perform or otherwise discharge, the following Liabilities of Seller (the “Excluded Liabilities”), with all of such Excluded Liabilities remaining as obligations of Seller or an Affiliate of Seller, as applicable:

2.4.1.      All Excluded Environmental Liabilities;

2.4.2.      All Spent Nuclear Fuel Fees and all Liabilities under the Standard Spent Fuel Disposal Contract;

2.4.3.      All Liabilities associated with the sale of electricity generated at the Zion Station and sold on or prior to the Closing Date;

2.4.4.      All Liabilities, except for the performance of Decommissioning, related to the Switchyard;

2.4.5.      All Liabilities related to the New VAR Facility after completion of all required Decommissioning and other required work related to that portion of the Zion Station Site;

2.4.6.      All Liabilities, except for Decommissioning and other required work, relating to any other mutually agreed-upon improvements retained by Seller;

2.4.7.      All Liabilities related to Spent Nuclear Fuel and the ISFSI Island after the earlier of (i) the transfer off site of the Spent Nuclear Fuel or (ii) the Put Option Closing, and all Liabilities relating to the ultimate disposition of Spent Nuclear Fuel in the ISFSI Island and the Decommissioning of the ISFSI Island;

2.4.8.      All Liabilities, if any, for the regulatory, contractual and financial responsibility for transferring Spent Nuclear Fuel to another site;

2.4.9.      All potential refund obligations of ComEd or Seller to ComEd customers for QDF or NDF funds withdrawn for costs and expenses incurred by Seller and/or its Affiliates before the Closing Date, other than for costs and expenses paid to Buyer or Buyer’s Parent or their Affiliates or contractors (including refund obligations arising if such costs and expenses are determined to not have been prudently incurred or otherwise to be inappropriate);

2.4.10.    All Liabilities relating to the Zion Assets or the Zion Station Site arising after the earlier of the Put Option Closing or the termination of the NRC Licenses after completion of Decommissioning, other than Liabilities attributable to any act or omission by Buyer or Buyer’s Parent or their Affiliates or their respective its contractors in the performance of work required to achieve End-State Conditions;

2.4.11.    Any Liabilities in respect of any Excluded Assets or other assets of Seller which are not Zion Assets;

2.4.12.    Any Liabilities for Taxes attributable to the ownership, sale, possession, operation, maintenance or use of the Zion Assets or the Zion Station Site (including any withholding Taxes imposed on Seller with respect to the Transferred Employees) for taxable periods, or portions thereof, ending before the Closing Date, and Income Taxes imposed on Seller arising from the transactions contemplated by this Agreement, except for Taxes for which Buyer is liable pursuant to Section 3.3 or 6.9 and Taxes for which Buyer is responsible under the Lease Agreement;

2.4.13.    Any Liabilities arising under or attributed to performance, or failure of performance, by Seller under any of Seller’s Agreements, Real Property Agreements, Transferable Permits or any of the Non-material Contracts prior to the Closing Date;

2.4.14.    Any Liabilities for any monetary fines or penalties imposed by a Governmental Authority with respect to the Zion Assets to the extent attributed to the period prior to the Closing Date;

2.4.15.    Any Liabilities resulting from any knowing and intentional illegal acts or willful misconduct of Seller or its employees, agents or contractors occurring prior to the Closing Date;

2.4.16.    Any Liabilities arising prior to the Closing Date relating to Seller’s operations on, or usage of, the Easements, including Liabilities arising as a result of or in connection with loss of life, injury to persons or property or damage to natural resources, other than Environmental Liabilities included in the Assumed Liabilities;

2.4.17.    Any Liabilities relating to any employee benefit plan as defined in Section 3(3) of ERISA, or any other plan, program, arrangement or policy established or maintained in whole or in part by Seller or by any trade or business (whether or not incorporated) which is or ever has been under common control, or which is or ever has been treated as a single employer, with Seller under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) or to which Seller; or any ERISA Affiliate contributes or contributed, including any multiemployer plan contributed to by Seller, or any ERISA Affiliate or to which Seller, or any ERISA Affiliate is or was obligated to contribute (the “Plans”), including any such Liability of Seller (i) for the termination or discontinuance of, or Seller’s, or an ERISA Affiliate’s withdrawal from, any such Plan, (ii) relating to benefits payable under any Plans, (iii) relating to the PBGC under Title IV of ERISA, (iv) relating to a multi-employer plan, (v) with respect to noncompliance with the notice requirements of COBRA, (vi) with respect to any noncompliance with ERISA or any other applicable Laws, and (vii) with respect to any suit, proceeding or claim which is brought against Buyer, any Plan or any fiduciary or former fiduciary of, any of the Plans;

2.4.18.    Any Liabilities relating to the failure to hire, the employment or services or termination of employment or services of any individual, including wages, compensation, benefits, affirmative action, personal injury, discrimination, harassment, retaliation, wrongful discharge, unfair labor practices, or constructive termination of any individual, or any similar or related claim or cause of action attributable to any actions or inactions prior to the Closing Date with respect to the Zion Assets, the Transferred Employees, the Zion Employees, independent contractors, applicants, and any other individuals who are determined by a court or by a Governmental Authority to have been applicants or employees of Seller or any Affiliate of Seller, or that are filed with or pending before any court, administrative agency or arbitrator prior to the Closing Date;

2.4.19.    Except as otherwise expressly provided herein, any Liabilities of Seller to the extent arising from the execution, delivery or performance of this Agreement and the transactions contemplated hereby;

2.4.20.    Except as otherwise provided herein, any Taxes incurred by the NDF or the QDF for taxable periods, or portions thereof, ending on or prior to the Closing Date;

2.4.21.    All Liabilities arising as a result of or in connection with the disposal, storage or transportation of Nuclear Materials off-site prior to the Closing Date in connection with the ownership or possession of the Facilities;

2.4.22.    All Liabilities for Department of Energy Decommissioning and Decontamination Fees relating to the Facilities and the Zion Station Site arising and incurred on, before or after the Closing Date, including the Liabilities described in Section 6.14;

2.4.23.    Any Liability for a Third Party Claim against or relating to Seller, the Zion Assets or the Zion Station Site for personal injury, death or property damage (except for personal injury, death or property damage relating to Liabilities arising by reason of acts or omissions in connection with work performed under the Decommissioning Planning Contract) suffered by such third party arising from or relating to the use, ownership or lease of the Zion Assets or the Zion Station Site prior to the Closing Date;

2.4.24.    All other Liabilities expressly allocated to or retained by Seller in this Agreement; or the Ancillary Agreements; and

2.4.25.    All other Liabilities relating to the Zion Assets, the Facilities or the Zion Station Site, except to the extent that such Liabilities constitute Assumed Liabilities.

2.5.         Control of Litigation.

2.5.1.      Subject to the provisions of Article 8, Seller shall pay for and be entitled exclusively to control, defend and settle any litigation, administrative or regulatory proceeding, and any investigation or other similar activities arising out of or related to any Excluded Assets or Excluded Liabilities and Buyer agrees to reasonably cooperate, at Seller’s expense, with Seller in connection therewith.

2.5.2.      Subject to the provisions of Article 8, Buyer shall pay for and be entitled exclusively to control, defend and settle any litigation, administrative or regulatory proceeding, and any investigation or other similar activities arising out of or related to any Zion Assets or Assumed Liabilities, and Seller agrees to reasonably cooperate, at Buyer’s expense, with Buyer in connection therewith.

3.             THE CLOSING

3.1.         Closing.

Upon the terms and subject to the satisfaction of the conditions contained in Article 6, the sale, assignment, conveyance, transfer and delivery of the Zion Assets to Buyer, the payment of the Purchase Price to Seller, and the consummation of the other respective obligations of the Parties contemplated by this Agreement shall take place at a closing (the “Closing”), to be held at the offices of Seller in Warrenville, Illinois, at 10:00 a.m. local time, or another mutually acceptable time and location, on the date that is five (5) Business Days following the date on which the last of the conditions precedent to Closing set forth in Article 7 have been either satisfied or waived by the Party for whose benefit such conditions precedent exist (except with respect to those conditions which by their terms are to be satisfied at Closing), but in any event not after the Termination Date, unless the Parties mutually agree on another date.  The date of Closing is herein called the “Closing Date.”  The Closing shall be effective for all purposes as of 12:01 a.m. on the Closing Date.

3.2.         Payment of Purchase Price.

Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of the Zion Assets, Buyer will, in consideration for the Zion Assets, assume and agree to pay, perform and discharge as and when due, the Assumed Liabilities (the “Purchase Price”).

3.3.         Prorations.

3.3.1.      Buyer and Seller agree that all of the items normally prorated, including those listed below (but not including Income Taxes and Transfer Taxes), relating to the ownership, use or possession of the Zion Assets shall be prorated as of the Closing Date, with Seller liable to the extent such items relate to any time period prior to the Closing Date, and Buyer liable to the extent such items relate to periods commencing with the Closing Date (measured in the same units used to compute the item in question, otherwise measured by calendar days):

3.3.1.1    Taxes, assessments and other charges, if any, relating to the ownership, use or possession of the Zion Assets, except as otherwise provided in the Lease Agreement;

3.3.1.2    Any prepaid expenses (excluding security deposits) relating to the Zion Assets;

3.3.1.3    Rent, Taxes and all other items (including prepaid services) payable by or to Seller under any of Seller’s Agreements or the Non-material Contracts;

3.3.1.4    Any permit, license, registration, compliance assurance fees or other fees with respect to any Transferable Permit;

3.3.1.5    Sewer rents and charges for water, telephone, electricity and other utilities;

3.3.1.6    Fees or charges (other than Taxes) imposed by any Governmental Authority;

3.3.1.7    Insurance premiums with respect to the Nuclear Insurance Policies with ANI transferred to Buyer pursuant to Section 2.1.8; and

3.3.1.8    Rent and Taxes and other items payable by Seller under the Real Property Agreements assigned to Buyer.

3.3.2.      Notwithstanding any other provision of this Agreement, (i) interest or penalties relating to a Tax allocated pursuant to this Section 3.3 shall be allocated (i) to Seller (whether such interest or penalties accrue or are imposed or assessed on, before or after the Closing Date) to the extent they result from a failure by Seller to pay a Tax or failure by Seller to file a Tax Return, in each case, that was due on or before the Closing Date and (ii) to Buyer (whether such interest or penalties accrue or are imposed or assessed on, before or after the Closing Date) to the extent they result from a failure by Buyer to pay a Tax or failure by Buyer to file a Tax Return, in each case that was due after the Closing Date.

3.3.3.      In connection with the prorations referred to in Section 3.3.1.1, in the event that actual figures are not available at the Closing Date, the proration shall be based upon the actual Taxes or other amounts accrued through the Closing Date or paid for the most recent year (or other appropriate period) for which actual Taxes or other amounts paid are available.  Such prorated Taxes or other amounts shall be re-prorated and paid to the appropriate Party within sixty (60) days after the date that the previously unavailable actual figures become available.  Prorations measured by calendar days shall be based on the number of days in a year or other appropriate period (i) before the Closing Date and (ii) including and after the Closing Date.  Seller and Buyer agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 3.3.

3.3.4.      To the extent that the proration of a Tax under this Section 3.3 allocates such Tax to a period (or portion thereof) ending before the Closing Date, such Tax shall constitute an Excluded Liability.  To the extent that the proration of a Tax under this Section 3.3 allocates such Tax to a period (or portion thereof) ending on or after the Closing Date, such Tax shall constitute an Assumed Liability.

3.4.         Deliveries by Seller.

At the Closing (or, in the case of those items contemplated by Section 3.4.10, on or before the Closing Date), Seller will deliver, or cause to be delivered, the following to Buyer:

3.4.1.      The Bill of Sale, duly executed by Seller;

3.4.2.      Copies of any and all governmental and other third party consents, waivers or approvals obtained by Seller with respect to the transfer of the Zion Assets, or the consummation of the transactions contemplated by this Agreement;

3.4.3.      All other Ancillary Agreements duly executed by Seller, as applicable;

3.4.4.      The assets of the QDF and the NDF to be transferred pursuant to Section 6.12;

3.4.5.      Copies, certified by the Secretary or any Assistant Secretary of Seller, of corporate resolutions authorizing the execution and delivery of this Agreement and all of the agreements and instruments to be executed and delivered by Seller in connection herewith, and the consummation of the transactions contemplated hereby;

3.4.6.      A certificate of the Secretary or any Assistant Secretary of Seller identifying the name and title and bearing the signatures of the officers of Seller authorized to execute and deliver this Agreement and the other agreements and instruments contemplated hereby;

3.4.7.      A certificate of good standing with respect to Seller, issued by the Secretary of State of the Commonwealth of Pennsylvania;

3.4.8.      To the extent available, originals of the Seller’s Agreements, Non-material Contracts, and Transferable Permits and, if not available, true and correct copies thereof, in all cases together with notices to and, if required by the terms thereof and subject to the terms of this Agreement, consents by other Persons which are parties to the Seller’s Agreements, Non-material Contracts, and Transferable Permits;

3.4.9.      All such other instruments of assignment, transfer or conveyance as shall, in the reasonable opinion of Buyer and its counsel, be necessary or desirable to implement the transfer of the Zion Assets to Buyer, in accordance with this Agreement and where necessary or desirable in recordable form;

3.4.10.    Such other agreements, consents, documents, instruments and writings as are required to be delivered by Seller at or prior to the Closing Date pursuant to this Agreement or the Ancillary Agreements or otherwise reasonably required in connection herewith;

3.4.11.    A schedule setting forth the Spent Nuclear Fuel at the Facilities as of the Closing Date;

3.4.12.    A schedule setting forth the Low Level Waste existing at the Facilities as of the Closing Date; and

3.4.13.    A schedule setting forth the major equipment components and personal property included in the Zion Assets.

3.5.         Deliveries by Buyer, Buyer’s Parent and Guarantor.

At the Closing, Buyer, Buyer’s Parent and Guarantor, as applicable, will deliver, or cause to be delivered, the following to Seller:

3.5.1.      The Purchase Price;

3.5.2.      All Ancillary Agreements, duly executed and delivered, as applicable, by Buyer and/or Buyer’s Parent or third parties, as applicable;

3.5.3.      Copies, certified by the Secretary or any Assistant Secretary of Buyer, Buyer’s Parent and Guarantor, as applicable, of resolutions authorizing the execution and delivery of this Agreement, and all of the agreements and instruments to be executed and delivered by Buyer, Buyer’s Parent and Guarantor in connection herewith, and the consummation of the transactions contemplated hereby;

3.5.4.      A certificate of the Secretary or any Assistant Secretary of Buyer, Buyer’s Parent and Guarantor, as applicable, identifying the name and title and bearing the signatures of the officers of Buyer, Buyer’s Parent and Guarantor authorized to execute and deliver this Agreement, and the other agreements contemplated hereby;

3.5.5.      A certificate of good standing with respect to each of Buyer and Guarantor, issued by the Secretary of State of the State of Delaware and a certificate of good standing with respect to Buyer’s Parent, issued by the Secretary of State of the State of Utah;

3.5.6.      A certificate of authority of Buyer to do business in Illinois, issued by the Secretary of State of Illinois;

3.5.7.      All such other instruments of assumption as shall, in the reasonable opinion of Seller and its counsel, be necessary for Buyer to assume the Assumed Liabilities in accordance with this Agreement;

3.5.8.      Copies of any and all governmental and other third party consents, waivers or approvals obtained by Buyer and Buyer’s Parent with respect to the transfer of the Zion Assets, or the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements;

3.5.9.      A copy of the Post-Closing Decommissioning Trust Agreement;

3.5.10.    A legal opinion from Parsons Behle & Latimer, addressed to Seller to the effect set forth in Exhibit K and otherwise in form and substance reasonably satisfactory to Seller; and

3.5.11.    Such other agreements, documents, instruments and writings as are required to be delivered by Buyer at or prior to the Closing Date pursuant to this Agreement, or otherwise reasonably required in connection herewith.

4.             REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Buyer as follows:

4.1.         Organization.

Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has all requisite corporate power and authority to own, lease, and operate its properties and to carry on its business as is now being conducted.  Copies of the Certificate of Formation and Operating Agreement of Seller, each as amended to date, have heretofore been made available to Buyer.

4.2.         Authority Relative to this Agreement.

Seller has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will have been duly and validly authorized by all necessary corporate action required on the part of Seller and no other corporate proceedings on the part of Seller are necessary to authorize this Agreement or the Ancillary Agreements or to consummate the transactions contemplated hereby and thereby.  This Agreement has been duly and validly executed and delivered by Seller and at Closing, the Ancillary Agreements will be duly and validly executed and delivered by Seller, and assuming that this Agreement and the applicable Ancillary Agreements constitute valid and binding agreements of Buyer and/or Buyer’s Parent, as applicable, and subject to the receipt of Seller’s

Required Regulatory Approvals, this Agreement and the Ancillary Agreements constitute the legal, valid and binding agreement of Seller, enforceable against Seller in accordance with their respective terms.

4.3.         Consents and Approvals; No Violation.

4.3.1.      Subject to the receipt of the third-party consents set forth in Schedule 4.3.1 and the Required Regulatory Approvals, neither the execution and delivery of this Agreement or the Ancillary Agreements by Seller nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with or result in the breach or violation of any provision of the Certificate of Formation and Operating Agreement of Seller; (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, agreement or other instrument or obligation to which Seller is a party or by which Seller, or any of the Zion Assets, may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, create a Material Adverse Effect; or (iii) violate any Laws applicable to Seller, or any of its assets, which violation, individually or in the aggregate, would create a Seller Material Adverse Effect.

4.3.2.      Except as set forth in Schedule 4.3.2, no declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for the execution and delivery of this Agreement or the Ancillary Agreements or the consummation by Seller of the transactions contemplated by this Agreement or the Ancillary Agreements other than (i) such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, will not, individually or in the aggregate, create a Seller Material Adverse Effect, or (ii) such declarations, filings, registrations, notices, authorizations, consents or approvals which become applicable to Seller as a result of the specific regulatory status of Buyer (or any of its Affiliates) or the result of any other facts that specifically relate to the business or activities in which Buyer (or any of its Affiliates) is or proposes to be engaged.

4.4.         Reports.

Since January 1, 2005 Seller has filed or caused to be filed with the applicable state or local utility commissions or regulatory bodies, the NRC, and the Department of Energy, as the case may be, all material forms, statements, reports and documents (including all exhibits, amendments and supplements thereto) required to be filed by Seller with respect to the Zion Assets or the ownership or operation thereof under each of the applicable state public utility laws, the Atomic Energy Act, the Energy Reorganization Act, and the Price-Anderson Act and the respective rules and regulations thereunder, except for such filings the failure of which to make would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect.  All such filings complied in all material respects with all applicable requirements of the appropriate act and the rules and regulations thereunder in effect on the date each such report was filed.

4.5.         Absence of Seller Material Adverse Effect.

Since January 1, 2005, except as set forth in Schedule 4.5, there has not been any Seller Material Adverse Effect.

4.6.         Title and Related Matters.

Except as set forth in Schedule 4.6:

4.6.1.      Seller holds an undivided one hundred percent (100%) interest in title to the Real Property.

4.6.2.      Seller holds an undivided interest in the Zion Assets free and clear of all Encumbrances, except Permitted Encumbrances.

4.6.3.      There are no pending or, to Seller’s Knowledge, threatened governmental proceedings in eminent domain which would materially affect the Real Property, the Real Property Agreements or any improvements; to Seller’s Knowledge, the Real Property and any improvements comply in all material respects with applicable Law, other than Environmental Laws and Nuclear Laws for which Seller’s only representations and warranties are set forth in Sections 4.9 and 4.13, respectively; and to Seller’s Knowledge, there are no special assessments or Encumbrances imposed by Governmental Authorities or violations that could be reasonably be expected to result in any material charge being levied or assessed or in the creation of any material Encumbrance.

4.6.4.      Seller has not received written notice of, and Seller does not have any Knowledge that there is any defect or condition of the soil or land, including any wetlands but excluding Environmental Liabilities and Liabilities under Nuclear Laws, which could reasonably be expected to materially impair Buyer’s quiet enjoyment of the Real Property for its intended use and Buyer’s ability to perform its obligations under the Lease Agreement.

4.7.         Real Property Agreements.

Schedule 4.7 lists, as of the date of this Agreement, all real property leases, mortgages, deeds of trust, easements, licenses and other rights in real property including all material amendments thereto (exclusive of non-current term extensions) (collectively, the “Real Property Agreements”) which affect all or any part of any Real Property and are material to Buyer’s possession or occupancy of, or Buyer’s intended use of, the Real Property.  Except as set forth in Schedule 4.7, all such Real Property Agreements are valid, binding and enforceable in accordance with their terms, and are in full force and effect; there are no existing defaults by Seller that, individually or in the aggregate, would reasonably be expected to have a Seller Material Adverse Effect, and, to the Knowledge of Seller, no event has occurred which (whether with or without notice, lapse of time or both) would constitute a default by Seller that would reasonably be expected to have a Seller Material Adverse Effect.

4.8.         Insurance.

Except as set forth in Schedule 4.8, all material policies of property damage, fire, liability, Nuclear Insurance Policies, worker’s compensation and other forms of insurance relating to the Zion Assets are in full force and effect, all premiums with respect thereto covering all periods up to and including the date of this Agreement have been paid (other than retroactive premiums which may be payable with respect to ANI or NEIL policies), and no written notice of cancellation, non-renewal or termination has been received with respect to any such policy which was not replaced on substantially similar terms prior to the date of such cancellation.  Except as described in Schedule 4.8, as of the date of this Agreement, to the Knowledge of Seller, no insurance with respect to the Zion Assets has been refused nor has its coverage been limited by any insurance carrier to which it has applied for any such insurance or with which it has carried insurance during the past three (3) years, and all required notices have been sent to insurers to preserve all material claims under the aforementioned insurance policies.

4.9.         Environmental Matters.

With respect to the Zion Station Site, the Zion Assets and the ownership or operation thereof, except as disclosed in Schedule 4.9:

4.9.1.      To the Knowledge of Seller (with such Knowledge limited, for the purpose of this Section 4.9.1, to the officers and employees of Seller and its Affiliates listed on Schedule 4.9, but without independent investigation or inquiry by or on behalf of Seller or any such officer or employee) there are no Environmental Liabilities;

4.9.2.      Seller has obtained and holds all material Environmental Permits used in or necessary for the ownership and possession of the Zion Station Site and the Zion Assets as conducted as of the date hereof, which are listed on Schedule 4.9, and each such Environmental Permit is in full force and effect, to the Knowledge of Seller (with such Knowledge limited, for the purpose of this Section 4.9.2, to the officers and employees of Seller and its Affiliates listed on Schedule 4.9, but without independent investigation or inquiry by or on behalf of Seller or any such officer or employee) Seller is in material compliance with all of its obligations thereunder, there are no proceedings pending, or to the Knowledge of Seller, threatened that would reasonably be expected to result in the revocation, termination, modification or amendment of any such Environmental Permit, and Seller has not failed to make in a timely fashion any application or other filing required for the renewal of any such Environmental Permit which failure would reasonably be expected to result in such Environmental Permit’s termination or being revoked, terminated, suspended or adversely modified;

4.9.3.      To the Knowledge of Seller (with such Knowledge limited, for the purpose of this Section 4.9.3, to the officers and employees of Seller and its Affiliates listed on Schedule 4.9, but without independent investigation or inquiry by or on behalf of Seller or any such officer or employee) the Zion Station Site and the Zion Assets are in compliance in all material respects with all terms, conditions and provisions of, and have not received any written notice from any Governmental Authority that they are not or have not been in compliance (except for any such non-compliance that has been cured) with (i) all applicable Environmental Laws and (ii) all Environmental Permits;

4.9.4.      There are no Environmental Claims pending or, to the Knowledge of Seller, threatened against Seller, with respect to the Zion Station Site or the Zion Assets, and Seller does not have Knowledge (with such Knowledge limited, for the purpose of this Section 4.9.4, to the officers and employees of Seller and its Affiliates listed on Schedule 4.9, but without independent investigation or inquiry by or on behalf of Seller or any such officer or employee) of any facts or circumstances which are reasonably likely to form the basis for any material Environmental Claim against Seller with respect to the Zion Assets or the Zion Station Site;

4.9.5.      To the Knowledge of Seller (with such Knowledge limited, for the purpose of this Section 4.9.5, to the officers and employees of Seller and its Affiliates listed on Schedule 4.9, but without independent investigation or inquiry by or on behalf of Seller or any such officer or employee), no Releases of Hazardous Substances have occurred at, the Zion Station Site or from, on, or under the Zion Assets, and no Hazardous Substances are present on or migrating from the Zion Station Site or the Zion Assets, that are reasonably likely to give rise to a Environmental Claim against Seller or require any Remediation;

4.9.6.      Neither the Zion Station Site nor any portion thereof is an Environmental Clean-up Site and, to the Knowledge of Seller (with such Knowledge limited, for the purpose of this Section 4.9.6, to the officers and employees of Seller and its Affiliates listed on Schedule 4.9, but without independent investigation or inquiry by or on behalf of Seller or any such officer or employee), there has been no transportation or arrangement for transportation, treatment, storage, handling, or disposal of any Hazardous Substances or Nuclear Material from the Zion Station Site to any location which is an Environmental Clean-up Site;

4.9.7.      To the Knowledge of Seller (with such Knowledge limited, for the purpose of this Section 4.9.7, to the officers and employees of Seller and its Affiliates listed on Schedule 4.9, but without independent investigation or inquiry by or on behalf of Seller or any such officer or employee), there are no (i) underground storage tanks, active or abandoned; or (ii) polychlorinated-biphenyl-containing equipment located at the Zion Station Site;

4.9.8.      To the Knowledge of Seller (with such Knowledge limited, for the purpose of this Section 4.9.8, to the officers and employees of Seller and its Affiliates listed on Schedule 4.9, but without independent investigation or inquiry by or on behalf of Seller or any such officer or employee), there are no material Encumbrances, other than Permitted Encumbrances, arising under or pursuant to an

Environmental Law with respect to the Zion Station Site or the Zion Assets and, to the Knowledge of Seller, there are no facts, circumstances, or conditions that are reasonably likely to materially restrict, encumber or result in the imposition of special conditions under any Environmental Law with respect to the ownership, occupancy, development, use, Decommissioning, or transferability, of the Zion Station Site or the Zion Assets, except those facts, circumstances or conditions relating to the status of the Zion Station Site and the Zion Assets as a nuclear facility;

4.9.9.      Since January 1, 2002, there have been no environmental audits or assessments with respect to the Zion Station Site or the Zion Assets by, on behalf of, or which are in the possession of Seller which have not been made available to Buyer or Buyer’s Parent prior to the date hereof; and

4.9.10.    Since January 1, 2002, there have been no claims by Seller against comprehensive general liability or excess insurance carriers for any Loss resulting from, relating to or arising from Environmental Claims with respect to the Zion Station Site or the Zion Assets.

4.10.       Certain Contracts and Arrangements.

4.10.1.    Seller is not, as of the date of this Agreement, a party to any written contract, agreement, personal property lease, commitment, understanding or instrument which is material to the ownership, present use, or possession of the Zion Assets or the present use, or possession of the Zion Station Site except for (i) those purchase orders, contracts, agreements, licenses and leases relating to the ownership, present use and maintenance of the Zion Assets or the Zion Station Site, which are listed in Schedule 4.10.1 (the “Seller’s Agreements”) or the other schedules to this Agreement or that are made available to Buyer; (ii) contracts, agreements, personal property leases, commitments, understandings or instruments in which all obligations of Seller will be fully performed or terminated prior to the Closing Date; (iii) Non-material Contracts; and (iv) the Ancillary Agreements.

4.10.2.    There is not, under any of the agreements listed on Schedule 4.10.1, any breach, violation, default or event which, with notice or lapse of time or both, would constitute a default on the part of Seller, or to the Knowledge of Seller, on the part of any of the parties thereto, except for any such breach or default that, individually or in the aggregate would not reasonably be expected to have a Seller Material Adverse Effect.

4.11.       Legal Proceedings.

As of the date hereof, there are no claims, actions, proceedings or investigations pending or, to the Knowledge of Seller, threatened against or relating to Seller before any court, arbitrator, mediator or Governmental Authority which, individually or in the aggregate, would reasonably be expected to (i) result in a Seller Material Adverse Effect; (ii) prohibit or restrain the performance by Seller of this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby; or (iii) result in a material claim against Buyer for damages as a result of Seller entering into this Agreement or any of the Ancillary Agreements, or of the consummation of the transactions contemplated hereby or thereby.  Seller is not subject to any outstanding judgment, rule, order, writ, injunction or decree of any court, arbitrator or Governmental Authority which, individually or in the aggregate, would reasonably be expected to have a Seller Material Adverse Effect.

4.12.       Permits.

4.12.1.    Seller has all material permits, licenses, registrations, certificates, franchises and other governmental authorizations, consents and approvals, other than with respect to permits under Environmental Laws referred to in Section 4.9.2 or licenses issued by the NRC referred to in Section 4.13 (collectively, “Permits”), used in, or necessary for the ownership, use, or possession of, the Zion Assets as presently conducted or as required by Law.    Seller has not received any written notification which remains unresolved that it is in violation of any of such Permits, or any Law applicable to the Zion Assets.  Seller is in compliance with all Permits and Laws of any Governmental Authority applicable to the Zion Assets, excepting any such failure in compliance that would not reasonably be expected to have a Seller Material Adverse Effect.

4.12.2.    Schedule 4.12.2 sets forth all material Permits, other than Transferable Permits applicable to the Zion Assets.

4.13.       NRC Licenses.

4.13.1.    Seller has all licenses, permits, and other consents and approvals applicable to Zion Station that are issued by the NRC (collectively, “Licenses”) and are necessary to the ownership and possession of the Zion Assets as presently conducted, pursuant to the requirements of all Nuclear Laws and all such Licenses are in full force and effect.  Seller has not received any written notification which remains unresolved that it is in violation of any of such Licenses, or any order, rule, regulation, or decision of the NRC with respect to the Zion Assets.  Seller is in compliance with all Nuclear Laws and all orders, rules, regulations, or decisions of NRC applicable to it with respect to the Zion Assets, except for violations which, individually or in the aggregate, would not reasonably be expected to have a Seller Material Adverse Effect.

4.13.2.    Schedule 4.13.2 sets forth all Licenses issued by the NRC applicable to the Zion Assets.

4.14.       Regulation as a Utility.

Seller is not, as a result of its ownership or present use of the Zion Assets, subject to regulation as a public utility or public service company (or similar designation) by any state of the United States (other than Illinois) or any foreign country.

4.15.       Tax Matters.

Except with respect to the portion of the Zion Assets that are part of the QDF, (i) all Tax Returns of Seller required to be filed for taxable periods ended prior to the Closing Date regarding the ownership, possession or use of the Zion Assets have been filed, and (ii) all Taxes attributable to the ownership, possession or use of the Zion Assets have been paid, except where such Taxes are being contested in good faith through appropriate proceedings.  No notice of deficiency or assessment has been received from any taxing authority with respect to any liabilities for Taxes of Seller in respect to the Zion Assets that has not been fully paid or finally settled, except for matters that are being contested in good faith through appropriate proceedings.

4.16.       QDF.

4.16.1.    With respect to all periods prior to the Closing Date: (i) the QDF is a trust, validly existing under the laws of the State of Illinois with all requisite authority to conduct its affairs as it now does; (ii) the QDF satisfies all requirements necessary for such fund to be treated as a nuclear decommissioning fund as defined in Treas. Reg. Section 1.468A-1(b)(3); (iii) the QDF is in compliance in all material respects with all applicable Laws of the NRC and any other Governmental Authority and has not engaged in any acts of “self-dealing” as defined in Treas. Reg. § 1.468A-5(b)(2); (iv) no “excess contribution,” as defined in Treas. Reg. § 1.468A-5(c)(2)(ii), has been made to the QDF which has not been withdrawn within the period provided under Treas. Reg. § 1.468A-5(c)(2)(i); (v) Seller has timely made valid elections to make annual contributions to the QDF since the first taxable year after the establishment of such fund and has made copies of such elections available to Buyer; and (vi) Seller has requested private letter rulings from the IRS requesting that Seller may contribute amounts to the QDFs without regard to the cost-of-service limitation for the 2006 tax year, and Seller has contributed Thirty-one Million Dollars ($31,000,000) to the QDFs with amounts withdrawn from the NDFs for the 2006 tax year.

4.16.2.    Seller has heretofore delivered to Buyer a copy of Seller’s Decommissioning Trust Agreements as in effect on the date of this Agreement.

4.16.3.    Subject only to the Required Regulatory Approvals, Seller and the Trustee have, or as of Closing will have, all requisite authority to cause the assets of the QDF to be transferred to the Trustee of the Buyer’s Post-Closing Decommissioning Trust Agreement.

4.16.4.    With respect to all periods prior to the Closing Date, (i) Seller and/or the Trustee of the QDF has/have filed or caused to be filed with the NRC and any other Governmental Authority all material forms, statements, reports, documents (including all exhibits, amendments and supplements thereto) required to be filed by such entities; and (ii) there are no interim rate orders that may be retroactively adjusted or retroactive adjustments to interim rate orders that materially may affect amounts that Buyer may contribute to the QDF or may require distributions to be made from the QDF.  Seller has delivered to Buyer a copy of the revised schedule of ruling amounts most recently issued by the IRS for the QDF and a complete copy of the request that was filed with the IRS to obtain such schedule of ruling amounts and a copy of any pending request for revised schedule of ruling amounts, in each case together with all exhibits, amendments and supplements thereto.  Any amounts contributed to the QDF while such ruling request is pending before the IRS and which are finally determined to exceed the applicable amounts provided in the schedule of ruling amounts issued by the IRS will be withdrawn from such fund within the period provided in Treasury Reg. 1.468A-5(c)(2)(i).

4.16.5.    Schedule 4.16 sets forth a statement of assets of the QDF as of as of the most recent available date and such statement presents fairly in all material respects as of such date the fair market value of the assets of the QDF.   There are no Encumbrances for Taxes affecting the assets of the QDF other than Permitted Encumbrances.

4.16.6.    With respect to all taxable periods ending prior to the Closing Date, the QDF has filed all material Tax Returns required to be filed, including returns for estimated Income Taxes, such Tax Returns are true, correct and complete in all material respects, and all Taxes shown to be due on such Tax Returns have been paid in full.  Except as shown in Schedule 4.16, no notice of deficiency or assessment has been received from any taxing authority with respect to any Liability for Taxes of the QDF which have not been fully paid or finally settled, and any such deficiency shown in such Schedule 4.16 is being contested in good faith through appropriate proceedings.

4.17.       NDF.

4.17.1.    With respect to all periods prior to the Closing Date, the NDF is a trust validly existing under the laws of the State of Illinois with all requisite authority to conduct its affairs as it now does. The NDF is in full compliance in all material respects with all applicable Laws of the NRC.  The NDF is classified as a grantor trust owned by Seller under Sections 671 through 677 of the Code.

4.17.2.    Subject only to the Required Regulatory Approvals, Seller has or as of the Closing will have all requisite authority to cause a portion of the assets of the NDF to be transferred to the Trustee of the Post-Closing Decommissioning Trust Agreement pursuant to Section 6.12.

4.17.3.    Schedule 4.17 sets forth a statement of assets of the NDFas of the most recent available date and such statement presents fairly in all material respects as of such date the fair market value of the assets of the NDF.

4.18.       Complete Copies.

To the Knowledge of Seller, Buyer or Buyer’s Parent has been provided access to true, complete and unredacted copies of the emergency preparedness assets and agreements, Transferable Permits, NRC Commitments, Real Property Agreements and Seller’s Agreements.

4.19.       Buyer’s Representations and Warranties.

As of the date hereof, Seller does not have any Knowledge (without independent investigation of inquiry by or on behalf of Seller or any officer or employee of Seller or its Affiliates) of any breaches of any of Buyer’s representations or warranties.

5.             REPRESENTATIONS AND WARRANTIES OF BUYER AND BUYER’S PARENT

Buyer, Buyer’s Parent and Guarantor represent and warrant to Seller as follows:

5.1.         Organization; Qualification.

5.1.1.      Buyer is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware. Buyer’s Parent is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Utah. Guarantor is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware.  Each of Buyer, Buyer’s Parent and Guarantor has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Buyer has heretofore delivered or made available to Seller complete and correct copies of its Certificate of Formation and Operating Agreement as currently in effect. Buyer’s Parent has heretofore delivered or made available to Seller complete and correct copies of its Certificate of Formation and Operating Agreement as currently in effect. Buyer is, or on the Closing Date will be, qualified to conduct business in the State of Illinois.  Buyer and Buyer’s Parent conform to the restrictions on foreign ownership, control or domination contained in Sections 103d and 104d of the Atomic Energy Act of 1954, as applicable, and the NRC’s regulations in 10 C.F.R. § 50.38

5.1.2.      Buyer, Buyer’s Parent and Guarantor are financially capable and properly qualified to undertake their obligations under this Agreement and the Ancillary Agreements, and they are properly licensed, equipped, and organized to do so.  The financial statements of Buyer’s Parent and its consolidated subsidiaries as of and for the years ended December 31, 2005 and December 31, 2006 heretofore furnished by Buyer and Buyer’s Parent to Seller, are true and correct and do present fairly, accurately, and completely the financial position of Buyer and Buyer’s Parent, respectively, as of the dates and for the periods for which the same have been furnished, and all such financial statements have been prepared pursuant to and in accordance with generally accepted accounting principles applied on a consistent basis.  All other financial information and statements of experience and qualifications of Buyer and Buyer’s Parent heretofore furnished by Buyer or Buyer’s Parent to Seller in connection with the evaluation, negotiation, review and approval of the transactions contemplated by this Agreement and the Ancillary Agreements are true and correct in all material respects.  Buyer has sufficient financial resources, when combined with the assets to be transferred to the Buyer NDF and the Buyer QDF, and sufficient expertise and know-how to perform its obligations under the Lease Agreement, including

Decommissioning and site restoration in compliance with the Lease Agreement and applicable Law on or before the Target Completion Date and to achieve End State Conditions thereafter.  The documents filed with or furnished to the SEC by Guarantor, as of the dates on which they were filed or furnished, did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

5.2.         Authority Relative to this Agreement.

Each of Buyer, Buyer’s Parent and Guarantor has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, as applicable, and to consummate the transactions contemplated hereby or thereby. The execution and delivery of this Agreement and the Ancillary Agreements as applicable, and the consummation of the transactions contemplated hereby or thereby, will have been duly and validly authorized by all necessary corporate action required on the part of each of Buyer, Buyer’s Parent and Guarantor, and no other corporate proceedings on the part of Buyer, Buyer’s Parent or Guarantor are necessary to authorize this Agreement and the Ancillary Agreements, as applicable, or to consummate the transactions contemplated hereby or thereby. This Agreement has been duly and validly executed and delivered by each of Buyer, Buyer’s Parent and Guarantor, and assuming that this Agreement constitutes a valid and binding agreement of Seller and subject to the receipt of the Required Regulatory Approvals, constitutes a valid and binding agreement of each of Buyer, Buyer’s Parent and Guarantor, enforceable against each of Buyer, Buyer’s Parent and Guarantor in accordance with its terms.  Each of the Ancillary Agreements to which Buyer, Buyer’s Parent or Guarantor is a party, when executed and delivered at the Closing by Buyer, Buyer’s Parent and/or Guarantor, as applicable, will constitute a valid and binding agreement of Buyer, Buyer’s Parent and/or Guarantor, as applicable, enforceable against Buyer, Buyer’s Parent and Guarantor, as applicable, in accordance with its terms.

5.3.         Consents and Approvals; No Violation.

5.3.1.      Subject to the receipt of the third-party consents set forth in Schedule 5.3.1 and the Required Regulatory Approvals, neither the execution and delivery of this Agreement and the Ancillary Agreements by Buyer, Buyer’s Parent or Guarantor, as applicable, nor the consummation of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the Certificate of Formation or Limited Liability Company Agreement of Buyer or Buyer’s Parent or the Certificate of Incorporation or bylaws of Guarantor; (ii) result in a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, agreement, lease or other instrument or obligation to which Buyer, Buyer’s Parent or Guarantor is a party or by which any of its assets may be bound, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which would not, individually or in the aggregate, have a material adverse effect on the business, assets, operations or condition (financial or otherwise) of Buyer, Buyer’s Parent or Guarantor or on the ability of Buyer, Buyer’s Parent or

Guarantor to perform its obligations hereunder or under the Ancillary Agreements (“Buyer Material Adverse Effect”); or (iii) violate any Laws applicable to Buyer, Buyer’s Parent or Guarantor, which violations, individually or in the aggregate, would create a Buyer Material Adverse Effect.

5.3.2.      Except as set forth in Schedule 5.3.2, no declaration, filing or registration with, or notice to, or authorization, consent or approval of any Governmental Authority is necessary for the execution of this Agreement and the Ancillary Agreements and the consummation by Buyer, Buyer’s Parent or Guarantor of the transactions contemplated by this Agreement or the Ancillary Agreements, other than (i) such declarations, filings, registrations, notices, authorizations, consents or approvals which, if not obtained or made, will not, individually or in the aggregate, create a Buyer Material Adverse Effect, or (ii) such declarations, filings, registrations, notices, authorizations, consents or approvals which become applicable to Buyer as a result of the specific regulatory status of Seller (or any of its Affiliates) or the result of any other facts that specifically relate to the business or activities in which Seller (or any of its Affiliates) is or proposes to be engaged.

5.4.         Legal Proceedings.

There are no claims, actions, proceedings or investigations pending or, to the Knowledge of Buyer, Buyer’s Parent or Guarantor, threatened against Buyer, Buyer’s Parent or Guarantor before any court, arbitrator, mediator or Governmental Authority which, individually or in the aggregate, would reasonably be expected to (i) result in a Buyer Material Adverse Effect; (ii) prohibit or restrain the performance by Buyer or Buyer’s Parent of this Agreement or any of the Ancillary Agreements or the consummation of the transactions contemplated hereby or thereby. Neither Buyer, Buyer’s Parent nor Guarantor is subject to any outstanding Governmental Orders which would have a Buyer Material Adverse Effect.

5.5.         Absence of Buyer Material Adverse Effect; Liabilities.

Since January 1, 2005 there has not been any Buyer Material Adverse Effect. Except as disclosed in Schedule 5.5 or the financial statements described in Section 5.1.2, neither Buyer, Buyer’s Parent nor Guarantor has incurred debt for borrowed money or guaranteed the indebtedness of any other Person.   The real estate described in the Irrevocable Easement for Disposal Capacity is not subject to any Encumbrance, except as set forth in Schedule 5.5.  Buyer has no assets or Liabilities, other than assets represented by capital contributed to Buyer by Buyer’s Parent and assets and Liabilities existing by reason of this Agreement or the Ancillary Agreements. Buyer has not incurred, created or assumed any Encumbrance on any of its properties, revenues or rights, whether now owned or hereafter acquired.

5.6.         Transfer of Decommissioning Funds.

The Buyer QDF and the Post-Closing Decommissioning Trust Agreement will, upon receipt of the private letter rulings described in Schedule 5.3.2 satisfy the requirements of Section 468A of the Code and the regulations promulgated thereunder.  The Post-Closing Trust Agreement for the Buyer QDF and the Buyer NDF will satisfy the NRC’s requirements for decommissioning trust provisions in 10 C.F.R. 50.75(h)(i) and the requirements under the Laws of the State of Illinois.

5.7.         Foreign Ownership or Control.

Buyer or, if applicable, Buyer’s Parent and Guarantor conform to the restrictions on foreign ownership, control or domination contained in Sections 103d and 104d of the Atomic Energy Act of 1954, as applicable, and the NRC’s regulations in 10 C.F.R. § 50.38. Neither Buyer, Buyer’s Parent nor Guarantor is currently owned, controlled or dominated by a foreign entity and neither will become owned, controlled, or dominated by a foreign entity before the Closing.

5.8.         Seller’s Representations and Warranties.

As of the date hereof, Buyer, Buyer’s Parent and Guarantor have no Knowledge (without independent investigation or inquiry by or on behalf of any officer or employee of Buyer, Buyer’s Parent, Guarantor or their Affiliates) of any breaches of any of Seller’s representations or warranties.

5.9.         Permit Qualifications.

Buyer will be, as the owner of the Zion Assets, qualified to hold any Permits and Environmental Permits.

6.             COVENANTS OF THE PARTIES

6.1.         Seller’s Conduct of Business Relating to the Zion Assets.

6.1.1.      During the period from the date hereof to the Closing Date, Seller shall use and maintain, or cause to be used and maintained, the Zion Assets in the ordinary course of present use consistent with Good Utility Practices; it being understood that any actions deemed reasonably necessary in the use and maintenance of the Zion Assets in accordance with Good Utility Practices shall be deemed to be in the ordinary course unless such actions (i) materially impair Buyer’s intended ownership, possession, or use of the Zion Assets, (ii) materially impair Buyer’s intended lease, occupancy, possession, use, of the Zion Station Site as set forth in the Lease Agreement; or (iii) materially increase the Assumed Liabilities.  Without limiting the generality of the foregoing, and, except as contemplated in this Agreement during the period from the date hereof to the Closing Date, without the prior written consent of Buyer (unless the requirement for such consent would be prohibited by Law), which consent will not be unreasonably withheld, Seller shall not directly do any of the following with respect to the Zion Assets:

6.1.1.1    sell, lease, pledge, mortgage, encumber, restrict, dispose of, grant any right with respect to the Zion Assets if such action would reasonably be expected to have a Seller Material Adverse Effect; provided, however, the foregoing shall not be construed to restrict in any way Seller’s ability to sell NDF assets and withdraw NDF funds in order for Seller to meet its obligations hereunder and complete the transfers contemplated by Section 6.12;

6.1.1.2    materially amend, extend or voluntarily terminate prior to the expiration date thereof any of Seller’s Agreements or the Real Property Agreements or any material Permit or Environmental Permit or waive any default by, or release, settle or compromise any claim against, any other party thereto, other than (a) in the ordinary course of business, to the extent consistent with Good Utility Practices, (b) with cause, to the extent consistent with Good Utility Practices, or (c) as may be permitted by Section 6.10.1 or otherwise required in connection with Seller’s obligations to Buyer under this Agreement;

6.1.1.3    amend in any material respect or cancel any property, liability or casualty insurance policies related to the Zion Assets, or fail to use Commercially Reasonable Efforts to maintain by self insurance or with financially responsible insurance companies insurance on the Zion Assets in such amounts and against such risks and losses as are customary for such assets and businesses;

6.1.1.4    move to the Zion Station Site any Nuclear Materials or Hazardous Materials;

6.1.1.5    incur any obligation or commitment related to the Zion Assets, other than Excluded Liabilities and the reimbursement obligation from the NDF of not more than $1 million per month after December 31, 2006 for SAFSTOR and decommissioning planning activities, other than those conducted by Buyer’s Parent and Buyer or their contractors, and exigent or emergent expenses incurred by Seller in accordance with Good Utility Practices after discussion with Buyer;

6.1.1.6    other than in the ordinary course of business or as required by Law or a Collective Bargaining Agreement or other agreements as in existence through the Closing Date or as permitted under the Leased Personnel Agreement, (i) hire any Zion Employee (other than to replace a Zion Employee who may have resigned or been terminated); (ii) increase the compensation or benefits payable to any Zion Employee; or (iii) transfer or terminate any Zion Employee (other than for cause or with consent of the Buyer or through voluntary termination or retirement);

6.1.1.7    other than in the ordinary course of business or as required by Law or a Collective Bargaining Agreement or other agreements as in existence through the Closing Date or as permitted under the Leased Personnel Agreement, enter into any new Collective Bargaining Agreements;

6.1.1.8    settle any claim or litigation that results in any material obligation imposed on the Zion Assets that could reasonably be likely to continue past the Closing Date;

6.1.1.9    enter into any individual requirements contract for goods or any commitment or contract for non-employment related services that will constitute an Assumed Liability and be delivered or provided after the Closing Date or such other date as the Parties mutually agree to be the date on which the Closing is expected to occur that exceeds  One Hundred Thousand Dollars ($100,000) per annum, unless such commitment or contract is terminable by Seller (or after the Closing Date by Buyer) upon not more than ninety (90) days notice without penalty or cancellation charge;

6.1.1.10            except as required by any Law or accounting principles generally accepted in the United States, change, in any material respect, its Tax practice or policy (including making new Tax elections or changing Tax elections and settling Tax controversies not in the ordinary course of business) with respect to the Zion Assets to the extent such change or settlement would be binding on Buyer and have a Seller Material Adverse Effect;

6.1.1.11            knowingly engage in any practice, take any action, fail to take any action, or enter into any transaction through the Closing Date that will result or may reasonably be anticipated to result in any misrepresentation or breach of any warranty of Seller hereunder as of the Closing Date;

6.1.1.12            amend Seller’s Decommissioning Trust Agreements in any way that would materially alter the business and investment practices with respect to the QDF and NDF; or

6.1.1.13            agree to enter into any of the transactions set forth in the foregoing provisions of this Section 6.1.1.

6.1.2.      During the period from the date hereof to the Closing Date, Seller shall also:

6.1.2.1    Make all required deposits to the QDF and the NDF and cause the Trustee to pay all Taxes, expenses and fees relating to the QDF and the NDF for the period that ends on the Closing Date;

6.1.2.2    Notify Buyer of any material amendments to Seller’s Decommissioning Trust Agreements;

6.1.2.3    Make available to Buyer monthly statements of assets of the QDF;

6.1.2.4    Make available to Buyer monthly statements of assets of the NDF; and

6.1.2.5    To the extent permitted by Law, accommodate Buyer’s reasonable requests regarding the investments (e.g., categories or specific) to be held by the NDF assets to be transferred to the Buyer NDF; provided, however, that the NDF shall be responsible for any Taxes resulting from such requests without reimbursement from Seller.

6.2.         Buyer’s, Buyer’s Parent and Guarantor’s Conduct of Business Relating to the Zion Assets.

6.2.1.      During the period from the date hereof to the Closing Date Buyer, Buyer’s Parent and Guarantor shall not:

6.2.1.1    Amend Buyer’s Certificate of Formation or Operating Agreement without the prior written consent of Seller;

6.2.1.2    Engage in any business activity or incur any Liability by or on behalf of Buyer, except as necessary in connection with the transactions contemplated by this Agreement;

6.2.1.3    Knowingly engage in any practice, take any action, fail to take any action, or enter into any transaction that will result or may reasonably be anticipated to result in any misrepresentation or breach of any warranty or covenant of Buyer, Buyer’s Parent or Guarantor hereunder or under the Ancillary Agreements;

6.2.1.4    Be or become owned, controlled or dominated by a foreign entity; or

6.2.1.5    Agree to take any action or enter into any transaction that would violate the foregoing provisions of this Section 6.2.1.

6.2.2.      During the period from the date hereof to the Closing Date, Buyer and Buyer’s Parent, as applicable, shall deliver to Seller:

6.2.2.1    As soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of Buyer’s Parent, a copy of Buyer’s Parent’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission with respect to such quarter (or, if Buyer’s Parent is not required to file a Quarterly Report on Form 10-Q, a copy of an unaudited consolidated balance sheet of Buyer’s Parent as of the end of such quarter and the related consolidated statement of income of Buyer’s Parent for the portion of the fiscal year of Buyer’s Parent ending on the last day of such quarter, in each case prepared in accordance with generally accepted accounting principles, subject to the absence of footnotes and to year-end audit adjustments), together with a certificate of the chief financial officer of Buyer’s Parent to the effect that such financial statements fairly present the consolidated financial condition of Buyer’s Parent as of the date thereof and results of operations for the period then ended;

6.2.2.2    As soon as available and in any event within one-hundred five (105) days after the end of each fiscal year of Buyer’s Parent, a copy of Buyer’s Parent’s Annual Report on Form 10-K filed with the Securities and Exchange Commission with respect to such fiscal year (or, if Buyer’s Parent is not required to file an Annual Report on Form 10-K, an audited copy of a consolidated balance sheet of Buyer’s Parent as of the last day of such fiscal year and the related audited consolidated statements of income, retained earnings and cash flows of Buyer’s Parent for such fiscal year, together with an opinion of Ernst & Young LLP or other certified public accountants of recognized national standing); and

6.2.2.3    As promptly as reasonably practicable, such other information concerning Buyer or Buyer’s Parent as Seller may reasonably request in order to verify the accuracy of the representations and warranties of Buyer and Buyer’s Parent.

6.3.         Access to Information; Protection of Proprietary Information.

6.3.1.      Between the date of this Agreement and the Closing Date, Seller will, during ordinary business hours, upon reasonable notice and subject to compliance with all applicable NRC rules and regulations and other applicable Laws (i) give Buyer and Buyer’s Representatives reasonable access to all management personnel engaged in the management of the Zion Assets and all books, documents, records, plants, offices and other facilities and properties constituting the Zion Assets; (ii) permit Buyer to make such reasonable inspections thereof as Buyer may reasonably request; (iii) furnish Buyer with such financial and other information with respect to the Zion Assets as Buyer may from time to time reasonably request; (iv) furnish Buyer a copy of each material report, schedule or other document filed or received by it since the date hereof with respect to the Zion Assets with the NRC or any other Governmental Authority having jurisdiction over the Zion Assets; provided, however, that (a) any such investigation shall be conducted in such a manner as not to interfere unreasonably with the ownership, use or management of the Zion Assets or other activities of Seller at the Zion Station Site; (b) Seller shall not be required to take any action which would constitute a waiver of the attorney-client privilege; and (c) Seller need not supply Buyer with any information that Seller is legally or contractually prohibited from supplying.

6.3.2.      From and after the date hereof, and ending two years after the termination of this Agreement if this Agreement is terminated:  (i) Buyer, Buyer’s Parent and Guarantor shall use and disclose, and shall cause their Representatives to use and disclose, Seller’s Proprietary Information only to the extent necessary to consummate the transactions contemplated by, and perform their obligations under, this Agreement and the Ancillary Agreements; and (ii) Seller shall use and disclose, and shall cause its Representatives to use and disclose, Buyer’s Proprietary Information only to the extent necessary to consummate the transactions contemplated by, and perform its obligations under, this Agreement and the Ancillary Agreements.

6.3.3.      Following the Closing Date and subject to all applicable NRC rules and regulations, each Party and its respective Representatives shall have reasonable access to all of the Business Books and Records in the possession of the other Party or Parties to the extent that such access may reasonably be required by such Party in connection with the Assumed Liabilities or the Excluded Liabilities, or other matters relating to or affected by the ownership, possession or use of the Zion Assets.  Such access shall be afforded by the Party or Parties in possession of such Business Books and Records upon receipt of reasonable advance notice and during normal business hours.  The Party or Parties exercising this right of access shall be solely responsible for any costs or expenses incurred by it or them pursuant to this Section 6.3.3.  The Party or Parties in possession of such Business Books and Records shall retain such Business Books and Records from and after the Closing Date so long as may be required by Law.  If the Party or Parties in possession of such books and records shall desire to dispose of any such Business Books and Records, such Party or Parties shall, prior to such disposition, give the other Party or Parties a reasonable opportunity at such other Party’s or Parties’ expense, to segregate and remove such Business Books and Records as such other Party or Parties may select.  Notwithstanding the foregoing, the right of access to medical records and other confidential employee records shall be subject to all applicable legal requirements.

6.3.4.      Seller agrees (i) not to release any Person (other than Buyer and Buyer’s Parent) from any confidentiality agreement now existing with respect to the Zion Assets, or waive or amend any provision thereof; and (ii) to promptly after the Closing Date assign any rights arising under any such confidentiality agreement (to the extent assignable) to Buyer and Buyer’s Parent.

6.3.5.      Notwithstanding the terms of Section 6.3.2, prior to the Closing, Buyer, Buyer’s Parent and Guarantor may reveal or disclose Proprietary Information to any other Persons as reasonably required in connection with Buyer’s, Buyer’s Parent’s or Guarantor’s obtaining the Irrevocable Letter of Credit or consents from third parties, including Buyer’s Parent’s existing lenders, and, to the extent that Seller consents, which consent shall not be unreasonably withheld, to existing and potential suppliers, and to such Persons with whom Buyer and Buyer’s Parent expect it may have business dealings regarding the Zion Assets from and after the Closing Date other than any Person who is a competitor of Seller; provided, however, that all such Persons agree in writing to maintain the confidentiality of the Seller Proprietary Information on substantially the same terms and conditions as those contained in Section 6.2.2; and provided, further, that Buyer, Buyer’s Parent and Guarantor shall be responsible for any breach by any such Persons of such confidentiality obligations.

6.3.6.      Buyer, Buyer’s Parent and Guarantor agree that, prior to the Closing Date, they will not contact any vendors, suppliers, employees, or other contracting parties of

Seller or Seller’s Affiliates with respect to any aspect of the Zion Assets or the transactions contemplated hereby, without the prior written consent of Seller, which consent shall not be unreasonably withheld.

6.3.7.      Upon Buyer’s, Buyer’s Parent’s or Guarantor’s or Seller’s (as the case may be) prior written approval (which approval shall not be unreasonably withheld), Seller, or Buyer, Buyer’s Parent or Guarantor (as the case may be) may provide Proprietary Information of any other Party to the NRC or any other Governmental Authority having jurisdiction over the Zion Assets or any portion thereof, as may be necessary to obtain Seller’s Required Regulatory Approvals or Buyer’s or Buyer’s Parent’s Required Regulatory Approvals, respectively.  The disclosing Party shall seek confidential treatment for the Proprietary Information provided to any such Governmental Authority and the disclosing Party shall notify the other Party whose Proprietary Information is to be disclosed, as far in advance as reasonably practical, of its intention to release to any Governmental Authority any such Proprietary Information. In the event that disclosure of Proprietary Information is required by order of a court or other Governmental Authority or by subpoena or other similar legal process, the Party subject to such order, subpoena or other legal process shall, to the extent permitted by Law, notify the other Party whose Proprietary Information is to be disclosed and the Parties shall consult and cooperate in seeking a protective order or other relief to preserve the confidentiality of Proprietary Information.

6.3.8.      Seller or Buyer, Buyer’s Parent or Guarantor (as the case may be) may, without the prior consent of the other Party, disclose Proprietary Information of any other Party as may be necessary to comply generally with any applicable Laws or with the rules of any applicable stock exchange.  The disclosing Party shall notify the other Party whose Proprietary Information is to be disclosed, as far in advance as reasonably practical, of its intention to release to any third party any such Proprietary Information.

6.3.9.      The Confidentiality Agreements shall be terminated and be of no further force or effect after the date hereof except for remedies for any breach of the Confidentiality Agreements arising prior to the date hereof.    After the Closing Date, Seller shall keep confidential all Proprietary Information provided by Buyer, Buyer’s Parent or Guarantor or which Seller possesses with respect to the Zion Assets, to the extent permitted by Law, and to the same extent and under the same conditions applicable to the obligations of Buyer, Buyer’s Parent and Guarantor with respect to Seller’s Proprietary Information as contained in this Agreement.  After the Closing Date, Buyer, Buyer’s Parent and Guarantor shall keep confidential all Proprietary Information provided by Seller or which Buyer, Buyer’s Parent or Guarantor possesses with respect to the Zion Assets, to the extent permitted by Law, and to the same extent and under the same conditions applicable to the obligations of Seller with respect to Buyer’s Proprietary Information as contained in this Agreement.

6.3.10.    Following termination of this Agreement, Buyer, Buyer’s Parent and Guarantor shall, within thirty (30) days after the request of Seller, return or destroy Seller’s Proprietary Information in the possession or control of Buyer, Buyer’s Parent or Guarantor or their Representatives, and Seller shall, within thirty (30) days after the request of Buyer, Buyer’s Parent or Guarantor, return or destroy Buyer’s Proprietary Information in the possession or control of Seller or its Representatives.  Notwithstanding the foregoing, a recipient or another Party’s Proprietary Information shall not be required to return or destroy such other Party’s Proprietary Information to the extent that (i) it directly relates to a matter that is or is expected to be the subject of litigation or claims, (ii) is commingled with other electronic records that are collected and maintained in a separate secure facility as part of information technology backup procedures in accordance with the normal course of business, (iii) is included in a Party’s disclosures to its or its Affiliate’s board of directors or similar governing body or the records of deliberations of such body in connection with the consideration of the authorization and approval of this Agreement and the transactions contemplated hereby, (iv) the recipient is required to retain such Proprietary Information under applicable Law, or (v) the recipient is a legal or other professional advisor to a Party with professional responsibilities to maintain client confidences.

6.4.         Expenses.

6.4.1.      Except to the extent specifically provided herein, whether or not the transactions contemplated hereby are consummated, each Party shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the cost of legal, technical and financial consultants, the costs of transition as set forth in the transition plan to be adopted by the parties in accordance with Section 6.5.3, and the cost of filing for and prosecuting applications for Required Regulatory Approvals.

6.4.2.      Except as provided in the Decommissioning Planning Contract, Buyer shall be responsible for all third party vendor costs and expenses incurred and relating to work performed with respect to the Zion Assets at the request of Seller after the date hereof.

6.5.         Further Assurances; Cooperation.

6.5.1.      Subject to the terms and conditions of this Agreement, each of the Parties will use Commercially Reasonable Efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws to consummate and make effective the sale, transfer, conveyance and assignment of the Zion Assets and the assignment of the Assumed Liabilities  or the exclusion of the Excluded Liabilities pursuant to this Agreement, including, without limitation, using Commercially Reasonable Efforts to ensure satisfaction of the conditions precedent to each Party’s obligations hereunder, including, without limitation, all Required Regulatory Approvals.  Notwithstanding anything in the previous sentence to the contrary, Seller and Buyer, Buyer’s Parent and

Guarantor shall use Commercially Reasonable Efforts to obtain all Permits and Environmental Permits necessary for Buyer to acquire and possess the Zion Assets and perform Decommissioning activities at the Zion Station Site.  Except as may be required by Law, neither Buyer, Buyer’s Parent or Guarantor nor Seller will, without the prior written consent of the others, advocate or take any action which would reasonably be expected to prevent or materially impede, interfere with or delay the transactions contemplated by this Agreement or which could reasonably be expected to cause, or to contribute to causing, the other Party or Parties to receive less favorable regulatory treatment than that sought by the Party or Parties.  Each Party shall cooperate with the other Parties in all Commercially Reasonable Efforts to lift any preliminary or permanent injunction or other order or decree by any federal or state court or Governmental Authority that restrains or prevents the consummation of the transactions contemplated hereby. The Parties shall cooperate and exercise Commercially Reasonable Efforts to assist in the establishment of effective interfaces with local and State of Illinois authorities in areas such as emergency planning and security, as well as in the government relations arena

6.5.2.      From time to time after the Closing Date, Seller will execute and deliver such documents to Buyer as Buyer may reasonably request, at Buyer’s expense, in order to more effectively consummate the sale and purchase, including the transfer, conveyance and assignment, of the Zion Assets or to more effectively vest in Buyer such title to the Zion Assets, subject to the Permitted Encumbrances.  From time to time after the Closing Date, without further consideration, Buyer will, at its own expense, execute and deliver such documents to Seller as Seller may reasonably request in order to evidence Buyer’s assumption of the Assumed Liabilities.

6.5.3.      During the period from the date hereof to the Closing Date, the Parties shall cooperate with each other to develop a transition plan and, as necessary, mutually acceptable agreements, to facilitate the transition of the information systems, computer applications and processing of data at the Facilities on and following the Closing Date.

6.5.4.      To the extent that Seller’s rights under any Seller’s Agreement may not be assigned without the consent of another Person which consent has not been obtained, this Agreement shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, shall use Commercially Reasonable Efforts to obtain any such required consent(s) as promptly as possible.  Seller and Buyer shall cooperate and shall each use Commercially Reasonable Efforts for a reasonable period of time after the Closing to obtain an assignment of such Seller’s Agreement to Buyer.  In the event that any such consent to assignment has not been obtained, the Parties agree to proceed under this Agreement to the extent permissible. The Parties shall equally share the expenses incurred in connection with the assignment of Seller’s Agreements; provided that Buyer shall be solely responsible for the payment of any license fee or other charge required to be paid to obtain any required consent from a third party in connection with any such assignment.

6.5.5.      During the period from the date hereof to the Closing Date, Buyer and Seller shall cooperate with each other to develop a transition plan and, as necessary, mutually acceptable agreements, to provide such services to each other for a reasonable period of time after the Closing Date as are reasonably necessary to ensure the continuity of support for Zion Station or other continuing activities at the Zion Station Site and the orderly completion of projects or other work in progress that would be adversely affected if those services were interrupted.

6.6.         Public Statements.

Upon or immediately following the execution and delivery of this Agreement, the Parties will issue a joint press release or coordinated separate press releases concerning this Agreement and the transactions contemplated hereby, in form and substance to be mutually agreed.  Subsequent to the initial joint press release or separate press releases contemplated by the preceding sentence and prior to the Closing Date, the Parties shall not issue any further press release or other public disclosure (other than required filings and other required public statements or testimony before regulatory authorities) with respect to this Agreement or the transactions contemplated hereby without first affording the non-disclosing Party the opportunity to review and comment on such press release or public disclosure, except as may be required by applicable Law or stock exchange rules.   On or immediately following the Closing Date, the Parties will issue a joint press release or coordinated separate press releases concerning the consummation of the transactions contemplated hereby, in form and substance to be mutually agreed.  The Parties shall reasonably cooperate in matters relating to the content and timing of public announcements and other public disclosures (other than required filings and other required public statements or testimony before regulatory authorities) relating to this Agreement or the transactions contemplated hereby.

6.7.         Consents and Approvals.

6.7.1.      Seller and Buyer shall each file or cause to be filed with the Federal Trade Commission and the Department of Justice any notifications required to be filed under the HSR Act and the rules and regulations promulgated thereunder with respect to the transactions contemplated hereby.  The Parties shall consult with each other, as to the appropriate time of filing such notifications and shall agree upon the timing of such filings, and respond promptly to any requests for additional information made by either of such agencies.  The Parties shall use their Commercially Reasonable Efforts to cause the waiting periods under the HSR Act to terminate or expire at the earliest possible date after the date of filing. Each Party will bear its own costs for the preparation and filing of any notification and report required by HSR or response to any request for additional information.

6.7.2.      As promptly as practicable after the date of this Agreement, Buyer and Seller, as applicable, shall make the filings necessary to obtain the Required Regulatory Approvals.  In fulfilling their respective obligations under this Section 6.7.2,

Buyer and Seller shall each use Commercially Reasonable Efforts to effect or cause to be effected any such filings within thirty (30) days after the date of this Agreement.  Prior to any Party’s submission of the applications contemplated by this Section 6.7.2, the submitting Party shall provide a draft of such application to the other Party for review and comment and the submitting Party shall in good faith consider any revisions reasonably requested by the reviewing Party.  Each Party will bear its own costs of the preparation and review of any such filings.

6.7.3.      As promptly as practicable after the date of this Agreement, Buyer and Seller shall file with NRC an application requesting consent under Section 184 of the Atomic Energy Act and 10 C.F.R. § 50.80 for the transfer of the NRC Licenses from Seller to Buyer, and approval of any conforming license amendments or other related approvals.  In fulfilling their respective obligations set forth in the immediately preceding sentence, each of Buyer and Seller shall use its Commercially Reasonable Efforts to effect any such filing within sixty (60) days after the date of this Agreement.  Each Party will bear its own costs of the preparation of any such filing and NRC fees shall be equally shared by the Parties.  Thereafter, Buyer and Seller shall cooperate with one another to facilitate NRC review of the application by providing the NRC staff with such documents or information that the NRC staff may reasonably request or require any of the Parties to provide or generate.

6.7.4.      Seller and Buyer, Buyer’s Parent and Guarantor shall cooperate with each other and, as promptly as practicable after the date of this Agreement: (i) prepare and make with any other Governmental Authority having jurisdiction over Seller, Buyer, Buyer’s Parent or the Zion Assets, all filings required to be made with respect to the transactions contemplated hereby (including those specified above); (ii) effect all applications, notices, petitions and filings and execute all agreements and documents; (iii) use Commercially Reasonable Efforts to obtain the transfer or reissuance to Buyer of all Permits, Environmental Permits, consents, approvals and authorizations of all Governmental Authorities; and (iv) use Commercially Reasonable Efforts to obtain all consents, approvals and authorizations of all other parties, in the case of each of the foregoing clauses (i), (ii) and (iii), necessary or advisable to consummate the transactions contemplated by this Agreement (including the Required Regulatory Approvals)  or required by the terms of any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, concession, contract, lease or other instrument to which Seller or Buyer, Buyer’s Parent or Guarantor is a party or by which any of them is bound.  The Parties shall respond promptly to any requests for additional information made by such agencies, use their respective Commercially Reasonable Efforts to participate in any hearings, settlement proceedings or other proceedings ordered with respect to the applications, and use their respective Commercially Reasonable Efforts to cause regulatory approval to be obtained at the earliest possible date after the date of filing.   Except as otherwise provided in Section 6.7.1, the Parties shall equally share costs of the preparation and review of any filing with any Governmental Authority, and the Parties shall equally share the cost of any filing fees or other charges payable to any Governmental Authority in connection therewith.  Seller and Buyer shall have the right to review in advance all characterizations of the information relating to the transactions contemplated by this Agreement which appear in any filing made in connection with the transactions contemplated hereby and the filing Party shall consider in good faith any revisions reasonably requested by the non-filing Party.

6.7.5.      Buyer shall have the primary responsibility for securing the transfer, reissuance or procurement of the Permits and Environmental Permits effective as of the Closing Date.  Seller shall cooperate with Buyer’s efforts in this regard and assist in any transfer or reissuance of a Permit or Environmental Permit held by Seller or the procurement of any other Permit or Environmental Permit when so requested by Buyer.  In the event that Buyer is unable, despite its Commercially Reasonable Efforts, to obtain a transfer or reissuance of one or more of the Permits or Environmental Permits as of the Closing Date, Buyer may use the applicable Permit or Environmental Permit issued to Seller, provided (i) such use is not unlawful; (ii) Buyer notifies Seller prior to the Closing Date; (iii) Buyer continues to make Commercially Reasonable Efforts to obtain a transfer or reissuance of such Permit or Environmental Permit after the Closing Date; and (iv) Buyer indemnifies Seller for any losses, claims or penalties suffered by Seller in connection with the  Permit or Environmental Permit that is not transferred or reissued as of the Closing Date resulting from Buyer’s ownership, possession or use of the Zion Assets on and following the Closing Date.

6.8.         Brokerage Fees and Commissions.

Seller, on the one hand, and Buyer, Buyer’s Parent and Guarantor, on the other hand, each represents and warrants to the other that no broker, finder or other Person is entitled to any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated hereby by reason of any action taken by the Party making such representation.  Seller, on the one hand, and Buyer, Buyer’s Parent and Guarantor, on the other hand, will pay to the other or otherwise discharge, and will indemnify and hold the other harmless from and against, any and all claims or liabilities for all brokerage fees, commissions and finder’s fees incurred by reason of any action taken by the indemnifying party.

6.9.         Tax Matters.

6.9.1.      All Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be shared equally by Buyer and Seller.  Buyer and Seller will file, to the extent required by applicable Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, will each join in the execution of any such Tax Returns or other documentation.  To the extent Buyer and Seller cannot agree with respect to any item to be included on such Tax Return, such dispute shall be resolved in the manner provided for in Section 6.9.5.  Prior to the Closing Date, Buyer will provide to Seller, to the extent possible, an appropriate exemption certificate in connection with this Agreement and the transactions contemplated hereby, due from each applicable taxing authority, and the Parties shall comply with all requirements and use Commercially Reasonable Efforts to secure applicable sales tax exemptions for the transactions contemplated by this Agreement.

6.9.2.      With respect to Taxes to be prorated in accordance with Section 3.3, Buyer shall prepare and timely file all Tax Returns required to be filed after the Closing with respect to the Zion Assets, if any, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns.  Buyer’s preparation of any such Tax Returns shall be subject to Seller’s approval to the extent that such Returns relate to any period, allocation or other amount for which Seller is responsible.  Buyer shall make such Tax Returns and all schedules and working papers supporting such Tax Returns available for Seller’s review and approval no later than thirty (30) Business Days prior to the due date for filing such Tax Return.  Seller shall respond no later than ten (10) Business Days prior to the due date for filing such Tax Return.  Subject to Section 6.9.5, not less than five (5) Business Days prior to the due date of any such Tax Return, Seller shall pay to Buyer its proportionate share of the amount shown as due on such Tax Return as determined in accordance with Section 3.3.  In the event Buyer and Seller cannot agree as to the preparation or the reporting of any material item on a Tax Return to be filed by Buyer, the dispute shall be settled in the manner provided by Section 6.9.5 and the cost of such Independent Accounting Firm shall be borne equally by the Parties; provided, however, that if the Independent Accounting Firm has not made a determination as of the date that such Tax Return is required to be filed, such Tax Return shall be filed in a manner consistent with Seller’s position; provided, further, that with respect to any such Tax Return that is filed prior to a determination by the Independent Accounting Firm, Seller and Buyer shall take all commercially reasonable steps to amend such Tax Return, if necessary, to reflect any material determination made by the Independent Accounting Firm.

6.9.3.      Seller shall cause the Trustee of the QDF to file the Tax Returns for the QDF for any periods ending on or before the Closing Date.   Prior to the Closing Date, Seller shall cause the Trustee of the QDF to pay estimated Income Taxes for the taxable period that ends on the Closing Date in an amount equal to the estimated Income Tax Liability of the QDF for the taxable period that ends on the Closing Date.  To the extent the amount of estimated Income Taxes paid pursuant to this Section 6.9.3 is less than the Income Tax Liability of the QDF for the taxable period that ends on the Closing Date, any such deficiency will be paid by Buyer’s QDF.  To the extent the amount of estimated Income Taxes is greater than the Income Tax Liability of the QDF for the taxable Period that ends on the Closing Date, any refund of such overpayment will be transferred by Seller or the QDF to Buyer’s QDF and treated as additional QDF decommissioning funds transferred to Buyer.

6.9.4.      Each of the Parties shall provide the other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to Liability for Taxes or effectuating the terms of this Agreement, and each will retain and provide the requesting Party with any records or information which may be relevant to such return, audit or examination, proceedings or determination.  Any information obtained pursuant to this Section 6.9.4 or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the Parties, except to the extent such information is required to be disclosed by Law.

6.9.5.      In the event that a dispute arises between Seller and Buyer as to the preparation or the reporting of any material item on a Tax Return to be filed by Buyer or the allocation of such Taxes between Seller and Buyer, the Parties shall attempt in good faith to resolve such dispute, and any agreed amount shall be paid to the appropriate Party within ten (10) Business Days after the date on which the Parties reach agreement.  If a dispute is not resolved within thirty (30) days after a Party having provided the other Party written notice of a dispute, the Parties shall submit the dispute for determination and resolution to Deloitte & Touche LLP or such other mutually agreeable firm of CPAs (which is not Seller’s, Buyer’s or Buyer’s Parents’ independent accountants) of recognized national standing (the “Independent Accounting Firm”), which shall be instructed to determine and report to the Parties in writing, within thirty (30) days after such submission, upon such disputed amount, and such written report shall be final, conclusive and binding on the Parties.  The Independent Accounting Firm shall act as an expert and not as an arbitrator and shall make findings only with respect to the remaining disputes so submitted to it (and not by independent review).  Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Independent Accounting Firm in resolving the dispute shall be borne equally by Buyer and Seller.  Any payment required to be made as a result of the resolution of the dispute by the Independent Accounting Firm shall be made within ten (10) days after such resolution, together with any interest determined by the Independent Accounting Firm to be appropriate.  Submission of a dispute to the Independent Accounting Firm shall not relieve any Party from any obligation under this Agreement to timely file a Tax Return or pay a Tax.

6.9.6.      The Parties shall file their respective tax returns consistent with (i) the private letter ruling received by the Parties with respect to the transactions contemplated by this Agreement and (ii) the representations made by the Parties to the IRS in connection with the request for such private letter ruling.

6.10.       Advice of Changes.

6.10.1.    Prior to the Closing Date, Seller will promptly advise Buyer, Buyer’s Parent or Guarantor, and Buyer, Buyer’s Parent or Guarantor will promptly advise Seller, in writing of any change or circumstance arising, or being discovered, after the date hereof that would constitute a material breach of any representation, warranty or covenant of the advising or any other Party under this Agreement.  If Buyer, Buyer’s Parent or Guarantor advises Seller, or if Seller advises Buyer, Buyer’s Parent or Guarantor of any material breach of a representation, warranty or covenant of Seller contained in this Agreement, Buyer, Buyer’s Parent or Guarantor shall have the right to terminate this Agreement in accordance with and subject to the provisions of Section 9.1.6.   If Seller advises Buyer, Buyer’s Parent or Guarantor, of if Buyer, Buyer’s Parent or Guarantor advises Seller, of any material breach of a representation, warranty or covenant of Buyer, Buyer’s Parent or Guarantor contained in this Agreement, Seller shall have the right to terminate this Agreement in accordance with and subject to the provisions of Section  9.1.7.  If a Party fails to exercise its termination right on or before the Closing Date, the written notice under this Section 6.10 will be deemed to have amended this Agreement, including the appropriate Schedule, or to have qualified the representations and warranties contained in Articles 4 and 5.  In addition to the actions permitted by Section 6.1, Seller shall be entitled to amend, substitute or otherwise modify any Seller’s Agreement to the extent that such Seller’s Agreement expires by its terms prior to the Closing Date or is terminable without Liability to Buyer on or after the Closing Date (other than an amendment that would extend the term thereof for a new term of years in excess of the then current term), or if the terms and conditions of such modified Seller’s Agreement constituting the Assumed Liabilities are on terms and conditions not less favorable to Buyer than the original Seller’s Agreement.

6.10.2.    As of a date no more than one (1) Business Day prior to the Closing, each of the Parties shall provide each other Party with any and all revisions, modifications and updates to the Schedules such that the Schedules will be true and correct as of such date.  To the extent that such revisions, modifications and updates do not, either individually or in the aggregate, have a Seller Material Adverse Effect or a Buyer Material Adverse Effect, as the case may be, then such revisions, modifications and updates will be deemed to be automatically incorporated into the Schedules.

6.11.       Employees.

On or before the Closing Date, Buyer may, in its discretion, make offers of employment to persons employed by Seller or its Affiliates at the Zion Station Site for employment with Buyer to commence on or following the Closing Date.  Any such person who receives and accepts any such offer of employment with Buyer shall become a Transferred Employee as of the Closing Date.  On or before the Closing Date, Buyer, Buyer’s Parent and Seller shall execute and deliver the Leased Personnel Agreement, which shall govern matters relating to Zion Employees.

6.12.       Decommissioning Funds.

6.12.1.    Between the date hereof and the Closing, Seller will make such deposits from time to time to its QDF and its NDF of the amounts of Decommissioning costs, if any, collected from customers as determined by the ICC; provided, however, that any such deposits to the QDF shall not exceed the maximum amounts permitted to be contributed to the QDF under Code Section 468A and any tax ruling issued to Seller by the IRS.

6.12.2.    Prior to the Closing Date, Seller will withdraw from the NDF aggregate amounts sufficient to reimburse Seller for (i) costs of SAFSTOR and decommissioning planning expenses through the Closing Date, provided that such amount shall be not more than Forty-two Million Dollars ($42,000,000) as of December 31, 2006, and not more than One Million Dollars ($1,000,000) per month thereafter, (ii) costs incurred under the Decommissioning Planning Contract, (iii) Taxes incurred on gains realized by the NDF on or prior to the Closing Date, (iv) any expenses incurred by Seller by reason of requirements of applicable Law that are reimbursable from the NDF, and  (v) any exigent or emerging expenses incurred by Seller on or before the Closing Date and reimbursable from the NDF, subject to prior discussions with Buyer.   Prior to the Closing Date, after giving effect to the withdrawals contemplated by the preceding sentence, Seller will transfer assets from the NDF into the QDF not to exceed the maximum amount permitted under Code Section 468A, the Treasury Regulations, and any tax ruling issued to Seller by the IRS, subject to the requirements of Section 6.12.3.

6.12.3.    Notwithstanding the provisions of Section 6.12.2, Seller shall retain in the NDF as of the Closing (i) assets having an aggregate value equal to the sum of Twenty-five Million Dollars ($25,000,000), plus an amount equal to the Taxes incurred on gains realized by the NDF on or prior to the Closing Date, if not previously withdrawn pursuant to Section  6.12.2, plus (ii) if and to the extent that the assets described in the preceding clause are assets other than cash, additional assets having a value, as determined by Seller, sufficient to compensate the NDF for the Taxes that would be paid on unrealized gains on such assets if they were liquidated by the NDF on the Closing Date.  If and to the extent that the assets in the NDF are insufficient to satisfy the requirements of the preceding sentence and Section 6.12.2, Seller may withdraw the deficiency from the QDF on or prior to the Closing Date and contribute such withdrawn assets to the NDF to the extent permitted by Code Section 468A, the Treasury Regulations, and Seller’s Decommissioning Trust Agreements.

6.12.4.    On or before the Closing Date, Buyer will establish the Post-Closing Decommissioning Trust Agreement, which shall include the provisions set forth in Exhibit L.  Buyer shall not amend the Post-Closing Nuclear Decommissioning Trust Agreement at any time before or after the Closing Date to modify the provisions set forth in Exhibit L without the prior written consent of Seller, which consent shall not be unreasonably withheld. On or prior to the Closing Date, Buyer will (a) create and maintain the Buyer QDF in accordance with NRC requirements and in compliance with the requirements of Section 468A of the Code and the Treasury Regulations and (b) create and maintain the Buyer NDF in accordance with NRC requirements.  On the Closing Date, after giving effect to the requirements of Sections 6.12.2 and 6.12.3, Seller shall cause to be transferred to the Buyer QDF all of the assets of the QDF.  In the event that any funds remain in the NDF after giving effect to the requirements of Sections 6.12.2 and 6.12.3, such funds shall be transferred to the Buyer NDF.

6.12.5.    On or prior to the Closing Date, Buyer shall create and maintain a third Decommissioning Trust that is segregated from the Buyer NDF and Buyer QDF (the “Buyer Backup NDT”).  The Buyer Backup NDT shall serve as an additional or backup decommissioning funding assurance for Zion Station.  The Buyer Backup NDT will be an obligee of the Irrevocable Letter of Credit and will hold the Disposal Capacity Asset.  Any payments made pursuant to the Irrevocable Letter of Credit or cash collateral provided in lieu of the Irrevocable Letter of Credit are to be paid to and held by the Buyer Backup NDT.

6.12.6.    Buyer shall take all steps necessary to satisfy any requirements imposed by the NRC regarding the Decommissioning funds, in a manner sufficient to obtain NRC approval of the transfer of the NRC Licenses from Seller to Buyer.

6.12.7.    The Parties shall not take any actions that would cause the actual Tax consequences of the transactions contemplated by this Agreement to differ from or be inconsistent with the private letter rulings set forth in the Required Regulatory Approvals.  Buyer shall maintain the Buyer QDF in compliance with the requirements of Code Section 468A and the applicable Treasury Regulations throughout the period beginning on the Closing Date and ending upon the Put Option Closing.

6.12.8.    Seller shall cause the Trustee of the QDF and the NDF to pay final expenses for trustee and investment management fees and other administrative expenses of the QDF and the NDF relating to transactions on or prior to the Closing Date to the extent practicable before the Closing Date.  Seller shall cause the Trustee of the QDF and the NDF to notify Buyer in writing of any such QDF and NDF expenses due on or after the Closing Date.  Buyer shall direct the trustee of the Buyer QDF and the Buyer NDF to pay the Taxes (other than Taxes for which provision has been made through assets retained by the NDF pursuant to Section 6.12.3) and expenses identified in the preceding sentence to the extent not paid before the Closing Date.  Buyer shall ensure that the Post-Closing Decommissioning Trust Agreement allows for the payment of such expenses.

6.13.       Spent Nuclear Fuel Fees.

Between the date hereof and the Closing Date, and at all times thereafter, Seller will remain liable for all Spent Nuclear Fuel Fees and any other fees associated with electricity generated at Zion Station and sold prior to the Closing Date, and Buyer shall have no Liability or responsibility therefor.

6.14.       Department of Energy Decontamination and Decommissioning Fees.

Seller will continue to pay all Department of Energy Decontamination and Decommissioning Fees relating to Nuclear Fuel purchased and consumed at Zion Station prior to the Closing Date, including all annual Special Assessment invoices (if any) to be issued after the Closing Date by the Department of Energy, as contemplated by its regulations at 10 C.F.R. Part 766 implementing Sections 1801, 1802, and 1803 of the Atomic Energy Act.

6.15.       Cooperation Relating to Insurance and Price-Anderson Act.

Until the Closing, Seller will maintain, or cause to be maintained, in effect (a) insurance in amounts and against such risks and losses as is customary in the commercial nuclear power industry and (b) not less than the level of property damage and liability insurance for the Facilities as in effect on the date hereof.  Seller shall cooperate with Buyer’s efforts to obtain insurance, including insurance required under the Price-Anderson Act or other Nuclear Laws with respect to the Zion Assets.  In addition, subject to Buyer’s written commitment to satisfy its indemnification obligations under Section 8.1.1, Seller agrees to use Commercially Reasonable Efforts to assist Buyer in making any claims against pre-Closing insurance policies that may provide coverage related to Assumed Liabilities.  Buyer shall reimburse Seller for its reasonable out-of-pocket expenses incurred in providing such assistance and cooperation and shall not take any action which shall adversely affect any residual rights of Seller in such insurance policies.

6.16.       Release of Seller.

Buyer shall use Commercially Reasonable Efforts to support Seller’s efforts to obtain a written release of Seller effective as of the Closing with respect to obligations arising on or after the Closing Date under any of the Seller’s Agreements assigned to Buyer hereunder.

6.17.       NRC Commitments.

Seller (until the Closing) and Buyer (after the Closing) shall maintain and use the Facilities and the Zion Assets in accordance with the NRC Commitments, the NRC Licenses, applicable NRC regulations and policies and with applicable Laws, including Nuclear Laws.

6.18.       Decommissioning.

Buyer shall commit to the NRC, the ICC (if required) and other applicable Governmental Authorities that Buyer will complete, at its expense, the Decommissioning of the Facilities and the Zion Station Site (except for the onsite storage of Spent Nuclear Fuel), and that it will complete all Decommissioning activities in accordance with all Nuclear Laws and Environmental Laws, including applicable requirements of the Atomic Energy Act and the NRC’s rules, regulations, orders and guidance thereunder.  In the event that the NRC, the ICC or other Governmental Authority requires Buyer to provide Decommissioning funding assurance in an amount in excess of the Decommissioning Funds, Buyer, Buyer’s Parent and/or Guarantor (or such other entity as shall be acceptable to the NRC) shall post a guaranty or other financial assurances or take such other action as is sufficient to cover such excess Decommissioning funding in such form as required by the such Governmental Authority.

6.19.       Nuclear Insurance Policies.

In addition to any insurance that may be required under the Lease Agreement, on and after the Closing Date, Buyer shall have and maintain in effect policies of liability and property insurance with respect to the ownership, possession, use and maintenance of the Facilities which shall afford protection against the insurable hazards and risks with respect to which nuclear facilities of similar size and type to the Facilities customarily maintain insurance, and which meets the requirements of the NRC Licenses.  Such coverage shall include nuclear liability insurance from ANI in such form and in such amount as will meet the financial protection requirements of the Atomic Energy Act as provided in the NRC Licenses, and an agreement of indemnification as contemplated by Section 170 of the Atomic Energy Act. Buyer shall maintain Nuclear Liability Facility Form at such limit as required by the NRC Licenses and Nuclear Liability Shippers & Transporters coverage at a limit of $300 million during the Lease Term.   Buyer shall maintain a NEIL property policy, or a similar policy, with limits of at least $100 million to comply with NRC regulations.  Seller shall be included as additional insured and loss payee on such insurance.  In the event that Buyer can not acquire such insurance from NEIL, Seller will purchase the coverage at Buyer’s expense. In the event that the nuclear liability protection system contemplated by Section 170 of the Atomic Energy Act is repealed or changed, Buyer shall have and maintain in effect, to the extent commercially available on reasonable terms, alternate protection against nuclear liability.

6.20   Illinois Governmental Authorities.

If requested by the ICC or any other Illinois Governmental Authority (“Illinois Authorities”), Buyer, Buyer’s Parent and Guarantor will appear before said Illinois Authorities and present testimony, respond to interrogatories and requests for discovery, or otherwise provide information requested by Illinois Authorities regarding the management, financial condition and financial resources, corporate structure, ownership and control, engineering systems, designs, techniques, processes and know-how, costs of operation and Decommissioning work, business relationships with Affiliates, contractual terms, projections and other matters of interest identified by Illinois Authorities.  Buyer, Buyer’s Parent and Guarantor will commit to any record-keeping and record-retention requests that Illinois Authorities may impose or that ComEd may reasonably request.  Seller and Buyer, Buyer’s Parent and Guarantor shall cooperate in responding or dealing with Illinois Authorities on matters that relate to the performance of this Agreement or the transactions contemplated hereby.  Buyer, Buyer’s Parent and Guarantor shall keep Seller and ComEd informed of any inquiries by, or communications with, Illinois Authorities relating to the Zion Assets, Decommissioning the Zion Assets, or the Site.  The Parties agree that Seller will take the lead in developing plans to address and respond to matters raised by Illinois Authorities.

6.21   Project Budget and Schedule.

6.21.1  Not less than thirty (30) days prior to the Closing Date, Buyer will deliver to Seller a detailed Project Budget (the “Original Project Budget”) showing Buyer’s best estimates of project costs and expenses, including contingency reserves, in order to achieve the Site Restoration Milestones, the Target Completion Date, and End State Conditions according to the schedule for the Decommissioning and other work contemplated by the Lease Agreement, without giving effect to any potential extension of the schedule for such work by reason of conditions of Force Majeure or Schedule Extension Conditions.  All estimated project costs and expenses, including contingency reserves, shall be reflected in the Original Project Budget for each of the major phases or categories of work identified in the Original Project Budget as License Termination, Spent Fuel Management, and Site Restoration (each referred to herein as a “Major Budget Category”) detailed to a level 3 Work Breakdown Structure within each such Major Budget Category.  The Original Project Budget shall show that Costs to Completion do not exceed the Projected NDT Value and shall demonstrate to the satisfaction of the NRC an allocation of budget resources sufficient for License Termination and Spent Fuel Management.

6.21.2  Buyer may revise the Project Budget on or before the Closing Date with the consent of Seller.  From time to time after the Closing Date, Buyer may revise the Project Budget under the circumstances described below if Buyer, in good faith, determines that changes are necessary because of actual or expected changes in project costs and expenses, including contingency reserves.  Buyer shall provide a copy of each revised Project Budget to Seller promptly following completion of such revised Project Budget. Buyer may revise the Project Budget without the consent of Seller by re-allocating budgeted costs and expenses, including contingency reserves, among the detailed line items within any Major Budget Category, provided that the aggregate budgeted costs and expenses, including contingency reserves, for the detailed line items within that Major Budget Category do not exceed the budgeted amount for that Major Budget Category in the previous Project Budget.  Buyer may also revise the Project Budget without the consent of Seller by re-allocating budgeted costs and expenses, including contingency reserves, among the Major Budget Categories, provided that the budgeted costs and expenses, including contingency reserves, for each Major Budget Category do not exceed the amount budgeted for such Major Budget Category in the Original Project Budget by more than 12%, and provided that such increase is fully offset by reductions in the budgeted costs and expenses, including contingency reserves, for one or more other Major Budget Categories.  Quarterly, within thirty (30) days after each submission of a Disbursement Certificate, Buyer may also revise the Project Budget up or down without the consent of Seller if Buyer has fully complied with the provisions set forth in Sections 6.21.3, 6.21.4, 6.21.5, 6.21.6 and 6.21.7.  Notwithstanding the foregoing, the Project Budget shall at all times demonstrate to the satisfaction of the NRC an allocation of budget resources sufficient for License Termination and Spent Fuel Management.

6.21.3  Annually, within thirty (30) days after each anniversary of the Closing Date, Buyer shall present to Seller a report (the “Annual Status Report), signed and certified as true and correct by Authorized Officers, setting forth as of a date (not more than 30 days prior to delivery of such Annual Status Report) specified in such Annual Status Report (a) cumulative project costs and expenses budgeted for each Major Budget Category detailed to a level 3 Work Breakdown Structure within each Major Budget Category, (b) cumulative project costs and expenses incurred for each Major Budget Category detailed to a level 3 Work Breakdown Structure within each Major Budget Category for which a disbursement has been made from the Buyer QDF or Buyer NDF, (c) cumulative project costs and expenses incurred for each Major Budget Category detailed to a level 3 Work Breakdown Structure within each Major Budget Category for which a disbursement has not been made from the Buyer QDF or Buyer NDF, (d) cost variances, (e) the aggregate amount of any pending requests for  disbursement from the Buyer QDF or Buyer NDF by Major Budget Category detailed to a level 3 Work Breakdown Structure within each Major Budget Category, (f) Buyer’s good faith estimate of Costs to Completion within each Major Budget Category detailed to a level 3 Work Breakdown Structure within each Major Budget Category, (g) Buyer’s good faith estimate of Projected NDT Value with reasonable supporting detail, and (h) the aggregate amount of Deferred Receivables.

6.21.4  In the third, sixth, ninth and twelfth full calendar months following the Closing Date and in the corresponding calendar months of each successive year thereafter, and at other times as Buyer may elect, Buyer shall submit to Seller a certification and sworn statement of Authorized Officers (a “Disbursement Certification”) which shall: (a) state that (1) all project work and materials and services for which disbursement has been made or is being requested from the Buyer QDF or Buyer NDF have been performed or delivered in connection with the Decommissioning and other work required to achieve End State Conditions, (2) disbursements requested to be made from the Buyer QDF or the Buyer NDF to reimburse Buyer for expenses for materials or services purchased will be used by Buyer to satisfy obligations to pay for such materials or services that have been paid in cash or are due and payable in cash, and (3) all costs and expenses related to such work and materials and services are contemplated by the Project Budget, (4) there are no undisclosed costs in excess of budgeted amounts for any Major Budget Category, and (5) there are no undisclosed project costs to be funded from sources other than the Buyer QDF and the Buyer NDF; and (b) set forth (1) Buyer’s good faith estimate of Costs to Completion within each Major Budget Category detailed to a level 3 Work Breakdown Structure within each Major Budget Category, (2) Buyer’s good faith estimate of Projected NDT Value with reasonable supporting detail, and (3) the aggregate amount of Deferred Receivables.

6.21.5  If at any time Buyer has reason to believe that Costs to Completion, less Deferred Receivables, exceed Projected NDT Value and Buyer is not required to deliver a Disbursement Certification within the immediately succeeding thirty (30) calendar days, Buyer shall submit to Seller a certification and sworn statement of Authorized Officers (a “Deficiency Certification”) which shall set forth (a) Buyer’s good faith estimate of Costs to Completion within each Major Budget Category detailed to a level 3 Work Breakdown Structure within each Major Budget Category, (b) Buyer’s good faith estimate of Projected NDT Value with reasonable supporting detail, and (c) the aggregate amount of Deferred Receivables.  If, at any time after delivery of a Deficiency Certification, Buyer has reason to believe that the amount by which Costs to Completion, less Deferred Receivables, exceed Projected NDT Value has increased, Buyer shall submit an additional Deficiency Certification (but not more frequently than monthly), unless at the time such additional Deficiency Certification is required to be delivered Buyer is required to deliver a Disbursement Certification.

6.21.6  If any Disbursement Certification required by Section 6.21.4 or any Deficiency Certification required by Section 6.21.5 discloses that Costs to Completion, less Deferred Receivables, exceed Projected NDT Value, Buyer shall have a period not to exceed ninety (90) days from the date of delivery of the first such Disbursement Certification or Deficiency Certification to provide satisfactory mitigation to the projected costs and schedule in order to achieve End State Conditions in accordance with the Project Budget and Project Schedule.   If after ninety (90) days Buyer does not deliver to Seller a Disbursement Certification reflecting that Costs to Completion, less Deferred Receivables, are less than or equal to Projected NDT Value, unless otherwise agreed between Buyer and Seller, Buyer and/or Buyer’s Parent shall at its or their option either (a) increase the amount of the Irrevocable Letter of Credit to $200 million (or such lesser amount to which the amount of the Irrevocable Letter of Credit has been reduced in accordance with the Credit Support Agreement) plus the amount by which Costs to Completion, less Deferred Receivables, exceed Projected NDT Value or (b) defer a portion of each disbursement otherwise available to Buyer from the Buyer QDF and the Buyer NDF by the lesser of (1) the amount by which Costs to Completion, less Deferred Receivables, exceed

Projected NDT Value or (2) the amount of the disbursement requested in any pending disbursement request and each subsequent disbursement request until the aggregate balance of Deferred Receivables is equal to or greater than the amount by which Costs to Completion exceed Projected NDT Value.  If any subsequent Disbursement Certification or Deficiency Certification discloses an increase in the aggregate amount by which Costs to Completion exceed Projected NDT Value, the requirements of the preceding sentence shall apply to such increased amount.  If, in any subsequent Disbursement Certification, Authorized Officers certify that Costs to Completion are less than or equal to Projected NDT Value, such amounts that have been deferred in accordance with this Section 6.21.6 may be disbursed, without interest, from the Buyer QDF or the Buyer NDF if Buyer elected to defer distributions in accordance with the preceding clause (b), or the face amount of the Irrevocable Letter of Credit may be reduced to $200 million (or such lesser amount to which the amount of the Irrevocable Letter of Credit has been reduced in accordance with the Credit Support Agreement) if Buyer and Buyer’s Parent elected to increase the face amount of the Irrevocable Letter of Credit in accordance with the preceding clause (a).

6.21.7  Buyer shall not request a disbursement from the Buyer QDF or the Buyer NDF at any time that Buyer has reason to believe that Costs to Completion, less Deferred Receivables, exceed Projected NDT Value, unless Buyer has complied with the requirements of Section 6.21.6.  Buyer shall provide Seller a copy of each request for disbursement from the Buyer QDF and the Buyer NDF and each certificate and sworn statement that Buyer presents to the Trustee under the Post-Closing Nuclear Decommissioning Trust Agreement in support of a request for disbursement of funds from the Buyer QDF or the Buyer NDF and each material communication between Buyer and the Trustee relating to disbursements.  Buyer shall not request a disbursement from the Buyer QDF or the Buyer NDF in the third, sixth, ninth or twelfth full calendar month following the Closing Date or in the corresponding calendar months of each successive year thereafter unless Buyer has provided Seller with the Disbursement Certification for such month as required by Section 6.21.4. Buyer shall not request a disbursement from the Buyer QDF or the Buyer NDF to reimburse Buyer for any expense for materials or services purchased if Buyer has not paid for such materials or services or Buyer’s obligation to pay for such materials or services is not due and payable in cash.  At the request of Seller from time to time, but not more frequently than once in any period of twelve (12) consecutive calendar months, Buyer and Buyer’s Parent will allow Seller, through its own personnel or through its independent auditors, to examine books and records of Buyer and Buyer’s Parent that contain financial information (including supporting information) relating to or disclosing Costs to Completion, Deferred Receivables, disbursements from the Buyer QDF and the Buyer NDF, and other matters, including costs incurred and accounts payable, relevant to compliance with this Section 6.21 or the accuracy of information provided to Seller pursuant to this Section 6.21.

6.21.8  If, based on reasonable supporting detail Seller disagrees with Buyer’s calculation of Costs to Completion, as set forth in any Annual Status Report delivered to Seller pursuant to Section 6.21.3, any Disbursement Certification delivered to Seller pursuant to Section 6.21.4, or any Deficiency Certification delivered to Seller pursuant to Section 6.21.5, Buyer and Seller will first attempt to resolve the disagreement through discussions among the appropriate personnel, including their senior officers as necessary.  If such discussions are not productive in resolving the dispute within fifteen (15) days after the dispute is raised by Seller, Buyer and Seller will engage a mutually agreed upon professional dispute resolution mediator with expertise in the subject matter of the dispute to assist in mediating the disagreement.  All discussions and communications relating to the resolution of any such disagreement shall be treated as compromise and settlement negotiations for purposes of the Federal Rules of Evidence and applicable state rules of evidence and shall not be admissible as evidence in any arbitration proceeding pursuant to Section 6.21.9 or any other legal proceeding.   If (a) Seller’s estimate of Costs to Completion exceed Buyer’s calculation of Costs to Completion (in each case as of the date of determination specified in the Annual Status Report, Disbursement Certification, or Deficiency Certification to which the dispute relates) by more than 5% and (b) Seller’s estimate of Costs to Completion, less Deferred Receivables, exceeds Projected NDT Value (in each case as of the date of determination specified in the Annual Status Report, Disbursement Certification, or Deficiency Certification to which the dispute relates) and (c)Buyer and Seller are unable to resolve their disagreement (including resolution by a mutually agreed increase in Deferred Receivables) through discussions or mediation within thirty (30) days after the dispute is raised by Seller, Seller will have the right to invoke arbitration pursuant to Section 6.21.9 to resolve the disagreement.

6.21.9   If (a) the procedures referenced in Section 6.21.8 are invoked but do not result in resolution of the dispute within thirty (30) days after the dispute is raised and (b) Seller’s estimate of Costs to Completion exceed Buyer’s calculation of Costs to Completion (in each case as of the date of determination specified in the Annual Status Report, Disbursement Certification, or Deficiency Certification to which the dispute relates) by more than 5% and (c) Seller’s estimate of Costs to Completion, less Deferred Receivables, exceeds Projected NDT Value (in each case as of the date of determination specified in the Annual Status Report, Disbursement Certification, or Deficiency Certification to which the dispute relates), Seller may, at its option, submit the dispute to binding arbitration by giving notice to the Buyer and  the American Arbitration Association (the “Association”), whereupon such dispute shall be resolved by binding arbitration according to the following provisions.  For any dispute to be resolved by binding arbitration, Buyer and Seller shall each have the right to designate an arbitrator of its choice, who need not be from the Association panel of arbitrators, but who shall not have been previously an employee of either Buyer or Seller or their respective Affiliates and shall not have any direct or indirect interest in Buyer or Seller or their respective Affiliates or the subject matter of the arbitration.   Such designations shall be made by notice to the other party and to the Association within ten (10) days after Seller gives notice of the demand for arbitration.  The arbitrators designated by Buyer and Seller shall, within ten (10) days after the designation of the last of the two arbitrators to be designated by Buyer and Seller, designate a third arbitrator who shall act as chairman of the panel of three arbitrators.  If either Buyer or Seller fails to designate an arbitrator of its choice within ten (10) days after Seller gives notice of the demand for arbitration, the first designated arbitrator shall select the remaining two arbitrators.  If the arbitrators designated by Buyer and Seller cannot or do not select a third arbitrator within such ten (10) day period, either Buyer or Seller may apply to the Association for the purpose of appointing any person listed with the Association as the third independent arbitrator under the expedited rules of the Association. The resulting panel of three arbitrators shall hear and make a decision with respect to the dispute submitted to such arbitration.   The arbitration shall be held in Chicago, Illinois, or in any other location established by mutual agreement of Buyer and Seller.  The rules of the Association shall apply to the arbitration to the extent not inconsistent with the requirements of this Section 6.21.9.  Buyer and Seller shall provide each other reasonable access to their respective files and records and the files and records of their respective Affiliates, to the extent those files and records are relevant to the dispute, at all times prior to the arbitration hearing, and Buyer and Seller shall be entitled to conduct discovery as provided in the Federal Rules of Civil Procedure for a period of forty-five (45) days after Seller gives notice of the demand for arbitration. In the event of any dispute related to the scope of discovery, either Buyer or Seller may request resolution of such dispute by the arbitrators.  Not less than ten (10) days prior to the arbitration hearing, Buyer and Seller shall exchange briefs and documents to be submitted into evidence at the hearing.   The arbitrators shall hold a two-day hearing on the dispute within twenty (20) days after the later of the appointment of the third arbitrator or the conclusion of discovery.  At such hearing, Buyer and Seller each shall be allowed a period of eight (8) hours to present its case and closing and rebuttal arguments to the arbitrators, unless otherwise mutually agreed between Buyer and Seller or as may otherwise be determined by the arbitrators upon application of Buyer or Seller.  The arbitrators shall render their decision in writing within ten (10) days after the conclusion of the hearing solely on the basis of the documents, testimony and arguments presented at the hearing.  Each of Buyer and Seller and their respective Affiliates will bear their own expenses with respect to the arbitration; provided, however, that (a) the arbitrators, upon application of Seller, may assess costs and expenses against Buyer if (1) the arbitrators determine that Costs to Completion exceed Buyer’s calculation of Costs to Completion (in each case as of the date of determination specified in the Annual Status Report, Disbursement Certification, or Deficiency Certification to which the dispute relates) by more than 5% and (2) Seller’s estimate of Costs to Completion, less Deferred Receivables, exceeds Projected NDT Value (in each case as of the date of determination specified in the Annual Status Report, Disbursement Certification, or Deficiency Certification to which the dispute relates); (b) the arbitrators, upon application of Buyer, may assess costs and expenses against Seller if (1) the arbitrators determine that Costs to Completion are less than 105% of Buyer’s calculation of Costs to Completion (in each case as of the date of determination specified in the Annual Status Report, Disbursement Certification, or Deficiency Certification to which the dispute relates) or (2) Costs to Completion, less Deferred Receivables, are less than Projected NDT Value (in each case as of the date of determination specified in the Annual Status Report, Disbursement Certification, or Deficiency Certification to which the dispute relates); and (c) upon application of Buyer or Seller, the arbitrators may assess costs and expenses against either Buyer or Seller if the arbitrators shall deem such assessment just and equitable.  Any award of the arbitrators may be enforced in any court of competent jurisdiction by a party in whose favor such award is made. If the arbitrators determine that Costs to Completion exceed Buyer’s calculation of Costs to Completion (in each case as of the date of determination specified in the Annual Status Report, Disbursement Certification, or Deficiency Certification to which the dispute relates) by more than 5% and Costs to Completion as determined by the arbitrators, less Deferred Receivables, exceeds Projected NDT Value (in each case as of the date of determination specified in the Annual Status Report, Disbursement Certification, or Deficiency Certification to which the dispute relates), the arbitrators’ determination of Costs to Completion within any Major Budget Category detailed to a level 3 Work Breakdown Structure within each such Major Budget Category shall be binding on Buyer in any subsequent calculation by Buyer of Costs to Completion, in the absence of any subsequent experience or other objective facts that would serve as a basis for Buyer to revise such Costs to Completion as determined by the arbitrators.

6.21.10  If at any time the aggregate amount of Deferred Receivables exceeds $50 million, Buyer’s Parent will contribute cash to the capital of Buyer from time to time in an aggregate amount equal to such excess, plus additional sums necessary from time to time to enable Buyer to pay vendors for materials and services within established terms of trade payables and otherwise meet current operating expenses of Buyer as and when such expenses are incurred and become due and payable.   In lieu of making all or any portion of such capital contributions, Buyer’s Parent may (a) make unsecured loans or advances to Buyer in like amounts that (1) are expressly subordinated to all other obligations of Buyer, including contingent obligations of Buyer to Seller, and (2) are not due and payable at any time when the aggregate of Deferred Receivables exceed $50 million, or (b) defer the payment of claims for money due from Buyer to Buyer’s Parent or any Affiliates of Buyer’s Parent if (1) such deferred claims for money due are expressly subordinated to all other obligations of Buyer, including contingent obligations of Buyer to Seller, and (2) such deferred claims for money due will not be due and payable at any time when the aggregate of Deferred Receivables exceeds $50 million.  Without limiting the preceding requirements of this Section 6.21.10, Buyer’s Parent will, from time to time, contribute to the capital of Buyer or make unsecured loans and advances to Buyer in order to assure that Buyer has adequate cash resources (in addition to the available resources of the Buyer QDF and the Buyer NDF) to pay its vendors for materials and services within established terms of trade payables and otherwise meet current operating expenses of Buyer as and when such expenses are incurred and become due and payable, except for any claims for money due from Buyer to Buyer’s Parent or any Affiliates of Buyer’s Parent that are deferred in accordance with the preceding sentence. Within thirty (30) days after the close of each calendar month following the Closing Date, Buyer shall deliver to Seller a schedule setting forth, as of the end of the preceding calendar month, an aging of accounts payable of Buyer to vendors other than Buyer’s Parent or any Affiliates of Buyer’s Parent, which shall show that not less than ninety-five percent (95%) of such accounts payable (by dollar volume) are within applicable trade terms, excepting any such accounts payable that may be disputed in good faith by Buyer; provided that Buyer shall not be required to provide such aging schedule at any time when the aggregate of all such accounts payable to vendors other than Buyer’s Parent or any Affiliates of Buyer’s Parent do not exceed $10,000,000.

6.22   Claims Against Buyer.  Until End State Conditions are achieved and the Put Option Closing occurs, Buyer’s Parent shall not, in its capacity as a creditor of Buyer or as the holder of membership interests in Buyer, petition or otherwise invoke or cause Buyer to invoke, or acquiesce in any action to invoke, the process of any court or governmental authority for the purpose of commencing or sustaining a case against Buyer under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of Buyer or any substantial part of the property of Buyer, or ordering the winding up or liquidation of the affairs of Buyer.  Until End State Conditions are achieved and the Put Option Closing occurs, Guarantor shall not, in its capacity as a creditor of Buyer’s Parent or as the holder of membership interests in Buyer’s Parent, petition or otherwise invoke or cause Buyer’s Parent to invoke, or acquiesce in any action to invoke, the process of any court or governmental authority for the purpose of commencing or sustaining a case against Buyer’s Parent under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of Buyer’s

Parent or any substantial part of the property of Buyer’s Parent, or ordering the winding up or liquidation of the affairs of Buyer’s Parent.  Until End State Conditions are achieved and the Put Option Closing occurs, Buyer’s Parent and Guarantor shall not cause or permit an Affiliate of Buyer’s Parent or Guarantor, in its capacity as a creditor of Buyer, to petition or otherwise invoke or cause Buyer or Buyer’s Parent to invoke, or acquiesce in any action to invoke, the process of any court or governmental authority for the purpose of commencing or sustaining a case against Buyer under an federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of Buyer or Buyer’s Parent or any substantial part of the property of Buyer or Buyer’s Parent, or ordering the winding up or liquidation of the affairs of Buyer or Buyer’s Parent.

7.             CONDITIONS

7.1.         Conditions to Obligations of Buyer.

The obligations of Buyer to purchase the Zion Assets and to consummate the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date (or the waiver by Buyer) of the following conditions:

7.1.1.      No preliminary or permanent injunction or other order or decree by any Governmental Authority which restrains or prevents the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements shall have been issued and remain in effect and no statute, rule or regulation shall have been enacted by any Governmental Authority which prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

7.1.2.      All Required Regulatory Approvals shall have been received, in form and substance reasonably satisfactory to Buyer and such approvals shall be in full force and effect and either (i) shall be final and non-appealable or (ii) if not final and non-appealable, shall not be subject to the possibility of appeal, review or reconsideration which, in the reasonable opinion of Buyer, is likely to be successful and, if successful, would have a Seller Material Adverse Effect or a Buyer Material Adverse Effect;

7.1.3.      Seller shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Seller on or prior to the Closing Date;

7.1.4.      The representations and warranties of Seller set forth in this Agreement that are qualified by materiality shall be true and correct as of the Closing Date, and all other representations and warranties of Seller set forth in this Agreement shall be true and correct in all material respects as of the Closing Date, in each case as though made at and as of the Closing Date;

7.1.5.      Buyer shall have received a certificate from an authorized officer of Seller, dated the Closing Date, to the effect that, to such officer’s knowledge, the conditions set forth in Sections 7.1.3, 7.1.4, and 7.1.7 have been satisfied by Seller;

7.1.6.      Seller shall have delivered, or caused to be delivered, to Buyer at the Closing, Seller’s closing deliveries described in Section 3.4;

7.1.7.      Since the date hereof, no Seller Material Adverse Effect shall have occurred and be continuing;

7.1.8.      Seller shall have withdrawn from the NDF and remitted to Buyer an amount sufficient to satisfy Buyer receivables arising under the Decommissioning Planning Contract through the Closing Date;

7.1.9.      Buyer shall have received an unaudited statement of assets and accrued liabilities for the QDF as of the last Business Day before Closing;

7.1.10.    Buyer shall have received an unaudited statement of assets and accrued liabilities for the NDF as of the last Business Day before Closing;

7.1.11.    Seller shall have completed an indirect transfer of assets from the NDF to the QDF as required by Section 6.12.2, subject to the requirements of Section 6.12.3;

7.1.12.    Seller shall have taken all steps required to complete the transfer of assets from the NDF and QDF to Buyer’s NDF and Buyer’s QDF, respectively, as required by Section 6.12.4, effective as of the Closing;

7.1.13.    All applicable waiting periods under the HSR Act relating to the consummation of the transactions contemplated hereby shall have expired or been terminated; and

7.1.14.    The Ancillary Agreements shall be in full force and effect as of the Closing Date.

7.2.         Conditions to Obligations of Seller.

The obligation of Seller to sell the Zion Assets and to consummate the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Closing Date (or the waiver by Seller) of the following conditions:

7.2.1.      No preliminary or permanent injunction or other order or decree by any Governmental Authority which restrains or prevents the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements shall have been issued and remain in effect and no statute, rule or regulation shall have been enacted by any Governmental Authority which prohibits the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements;

7.2.2.      All Required Regulatory Approvals shall have been received, in form and substance reasonably satisfactory to Seller and such approvals shall be in full force and effect and either (i) shall be final and non-appealable; or (ii) if not final and non-appealable, shall not be subject to the possibility of appeal, review or reconsideration which, in the reasonable opinion of Seller is likely to be successful and, if successful, would have a Seller Material Adverse Effect or Buyer Material Adverse Effect;

7.2.3.      Buyer, Buyer’s Parent and Guarantor shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Buyer, Buyer’s Parent or Guarantor on or prior to the Closing Date;

7.2.4.      The representations and warranties of Buyer, Buyer’s Parent and Guarantor set forth in this Agreement that are qualified by materiality shall be true and correct as of the Closing Date, and all other representations and warranties of Buyer, Buyer’s Parent and Guarantor set forth in this Agreement shall be true and correct in all material respects as of the Closing Date, in each case as though made at and as of the Closing Date;

7.2.5.      Seller shall have received a certificate from an authorized officer of Buyer, Buyer’s Parent and Guarantor, dated the Closing Date, to the effect that, to such officer’s or officers’ knowledge, the conditions set forth in Sections 7.2.3, 7.2.4, and 7.2.9 have been satisfied by Buyer and Buyer’s Parent;

7.2.6.      Buyer, Buyer’s Parent and Guarantor shall have delivered, or caused to be delivered, to Seller at the Closing, Buyer’s, Buyer’s Parent’s and Guarantor’s closing deliveries described in Section 3.5;

7.2.7.      Seller shall have withdrawn from the NDF the funds Seller is permitted to withdraw pursuant to Section 6.12.2;

7.2.8.      The NDF shall retain aggregate assets equal to the sum required by Section 6.12.3 after giving effect to the transfers contemplated by Section 6.12.4;

7.2.9.      Since the date hereof, no Buyer Material Adverse Effect shall have occurred and be continuing; no other event shall have occurred or other condition shall exist that constitutes an Event of Default or, but for the giving of notice or the passage of time or determination of arbitrator, could constitute an Event of Default.

7.2.10.    A person designated by Seller shall have been appointed to the Board of Managers of Buyer;

7.2.11.    Buyer’s Parent shall have pledged its equity interest in Buyer, pursuant to the Pledge Agreement, as security for its obligations under the Performance Guaranty, and it shall have obtained any consents as may be required for the creation of this security interest, and Seller’s security interest shall have attached and shall be a perfected security interest in the entire equity interest in Buyer;

7.2.12.    The Irrevocable Letter of Credit in an amount not less than $200 million (i) shall be in the form of the attachment to the Credit Support Agreement or a form otherwise acceptable to Seller, and (ii) shall be issued by a Qualified Institution;

7.2.13.    Buyer shall have created the Buyer Backup NDT, and the Disposal Capacity Asset shall have been contributed to the Buyer Backup NDT;

7.2.14.    All applicable waiting periods under the HSR Act relating to the consummation of the transactions contemplated hereby shall have expired or been terminated; and

7.2.15.    The Ancillary Agreements shall be in full force and effect as of the Closing Date.

8.             INDEMNIFICATION

8.1.         Indemnification.

8.1.1.      Following the Closing, Buyer, Buyer’s Parent and Guarantor, jointly and severally, shall indemnify, defend and hold harmless Seller, its officers, directors, employees, Affiliates (including ComEd) and agents (each, a “Seller Indemnitee”) from and against any and all claims, demands, suits, losses, liabilities, damages, obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys’ fees and reasonable disbursements in connection therewith) (each, an “Indemnifiable Loss”), asserted against or suffered by any Seller Indemnitee relating to, resulting from or arising out of (i) any breach by Buyer, Buyer’s Parent or Guarantor of any of the representations and warranties of Buyer, Buyer’s Parent or Guarantor contained in this Agreement, but only to the extent that such Indemnifiable Losses exceed One Million Dollars ($1,000,000) individually or Ten Million Dollars ($10,000,000) in the aggregate; (ii) any breach by Buyer, Buyer’s Parent or Guarantor of any of the covenants of Buyer, Buyer’s Parent or Guarantor contained in this Agreement; (iii) the Assumed Liabilities; or (iv) any Third Party Claims against a Seller Indemnitee arising out of or in connection with Buyer’s ownership, possession, use, or Decommissioning of the Zion Assets or the Facilities following the Closing Date (other than any Third Party Claims that are Excluded Liabilities) including contractors’ mechanics’, materialmen’s and similar liens and claims arising out of the performance of services or the furnishing of materials relating to the Zion Station Site.  Without limiting the generality of the foregoing, Buyer, Buyer’s Parent and Guarantor, jointly and severally, shall indemnify, defend and hold harmless ComEd, its officers, directors, employees, Affiliates and agents (each, also a “Seller Indemnitee”) from and against any and all Indemnifiable Losses asserted against or suffered by any such Seller Indemnitee relating to, resulting from, or arising out of (i) the management, withdrawal or use of Decommissioning funds held at any time in the Buyer QDF or the Buyer NDF, (ii) any refund obligations of ComEd or Seller to ComEd ratepayers or other claim with respect to excess Decommissioning funds held in the Buyer QDF or the Buyer NDF, or (iii) any claim asserted for refund to ComEd ratepayers arising with respect to funds withdrawn at any time from the QDF, the NDF, the Buyer QDF, or the Buyer NDF for costs and expenses incurred by or paid to Buyer or Buyer’s Parent or their Affiliates or contractors (including refund obligations arising if such costs and expenses are alleged or determined to not have been prudently incurred or otherwise to be inappropriate).

8.1.2.      Following the Closing, Seller shall indemnify, defend and hold harmless Buyer, its officers, directors, members, employees, Affiliates and agents (each, a “Buyer Indemnitee”) from and against any and all Indemnifiable Losses asserted against or suffered by any Buyer Indemnitee relating to, resulting from or arising out of (i) any breach by Seller of the representations and warranties of Seller contained in this Agreement, but only to the extent that such Indemnifiable Losses exceed One Million Dollars ($1,000,000) individually or Ten Million Dollars ($10,000,000) in the aggregate;  (ii) any breach by Seller of any covenants of Seller contained in this Agreement; (iii) the Excluded Liabilities; (iv) any Third Party Claims against a Buyer Indemnitee arising out of or in connection with Seller’s ownership, possession, use, or operation of the Zion Assets on or prior to the Closing Date (other than any Third Party Claims that are Assumed Liabilities); and (v) any Third Party Claims against a Buyer Indemnitee arising out of or in connection with Seller’s ownership, possession, use, or operation of the Excluded Assets.

8.1.3.      The expiration or termination of any representation or warranty shall not affect the Parties’ obligations under this Section 8.1 if the Indemnitee provided the Person required to provide indemnification under this Agreement (the “Indemnifying Party”) with notice of the claim or event for which indemnification is sought in accordance with this Agreement prior to such expiration, termination or extinguishment.

8.1.4.      Except to the extent otherwise provided in Article 9 or in Section 6.9.5, the rights and remedies of Seller and Buyer under this Article 8 are exclusive and in lieu of any and all other rights and remedies which Seller and Buyer may have under this Agreement or otherwise (including Environmental Laws and Nuclear Laws) for monetary relief, with respect to (i) any breach of or failure to perform any covenant, agreement, or representation or warranty set forth in this Agreement after the occurrence of the Closing, or (ii) the Assumed Liabilities or the Excluded Liabilities, as the case may be.  The indemnification obligations of the Parties set forth in this Article 8 apply only to matters arising out of this Agreement, excluding the Ancillary Agreements.  Any Indemnifiable Loss arising under or pursuant to an Ancillary Agreement shall be governed by the indemnification obligations, if any, contained in the Ancillary Agreement under which the Indemnifiable Loss arises.  The maximum aggregate liability of Buyer, Buyer’s Parent and Guarantor under clause (i) of Section.8.1.1 for Indemnifiable Losses by Seller shall be Twenty-five Million Dollars ($25,000,000), and the maximum aggregate liability of Seller under clause (i) of Section 8.1.2 for Indemnifiable Losses by Buyer shall be Twenty-five Million Dollars ($25,000,000); provided, however, that any intentional misrepresentation or fraudulent breach of any representation or warranty of Seller or Buyer, Buyer’s Parent or Guarantor contained in this Agreement shall not be subject to the foregoing limit on indemnity (it being understood that the Party seeking indemnity in excess of such limit shall bear the burden of proof of establishing the existence of the intentional misrepresentation or fraudulent breach).

8.1.5.      Notwithstanding anything to the contrary herein, no Party (including an Indemnitee) shall be entitled to recover from any other Party (including an Indemnifying Party) for any liabilities, damages, obligations, payments, losses, costs or expenses under this Agreement any amount in excess of the actual compensatory damages, court costs and reasonable attorney’s and other advisor fees suffered by such Party.  Buyer and Seller waive any right to recover punitive, incidental, special, exemplary and consequential damages arising in connection with or with respect to this Agreement including, but not limited to, losses or damages caused by reason of loss of use, profits or revenue, inventory or use charges, interest charges or cost of capital, except to the extent any such punitive, incidental, special, exemplary or consequential damages are paid or payable to a Person not a Party or any Affiliate of a Party by reason of a Third Party Claim.

8.2.         Defense of Claims.

8.2.1.      If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any Person who is not a Party or any Affiliate of a Party (a “Third Party Claim”), including an information document request or a notice of proposed disallowance issued by the IRS relating to a matter covered by Section 5.6, with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee shall give such Indemnifying Party reasonably prompt written notice thereof, but in any event such notice shall not be given later than twenty (20) calendar days after the Indemnitee’s receipt of notice of such Third Party Claim, except as otherwise provided by Section 8.2.6.  Such notice shall describe the nature of the Third Party Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee.  The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party’s expense and by such Indemnifying Party’s own counsel; provided, however, that the counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnitee.  The Indemnitee shall cooperate in good faith in such defense at such Indemnitee’s own expense.  If an Indemnifying Party elects not to assume the defense of any Third Party Claim, the Indemnitee may compromise or settle such Third Party Claim over the objection of the Indemnifying Party, which settlement or compromise shall conclusively establish the Indemnifying Party’s Liability pursuant to this Agreement; provided, however, that the Indemnitee provides written notice to the Indemnifying Party of its intent to settle and such notice reasonably describes the terms of such settlement at least ten (10) Business Days prior to entering into any settlement.

8.2.2.      If, within twenty (20) days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claim, the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in Section 8.2.1, the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party shall fail to take reasonable steps necessary to defend diligently such Third Party Claim within twenty (20) days after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense and the Indemnifying Party shall be liable for all reasonable expenses thereof.

8.2.3.      Without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed, the Indemnifying Party shall not enter into any settlement of any Third Party Claim which would lead to Liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder.  If a firm offer is made to settle a Third Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the Indemnitee to that effect.  If the Indemnitee fails to consent to such firm offer within twenty (20) days after its receipt of such notice, the Indemnifying Party shall be relieved of its obligations to defend such Third Party Claim and the Indemnitee may contest or defend such Third Party Claim.  In such event, the maximum Liability of the Indemnifying Party as to such Third Party Claim will be the amount of such settlement offer plus reasonable costs and expenses paid or incurred by Indemnitee up to the date of said notice.

8.2.4.      Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event such notice shall not be given later than twenty (20) days after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party shall have a period of twenty (20) days within which to respond to such Direct Claim.  If the Indemnifying Party does not respond within such twenty (20) day period, the Indemnifying Party shall be deemed to have accepted such claim.  If the Indemnifying Party rejects such claim, the Indemnitee will be free to seek enforcement of its right to indemnification under this Agreement.

8.2.5.      The amount of any Indemnifiable Loss shall be reduced to the extent that the Indemnitee receives any insurance proceeds with respect to an Indemnifiable Loss.  If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by, from or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof to the date or repayment at the “prime rate” as published in The Wall

Street Journal) shall promptly be repaid by the Indemnitee to the Indemnifying Party.

8.2.6.      A failure to give timely notice as provided in this Section 8.2 shall not affect the rights or obligations of any Party hereunder except if, and only to the extent that, as a result of such failure, the Party which was entitled to receive such notice was actually prejudiced as a result of such failure.

9.             TERMINATION

9.1.         Termination. This Agreement may be terminated as follows:

9.1.1.      At any time prior to the Closing Date by mutual written consent of Seller and Buyer;

9.1.2.      By Seller or Buyer, if (i) any federal or state court of competent jurisdiction shall have issued an order, judgment or decree permanently restraining, enjoining or otherwise prohibiting the Closing, and such order, judgment or decree shall have become final and non-appealable; or (ii) any statute, rule, order or regulation shall have been enacted or issued by any Governmental Authority which, directly or indirectly, prohibits the consummation of the Closing;

9.1.3.      By Seller or Buyer if (i) the IRS shall advise in writing Seller or Buyer that the IRS will not issue any one or more of the private letter rulings listed on Schedule 4.3.2 or 5.3.2, or (ii) any other Required Regulatory Approval has been denied in a non-appealable order, or (iii) the combined effects of requirements or concerns of the ICC or other Governmental Authorities make it commercially, economically or politically unfeasible, in the opinion of Seller or Buyer, to complete the transactions contemplated by this Agreement;

9.1.4.      By Seller or Buyer if Closing does not occur within three (3) months following receipt of all Required Regulatory Approvals, unless the Party seeking to terminate is responsible for any failure to meet any other condition to Closing;

9.1.5.      By Seller or Buyer if Closing does not occur within two (2) years following the date of this Agreement (the “Termination Date”), unless such Party is responsible for any failure to meet any condition to Closing;

9.1.6.      By Buyer if there has been a material violation or breach by Seller of any applicable covenant, representation or warranty contained in this Agreement and such violation or breach (i) is not cured by the earlier of the Closing Date or thirty (30) days after receipt by Seller of written notice specifying particularly such violation or breach (provided that in the event Seller is attempting to cure the violation or breach in good faith, then Buyer may not terminate pursuant to this provision unless the violation or breach is not cured within thirty (30) days after all other conditions precedent to Closing set forth in Article 7 have been either satisfied or waived); and (ii) such violation or breach has not been waived by Buyer;

9.1.7.      By Seller if there has been a material violation or breach by Buyer or Buyer’s Parent of any covenant, representation or warranty contained in this Agreement and such violation or breach (i) is not cured by the earlier of the Closing Date or thirty (30) days after receipt by Buyer or Buyer’s Parent of written notice specifying particularly such violation or breach (provided that in the event Buyer or Buyer’s Parent, as the case may be, is attempting to cure the violation or breach in good faith, then Seller may not terminate pursuant to this provision unless the violation or breach is not cured within thirty (30) days after all other conditions precedent to Closing set forth in Article 7 have been either satisfied or waived); and (ii) such violation or breach has not been waived by Seller; and

9.1.8.      By Seller if a Material Letter of Credit Default or Event of Default has occurred and is continuing subject to notice and cure as described in the Credit Support Agreement.

9.1.9.      Notwithstanding anything to the contrary herein, (i) if either Buyer or Buyer’s Parent is in material breach of any agreement, covenant, representation or warranty in this Agreement, then Buyer may not exercise any right it may otherwise have to elect to terminate this Agreement until such material breach has been cured, and (ii) if Seller is in material breach of any agreement, covenant, representation or warranty in this Agreement, then Seller may not exercise any right it may otherwise have to elect to terminate this Agreement until such material breach has been cured.

9.2.         Effect of Termination.

In the event of termination of this Agreement by Seller or Buyer pursuant to Section 9.1, written notice thereof shall promptly be given by the terminating Party to the other Party or Parties, and this Agreement shall immediately become void and there shall be no liability on the part of any Party; provided, however, that nothing in this Agreement shall relieve a Party from liability for any willful breach of or willful failure to perform under this Agreement, it being understood that the provisions of this Agreement requiring each Party to use Commercially Reasonable Efforts to secure approvals of Governmental Authorities shall not diminish the rights of any Party to terminate this Agreement under Section 9.1.3.

10.          MISCELLANEOUS PROVISIONS

10.1.       Amendment and Modification.

Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Seller and Buyer; provided, however, that the written consent of ComEd shall be required to amend Sections 2.3.3, 2.3.5 and 8.1.1 under which ComEd is a third-party beneficiary.

10.2.        Waiver of Compliance; Consents.

Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver of such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply therewith.

10.3.        Survival of Representations, Warranties, Covenants and Obligations.

10.3.1.    The representations and warranties given or made by any Party to this Agreement or in the certificates required by Section 7.1.5 or 7.2.5 shall survive the Closing for a period of twelve (12) months except that (i) the representations and warranties relating to Taxes and Tax Returns shall survive the Closing for the period of the applicable statutes of limitation plus any extensions or waivers thereof; and (ii) all representations and warranties set forth in Sections 4.1, 4.2, 4.9, 4.16, 5.1, 5.2, 5.6,  5.7 and 6.8 hereof shall survive the Closing indefinitely.  Notwithstanding the foregoing, no such limitation of the survival period shall apply in the event of the intentional misrepresentation or fraudulent breach of any representation or warranty of Buyer, Buyer’s Parent or Guarantor or Seller contained in this Agreement (it being understood that the Party seeking indemnity shall bear the burden of establishing the existence of the intentional misrepresentation or fraudulent breach).  Each Party shall be entitled to rely upon the representations and warranties of the other Party or Parties set forth herein, notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any Party to complete the Closing.

10.3.2.    Except as otherwise expressly provided in this Agreement, the covenants and obligations of the Parties set forth in this Agreement, including without limitation the indemnification obligations of the Parties under Article 8, shall survive the Closing indefinitely, and the Parties shall be entitled to the full performance thereof by the other Parties hereto without limitation as to time or amount (except as otherwise specifically set forth herein).

10.4.        Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the recipient Party at its address (or at such other address or facsimile number for a Party as shall be specified by like notice; provided, however, that notices of a change of address shall be effective only upon receipt thereof):

10.4.1.    If to Seller, to:

Exelon Nuclear

Exelon Generation Company, LLC

4300 Winfield Road

Warrenville, Illinois 60555

Attention: Thomas O’Neill

with copies to:

Exelon Nuclear

Exelon Generation Company, LLC

4300 Winfield Road

Warrenville, Illinois 60555

Attention: Bradley Fewell

and

Exelon Corporation

10 South Dearborn Street

Chicago, Illinois 60603

Attention: Bruce G. Wilson

10.4.2.    if to Buyer, to:

ZionSolutions, LLC

423 West 300 South, Suite 200

Salt Lake City, Utah 84101

Attention: John Christian

with a copy to:

ZionSolutions, LLC

423 West 300 South, Suite 200

Salt Lake City, Utah 84101

Attention: Val Christensen

10.4.3.    if to Buyer’s Parent or Guarantor, to:

EnergySolutions, LLC

423 West 300 South, Suite 200

Salt Lake City, Utah 84101

Attention: John Christian

with a copy to:

EnergySolutions, LLC

423 West 300 South, Suite 200

Salt Lake City, Utah 84101

Attention: Val Christensen

10.5.        Assignment.

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by Buyer, Buyer’s Parent or Guarantor, including by operation of law, without the prior written consent of Seller, such consent not to be unreasonably withheld, nor is this Agreement intended (except as specifically provided herein) to confer upon any other Person except the Parties any rights, interests, obligations or remedies hereunder.  Any assignment in contravention of the foregoing sentence shall be null and void and without legal effect on the rights and obligations of the Parties.  No provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of Seller (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Agreement shall create any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder.  In the event Buyer assigns this Agreement with the consent of Seller pursuant to this Section 10.5, such assignee shall be defined as “Buyer” for all purposes hereunder thereafter.

10.6.        Governing Law.

This Agreement shall be governed by and construed in accordance with the law of the State of Illinois (without giving effect to conflict of law principles) as to all matters, including matters of validity, construction, effect, performance and remedies, except to the extent the Federal Arbitration Act would otherwise apply to the provisions of Section 6.21.9.  THE PARTIES AGREE THAT VENUE IN ANY AND ALL ACTIONS AND PROCEEDINGS RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT SHALL BE IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS (EASTERN DIVISION) OR ANY STATE COURT SITUATED THEREIN.  THE FOREGOING COURTS SHALL HAVE EXCLUSIVE JURISDICTION FOR SUCH PURPOSE AND THE PARTIES IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING.  SERVICE OF PROCESS MAY BE MADE IN ANY MANNER RECOGNIZED BY SUCH COURTS.  EACH OF THE PARTIES IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

10.7.        Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

10.8.        Schedules and Exhibits.

Except as otherwise provided in this Agreement, all Exhibits and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any fact or item disclosed on any Schedule to this Agreement shall be deemed disclosed on all other Schedules to this Agreement to which such fact or item may reasonably apply so long as such disclosure is in sufficient detail to enable a Party to identify the facts or items to which it applies.  Any fact or item disclosed on any Schedule hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

10.9.        Entire Agreement.

This Agreement, the Confidentiality Agreements and the Ancillary Agreements, including the Exhibits, Schedules, documents, certificates and instruments referred to herein or therein, and any other documents that specifically reference this Section 10.9, embody the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments and understandings including, without limitation, all letters, memoranda or other documents or communications, whether oral, written or electronic, submitted or made by (i) either Buyer, Buyer’s Parent or Guarantor or their Representatives to Seller or its Representatives, or (ii) Seller or its Representatives to either Buyer, Buyer’s Parent or Guarantor or their Representatives, in connection with the sale process that occurred prior to the execution of this Agreement or otherwise in connection with the negotiation and execution of this Agreement.  No communications by or on behalf of Seller, including responses to any questions or inquiries, whether orally, in writing or electronically, and no information provided in any data room or any copies of any information from any data room provided to Buyer or Buyer’s Parent or any other information shall be deemed to (i) constitute a representation, warranty, covenant, undertaking or agreement of Seller or (ii) be part of this Agreement.

10.10.      Acknowledgment; Independent Due Diligence.

Buyer, Buyer’s Parent and Guarantor acknowledge that Seller has not made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Facilities not included in this Agreement and the Schedules hereto.  Buyer and Buyer’s Parent further acknowledge that:  (i) Buyer, Buyer’s Parent and Guarantor, either alone or together with any individuals or entities that Buyer, Buyer’s Parent or Guarantor has retained to advise it with respect to the transactions contemplated by this Agreement, has knowledge and experience in transactions of this type and in the business to which the Facilities relate and is therefore capable of evaluating the risks and merits of acquiring the Facilities; (ii) Buyer has relied on its own independent investigation, and has not relied on any information or representations furnished by Seller or any representative or agent of Seller (except as specifically set forth in this Agreement), in determining to enter into this Agreement; (iii) neither Seller nor any representative or agent of Seller has given any investment, legal or other advice or rendered any opinion as to whether the purchase of the Facilities is prudent, and Buyer, Buyer’s Parent and Guarantor are not relying on any representation or warranty by Seller or any Affiliate, representative or agent of Seller except as set forth in this Agreement; (iv) Buyer, Buyer’s Parent and Guarantor have made independently and without reliance on Seller (except to the extent that Buyer, Buyer’s Parent and Guarantor have relied on the representations and warranties of Seller in this Agreement) their own analysis of the Zion Assets and of Seller for the purpose of acquiring the Zion Assets as Buyer, Buyer’s Parent and Guarantor considered appropriate to make their evaluation.

10.11.      Bulk Sales Laws.

Buyer acknowledges that, notwithstanding anything in this Agreement to the contrary, Seller will not comply with the provision of the bulk sales laws of any jurisdiction in connection with the transactions contemplated by this Agreement.  Buyer hereby waives compliance by Seller with the provisions of the bulk sales laws of all applicable jurisdictions.

10.12.      No Joint Venture.

Nothing in this Agreement creates or is intended to create an association, trust, partnership, joint venture or other entity or similar legal relationship among the Parties, or impose a trust, partnership or fiduciary duty, obligation, or liability on or with respect to the Parties.  Except as expressly provided herein, no Party is or shall act as or be the agent or representative of any other Party.

10.13.      Change in Law.

If and to the extent that any Laws or regulations that govern any aspect of this Agreement shall change, so as to make any aspect of this transaction unlawful, then the Parties agree to make such modifications to this Agreement as may be reasonably necessary for this Agreement to accommodate any such legal or regulatory changes, without materially changing the overall benefits or consideration expected hereunder by any Party.

10.14.      Severability.

Any term or provision of this Agreement that is held invalid or unenforceable in any situation shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation; provided, however, that the remaining terms and provisions of this Agreement may be enforced only to the extent that such enforcement in the absence of any invalid terms and provisions would not result in (i) deprivation of a Party of a material aspect of its original bargain upon execution of this Agreement or any of the Ancillary Agreements, (ii) unjust enrichment of a Party, or (iii) any other manifestly unfair or inequitable result.

10.15.      Specific Performance.

Each Party acknowledges and agrees that the other Party or Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each Party agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which it may be entitled, at law or in equity.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

EXELON GENERATION COMPANY, LLC

By:	/s/ THOMAS S. O’NEILL
Name:	THOMAS S. O’NEILL
Title:	VP New Plant Development

ZION SOLUTIONS, LLC

By:	/s/ JOHN A. CHRISTIAN
Name:	JOHN A. CHRISTIAN
Title:	President

ENERGYSOLUTIONS, LLC

By:	/s/ R. STEVE CREAMER
Name:	R. STEVE CREAMER
Title:	Chief Executive Officer

ENERGYSOLUTIONS, INC.

By:	/s/ R. STEVE CREAMER
Name:	R. STEVE CREAMER
Title:	Chief Executive Officer

EXHIBIT A

ASSIGNMENT AND ASSUMPTION AGREEMENT

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, and pursuant to the Asset Sale Agreement dated as of December 11, 2007 (the “Agreement”) by and among EXELON GENERATION COMPANY, LLC, a Pennsylvania limited liability company (“Seller”), ZIONSOLUTIONS, LLC, a Delaware limited liability company (“Buyer”), ENERGYSOLUTIONS, LLC, a Utah limited liability company, and ENERGYSOLUTIONS, INC., a Delaware corporation, the Seller, intending to be legally bound, hereby assigns and delegates to the Buyer, and the Buyer, intending to be legally bound, hereby assumes and agrees to pay, perform, and otherwise discharge, when due, all of the Assumed Liabilities.

Terms used and not defined herein have the meanings given to them in the Agreement.  Nothing herein is intended to augment, limit or supersede in any way the representations, warranties or covenants of the Seller or the Buyer set forth in the Agreement.

Notwithstanding anything to the contrary contained in this Assignment and Assumption Agreement, the Assumed Liabilities do not include, and the Seller does not hereby assign or delegate to the Buyer, and the Buyer does not hereby agree to pay, perform, or otherwise discharge, any of the Excluded Liabilities.

IN WITNESS WHEREOF, the Seller and the Buyer have caused this Assignment and Assumption Agreement to be executed this          day of                      200  .

EXELON GENERATION COMPANY, LLC

By:
Title:

ZIONSOLUTIONS, LLC

By:
Title:

EXHIBIT B

BILL OF SALE

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, and pursuant to the Asset Sale Agreement dated December 11, 2007  (the “Agreement”) by and among EXELON GENERATION COMPANY, LLC, a Pennsylvania limited liability company (“Seller”), ZIONSOLUTIONS, LLC, a Delaware limited liability company (“Buyer”), ENERGYSOLUTIONS, LLC, a Utah limited liability company, and ENERGYSOLUTIONS, INC., a Delaware corporation, and intending to be legally bound hereby, the Seller does hereby unconditionally and irrevocably sell, convey, grant, assign and transfer to the Buyer, its successors and assigns, all of the Seller’s right, title and interest in and to the Zion Assets.

Terms used and not defined herein have the meanings given to them in the Agreement.  Nothing herein is intended to augment, limit or supersede in any way the representations and warranties of the Seller set forth in the Agreement.

Notwithstanding anything to the contrary contained in this Bill of Sale, the Zion Assets do not include, and the Seller does not hereby sell, convey, assign or transfer to the Buyer, any of the Seller’s right, title or interest in or to the Excluded Assets.

IN WITNESS WHEREOF, the Seller has caused this Bill of Sale to be executed this          day of                      200  .

EXELON GENERATION COMPANY, LLC

By:
Title:

ACCEPTED AND AGREED:

ZIONSOLUTIONS, LLC

By:
Title:

EXHIBIT C

LEASE AGREEMENT

BY AND BETWEEN

EXELON GENERATION COMPANY, LLC

(as Landlord)

AND

ZIONSOLUTIONS, LLC

(as Tenant)

i

LEASE AGREEMENT

THIS LEASE AGREEMENT (this “Lease”) is dated as of the          day of                                  200   (the “Lease Commencement Date”), by and between EXELON GENERATION COMPANY, LLC, a Pennsylvania limited liability company (“Landlord”), and ZIONSOLUTIONS, LLC, a Delaware limited liability company (“Tenant”).

RECITALS:

A. Landlord owns the land legally described on Exhibit A attached hereto on which there is located two nuclear generating stations and other associated and ancillary facilities (collectively, the “Zion Station”).

B. Landlord, Tenant and EnergySolutions LLC, a Utah limited liability company and Tenant’s parent (“EnergySolutions”), are parties to the Asset Sale Agreement (as hereinafter defined) pursuant to which, among other things, Tenant agreed to purchase certain assets and assume certain liabilities related to the Zion Station for the purpose of Tenant performing radiological decommissioning, environmental remediation and other activities relating to the decommissioning of the Zion Station.

C. The Asset Sale Agreement contemplates that Landlord and Tenant shall enter into this Lease.

ARTICLE I

DEFINITIONS

All terms not otherwise defined herein shall have the meaning ascribed to them in the Asset Sale Agreement or the Put Option Agreement (as defined below).

1.1 Aggregate Benchmark Rate of Return: as of any date of determination, means the percent change in the fair market value of the assets of the Benchmark Fund determined on a cumulative basis from the Lease Commencement Date to the most recent anniversary of the Lease Commencement Date.

1.2 Aggregate Inflation Rate: as of any date of determination, means the percent change in the Inflation Index determined on a cumulative basis from the Lease Commencement Date through the most recent anniversary of the Lease Commencement Date.

1.3 Annual Benchmark Rate of Return: as of any date of determination, means the percent change in the fair market value of the assets of the Benchmark Fund during the twelve-month period ended on the most recent anniversary of the Lease Commencement Date.

1

1.4 Annual Inflation Rate: as of any date of determination, means the percent change in the Inflation Index as of the most recent anniversary of the Lease Commencement Date over the Inflation Index as of the preceding anniversary of the Lease Commencement Date.

1.5 Asset Sale Agreement: that certain Asset Sale Agreement dated as of December 11, 2007, by and among Landlord, Tenant, EnergySolutions, and EnergySolutions, Inc., as amended from time to time.

1.6 Assign:  as defined in Section 7.1.

1.7 Base Rent:  one dollar ($1) per Lease Year.

1.8 Benchmark Fund: a hypothetical fund of invested assets consisting of (a) $7,500,000 invested in the S&P 500 Index as of the Lease Commencement Date, and (b) $92,500,000 invested in the Lehman Aggregate Bond Index as of the Lease Commencement Date.

1.9 Claims:  as defined in Section 10.4.

1.10 Class B Waste:  means Low Level Waste classified by the NRC as Class B low level waste in accordance with the provisions of 10 C.F.R. §61.55 and 10 C.F.R. §61.56.

1.11 Class C Waste:  means Low Level Waste classified by the NRC as Class C low level waste in accordance with the provisions of 10 C.F.R. §61.55 and 10 C.F.R. §61.56.

1.12 Condemned:  as defined in Section 12.1.

1.13 Delay Lease Year:  a period of twelve (12) consecutive months commencing on the Target Completion Date, and each successive twelve (12) month period thereafter.

1.14 Delay Rent:  as defined in Section 4.2.

1.15 Delay Rent Period:  as defined in Section 4.2.

1.16 Edison Easement:  as defined in Section 2.2.

1.17 EnergySolutions:  as defined in Recital B.

1.18 Event of Default:  as defined in the Credit Support Agreement.

1.19 Exclusion Area:  as defined in 10 C.F.R. §50.2.

1.20 Force Majeure:  acts of God; war; acts of civil disobedience; acts of terrorism; fires; explosions; earthquakes; epidemics; landslides; hurricanes or windstorms; riots; floods; sabotage or other malevolent acts; labor strikes or other similar acts of industrial disturbance (other than acts of employees of the nonperforming party or its Affiliates); and/or acts, delays in acting, or failure to act of a governmental body (including, without limitation, a taking or condemnation) or PJM Interconnection LLC; provided, however, an event shall only be considered an event of Force Majeure to the extent (a) such event is beyond the reasonable control of the non-performing party; (b) the non-performing party is unable to prevent, avoid, overcome or cure

2

such event through the exercise of diligent efforts; (c) such event is not the proximate result of the non-performing party’s act, omission, fault or negligence, including, but not limited to, failure to maintain equipment in good working order, failure to comply with any contract, or failure to comply with all applicable Laws; and (d) such event results in a material impairment of the party’s ability to perform.  For the avoidance of doubt, it is expressly agreed that the unavailability of a disposal facility for Class B and Class C Waste is not an event of Force Majeure.

1.21 Impositions:  all present and future real estate taxes and assessments (including general and special assessments, if any) which become due and payable during any calendar year in which any portion of the Lease Term falls that are imposed upon Landlord or Tenant or assessed against the Premises, the fixtures, machinery, equipment or systems used in connection with the Premises, the business being operated on the Premises, or the activities conducted by Tenant or its Affiliates or subcontractors at the Premises, including without limitation, taxes in the nature of a sales, use, gross receipts or other tax or levy on the rents payable by Tenant; provided, however, that Impositions shall not include Landlord’s Income Taxes.

1.22 Inflation Index: as of any anniversary of the Lease Commencement Date, means the Consumer Price Index, Services, CUSASNS, as published for the most recent available calendar quarter by Global Insight Company.  If the basis for such index is changed, then the Inflation Index shall be adjusted in accordance with the conversion factor published by Global Insight Company.  If such index is discontinued or revised, the index used for purposes of this Lease shall be adjusted or replaced by the parties hereto in order to obtain substantially the same result as would be obtained if the Inflation Index had not been so discontinued or revised

1.23 ISFSI Island:  as defined in Section 8.2.

1.24 ISFSI Campaign:  as defined in Section 8.3.

1.25 Landlord Group: as defined in Section 8.10.

1.26 Landlord’s Income Taxes:  any federal, state, or local income tax imposed on Landlord.

1.27 Landlord Indemnified Parties: as defined in Section 8.10.

1.28 Lease: as defined in the preamble.

1.29 Lease Default: as defined in Section 13.1.

1.30 Lease Commencement Date: as defined in the preamble.

1.31 Lease Term:  the period commencing on the Lease Commencement Date and expiring on the earlier of (a) the date of the Put Option Closing (as defined in the Put Option Agreement), or (b) the date of the termination of the NRC Licenses following completion of all work required to be performed by Tenant under this Lease.  For purposes of this Lease, the NRC Licenses shall be deemed to have been terminated if and when the footprint of the NRC Licenses has been reduced to the ISFSI Island.

3

1.32 Lease Year:  a period of twelve (12) consecutive months commencing on the Lease Commencement Date, and each successive twelve (12) month period thereafter.

1.33 Market Event: occurs when (a) the Annual Benchmark Rate of Return minus the Annual Inflation Rate is less than two percent, and (b) the Aggregate Benchmark Rate of Return minus the Aggregate Inflation Rate is also less than two percent; provided that no more than two Market Events shall occur during the Lease Term unless otherwise agreed by the parties to this Lease.

1.34 Market Event Extension: the twelve-month period beginning with the occurrence of a Market Event; provided that no more than two Market Event Extensions shall occur during the Lease Term unless otherwise agreed by the parties to this Lease.

1.35 Material Letter of Credit Default: as defined in the Credit Support Agreement.

1.36 Mortgage:  as defined in Section 15.15(a).

1.37 New Control Area:  as defined in Section 8.8(c).

1.38 New VAR Facility:  a new facility, if Landlord or an Affiliate elects to construct such facility pursuant to Section 8.6, for the production of VARs (i.e., electric reactive power delivered by means of an alternating current source) or a facility providing similar functionality through other means.

1.39 New VAR Facility Area:  that portion of the Premises, if any, identified as the New VAR Facility Area in a written notice from Landlord to Tenant; provided, however, that the location and size of the New VAR Facility Area shall be reasonably satisfactory to Tenant; and provided, further, that if and to the extent that the contemplated location of the ISFSI Island is required to be modified on account of environmental and/or geological factors, and the relocation of the ISFSI Island necessitates a corresponding relocation of the New VAR Facility Area, then the New VAR Facility Area shall be another portion of the Premises, as reasonably determined by Landlord and Tenant.

1.40 Premises:  that certain piece or parcel of land located in Zion, Lake County, Illinois, as more fully described on Exhibit A attached hereto and made a part hereof, together with all improvements, fixtures and other items of real property now or hereafter located thereupon and all appurtenances, rights, privileges, easements and other property interests existing thereon and benefiting, belonging or pertaining thereto, subject to possible reduction pursuant to Section 12.1.

1.41 Put Option Agreement:  that certain Put Option Agreement dated as of even date herewith by and between Tenant and Landlord, as amended from time to time.

1.42 Schedule Extension Conditions: (a) delays caused by, or resulting from compliance with requests (other than requests for performance in accordance with the Asset Sale Agreement, this Lease or other Ancillary Agreements or requirements of Law) by, Landlord or its Affiliates, including, but not limited to, delays in connection with the preparation for transportation and transportation of Spent Nuclear Fuel off-site (if Landlord determines to transfer Spent Nuclear

4

Fuel off-site and pursuant to an arrangement agreed upon between Tenant and Landlord), or delays caused by the construction of a New VAR Facility, except delays beyond any agreed upon schedule for such additional work requests subject to a separate Schedule Extension Condition; (b) delays caused by the discovery of material undisclosed Environmental Liabilities; (c) delays caused by material changes in applicable Laws; (d) delay in performance by (i) vendors that provide services or equipment related to the storage or transportation of Spent Nuclear Fuel, (ii) vendors that provide lifting, rigging and segmenting services or equipment related to the removal of reactor vessels and internals and containment structure, and (iii) railroads that are intended to provide rail access, rail cars and gondolas; (e) delays caused by the issuance of a preliminary injunction or other order or decree, which injunction is subsequently lifted; (f) the occurrence of a Market Event; and/or (g) delays caused by, or resulting from, Landlord’s failure timely to perform its obligations under this Lease, including, without limitation, its obligations under Sections 8.8(b) and (c); provided, however, that except with respect to clause (f), an event that causes delays shall only be a Schedule Extension Condition to the extent (1) such event is beyond the reasonable control of EnergySolutions and Tenant; (2) EnergySolutions and Tenant are unable to prevent, avoid or overcome such event through the exercise of diligent efforts and proceed with work not affected by the Schedule Extension Condition; and (3) such event is not the result of EnergySolutions’ or Tenant’s or any Affiliate’s act, omission, fault or negligence.  A Schedule Extension Condition will continue only so long as Tenant or EnergySolutions is using diligent efforts to overcome such Schedule Extension Condition and only until it has been remediated, resolved or complied with or, in the case of clause (f), only for the duration of the Market Event Extension.  For the avoidance of doubt, it is expressly agreed that delay due to the unavailability of a disposal facility for Class B and Class C Waste is not a Schedule Extension Condition.

1.43 Site Restoration Milestone:  as defined in Section 6.2.

1.44 Switchyard:  that portion of the Premises identified as the Switchyard on Exhibit B.

1.45 Synchronous Condenser Area:  that portion of the Premises identified as the Synchronous Condenser Area on Exhibit B.

1.46 Synchronous Condensers:  the two Westinghouse 800 MVAR synchronous condensers and the associated equipment, excitation systems, starting motors, cooling and lubrication equipment, support systems, conduits, controls, cables, fixtures and other improvements located within the Synchronous Condenser Area.

1.47 Substantial Completion: the date upon which:  (a) all material Tenant physical work at the Premises is substantially completed as required by this Lease, and (b) either the Amended NRC Licenses are approved by the NRC, or if the parties have agreed upon and arranged for the transfer of Spent Nuclear Fuel away from the Premises, the NRC Licenses are terminated.

1.48 Target Completion Date:  the date that is 120 months from the Lease Commencement Date, as extended on a day by day basis for events of Force Majeure and/or Schedule Extension Conditions.

5

1.49 Tenant Delay:  subject to the other provisions of this Section 1.46, any act or omission of EnergySolutions, Tenant or their respective contractors that delays Landlord in the performance of its obligations under Section 8.8(b); provided, however, that an act or omission of EnergySolutions, Tenant or their respective contractors shall only be a Tenant Delay to the extent (a) the delay resulting therefrom is beyond the reasonable control of Landlord; (b) Landlord is unable to prevent, avoid or overcome the delay resulting from such act or omission through the exercise of diligent efforts; and (c) the applicable act or omission is not the result of Landlord’s act, omission, fault or negligence.

1.50 Tenant Group:  as defined in Section 8.10.

1.51 Tenant Indemnified Parties: as defined in Section 8.10.

1.52 Third Party Claim:  as defined in Section 8.10.

1.53 Transfer Taxes: means any tax imposed by the State of Illinois pursuant to the Real Estate Transfer Tax Law (35 ILCS 200/31-1 to 31-70) which becomes payable in connection with the transactions contemplated by this Lease.

1.54 Utilities and Services:  as defined in Section 5.4.

1.55 Zion Station:  as defined in Recital A.

ARTICLE II

PREMISES

2.1 Lease of Premises.  Landlord leases the Premises to Tenant without any warranties of title other than those set forth in the Asset Sale Agreement, and Tenant leases the Premises from Landlord, for the term and upon the conditions and covenants set forth in this Lease, subject to Permitted Encumbrances and subject to the rights of Landlord and ComEd and their contractors (a) to access the Switchyard, Synchronous Condenser Area, New VAR Facility Area and New Control Area, (b) to operate and maintain the Switchyard and Synchronous Condensers, and (c) to construct and operate the New VAR Facility and a new control facility; for all matters described in clauses (a), (b) and (c), to the same extent as ComEd has under the Edison Easement.

2.2 Easements.

(a) Tenant hereby acknowledges that the Lease is subject to the Permitted Encumbrances which include that certain Facilities, Operation and Easement Agreement dated as of January 12, 2001, and recorded in the Office of the Recorder of Deeds, Lake County, Illinois on January 23, 2001 as Document No. 4635121, and re-recorded on February 20, 2001, as Document No. 4647301, as amended by that certain Amendment to Easement dated                 , 2007 (as so amended, the “Edison Easement”), which grants ComEd, among other things, certain easements over the Premises (i) to access the Switchyard, Synchronous Condenser Area, New VAR Facility Area and New Control Area, (ii) to operate and maintain the Switchyard and

6

Synchronous Condensers, and (iii) to construct and operate the New VAR Facility and a new control facility, all as more fully provided in the Edison Easement.

(b) The Edison Easement is subject to the requirements of the NRC Licenses, the access control requirements implemented thereunder and Tenant’s right from time to time to establish reasonable rules and regulations concerning the use and enjoyment of such easement, including to the extent required by 10 CFR Part 100, the ability to exclude personnel and property from the Exclusion Area but limited to those circumstances when Tenant is required to have the ability to exercise such authority.  Landlord and ComEd shall be responsible for the acts and omissions of their designees under such easement as if the acts and omissions of such designees constituted the acts and omissions of Landlord or ComEd.   Landlord and its designees shall, upon Tenant’s request from time to time, cause ComEd to provide Tenant and its designees safe and reasonable access to the Switchyard (including, without limitation, de-powering the same) as reasonably necessary to permit Tenant to perform its obligations under this Lease, but subject in all cases to Good Utility Practices.

(c) Landlord acknowledges and agrees that the New VAR Facility shall not be connected to any sewer, water, or other utilities located on or directly serving the balance of the Premises, other than the Switchyard and the New Control Area, and that Landlord shall arrange to obtain all utilities directly from third-party service providers.  The New VAR Facility Area will be located outside of the current plant security area and will be fenced off from the remaining Premises.  Access to the New VAR Facility Area and the Switchyard will be controlled by Landlord and/or ComEd authorized personnel. Landlord further acknowledges and agrees that Landlord shall procure a separate NPDES permit for the New VAR Facility and the Switchyard.

ARTICLE III

LEASE TERM

3.1 Lease Term.  All of the provisions of this Lease shall be in full force and effect from and after the Lease Commencement Date.  The Lease Term shall commence on the Lease Commencement Date and shall continue for the duration of the Lease Term (unless terminated early pursuant to this Lease).

3.2 Excess NDT Assets.  If, at the termination of the Lease Term, Tenant has completed all Decommissioning, site restoration and other work required by this Lease but Tenant has not exercised the Put Option within thirty (30) days after the date on which the Put Option first becomes exercisable, Tenant shall take all actions required by Law or otherwise required by the ICC to return, as promptly as reasonably practicable, any funds or other assets remaining in the Buyer QDF and the Buyer NDF that are no longer required for Decommissioning expenses.

7

ARTICLE IV

BASE RENT; DELAY RENT

4.1 Base Rent.  From and after the Lease Commencement Date, Tenant shall pay the Base Rent in advance on the first day of each Lease Year.

4.2 Delay Rent.  If Substantial Completion has not occurred prior to the Target Completion Date, then, with respect to the period commencing on the Target Completion Date and expiring on the date on which Substantial Completion occurs (the “Delay Rent Period”), Tenant shall pay additional rent (“Delay Rent”) in arrears on the day of each calendar month which is the same day of the month as the Target Completion Date (or the last day of the calendar month if the Target Completion Date is the last day of a calendar month), as follows:

(a) During the first Delay Lease Year (if applicable), the monthly installments of Delay Rent shall each be in an amount equal to two hundred thousand dollars ($200,000);

(b) During the second Delay Lease Year (if applicable), the monthly installments of Delay Rent shall each be in an amount equal to eight hundred thousand dollars ($800,000);

(c) During the third Delay Lease Year (if applicable), the monthly installments of Delay Rent shall each be in an amount equal to one million two hundred fifty thousand dollars ($1,250,000);

(d) During the fourth Delay Lease Year (if applicable), the monthly installments of Delay Rent shall each be in an amount equal to one million seven hundred fifty thousand dollars ($1,750,000); and

(e) On the first day of the fifth Delay Lease Year and on the first day of each Delay Lease Year thereafter (if applicable), the Delay Rent shall increase by an amount equal to the product of (i) the Delay Rent in effect immediately prior to such increase multiplied by (ii) the percentage increase between the Inflation Index as of the anniversary of the Lease Commencement Date preceding the first day of the prior Delay Lease Year and the Inflation Index as of the anniversary of the Lease Commencement Date preceding the first day of then current Delay Lease Year.

If the Delay Rent Period expires on a day other than a day on which Delay Rent is due, then Tenant’s liabilities for Delay Rent pursuant to this Section 4.2 for such period for which Delay Rent would otherwise be due shall be prorated by multiplying the applicable monthly installment of Delay Rent for the applicable full period by a fraction, the numerator of which is the number of days falling within the Delay Rent Period since the previous installment of Delay Rent was due, and the denominator of which is the number of days since the previous installment of Delay Rent was due through and including the date of the next scheduled installment of Delay Rent.

8

ARTICLE V
NET LEASE; IMPOSITIONS; UTILITIES AND SERVICES

5.1 Net Lease.  Except as otherwise expressly set forth herein, this Lease shall be an absolute net lease.  Accordingly, subject to Section 5.5, Tenant shall pay all taxes, insurance and other costs, expenses and obligations of every kind and nature whatsoever relating to the Premises, including without limitation, costs with respect to the ownership, possession, use and operation thereof, which accrue prior to the expiration of the Lease Term. Transfer Taxes, if any, shall be shared equally by Landlord and Tenant.  Tenant’s obligation to pay all amounts described in this Section 5.1 shall survive the expiration or earlier termination of the Lease Term.

5.2 Payment of Impositions.  On or before the Lease Commencement Date, Tenant shall notify the appropriate taxing authorities to deliver directly to Tenant all statements and invoices for the Impositions, effective as of the Lease Commencement Date.  Tenant shall pay all Impositions prior to the date they become due, subject to reimbursement pursuant to Section 5.5, to the extent permitted thereby.  To the extent that any such Impositions are imposed upon Landlord and paid by Landlord, Tenant shall reimburse Landlord for such Impositions.  If the Lease Term begins or expires on a day other than the first day or the last day of a calendar year, then Tenant’s liability for Impositions for such calendar year shall be apportioned by multiplying the amount of the Impositions for the full calendar year by a fraction, the numerator of which is the number of days during such calendar year falling within the Lease Term, and the denominator of which is three hundred sixty-five (365).

5.3 Contest of Impositions.  If the Switchyard and the New VAR Facility Area are taxed as a separate tax parcel(s) as provided in Section 5.5, Tenant may contest or review the existence, amount or applicability of any Impositions on that portion of the Premises that does not include the Switchyard or New VAR Facility Area by appropriate legal or administrative proceedings, at Tenant’s sole cost and expense; provided, however, that such contests are accomplished in the manner expressly permitted therefor in the jurisdiction in which the Premises is located, such that in no event whatsoever shall the failure to pay the Imposition being contested impair in any manner the Premises.  In no event may Tenant enter into any agreement concerning the taxation of the Premises the term of which extends beyond the Lease Term without Landlord’s prior written consent.  Landlord shall execute such documents as are reasonably necessary in connection with any such contest.  Tenant shall be entitled to any refund received with respect to Impositions paid by Tenant.

5.4 Utilities and Services.  Tenant, at its own expense, shall arrange with the appropriate utility companies and service providers for the provision to the Premises of water, sewer, trash collection, electricity, gas, telephone, landscaping, snow removal, access control and all other utilities and services desired by Tenant (excluding any and all such utilities and services desired and obtained by Landlord or ComEd in connection with the Switchyard, Synchronous Condenser Area (until Landlord or ComEd gives written notice to Tenant that the Synchronous Condensers have been relocated or abandoned in place), and New VAR Facility which shall be separately metered and billed to Landlord or ComEd) (“Utilities and Services”).  On or before the Lease Commencement Date, Tenant shall notify the appropriate utility and service providers to deliver directly to Tenant all statements and invoices for the amounts for which Tenant is responsible pursuant to this Section 5.4, effective as of the Lease Commencement Date.  Tenant shall pay directly to the appropriate utility companies and service providers all charges for all Utilities consumed in and Services performed for the Premises, as and when such charges become due

9

and payable.  To the extent the invoices for any such Utilities and Services are received and paid by Landlord, Tenant shall reimburse Landlord for such charges.

5.5  Reimbursement by Landlord.  Landlord shall be responsible for Impositions that relate to the Switchyard and Synchronous Condenser Area (prior to the date on which Landlord or ComEd gives written notice to Tenant that the Synchronous Condensers have been relocated or abandoned in place) as provided below in this Section 5.5.  In the event the Switchyard is not currently taxed as separate tax parcels, Landlord shall petition the appropriate governmental authorities to cause the Switchyard  to be taxed as a separate tax parcel for property tax purposes.  Tenant shall reimburse Landlord upon demand for any out-of-pocket costs not to exceed $10,000 incurred by Landlord in obtaining such property tax division, including a land survey, legal description and acreage calculation. Prior to the date that the Switchyard is taxed as a separate tax parcel for property tax purposes, Landlord shall reimburse Tenant for Impositions attributable to the land under the Switchyard in an amount equal to * percent (*%) of the property taxes allocable to the land in tax parcel 04-23-100-003 and * percent (*%) of the property taxes allocable to the land in tax parcel 04-22-401-020.  Prior to the date that the Switchyard is taxed as a separate tax parcel for property tax purposes, Landlord shall reimburse Tenant $2,297 per year for Impositions attributable to improvements in the Switchyard. After the Switchyard is taxed as a separate tax parcel for property tax purposes, Landlord shall pay the Impositions that relate to the Switchyard.  Prior to the date on which Landlord or ComEd gives written notice to Tenant that the Synchronous Condensers have been relocated or abandoned in place, Landlord shall reimburse Tenant $183,431 per year for Impositions attributable to improvements in use by Landlord or ComEd in the Synchronous Condenser Area.   All of Landlord’s obligations to reimburse Tenant in respect of property taxes as set forth in this Section 5.5 shall be prorated for partial years and shall be payable in two installments on March 1 and October 1 in each year during the Lease Term.  If Landlord or its Affiliate elects to construct the New VAR Facility on the Premises, Landlord shall petition the appropriate governmental authorities to cause the New VAR Facility Area to be taxed as a separate tax parcel for property tax purposes, and Landlord shall reimburse Tenant for Impositions attributable to the New VAR Facility Area and improvements in the New VAR Facility Area.

[* percentages will be determined on the basis of surveys before the Lease Commencement Date.]

ARTICLE VI
USE OF PREMISES

6.1  Use of Premises.  Tenant shall use and occupy the Premises only for the performance of Tenant’s obligations under this Lease, the Asset Sale Agreement and the other documents contemplated by the Asset Sale Agreement.

6.2  Site Restoration Milestones.  Tenant shall use diligent efforts to perform required Decommissioning work on a schedule calculated to achieve each of the following on or before the respective dates indicated below (each a “Site Restoration Milestone”), it being understood

10

that the applicable deadline for any particular Site Restoration Milestone shall be subject to extension for events of Force Majeure and Schedule Extension Conditions that affect the performance of work required under this Lease to achieve that Site Restoration Milestone:

(a) Tenant shall submit to the NRC information supporting a “License Termination Plan” (e.g. site release criteria, survey plans, and other relevant data) within 54 months after the Lease Commencement Date;

(b) Tenant shall complete removal of the major equipment listed on Exhibit D from the Premises within 66 months after the Lease Commencement Date; and

(c) Tenant shall complete the ISFSI Campaign within 72 months after the Lease Commencement Date.

6.3  Deferral of Receivables.  For each month in which Tenant fails to achieve any Site Restoration Milestone by the applicable deadline, Tenant shall defer, and shall cause its Affiliates to defer, receivables due and payable from the Buyer QDF, the Buyer NDF or the Buyer Backup NDT in an amount equal to $5,000,000 per month (prorated for partial months) or such lesser amount as may be due to Tenant and its Affiliates in such month.  Such monthly deferrals of receivables shall continue until completion of the applicable Site Restoration Milestone, at which point such receivables may be paid, without interest, from the Buyer QDF, the Buyer NDF or the Buyer Backup NDT.

6.4  Target Completion Date.  Tenant shall use diligent efforts to perform required Decommissioning and other work required under this Lease on a schedule calculated to achieve Substantial Completion by the Target Completion Date.

6.5  Notice of Force Majeure and Schedule Extension Conditions.  Tenant shall give prompt written notice to Landlord if any event of Force Majeure or Schedule Extension Condition shall occur or exist, stating the events or conditions that constitute the event of Force Majeure or Schedule Extension Condition and the steps Tenant is taking or intends to take to overcome such events or conditions, if any.  Failure of Tenant to provide Landlord the notice required by the preceding sentence within ninety (90) days after the date on which the event of Force Majeure or Schedule Extension Condition first occurs, or, if later, first becomes reasonably apparent, shall be deemed a waiver of Tenant’s rights relating to or arising from such event or condition.  Tenant shall use diligent efforts to overcome events of Force Majeure and Schedule Extension Conditions.  Tenant shall give prompt written notice to Landlord upon the termination of any event of Force Majeure or Schedule Extension Condition.  Notwithstanding anything to the contrary contained in this Lease, failure or delay of Tenant to provide Landlord any of the notices required by the preceding sentence shall not waive Tenant’s rights relating to or arising from an event of Force Majeure or Schedule Extension Condition, unless such failure causes material prejudice to Landlord.

6.6  PSDAR.  Tenant shall not, without Landlord’s consent, which shall not be unreasonably withheld, amend the PSDAR for the Zion Station in any manner that would reasonably be expected to result in the achievement of Substantial Completion after the Target Completion Date.

11

6.7  Security.  Tenant shall be responsible for the provision of security and access control for the Site in accordance with applicable Laws and Good Utility Practices.

6.8  Landlord Access.  With advance notice, Landlord shall have reasonable access to the Premises, subject to the requirements of the NRC Licenses and the access control and site security programs implemented thereunder and to Tenant’s and its Affiliates’ management personnel for purposes of monitoring (at Landlord’s expense) the performance by Tenant of its obligations under this Lease, but shall have no right to direct or manage such services, dictate the scheduling of such services or to make determinations as to whether or what portion of Buyer QDF or Buyer NDF funds should  be released to reimburse Tenant or its Affiliates for costs and expenses incurred in the performance of such obligations.

ARTICLE VII
ASSIGNMENT AND SUBLETTING

7.1  No Assignment or Subletting.  Tenant shall not assign, sublet, mortgage or otherwise transfer or encumber (collectively, “Assign”) this Lease or sublet the Premises or any part thereof without the express written consent of Landlord, which consent may be given or withheld in Landlord’s sole and absolute discretion.

7.2  Restrictions and Obligations Extend to Transferees.  Provided Landlord consents to Tenant Assigning this Lease, which such consent may be given or withheld in Landlord’s sole and absolute discretion, all restrictions and obligations imposed pursuant to this Lease on Tenant shall be deemed to extend to any subtenant, assignee or other transferee and Tenant shall cause such person or entity to comply with such restrictions and obligations and Tenant shall remain liable under this Lease to the same extent as if it had not Assigned this Lease.

ARTICLE VIII
CONDITION; ALTERATIONS; DECOMMISSIONING AND OTHER WORK

8.1  As-Is Condition.  Tenant acknowledges that it has been given an opportunity to examine the Premises.  Except as expressly set forth in the Asset Sale Agreement or this Lease, Tenant hereby accepts the condition of the Premises in its AS-IS, WHERE-IS CONDITION, WITH ALL FAULTS.  Except as expressly set forth in the Asset Sale Agreement or this Lease, no representations as to the condition, repair or compliance with applicable Laws, and no agreements to make any alterations, repairs or improvements in or about the Premises have been made by or on behalf of Landlord.  Tenant acknowledges and agrees that its sole remedy for breach of any representation or warranty of Landlord in the Asset Sale Agreement concerning the condition of the Premises shall be pursuant to the applicable provisions of the Asset Sale Agreement.

8.2  ISFSI Island.  Tenant shall, at its expense, construct in a good and workmanlike manner an independent spent fuel storage installation (the “ISFSI Island”) in accordance in all material respects with the plans and specifications attached hereto as Exhibit C. Tenant shall be responsible, at its expense, for the maintenance and operation of the ISFSI Island during the

12

period commencing on the date on which the same is substantially completed and expiring at the expiration or earlier termination of the Lease Term.

8.3  ISFSI Campaign.  Upon the substantial completion of the ISFSI Island, Tenant shall, at its expense and in compliance with applicable Laws, place all Spent Nuclear Fuel and Greater than Class C Waste located at the Premises as of the Lease Commencement Date into casks and place and store such casks at the ISFSI Island so as to permit the NRC Licenses to be amended to cover only the ISFSI Island (collectively, the “ISFSI Campaign”).  Tenant shall use diligent efforts to perform required Decommissioning and other work required under this Lease and construct the ISFSI Island and complete the ISFSI Campaign on a schedule established by Tenant to achieve the applicable Site Restoration Milestone for completion of the ISFSI Campaign.

8.4  Decommissioning.  Tenant shall, at its expense, perform all Decommissioning work at the Premises required by Law.  The Premises and improvements and all tangible Zion Assets located at the Premises shall be radiologically released meeting NRC MARISSM guidance and any other applicable Laws.  Notwithstanding the foregoing provisions of this Section 8.4 to the contrary, Tenant shall have no obligation to perform any environmental decontamination (other than radiological decontamination) to the Switchyard.

8.5  Removal of Improvements; Site Restoration.  Tenant shall not construct any structures or install any equipment on the Premises except as reasonably necessary to perform its obligations under this Lease.  Tenant shall, at its expense, remove all improvements (other than (a) the ISFSI Island, (b) the New VAR Facility, (c) any improvements located at the Switchyard or the New Control Area, (d) roadways and rail lines, (e) fences and other access control measures and (f) such other improvements as Landlord and Tenant may mutually determine) located at the Premises as of the Lease Commencement Date to a minimum of three feet (3’) below the expected finished grade following site restoration or as otherwise required by Law, Permits or Environmental Permits and, except as otherwise required by applicable Law, Permits or Environmental Permits, back-fill such areas; provided, however, that Tenant shall not remove the improvements located within the Synchronous Condenser Area prior to the date on which Landlord or ComEd gives written notice to Tenant that the Synchronous Condensers have been relocated or abandoned in place.  Underground storage tanks and large diameter pipes not required by Law or this Lease to be removed shall be filled.  Large diameter piping within Lake Michigan and the Lake Michigan intake structure will be abandoned in place or will be removed if required by Law.  Excavated portions of removed structures, when backfilled and released by the NRC, will be contoured to blend in with the adjoining property.  Affected areas will be seeded to prevent erosion.

8.6  New VAR Facility.  Landlord, or its Affiliate, may, at its option and at its expense, construct the New VAR Facility.  Landlord, or its Affiliate, shall be responsible, at its expense, for the maintenance and operation of the New VAR Facility during the period commencing on the date on which the same is substantially completed and expiring at the expiration or earlier termination of the Lease Term.

13

8.7  Switchyard.  Subject to the Tenant’s obligations regarding maintenance of access in accordance with the Edison Easement, during the Lease Term, Tenant shall not be responsible for the maintenance and operation of the Switchyard.

8.8  Synchronous Condenser Area.

(a)  During the period commencing on the Lease Commencement Date and expiring on the date on which Landlord or ComEd gives written notice to Tenant that the Synchronous Condensers have been relocated or abandoned in place, Landlord shall be responsible, at its expense, for the maintenance and operation of the Synchronous Condenser Area (including, without limitation, the Synchronous Condensers located therein).  Until the Synchronous Condensers have been relocated or abandoned in place, the physical systems required for the support and operation of the Synchronous Condensers will be clearly identified by name and other markings, such as paint, stickers or tags, and, to the extent practicable, will be secured with barriers, fencing, locks or other entry controls.  Landlord shall notify Tenant from time to time of the status of the relocation or abandonment in place of the Synchronous Condensers and, in any event, shall notify Tenant of such status on the date on which Landlord in good faith believes ninety (90) days remain prior to the relocation or abandonment in place of the Synchronous Condensers.  Provided Landlord provides reasonable prior written notice of its activities in the Synchronous Condenser Area from time to time, Tenant shall use reasonable efforts not to disrupt or interfere with Landlord’s or ComEd’s access to or operation of the Synchronous Condensers.

(b)  Prior to the date that is 18 months following the Lease Commencement Date (as such date may be extended on a day-for-day basis on account of Tenant Delay or Force Majeure), Landlord shall, at its expense (i) deactivate the Synchronous Condensers, (ii) drain the Synchronous Condenser systems and remove any hydrogen and lube oil attributable thereto, (ii) disconnect the Synchronous Condensers from the Switchyard and (iv) remove the Synchronous Condensers and/or abandon them in place.  Landlord shall give prompt written notice to Tenant if any event of Force Majeure or Tenant Delay shall occur or exist that will impact Landlord’s removal or abandonment of the Synchronous Condensers, stating the events or conditions that constitute the event of Force Majeure or Tenant Delay and the steps Landlord is taking or intends to take to overcome such events or conditions, if any.  Landlord shall use diligent efforts to overcome events of Force Majeure and Tenant Delay impacting its removal or abandonment of the Synchronous Condensers.  Tenant’s sole remedy for delay in the performance by Landlord of its obligations in the preceding clauses (i) through (iv) shall be the extension of the time for performance of Tenant’s obligations by reason of the Schedule Extension Condition.

(c)  Concurrently with, or prior to, the removal and/or abandonment of the Synchronous Condensers, Landlord shall, at its expense, relocate the controls for the Switchyard and oil cooled busses now located in the Synchronous Condenser Area to a space within or near the Switchyard or New VAR Facility Area.  If such space is located within the Premises but outside the Switchyard and the New VAR Facility Area, then the particular location of such space shall be subject to Tenant’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed, and such space shall be known as the “New Control Area.”

14

8.9  Covenant Against Liens.  Tenant shall not cause or permit any Encumbrance (including any mechanic’s or materialman’s lien) to be asserted against the Premises or any interest therein (including the leasehold interest created by this Lease) as a result of any act or omission of Tenant, its agents, contractors and employees.   In the event any such Encumbrance is filed, Tenant will within thirty (30) days after receiving written notice thereof cause such Encumbrance to be released or bonded over. In the event such Encumbrance is not timely released or bonded over, Landlord, at its sole option and in addition to any of its other rights and remedies, may bond over the same, and Tenant shall promptly upon notice thereof reimburse Landlord for the cost of such bond and other direct costs related to such action.  Tenant shall indemnify, defend and hold harmless Landlord from and against any and all Encumbrances arising out of or in any way connected with Tenant’s use and occupancy of the Premises (except to the extent such Encumbrances result from the act or omission of Landlord and/or Landlord’s Affiliates).  Any rights and obligations created under or by this Section 8.9 shall survive termination or expiration of this Lease.  Without limiting the generality of the foregoing, Tenant shall, to the fullest extent permitted by Law, cause all contractors, subcontractors, material suppliers, service providers, and other vendors performing work or providing materials or services at the Premises on behalf of Tenant to provide lien waivers as and when commercially reasonable.

8.10   Environmental Protection.

(a)  Tenant shall conduct its operations on the Premises in compliance with all applicable Environmental Laws and Environmental Permits, and neither Tenant nor any of Tenant’s employees, representatives, Affiliates, agents, contractors, subcontractors, licensees, lessees, guests, invitees, successors and assigns (collectively, “Tenant Group”) shall use, bring upon, transport, store, keep or cause or allow the discharge, spill or release (or allow a threatened release) in each case of any Hazardous Substances in, on, under or from the Premises in violation of Environmental Law.  Without limiting any other indemnification obligations of Tenant contained herein, Tenant shall protect, indemnify, defend (with counsel reasonably acceptable to Landlord) and hold harmless Landlord and its direct and indirect parents, subsidiaries and Affiliates, and their respective officers, directors, shareholders, employees, representatives, agents, contractors, licensees, lessees, guests, invitees, successors and assigns (collectively, the “Landlord Indemnified Parties”), from and against any and all losses and claims (including, without limitation, (i) reasonable attorneys’ fees, (ii) liability to third parties for toxic torts and/or personal injury claims, (iii) fines, penalties and/or assessments levied or raised by any governmental authority or court, and (iv) assessment, remediation and mitigation costs and expenses and natural resource damage claims) arising out of, resulting from or connected with any violation of Environmental Laws or Environmental Permits by Tenant or any member of the Tenant Group or any Hazardous Substances used, brought upon, transported, stored, kept, discharged, spilled or released by Tenant or any member of the Tenant Group in, on, under or from the Premises, except to the extent such losses and claims were increased as a result of Landlord’s failure timely to give the notice, if any, required by this Section 8.10(a).  Landlord shall conduct its operations on and adjacent to the Premises in compliance with all applicable Environmental Laws and Environmental Permits, and neither Landlord nor ComEd nor any of their respective employees, representatives, agents, contractors, licensees, lessees, guests, invitees, successors and assigns (collectively, “Landlord Group”) shall use, bring upon, transport, store, keep or cause or allow the discharge, spill or release (or allow a threatened

15

release) in each case of any Hazardous Substances in, on, under or from the Premises or the areas adjacent thereto (including, without limitation, the Switchyard and the New VAR Facility Area) in violation of Environmental Law.  Without limiting any other indemnification obligations of Landlord contained herein, Landlord shall protect, indemnify, defend (with counsel reasonably acceptable to Tenant) and hold harmless Tenant and its direct and indirect parents, subsidiaries and Affiliates, and their respective officers, directors, shareholders, employees, representatives, agents, contractors, licensees, lessees, guests, invitees, successors and assigns (collectively, the “Tenant Indemnified Parties”), from and against any and all losses and claims (including, without limitation, (1) reasonable attorneys’ fees, (2) liability to third parties for toxic torts and/or personal injury claims, (3) fines, penalties and/or assessments levied or raised by any governmental authority or court, and (4) assessment, remediation and mitigation costs and expenses and natural resource damage claims) arising out of, resulting from or connected with any violation of Environmental Laws or Environmental Permits by Landlord or any member of the Landlord Group during the Lease Term or any Hazardous Substances used, brought upon, transported, stored, kept, discharged, spilled or released by Landlord or any member of the Landlord Group in, on, under or from the Premises, except to the extent such losses and claims were increased as a result of Tenant’s failure timely to give the notice, if any, required by this Section 8.10(a).  If any Landlord Indemnified Party or Tenant Indemnified Party receives notice of the assertion of any such claim or of the commencement of any claim, action, or proceeding made or brought by any Person who is not a Tenant Indemnified Party or a Landlord Indemnified Party, as applicable (a “Third Party Claim”), the applicable party shall give the other party reasonably prompt written notice thereof, but in any event such notice shall not be given later than five (5) calendar days after the applicable party’s receipt of notice of such Third Party Claim.  Such notice shall describe the nature of the Third Party Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Third Party Claim.

(b) Tenant shall comply with and observe all applicable Laws related to the use and protection of wetlands.  Tenant shall not change the physical characteristics of any wetland areas located on the Premises or any adjoining land, without in each instance obtaining Landlord’s prior written consent (which may be granted or withheld in Landlord’s sole discretion), and only then in compliance with applicable Laws.

(c) Tenant shall provide Landlord with prompt written notice upon Tenant’s obtaining knowledge of the existence or any threatened release of any Hazardous Substances on, in or under the Premises in violation of Environmental Laws.

(d) This Section 8.10 shall survive the expiration or other termination of this Lease.

8.11  Work In the Synchronous Condenser Area, the New VAR Facility Area, the New Control Area and the Switchyard.  Tenant shall make reasonable efforts, whenever it works in or immediately adjacent to the Synchronous Condenser Area (prior to the date on which Landlord or ComEd gives written notice to Tenant that the Synchronous Condensers have been relocated or abandoned in place), the New VAR Facility Area, the New Control Area and the Switchyard, not to disrupt any of Landlord’s or its Affiliates’ operations in these areas or disturb or damage any of Landlord’s, ComEd’s or any of their Affiliates’ equipment and facilities located in these areas.  Prior to commencing any work in or immediately adjacent to these areas Tenant shall

16

notify Landlord and cooperate with Landlord to avoid any such disruption, disturbance or damage.

8.12   Compliance with Laws and Permits.  Each party shall immediately notify the other in writing upon obtaining knowledge of any material violations of any applicable Laws relating to the Premises and upon receiving any written notice, correspondence, written demand or written communication from any Governmental Authority alleging a material violation of any Laws or Permits relating to the Premises.  Each party shall obtain and maintain, at its sole cost and expense, any and all permits, licenses, authorizations and other similar approvals necessary to perform its obligations under this Lease.

8.13   Cooperation and Communication.  Landlord and Tenant shall (and Landlord shall cause ComEd to) reasonably cooperate and communicate regarding their respective operations around the Synchronous Condensers, Switchyard, New VAR Facility and New Control Area.  Without limiting the generality of the foregoing sentence, it is specifically agreed that (a) the New VAR Facility shall be (i) located outside of the current plant security area,  (ii) fenced off from the balance of the Premises at Landlord’s expense and (iii) access controlled by Landlord at its expense, (b) access into the Switchyard will be controlled by Landlord and/or ComEd at no expense to Tenant and (c) at no expense to Tenant, the systems required for the support and operation of the Synchronous Condensers will be clearly identified by name and other markings such as paint within the Synchronous Condenser Area and secured with barriers, fencing, locks or other controls to prevent disturbance.

ARTICLE IX
INSPECTION

9.1      Inspection of Premises.  Upon reasonable prior written notice, and subject to such reasonable access control measures as from time to time are implemented under the NRC Licenses or otherwise instituted by Tenant, Tenant shall permit Landlord, its agents and representatives to enter the Premises in order to monitor, at Landlord’s expense, Tenant’s and its designees’ performance of Tenant’s obligations under this Lease and the other documents entered into in connection with the Asset Sale Agreement.  Without limiting the generality of the foregoing sentence, it is specifically agreed that Landlord shall have no right to direct or manage the performance of Tenant’s obligations or to dictate the scheduling of such performance.  Landlord shall use best efforts to minimize disruption to Tenant’s operations at the Premises in connection with any such entry.

ARTICLE X
INSURANCE

10.1   Types and Amounts of Required Insurance Coverage.   Tenant shall obtain and maintain (a) throughout the Lease Term commercial general liability insurance (written on an occurrence basis) and (b) from and after the date on which the ISFSI Island is substantially complete, all-risk property insurance.  Such commercial general liability insurance shall be in an

17

amount not less than Ten Million Dollars ($10,000,000) combined single limit per occurrence with a Ten Million Dollar ($10,000,000) annual aggregate.  Tenant’s property insurance shall be in an amount not less than that required to replace the ISFSI Island. To the extent permitted by applicable Laws, all insurance policies required to be maintained by Tenant under this Lease shall be primary to any other insurance carried by Landlord or its Affiliates; contain standard cross-liability provisions; and provide for a waiver of all rights of subrogation which Tenant’s insurance carrier might exercise against Landlord or its Affiliates.   Tenant shall require all contractors and subcontractors brought onto the Premises by Tenant to procure and maintain commercial general liability insurance coverage at the limits determined by Tenant to be appropriate under the circumstances.  Landlord and Landlord’s officers, directors, employees, agents, representatives, subsidiaries, successors and assigns under this Lease shall be named as additional insureds on all insurance required to be maintained by Tenant or its contractors and subcontractors.    Throughout the Lease Term, Landlord or an Affiliate of Landlord shall obtain and maintain all-risk property insurance in an amount not less than that required to replace the Switchyard and, from and after the date on which the New VAR Facility and new control facility are substantially complete, the New VAR Facility and new control facility.  Landlord and Tenant shall each have the right to maintain the insurance coverages set forth in this Article under a blanket insurance policy covering other premises owned or operated by Landlord or Tenant (as applicable), provided that (x) the Premises is covered independently by such blanket insurance policy to the full extent required by this Article, and (y) such coverage for the Premises shall not be diminished for any reason whatsoever (including without limitation a claim made with respect to any other premises) during the Lease Term.  Landlord hereby waives its right of recovery against Tenant and releases Tenant from any and all liabilities, claims and losses for which Tenant may otherwise be liable to the extent Landlord is covered (or required to be covered) by property insurance therefor.  Tenant hereby waives its right of recovery against Landlord and releases Landlord from any and all liabilities, claims and losses for which Landlord may otherwise be liable to the extent Tenant is covered (or required to be covered) by property insurance therefor.  Tenant waives all rights of subrogation against Landlord under the insurance policies procured by Tenant in accordance with this Lease.

10.2   Conditions of Insurance Coverage.  All such insurance shall (a) be issued by a company that is licensed to do business in the jurisdiction in the State of Illinois and that has a rating equal to or exceeding A-:VIII from Best’s Insurance Guide, and (b) with respect to such liability insurance, name the other party as an additional insured.  Each party shall deliver to the other, on the Lease Commencement Date and at least annually thereafter, a certificate of all insurance required to be maintained by such party pursuant to this Lease.

10.3   Nuclear Insurance.  In addition to any insurance that may be required under Section 10.1, Tenant shall procure and maintain in effect nuclear liability insurance from ANI in such form and in such amount as will meet the financial protection requirements of the Atomic Energy Act as provided in the NRC Licenses, and an agreement of indemnification as contemplated by Section 170 of the Atomic Energy Act.  Tenant shall maintain Nuclear Liability Facility Form at such limit as required by the NRC Licenses and Nuclear Liability Shippers & Transporters coverage at a limit of $300 million during the Lease Term and thereafter until the Put Option Closing.  Tenant shall maintain NEIL property policy, or similar policy, with limits of at least $100 million to comply with the NRC Licenses.  Landlord shall be included as additional insured and loss payee on such insurance.  In the event that Tenant can not acquire

18

such insurance from NEIL, Landlord will purchase the coverage at Tenant’s expense.  In the event that the nuclear liability protection system contemplated by Section 170 of the Atomic Energy Act is repealed or changed, Tenant shall have and maintain in effect, to the extent commercially available on reasonable terms, alternate protection against nuclear liability.

10.4   Indemnity.

(a)  Except to the extent resulting from the negligence or willful misconduct of a Landlord Indemnified Party, and except to the extent covered by property insurance carried by a Landlord Indemnified Party or required by this Lease to be carried by a Landlord Indemnified Party, to the maximum extent permitted under applicable Law, Tenant shall protect, indemnify, defend (with counsel reasonably acceptable to Landlord) and hold harmless the Landlord Indemnified Parties from and against any and all losses, costs, damages, liabilities, expenses (including, without limitation, reasonable attorneys’ fees) and/or injuries (including, without limitation, damage to property and/or personal injuries) suffered or incurred by any of the Landlord Indemnified Parties (regardless of whether contingent, direct, consequential, liquidated or unliquidated), including, without limitation, any damage to the Synchronous Condensers prior to the date on which ComEd or Landlord gives written notice that the Synchronous Condensers have been relocated or abandoned in place, the New VAR Facility or equipment or facilities located in the Switchyard or the New Control Area) caused by Tenant or any member of the Tenant Group, and any and all claims, demands, suits and causes of action brought or raised against any of the Landlord Indemnified Parties (collectively, “Claims”), arising out of, resulting from, relating to or connected with any act or omission of Tenant or any member of the Tenant Group at, on or about the Premises caused by Tenant or any member of the Tenant Group, and notwithstanding anything to the contrary in this Lease, such obligation to indemnify, defend and hold harmless the Landlord Indemnified Parties shall survive any termination of this Lease.  This indemnification shall include, without limitation, Claims made under any workman’s compensation Law or under any plan for employee’s disability and death benefits (including, without limitation, Claims and demands that may be asserted by employees, agents, contractors and subcontractors).

(b)  Except to the extent resulting from the negligence or willful misconduct of a Tenant Indemnified Party, and except to the extent covered by property insurance carried by a Tenant Indemnified Party or required by this Lease to be carried by a Tenant Indemnified Party, to the maximum extent permitted under applicable Law, Landlord shall protect, indemnify, defend (with counsel reasonably acceptable to Tenant) and hold harmless the Tenant Indemnified Parties from and against any and all losses, costs, damages, liabilities, expenses (including, without limitation, reasonable attorneys’ fees) and/or injuries (including, without limitation, damage to property and/or personal injuries) suffered or incurred by any of the Tenant Indemnified Parties (regardless of whether contingent, direct, consequential, liquidated or unliquidated), and any and all Claims brought or raised against any of the Tenant Indemnified Parties, arising out of, resulting from, relating to or connected with any act or omission of Landlord or any member of the Landlord Group at, on or about the Premises caused by Landlord or any member of the Landlord Group during the Lease Term, and notwithstanding anything to the contrary in this Lease, such obligation to indemnify, defend and hold harmless the Tenant Indemnified Parties shall survive any termination of this Lease.  This indemnification shall include, without limitation, Claims made under any workman’s compensation Law or under any

19

plan for employee’s disability and death benefits (including, without limitation, Claims and demands that may be asserted by employees, agents, contractors and subcontractors).

(c)  Notwithstanding anything to the contrary herein, (i) no Landlord Indemnified Party shall be entitled to recover from Tenant or any member of the Tenant Group for any liabilities, damages, obligations, payments, losses, costs or expenses under this Lease any amount in excess of the actual compensatory damages, court costs and reasonable attorney’s and other advisor fees suffered by such Landlord Indemnified Party and (ii) no Tenant Indemnified Party shall be entitled to recover from Landlord or any member of the Landlord Group for any liabilities, damages, obligations, payments, losses, costs or expenses under this Lease any amount in excess of the actual compensatory damages, court costs and reasonable attorney’s and other advisor fees suffered by such Tenant Indemnified Party.  Landlord and Tenant each waive any right to recover punitive, incidental, special, exemplary and consequential damages arising in connection with or with respect to this Agreement including, but not limited to, losses or damages caused by reason of loss of use, profits or revenue, inventory or use charges, interest charges or cost of capital.

ARTICLE XI
DAMAGE OR DESTRUCTION

11.1        Tenant’s Restoration Obligations.  If the ISFSI Island is totally or partially damaged or destroyed for any reason prior to the expiration or earlier termination of the Lease Term except to the extent caused by an act or omission of the Landlord Group or the negligence or willful misconduct of the Landlord Group, then, promptly after such damage or destruction, Tenant shall, at its expense, repair, rebuild, or restore the same.  If, during the course of performance of any Decommissioning or other work at the Premises related to Decommissioning, any improvements in the Synchronous Condenser Area are damaged or destroyed by an act or omission of Tenant or any member of the Tenant Group prior to the date on which Landlord or ComEd gives written notice to Tenant that the Synchronous Condensers have been relocated or abandoned in place, then, promptly after such damage or destruction, Tenant shall, at its expense, repair, rebuild, or restore the same in accordance with instructions from Landlord or ComEd, but only to the extent such damage is caused by an act or omission of the Tenant Group or the negligence or willful misconduct of the Tenant Group. If any improvements in the Switchyard, New Control Area or New VAR Facility Area are damaged or destroyed by an act or omission of Tenant or any member of the Tenant Group, then, promptly after such damage or destruction, Tenant shall, at its expense, repair, rebuild, or restore the same, but only to the extent such damage is caused by an act or omission of the Tenant Group or the negligence or willful misconduct of the Tenant Group.   If any other improvements are totally or partially damaged or destroyed, then Tenant shall have no obligation to repair, rebuild, or restore the same.

20

ARTICLE XII
CONDEMNATION

12.1        Permanent Taking.  If the entire Premises, or the use or occupancy thereof, shall be permanently taken or condemned by any governmental or quasi-governmental authority for any public or quasi-public use or purpose or sold under threat of such a taking or condemnation (collectively, “Condemned”) so as to render Tenant unable to perform its Decommissioning obligations with respect to the entire Premises, then this Lease shall terminate on the day prior to the date that Tenant is required to cease performance of such Decommissioning obligations, and rent shall be apportioned as of such date.  If less than the entire Premises or occupancy thereof is permanently Condemned, and such partial Condemnation renders Tenant unable to perform its Decommissioning obligations with respect to a portion of the Premises, then this Lease shall continue in full force and effect with respect to the portion of the Premises with respect to which Tenant is able to continue Decommissioning obligations, and rent shall be apportioned as of the date on which Tenant is required to cease performance of Decommissioning obligations with respect to a portion of the Premises.  If all or any portion of the Premises or occupancy thereof is permanently Condemned and such Condemnation does not render Tenant unable to perform its Decommissioning obligations or delay the performance of such Obligations, then this Lease shall remain in full force and effect.   If and to the extent that any such Condemnation prevents or delays performance of Decommissioning obligations with respect to the Premises or any portion of the Premises, such Condemnation shall be deemed a Force Majeure condition with respect to the portion of the Premises affected by such Condemnation.   For purposes of this Section, the Premises or portion thereof, as applicable, shall be deemed to be permanently Condemned if Condemned for a period in excess of thirty-six (36) consecutive calendar months.

12.2        Temporary Taking.  If all or any portion of the Premises is Condemned for a period of thirty-six (36) consecutive calendar months or less, all of the terms and conditions of this Lease shall remain in full force and effect, notwithstanding such Condemnation. If and to the extent that any such Condemnation prevents or delays performance of Decommissioning obligations with respect to the Premises or any portion of the Premises, such Condemnation shall be deemed a Force Majeure condition with respect to the portion of the Premises affected by such Condemnation.

12.3        Awards.  All awards, damages and other compensation paid on account of condemnation shall belong to Landlord, and Tenant assigns to Landlord all rights to such awards, damages and compensation.  Tenant shall not make any claim against Landlord or such authority for any portion of such award, damages or compensation, including, without limitation, any such award, damage or compensation attributable to damage to the Premises, value of the unexpired portion of the Lease Term, loss of profits or goodwill, leasehold improvements or severance damages.

ARTICLE XIII
DEFAULT

13.1        Lease Defaults.  Each of the following shall constitute a “Lease Default”:  (a) Tenant’s failure to make any payment of the Base Rent or Delay Rent, which failure continues for five (5) business days after Landlord delivers written notice thereof to Tenant;  (b) Tenant’s failure to perform or observe the covenant of Tenant in Section 6.3; (c) Tenant’s failure to perform or observe in any material respect any covenant of Tenant in Sections 5.2, 6.6, 7.1, 8.9,

21

10.1, 10.2 or 10.3, which failure continues for thirty (30) days after Landlord delivers written notice thereof to Tenant (or, if such failure cannot reasonably be cured within such thirty (30) day period, such longer period (not to exceed thirty (30) additional days) as is reasonably necessary to effect such cure provided Tenant commences such cure promptly and diligently pursues such cure continuously thereafter); (d) Tenant’s failure to perform or observe in any material respect any covenant or condition of this Lease not otherwise specifically described in this Section, other than Sections 6.2 and 6.4, which failure continues for thirty (30) days after Landlord delivers written notice thereof to Tenant (or, if such failure cannot reasonably be cured within such thirty (30) day period, such longer period as is reasonably necessary to effect such cure provided Tenant commences such cure promptly and diligently pursues such cure continuously thereafter); (e) the leasehold interest of Tenant is levied upon or attached under process of law; or (f) an Event of Default or a Material Default occurs.

13.2        Landlord’s Remedies.  If there shall be a Lease Default, then Landlord shall have the right but not the obligation, at its sole option, to terminate this Lease by written notice to Tenant given prior to the cure of such Lease Default and/or pursue any other remedy provided by law or equity, including specific performance, or any other remedy provided in the Asset Sale Agreement or the Ancillary Agreements. To the fullest extent permitted by Law, Landlord may proceed to recover possession of the Premises under applicable Laws and Tenant agrees to cooperate with Landlord to the fullest extent necessary in connection with Landlord’s recovery of possession of the Premises and the transfer of any licenses or Permits that may be required to do so, including in connection with obtaining any regulatory approval, license or permit required to permit Landlord to recover possession of the Premises.  Tenant hereby waives any  notice  of Landlord’s intention to re-enter the Premises or terminate this Lease other than any notice expressly required by this Lease.

ARTICLE XIV
REPRESENTATIONS, WARRANTIES AND COVENANTS OF LANDLORD

14.1        Quiet Enjoyment.  Landlord covenants that it has the right to enter into this Lease, and that if Tenant shall perform all of its obligations hereunder prior to the expiration of any notice and/or cure period applicable thereto, then, subject to the provisions of this Lease, Tenant shall during the Lease Term peaceably and quietly occupy and enjoy the full possession of the Premises without hindrance by Landlord or any party claiming through or under Landlord.

14.2        Encumbrances.    Landlord covenants that, during the Lease Term, it shall not cause or permit any Encumbrances to encumber the Premises or any portion thereof, except for Permitted Encumbrances.

14.3        Conveyance.  Landlord covenants that, during the Lease Term, it shall not cause or permit the conveyance, sale or other transfer of the Premises or any portion thereof, except as part of a conveyance of all or substantially all of Landlord’s assets, without the prior written consent of Tenant, which consent shall not be unreasonably withheld, conditioned or delayed.  Any conveyance, sale or other transfer in violation of the foregoing restriction shall, at Tenant’s option, be void and without force or effect.

22

ARTICLE XV
GENERAL PROVISIONS

15.1        Relationship Between Landlord and Tenant.  Nothing contained in this Lease shall be construed as creating any relationship between Landlord and Tenant other than that of landlord and tenant.

15.2        Brokers.  Landlord and Tenant each represents and warrants to the other that in connection with this Lease it has not employed or dealt with any third party broker, agent or finder.  Landlord shall indemnify and hold Tenant harmless from and against any claim for brokerage or other commissions asserted by any broker, agent or finder employed by Landlord or with whom Landlord has dealt.  Tenant shall indemnify and hold Landlord harmless from and against any claim for brokerage or other commissions asserted by any broker, agent or finder employed by Tenant or with whom Tenant has dealt.

15.3        Notices.  All notices or other communications required under this Lease shall be in writing and shall be deemed duly given and received when delivered in person (with receipt therefor), on the date sent if sent by facsimile with a copy sent by one of the other methods of delivery described in this Section, on the next business day after deposit with a recognized overnight delivery service, or on the day delivered if sent by certified or registered mail, return receipt requested, postage prepaid, to the respective address(es) set forth in the Asset Sale Agreement.

15.4        Validity.  Each provision of this Lease shall be valid and enforceable to the fullest extent permitted by Law.  If any provision of this Lease or the application thereof to any person or circumstance shall to any extent be invalid or unenforceable, then such provision shall be deemed to be replaced by the valid and enforceable provision most substantively similar to such invalid or unenforceable provision, and the remainder of this Lease and the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby.

15.5        Pronouns.  Feminine, masculine or neuter pronouns shall be substituted for those of another form, and the plural or singular shall be substituted for the other number, in any place in which the context may require such substitution.

15.6        Successors and Assigns.  The provisions of this Lease shall be binding upon and inure to the benefit of the parties and each of their respective representatives, successors and assigns, subject to the provisions herein restricting assignment, subletting and Encumbrances.

15.7        Entire Agreement.  This Lease contains and embodies the entire agreement of the parties hereto with regard to the subject matter hereof and supersedes all prior agreements, negotiations, letters of intent, proposals, representations, warranties, understandings, suggestions and discussions, whether written or oral, between the parties hereto with regard to the subject matter hereof.  Any representation, inducement, warranty, understanding or agreement that is not expressly set forth in this Lease, the Asset Sale Agreement (to the extent surviving) or the Ancillary Agreements shall be of no force or effect.  This Lease may be amended, modified or changed in any manner only by an instrument signed by both parties; provided, however, that if

23

as a result of the exercise of remedies under the Pledge Agreement, Landlord controls Tenant by reason of the ownership of a controlling equity interest in Tenant or the appointment of a majority of the members of the board of directors or board of managers of Tenant, any amendment, modification or change in the terms of this Lease made after the date on which Landlord acquired such control shall not be effective without the written consent of EnergySolutions, which consent shall not be unreasonably withheld, delayed or conditioned.  This Lease includes and incorporates all Exhibits attached hereto.

15.8        Governing Law.  This Lease shall be governed by the Laws of the State of Illinois.  There shall be no presumption that this Lease be construed more strictly against the party who itself or though its agent prepared it, it being agreed that all parties hereto have participated in the preparation of this Lease and that each party had the opportunity to consult legal counsel before the execution of this Lease.

15.9        Headings.  Headings are used for convenience and shall not be considered when construing this Lease.

15.10      Execution and Delivery.  The submission of an unsigned copy of this document to Tenant shall not constitute an offer or option to lease the Premises.  This Lease shall become effective and binding only upon execution and delivery by both Landlord and Tenant.

15.11      Counterparts.  This Lease may be executed in multiple counterparts, each of which shall be deemed an original and all of which together constitute one and the same document.  Faxed signatures shall have the same binding effect as original signatures.

15.12      Waiver of Jury Trial.  LANDLORD AND TENANT EACH WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT HEREUNDER, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE.  LANDLORD AND TENANT EACH WAIVES ANY OBJECTION TO THE VENUE OF ANY ACTION FILED IN ANY COURT SITUATED IN THE STATE OF ILLINOIS, AND WAIVES ANY RIGHT, CLAIM OR POWER, UNDER THE DOCTRINE OF FORUM NON CONVENIENS OR OTHERWISE, TO TRANSFER ANY SUCH ACTION TO ANY OTHER COURT.

15.13      Representations Regarding Organization and Authorization.

(a) Landlord and the person executing and delivering this Lease on Landlord’s behalf each represents and warrants that such person is duly authorized to so act; that Landlord is duly organized, is qualified to do business in the State of Illinois, is in good standing under the Laws of the Commonwealth of Pennsylvania and the Laws of the State of Illinois, and has the power and authority to enter into this Lease; and that all action required to authorize Landlord and such person to enter into this Lease has been duly taken.

(b) Tenant and the person executing and delivering this Lease on Tenant’s behalf each represents and warrants that such person is duly authorized to so act; that Tenant is duly organized, is qualified to do business in the State of Illinois, is in good standing under the Laws

24

of the State of Delaware and the Laws of the State of Illinois, and has the power and authority to enter into this Lease and to conduct its business in the manner being conducted; and that all action required to authorize Tenant and such person to enter into this Lease and to conduct its business in the manner being conducted has been duly taken.

15.14      Prevailing Party.  In the event of any legal proceeding brought by either party against the other under this Lease, the prevailing party shall be entitled to recover all reasonable costs and expenses incurred in connection with such proceeding, including reasonable attorneys’ fees, disbursements and actual costs.

15.15      Subordination; Estoppel.

(a) Tenant agrees, at any time and from time to time (but not more often than twice in any twelve (12) month period), as requested by Landlord, upon not less than ten (10) business days’ prior notice, to execute and deliver to Landlord a written statement, (a) stating that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (b) setting forth the then current Base Rent and/or Delay Rent, (c) setting forth the date to which the Base Rent or Delay Rent has been paid, (d) stating whether or not, to the best knowledge of the Tenant, Landlord is in default under this Lease, and if so, setting forth the specific nature of all such default, (e) stating whether there are any subleases affecting the Premises, (f) stating the address of Tenant to which all notices and communication under the Lease shall be sent, and (g) containing any other factual matters reasonably requested by Landlord.  Tenant acknowledges that any statement delivered pursuant to this paragraph may be relied upon by others with whom Landlord may be dealing, including any purchaser or owner of the Premises, or of Landlord’s interest in the Premises or any lender or mortgagee of Landlord.

(b) Landlord agrees, at any time and from time to time (but not more often than twice in any twelve (12) month period), as requested by Tenant, upon not less than ten (10) business days’ prior notice, to execute and deliver to Tenant a written statement, (a) stating that this Lease is then in full force and effect and has not been modified (or if modified, setting forth all modifications), (b) setting forth the then current Base Rent and/or Delay Rent, (c) setting forth the date to which the Base Rent or Delay Rent has been paid, (d) stating whether or not, to the best knowledge of Landlord, Tenant is in default under this Lease, and if so, setting forth the specific nature of all such default, (e) stating the address of Landlord to which all notices and communication under the Lease shall be sent, and (f) containing any other factual matters reasonably requested by Tenant.  Landlord acknowledges that any statement delivered pursuant to this paragraph may be relied upon by others with whom Tenant may be dealing.

15.16      Compliance with Laws and Permits.  Tenant, at its sole expense, shall comply, and cause the Premises to comply, with all applicable Laws and Permits. Tenant shall immediately provide Landlord with written notice: (a) upon Tenant’s obtaining knowledge of any potential or known violations of any applicable Laws relating to the Premises, and/or (b) of Tenant’s receipt of any notice, correspondence, demand or communication of any nature from any Governmental Authority related to any alleged or actual violation of any Laws or Permits relating to the Premises.  Tenant shall obtain and maintain, at its sole cost and expense, any and all permits, licenses, authorizations and other similar approvals necessary for Tenant to perform

25

its duties under this Lease, including those approvals necessary to perform the Decommissioning of the Zion Station as contemplated by this Lease.

15.17 Guaranty.  Tenant’s obligations under this Lease are absolutely, unconditionally and irrevocably guaranteed by EnergySolutions pursuant to that certain Performance Guaranty of Buyer’s Parent and that certain Guaranty of EnergySolutions, Inc., each dated as of December 11, 2007, and executed and delivered in connection with the Asset Sale Agreement.

[Signatures follow on next page]

26

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease under seal as of the day and year first above written.

LANDLORD:

EXELON GENERATION COMPANY, LLC, a Pennsylvania limited liability company

By:		[Seal]
Name:
Title:

TENANT:

ZIONSOLUTIONS, LLC, a Delaware limited liability company

By:		[Seal]
Name:
Title:

27

EXHIBIT A

LEGAL DESCRIPTION OF PREMISES

PARCEL 1: BLOCK 8 INCLUDING VACATED ALLEY, TOGETHER WITH THAT PART OF THE WEST HALF OF VACATED DEBORAH AVENUE LYING SOUTH OF TWENTY-NINTH STREET AND NORTH OF THE CENTERLINE OF THIRTIETH STREET AND THE NORTH HALF OF VACATED THIRTIETH STREET, LYING EAST OF THE EAST LINE OF EBENEZER AVENUE AND WEST OF THE CENTERLINE OF DEBORAH AVENUE (EXCEPTING THEREFROM THAT PART THEREOF CONDEMNED FOR RAILWAY PURPOSES BY PROCEEDINGS HAD IN THE CIRCUIT COURT OF LAKE COUNTY, ILLINOIS (CASE NO. 1152) ENTITLED: CHICAGO, WAUKEGAN AND NORTH SHORE RAILWAY COMPANY VS. JOHN ALEXANDER DOWIE, ET AL) IN ZION CITY SUBDIVISION IN SECTION 27, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, IN LAKE COUNTY, ILLINOIS.

PARCEL 2:  THAT PART OF THE NORTH HALF OF VACATED TWENTY-NINTH STREET LYING EAST OF THE EAST LINE OF DEBORAH AVENUE AND WEST OF THE CENTERLINE OF VACATED DAMASCUS AVENUE IN SECTION 22, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, IN LAKE COUNTY, ILLINOIS.

PARCEL 3:  ALL THAT PART OF THE NORTH HALF OF SECTION 22, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, LYING EAST OF THE EAST LINE OF THE RIGHT OF WAY OF THE CHICAGO, WAUKEGAN AND NORTH SHORE RAILWAY COMPANY AS CONDEMNED IN CASE NO. 1152, CIRCUIT COURT OF LAKE COUNTY, ILLINOIS AND SOUTH OF THE NORTH 1590.26 FEET THEREOF AND NORTH OF THE NORTH LINE OF SHILOH BOULEVARD WHICH NORTH LINE IS MORE PARTICULARLY DESCRIBED AS A LINE EXTENDING EAST FROM A POINT ON THE EAST LINE OF SAID FORMER RIGHT OF WAY WHICH IS 8.60 FEET NORTH OF THE SOUTH LINE OF THE NORTH HALF OF SAID SECTION 22, TO A POINT ON SAID WESTERLY LINE OF THE ILLINOIS BEACH STATE PARK NORTH ENTRANCE ROAD, WHICH IS 9.94 FEET NORTH OF THE SOUTH LINE OF THE NORTH HALF OF SAID FRACTIONAL SECTION 23, IN LAKE COUNTY, ILLINOIS. EXCEPTING THEREFROM THAT PART THEREOF FALLING WITHIN THE STRIP LAND, 66 FEET WIDE, SITUATED IN THE NORTH HALF OF SECTION 22 AND IN THE NORTH HALF OF FRACTIONAL SECTION 23, BOTH IN TOWNSHIP 46 NORTH, RANGE 12 EAST OF THIRD PRINCIPAL MERIDIAN, DEDICATED FOR ROAD PURPOSES BY INSTRUMENT DATED MARCH 14, 1968 AND RECORDED IN THE RECORDER’S OFFICE OF LAKE COUNTY, ON MAY 24, 1968 AS DOCUMENT NO. 1379370, SAID STRIP OF LAND IS BOUNDED AND DESCRIBED AS FOLLOWS: BEGINNING ON THE

SOUTH LINE OF THE NORTH 1590.26 FEET OF SAID NORTH HALF OF FRACTIONAL SECTION 23, AT A POINT WHICH IS 696 FEET, MEASURED ALONG SAID SOUTH LINE, EAST FROM THE WEST LINE OF SAID NORTH HALF OF FRACTIONAL SECTION 23, AND RUNNING; THENCE SOUTH ALONG THE EAST LINE OF THE WEST 696 FEET OF SAID NORTH HALF OF FRACTIONAL SECTION 23, A DISTANCE OF 124.72 FEET; THENCE SOUTHWESTWARDLY ALONG THE ARC OF A CIRCLE, CONVEX TO THE SOUTHEAST AND HAVING A RADIUS OF 1000 FEET, A DISTANCE OF 1070.60 FEET TO A POINT ON THE PRESENT NORTH LINE OF SHILOH BOULEVARD, WHICH IS 108.19 FEET; MEASURED ALONG SAID NORTH LINE, EAST FROM THE WEST LINE OF SAID NORTH HALF OF FRACTIONAL SECTION 23; THENCE WEST ALONG SAID PRESENT NORTH OF SHILOH BOULEVARD, (WHICH IS DESCRIBED AS A STRAIGHT LINE EXTENDING FROM A POINT ON THE EAST LINE OF THE FORMER RIGHT OF WAY OF THE CHICAGO, WAUKEGAN AND NORTH SHORE RAILWAY, WHICH IS 8.60 FEET NORTH FROM THE SOUTH LINE OF THE NORTH HALF OF SAID SECTION 22, TO A POINT ON THE WESTERLY LINE OF ILLINOIS BEACH STATE PARK NORTH ENTRANCE ROAD, WHICH IS 9.94 FEET NORTH FROM THE SOUTH LINE OF SAID NORTH HALF OF FRACTIONAL SECTION 23), A DISTANCE OF 204.24 FEET; THENCE NORTHEASTWARDLY ALONG THE ARC OF A CIRCLE, CONVEX TO THE SOUTHEAST, HAVING A RADIUS OF 934 FEET AND BEING 66 FEET NORTHWESTERLY FROM AND CONCENTRIC WITH THE FIRST HEREIN DESCRIBED ARC, A DISTANCE OF 1257.41 FEET TO A POINT WHICH IS 630 FEET EAST FROM SAID WEST LINE OF THE NORTH HALF OF FRACTIONAL SECTION 23 AND 124.94 FEET SOUTH FROM SAID SOUTH LINE OF THE NORTH 1590.26 FEET OF SAID NORTH HALF OF FRACTIONAL SECTION 23; THENCE NORTH ALONG THE EAST LINE OF THE WEST 630 FEET OF SAID NORTH HALF OF FRACTIONAL SECTION 23, SAID DISTANCE OF 124.94 FEET TO THE SOUTH LINE OF THE NORTH 1590.26 FEET AFORESAID, AND THENCE EAST ALONG SAID SOUTH LINE OF THE NORTH 1590.26 FEET TO THE NORTH HALF OF FRACTIONAL SECTION 23, A DISTANCE OF 66 FEET TO THE POINT OF BEGINNING.

PARCEL 4:  THE EAST HALF OF THE SOUTHEAST QUARTER OF SECTION 22, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, (EXCEPT THAT PART LYING NORTH OF THE SOUTH LINE OF SHILOH BOULEVARD). ALSO THAT PART OF SAID SHILOH BOULEVARD VACATED BY ORDINANCE PASSED BY THE CITY COUNCIL OF THE CITY OF ZION, ILLINOIS ON AUGUST 20, 1968, AND RECORDED IN THE RECORDER’S OFFICE OF LAKE COUNTY, ILLINOIS, ON AUGUST 22, 1968, AS DOCUMENT NUMBER 1390407, FALLING WITHIN SAID EAST HALF OF THE SOUTHEAST QUARTER OF SECTION 22, AFORESAID, IN LAKE COUNTY ILLINOIS.

PARCEL 5:  THE EAST 33 FEET OF THE SOUTH 1525.89 FEET OF THE WEST HALF OF SAID SOUTHEAST QUARTER OF SECTION 22, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, IN LAKE COUNTY, ILLINOIS.

PARCEL 6:  THAT PART OF THE WEST HALF OF THE SOUTHEAST QUARTER OF SAID SECTION 22, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD

PRINCIPAL MERIDIAN, DESCRIBED AS FOLLOWS:  BEGINNING AT THE NORTHWEST CORNER OF SAID SOUTHEAST QUARTER; THENCE EAST ALONG THE NORTH LINE OF SAID SOUTHEAST QUARTER TO THE EAST LINE OF SAID WEST HALF, 1323.11 FEET; THENCE SOUTH ALONG THE EAST LINE OF SAID WEST HALF 1111.83 FEET; THENCE WEST TO THE WEST LINE OF SAID SOUTHEAST QUARTER TO A POINT 1112.06 FEET SOUTH OF THE NORTHWEST CORNER OF SAID SOUTHEAST QUARTER; THENCE NORTH ALONG THE WEST LINE OF SAID SOUTHEAST QUARTER TO THE PLACE OF BEGINNING, (EXCEPT THAT PART THEREOF LYING WEST OF THE CENTERLINE OF VACATED DAMASCUS AVENUE AND EXCEPT THAT PART THEREOF LYING NORTH OF THE SOUTH LINE OF SHILOH BOULEVARD), IN LAKE COUNTY, ILLINOIS.

PARCEL 7:  ALL OF THE NORTH HALF OF FRACTIONAL SECTION 23, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, EXCEPTING THEREFROM THE FOLLOWING DESCRIBED LAND; THAT PART OF THE NORTH HALF OF FRACTIONAL SECTION 23, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, LYING SOUTH OF THE NORTH 1590.26 FEET, AND NORTH OF THE SOUTH 237.00 FEET OF SAID NORTH HALF OF FRACTIONAL SECTION 23, AND LYING EAST OF THE FOLLOWING DESCRIBED BOUNDARY LINE: BEGINNING ON THE SOUTH LINE OF THE NORTH 1590.26 FEET AFORESAID, AT A POINT WHICH IS 696.00 FEET, MEASURED ALONG SAID SOUTH LINE, EAST FROM THE WEST LINE OF SAID NORTH HALF OF FRACTIONAL SECTION 23, AND RUNNING THENCE SOUTH ALONG THE EAST LINE OF THE WEST 696 FEET OF SAID NORTH HALF OF FRACTIONAL SECTION 23, A DISTANCE OF 124.72 FEET; THENCE SOUTHWARDLY ALONG THE ARC OF A CIRCLE, CONVEX TO THE SOUTHEAST AND HAVING A RADIUS OF 1000.00 FEET, A DISTANCE OF 75.34 FEET TO A POINT WHICH IS 200.00 FEET SOUTH FROM THE SOUTH LINE OF THE NORTH 1590.26 FEET AFORESAID, AND 693.16 FEET, MEASURED PARALLEL WITH SAID SOUTH LINE, EAST FROM THE WEST LINE OF SAID NORTH HALF OF FRACTIONAL SECTION 23; AND THENCE SOUTH ALONG A STRAIGHT LINE, A DISTANCE OF 610.27 FEET TO A POINT ON THE NORTH LINE OF THE SOUTH 237.00 FEET AFORESAID WHICH IS 693.16 FEET, MEASURED ALONG SAID NORTH LINE EAST FROM THE WEST LINE OF SAID NORTH HALF OF FRACTIONAL SECTION 23, IN LAKE COUNTY, ILLINOIS.

PARCEL 8:  THE WEST 750 FEET OF THE SOUTH HALF OF FRACTIONAL SECTION 23, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, EXCEPTING THEREFROM THAT PART THEREOF FALLING WITHIN THAT PART OF SHILOH BOULEVARD (AS DEDICATED BY INSTRUMENT RECORDED IN THE RECORDER’S OFFICE OF LAKE COUNTY, ILLINOIS, ON DECEMBER 4, 1958 AS DOCUMENT NO. 1013021), LYING NORTHERLY AND NORTHWESTERLY OF THAT PART OF SAID SHILOH BOULEVARD VACATED BY ORDINANCE PASSED BY THE CITY COUNCIL OF THE CITY OF ZION, ILLINOIS, ON AUGUST 20, 1968 AND RECORDED IN THE RECORDER’S OFFICE OF LAKE COUNTY, ILLINOIS ON AUGUST 22, 1968 AS DOCUMENT NO. 1390407, ALSO THE EAST 50 FEET OF THE WEST 800 FEET OF THE NORTH 640.37 FEET OF SAID SOUTH HALF OF SAID FRACTIONAL SECTION 23, ALSO THAT PART OF SAID SOUTH HALF OF SAID FRACTIONAL

SECTION 23 LYING SOUTH OF THE NORTH 1981.87 FEET THEREOF AND EAST OF THE WEST 750 FEET THEREOF, ALL IN LAKE COUNTY, ILLINOIS.

PARCEL 9:  THE NORTH 183 FEET OF THE NORTHWEST FRACTIONAL QUARTER OF SECTION 26, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, IN LAKE COUNTY, ILLINOIS.

PARCEL 10:  THE NORTH 183 FEET OF THE NORTHEAST QUARTER OF SECTION 27, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, IN LAKE COUNTY, ILLINOIS, EXCEPTING THEREFROM THE WEST 33 FEET OF THE NORTH 33 FEET THEREOF.

PARCEL 11:  THAT PART OF THE WEST HALF OF THE SOUTHEAST QUARTER OF SECTION 22, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, DESCRIBED AS FOLLOWS: BEGINNING AT A POINT ON THE EAST LINE OF SAID WEST HALF OF THE SOUTHEAST QUARTER 1111.83 FEET SOUTH OF THE NORTHEAST CORNER OF THE SAID WEST HALF OF THE SOUTHEAST QUARTER OF SECTION 22; THENCE WEST ON A LINE DRAWN FROM THE POINT OF BEGINNING OF THIS TRACT TO A POINT ON THE WEST LINE OF THE WEST HALF OF THE SOUTHEAST QUARTER OF SECTION 22, 1112.06 FEET SOUTH OF THE NORTHWEST CORNER THEREOF, A DISTANCE OF 495.02 FEET TO A POINT; THENCE SOUTHEASTERLY IN A STRAIGHT LINE TO A POINT IN A LINE 33 FEET WEST OF AND PARALLEL TO THE SAID EAST LINE, WHICH POINT IS 175.6 FEET SOUTH OF THE LINE FIRST HEREINABOVE DESCRIBED; THENCE SOUTH ON THE SAID LINE 33 FEET WEST OF AND PARALLEL WITH THE SAID EAST LINE TO ITS INTERSECTION WITH A LINE DRAWN FROM A POINT ON THE EAST LINE, 1978.28 FEET SOUTH OF THE NORTHEAST CORNER OF THE WEST ALF OF THE SOUTHEAST QUARTER OF SECTION 22 TO A POINT ON THE WEST LINE, 1978.33 FEET SOUTH OF THE NORTHWEST CORNER THEREOF; THENCE EAST ALONG THE LAST DESCRIBED LINE TO THE EAST LINE OF THE WEST HALF OF THE SOUTHEAST QUARTER OF SECTION 22; THENCE NORTH ALONG THE SAID EAST LINE TO THE POINT OF BEGINNING, EXCEPTING THEREFROM THAT PORTION HEREINABOVE DESCRIBED AS PARCEL 5, ALL SITUATED IN THE COUNTY OF LAKE AND STATE OF ILLINOIS.

PARCEL 12:  THAT PART OF THE SOUTH FRACTIONAL HALF OF SECTION 23, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, DESCRIBED AS FOLLOWS:  BEGINNING AT A POINT 441 FEET EAST AND 60 FEET NORTH OF THE NORTHWEST CORNER OF HOSAH SUBDIVISION (SAID NORTHWEST CORNER BEING 750 FEET EAST OF THE WEST LINE OF FRACTIONAL SECTION 23 AND 640.7 FEET SOUTH OF EAST AND WEST QUARTER SECTION LINE OF FRACTIONAL SECTION 23); THENCE NORTH, 360.7 FEET; THENCE EAST TO THE WATER’S EDGE OF LAKE MICHIGAN; THENCE SOUTHERLY ALONG THE WATER’S EDGE OF SAID LAKE MICHIGAN TO A POINT 60 FEET NORTH OF TE NORTH LINE OF SAID HOSAH SUBDIVISION; THENCE WEST TO THE POINT OF BEGINNING (EXCEPTING THEREFROM THAT PART THEREOF DESCRIBED AS FOLLOWS: COMMENCING AT A POINT ON THE NORTH LINE OF THE SOUTH HALF OF SAID

FRACTIONAL SECTION 23, WHICH IS 1,724.65 FEET EAST OF THE WEST LINE OF SAID SECTION 23 AND WHICH IS 924.65 FEET EAST OF THE WEST LINE OF THE CITY OF ZION, BEACH PARK PROPERTY, SAID NORTH LINE OF THE SOUTH HALF OF SAID FRACTIONAL SECTION 23, HAVING A BEARING OF NORTH 90 DEGREES 00 MINUTES EAST; THENCE SOUTH 00 DEGREES 00 MINUTES EAST, 365.00 FEET TO THE PLACE OF BEGINNING OF THIS DESCRIPTION; THENCE NORTH 90 DEGREES 00 MINUTES EAST ALONG A LINE DRAWN PARALLEL TO THE NORTH LINE OF THE SOUTH HALF OF SAID FRACTIONAL SECTION 23, A DISTANCE OF 47.0 FEET, MORE OR LESS, TO THE SHORE LINE OF LAKE MICHIGAN; THENCE SOUTHERLY ALONG THE SHORE LINE OF LAKE MICHIGAN TO A POINT WHICH IS 395.00 FEET SOUTH FROM THE NORTH LINE OF SOUTH HALF OF SAID FRACTIONAL SECTION 23, THENCE SOUTH 90 DEGREES 00 MINUTES WEST ALONG A LINE WHICH IS PARALLEL TO AND 395.00 FEET SOUTH FROM THE NORTH LINE OF SOUTH HALF OF SAID FRACTIONAL 23, 47.00 FEET, MORE OR LESS, TO A POINT WHICH IS 30.00 FEET, SOUTH 00 DEGREES 00 MINUTES EAST FROM THE PLACE OF BEGINNING, AND THENCE NORTH 00 DEGREES 00 MINUTES EAST, 30.00 FEET TO THE PLACE OF BEGINNING), ALL IN LAKE COUNTY, ILLINOIS.

PARCEL 13: THAT PART OF THE PRIVATE PARKWAY WITHIN SHILOH BOULEVARD, IN ZION CITY SUBDIVISION OF PART OF SECTIONS 22 AND 27, IN TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, (THE PLAT OF WHICH WAS RECORDED MARCH 29, 1902 AS DOCUMENT NUMBER 85517 IN BOOK “E” OF PLATS, AT PAGES 76 AND 77), LYING EAST OF THE EASTERLY LINE OF THE RIGHT OF WAY OF THE CHICAGO AND NORTHWESTERN RAILWAY, AND WEST OF THE WEST LINE OF THE FORMER RIGHT OF WAY OF THE CHICAGO, WAUKEGAN AND NORTH SHORE RAILWAY COMPANY, IN LAKE COUNTY, ILLINOIS.

PARCEL 14:  THE SOUTH 220.0 FEET (EXCEPT THE WEST 800.0 FEET THEREOF) OF THE NORTH HALF OF FRACTIONAL SECTION 23, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, IN LAKE COUNTY ILLINOIS.

PARCEL 15:  THAT PART OF THE SOUTH HALF OF FRACTIONAL SECTION 23, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, LYING EAST OF THE EAST LINE OF PATMOS AVENUE, (BEING A LINE 800 FEET EAST FROM AND PARALLEL WITH THE WEST LINE OF SAID SOUTH HALF OF FRACTIONAL SECTION 23) AND LYING NORTH OF A LINE WHICH IS 60 FEET NORTH FROM AND PARALLEL WITH THE NORTH LINE OF HOSAH SUBDIVISION, PRIVATE, BEING A SUBDIVISION OF PART OF THE SOUTH HALF OF FRACTIONAL SECTION 23, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, ZION, LAKE COUNTY, ILLINOIS; EXCEPTING THEREFROM THAT PART OF SAID SOUTH FRACTIONAL HALF OF SECTION 23, DESCRIBED AS FOLLOWS: BEGINNING AT A POINT 441 FEET EAST AND 60 FEET NORTH OF THE NORTHWEST CORNER OF HOSAH SUBDIVISION (SAID NORTHWEST CORNER BEING 750 FEET EAST OF THE WEST LINE OF FRACTIONAL SECTION 23 AND 640.7 FEET SOUTH OF THE EAST AND WEST QUARTER SECTION LINE OF FRACTIONAL SECTION 23);

THENCE NORTH, 360.7 FEET; THENCE EAST TO THE WATER’S EDGE OF LAKE MICHIGAN; THENCE SOUTHERLY ALONG THE WATER’S EDGE OF SAID LAKE MICHIGAN TO A POINT 60 FEET NORTH OF THE NORTH LINE OF SAID HOSAH SUBDIVISION; THENCE WEST TO THE POINT OF BEGINNING, IN LAKE COUNTY, ILLINOIS.

PARCEL 16: THAT PART OF THE SOUTH HALF OF FRACTIONAL SECTION 23, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, DESCRIBED AS FOLLOWS: BEGINNING AT A POINT WHICH IS 640.37 FEET SOUTH AND 760 FEET EAST OF THE WEST QUARTER SECTION CORNER OF SAID SECTION 23; THENCE RUNNING EAST PARALLEL WITH THE EAST AND WEST QUARTER SECTION LINE THROUGH SAID SECTION 50 FEET; THENCE NORTH PARALLEL WITH THE WEST LINE OF SAID SECTION 23, 60 FEET, THENCE RUNNING EAST PARALLEL TO SAID EAST AND WEST QUARTER SECTION LINE TO THE SHORES OF LAKE MICHIGAN; THENCE SOUTHERLY FOLLOWING THE MEANDERS OF SAID LAKE TO A POINT WHICH IS 1981.87 FEET SOUTH OF THE EAST AND WEST QUARTER SECTION LINE THROUGH SAID SECTION 23; THENCE WEST PARALLEL WITH SAID QUARTER SECTION LINE TO A POINT WHICH IS 750 FEET EAST OF THE WEST LINE OF SAID SECTION 23; THENCE NORTH PARALLEL WITH THE WEST LINE OF SAID SECTION 23, 1341.5 FEET TO A POINT BEING THE POINT OF BEGINNING, IN LAKE COUNTY, ILLINOIS.

PARCEL 17: LOT 2 IN BLOCK 66 IN ZION CITY SUBDIVISION IN SECTION 22 AFORESAID TOGETHER WITH THE EAST HALF OF THE VACATED ALLEY IN SAID BLOCK AND THE SOUTH HALF OF VACATED TWENTY-FIFTH PLACE NORTH AND ADJOINING SAID LOT 2 AND EAST HALF VACATED ALLEY AFORESAID AND THE NORTH HALF OF VACATED TWENTY-SIXTH STREET SOUTH AND ADJOINING SAID LOT 2 AND EAST HALF VACATED ALLEY AFORESAID, IN LAKE COUNTY, ILLINOIS.

PARCEL 18:  THE NORTH HALF OF LOTS 1 AND 2 IN BLOCK 67 (EXCEPT THAT PART OF THE NORTH HALF OF LOT 1 CONDEMNED FOR RAILWAY PURPOSES BY PROCEEDINGS HAD IN THE CIRCUIT COURT OF LAKE COUNTY, ILLINOIS, ENTITLED: CHICAGO, WAUKEGAN AND NORTH SHORE RAILWAY COMPANY VS. JOHN ALEXANDER DOWIE, ET AL, CASE NO. 1152), IN ZION CITY SUBDIVISION IN SECTION 22 AFORESAID, TOGETHER WITH VACATED ALLEY IN THE NORTH HALF OF SAID BLOCK AND THE SOUTH HALF OF VACATED TWENTY-SIXTH STREET LYING NORTH AND ADJOINING LOTS 1 AND 2 AND VACATED ALLEY, IN LAKE COUNTY, ILLINOIS.

PARCEL 19:  BLOCK 93 (EXCEPT THAT PART THEREOF LYING NORTH OF A LINE 99 FEET SOUTH OF AND PARALLEL TO THE CENTERLINE OF TWENTY-EIGHT STREET), TOGETHER WITH THAT PART OF THE WEST HALF OF VACATED DAMASCUS AVENUE LYING SOUTH OF A LINE 99 FEET SOUTH OF THE CENTERLINE OF TWENTY-EIGHT STREET AND NORTH OF THE NORTH LINE OF VACATED TWENTY-NINTH, IN LAKE COUNTY, ILLINOIS.

PARCEL 20:  LOT 1 IN BLOCK 66 (EXCEPT THAT PART OF SAID LOT 1 CONDEMNED FOR RAILWAY PURPOSES BY PROCEEDING HAD IN THE CIRCUIT COURT OF LAKE COUNTY, ILLINOIS ENTITLED: CHICAGO, WAUKEGAN AND NORTH SHORE RAILWAY COMPANY VS. JOHN ALEXANDER DOWIE, ET AL, CASE NO 1152) IN ZION CITY SUBDIVISION IN SECTION 22, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, TOGETHER WITH THE WEST HALF OF THE VACATED ALLEY IN SAID BLOCK AND THE SOUTH HALF OF VACATED 25TH STREET LYING NORTH AND ADJOINING SAID LOT 1, AND WEST HALF VACATED ALLEY AFORESAID AND THE NORTH HALF OF VACATED 26TH STREET SOUTH AND ADJOINING SAID LOT 1, AND WEST HALF VACATED VALLEY AFORESAID IN LAKE COUNTY, ILLINOIS.

PARCEL 21: THAT PART OF THE WEST ½ OF THE SOUTHEAST ¼ OF SECTION 22, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, DESCRIBED AS FOLLOWS: BEGINNING AT THE NORTHWEST CORNER OF SAID SOUTHEAST ¼ THENCE EAST ALONG THE NORTH LINE OF SAID SOUTHWEST ¼ TO THE EAST LINE SAID WEST ½, 1323.11 FEET; THENCE SOUTH ALONG THE EAST LINE OF SAID WEST ½, 1111.83 FEET; THENCE WEST TO THE WEST LINE OF SAID SOUTHEAST ¼ TO A POINT 1112.06 FEET SOUTH OF THE NORTHWEST CORNER OF SAID SOUTHEAST ¼; THENCE NORTH ALONG THE WEST LINE OF SAID SOUTHEAST ¼ TO THE PLACE OF BEGINNING, INCLUDING VACATED STREETS AND ALLEYS ADJOINING (EXCEPT THE WEST 33 FEET THEREOF; AND ALSO EXCEPT THAT PART THEREOF LYING EAST OF THE CENTERLINE OF VACATED DAMASCUS AVENUE AND SAID CENTERLINE EXTENDED NORTH; AND ALSO EXCEPT THAT PART THEREOF LYING NORTH OF THE CENTERLINE OF VACATED TWENTY-FIFTH PLACE AND WEST OF THE CENTERLINE AND SAID CENTER LINE EXTENDED NORTH OF VACATED DAMASCUS AVENUE), IN LAKE COUNTY, ILLINOIS.

PARCEL 22: THAT PART OF THE SECTIONS 15, 22 AND 27, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, DESCRIBED AS FOLLOW, TO WIT: A STRIP OF LAND 100 FEET WIDE, LYING 50 FEET WIDE ON EACH SIDE OF THE CENTERLINE THEREOF, WHICH IS DESCRIBED AS FOLLOWS: BEGINNING AT A POINT ON THE NORTH LINE OF THE SOUTH HALF OF THE SOUTHWEST QUARTER OF SECTION 15, 50 FEET EAST OF THE EAST LINE OF THE RIGHT OF WAY OF THE CHICAGO AND NORTH WESTERN RAILWAY COMPANY; RUNNING THENCE SOUTHERLY ON A LINE PARALLEL WITH AND 50 FEET EASTERLY FROM SAID EASTERLY RIGHT OF WAY LINE, A DISTANCE OF 2356.6 FEET; THENCE CURVING TO THE EAST ON A CURVE OF 3820 FOOT RADIUS, A DISTANCE OF 734.5 FEET; THENCE ON A TANGENT TO SAID CURVE 71.6 FEET; THENCE CURVING TO THE WEST ON A CURVE OF 3820 FOOT RADIUS, A DISTANCE OF 533.3 FEET; THENCE SOUTH ON A TANGENT TO SAID LAST CURVE AND ON A LINE PARALLEL WITH AND 364 FEET WEST OF THE EAST LINE OF THE WEST HALF OF SECTION 22 AND THE EAST LINE OF THE NORTHWEST QUARTER OF SECTION 27, A DISTANCE OF 4839 FEET; THENCE CURVING TO THE WEST ON A CURVE OF 3820 FOOT RADIUS, A DISTANCE OF 709 FEET, MORE OR LESS, TO A POINT ON THE SOUTH

LINE OF THE NORTHWEST QUARTER OF SAID SECTION 27, SAID POINT BEING 429.75 FEET WEST OF THE SOUTHEAST CORNER OF SAID QUARTER SECTION, EXCEPTING THEREFROM THAT PART THEREOF LYING NORTH OF THE SOUTH LINE OF THE  NORTH 1590.26 FEET OF THE NORTH HALF OF SAID SECTION 23 AND EXCEPTING THEREFROM THAT PART THEREOF LYING SOUTH OF THE SOUTH LINE OF THE NORTH 627 FEET OF THE NORTHWEST QUARTER OF SAID SECTION 27; AND EXCEPT THAT PART LYING SOUTH OF THE NORTH LINE OF 27TH STREET AND NORTH OF THE CENTER LINE OF 29TH STREET.

PARCEL 23: THAT PART OF SECTION 22, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, DESCRIBED AS FOLLOWS: TO-WIT: BEGINNING AT THE INTERSECTION OF THE NORTH LINE OF SHILOH BOULEVARD IN THE CITY OF ZION WITH THE EASTERLY LINE OF THE RIGHT OF WAY OF THE CHICAGO AND NORTHWESTERN RAILWAY COMPANY; THENCE NORTHERLY ALONG THE SAID EASTERLY RIGHT OF WAY LINE TO THE INTERSECTION THEREOF WITH THE WESTERLY LINE OF THE RIGHT OF WAY LINE OF THE CHICAGO, WAUKEGAN AND NORTH SHORE RAILWAY COMPANY; THENCE SOUTHEASTERLY ALONG SAID WESTERLY RIGHT OF WAY LINE TO THE NORTH LINE OF SHILOH BOULEVARD AND THENCE WEST ON THE NORTH LINE OF SHILOH BOULEVARD TO THE PLACE OF BEGINNING; EXCEPTING THEREFROM THAT PART THEREOF LYING NORTH OF THE SOUTH LINE OF THE NORTH 1590.26 FEET OF THE NORTH ½ OF SAID SECTION 22.

PARCEL 24: THAT PART OF THE SOUTH FRACTIONAL HALF OF SECTION 23, TOWNSHIP 46 NORTH, RANGE 12, EAST OF THE THIRD PRINCIPAL MERIDIAN, DESCRIBED AS FOLLOWS: COMMENCING AT A POINT ON THE NORTH LINE OF THE SOUTH HALF OF SAID FRACTIONAL SECTION 23, WHICH IS 1724.65 FEET EAST OF THE WEST LINE OF SECTION 23 AND WHICH IS 924.65 FEET EAST OF THE WEST LINE OF THE CITY OF ZION, BEACH PARK PROPERTY, SAID NORTH LINE OF THE SOUTH HALF OF SAID FRACTIONAL SECTION 23; HAVING A BEARING OF NORTH 90 DEGREES 00 MINUTES EAST; THENCE SOUTH 00 DEGREES 00 MINUTES EAST, 365.00 FEET TO PLACE OF BEGINNING OF THIS DESCRIPTION; THENCE NORTH 90 DEGREES 00 MINUTES EAST ALONG A LINE DRAWN PARALLEL TO THE NORTH LINE OF THE SOUTH HALF OF SAID FRACTIONAL SECTION 23 A DISTANCE OF 47 FEET, MORE OR LESS, TO THE SHORE LINE OF LAKE MICHIGAN; THENCE SOUTHERLY ALONG THE SHORE LINE OF LAKE MICHIGAN TO A POINT WHICH IS 395 FEET SOUTH FROM THE NORTH LINE OF THE SOUTH HALF OF FRACTIONAL SECTION 23; 47 FEET, MORE OR LESS, TO A POINT WHICH IS 30 FEET, SOUTH 00 DEGREES 00 MINUTES EAST, FROM THE PLACE OF BEGINNING, AND THENCE NORTH 00 DEGREES 00 MINUTES EAST, 30 FEET TO THE PLACE OF BEGINNING, IN LAKE COUNTY, ILLINOIS.

EXHIBIT B

PLAN SHOWING PREMISES, SWITCHYARD AND SYNCHRONOUS CONDENSER AREA

[PLAN SHOWING PREMISES, SWITCHYARD, AND SYNCHRONOUS CONDENSER AREA WILL BE COMPLETED BY LANDLORD PRIOR TO THE LEASE COMMENCEMENT DATE AND WILL BE ATTACHED TO THIS LEASE AT THE TIME OF EXECUTION.]

B-1

EXHIBIT C

PLANS AND SPECIFICATIONS FOR ISFSI ISLAND

General Requirements:

The cask system will be dual purpose system fully licensed by the NRC for dual purpose use to handle all fuel and other waste at the Premises intended for storage in the ISFSI, including intact, damaged and fuel debris assemblies.  The ISFSI Island will be constructed in accordance with all applicable Laws and licensing requirements including standards set forth in the Zion Station Defueled Safety Analysis Report (“DSAR”).

All cask components shall comply fully with the contractor’s CoCs, FSAR, and the NRC SER. The cask system must be licensed by the NRC under 10CFR72 prior to commencement of construction and must be licensed by the NRC under 10CFR71 prior to expiration or termination of the Lease Term.

The cask system must provide the required containment, confinement, shielding, criticality control and passive heat removal capacity independent of any other facility, structures, or components.  Heat transfer shall be totally passive, by natural convection, radiation and conduction, without any moving parts.  Maximum allowable temperatures of adjacent concrete surfaces (casks or pads) shall be in accordance with the limits of ACI 349-97.  Storage units shall be arranged on the ISFSI pad to allow ease of placement and removal.

Tornado and Tornado Missile Requirements:

The cask system shall be able to withstand a Design Basis tornado in accordance with the Zion Station DSAR.

Flood Design Requirements:

The cask system shall meet the flood design requirements of the Zion Station DSAR.

Seismic Design Requirements:

The cask system shall be capable of withstanding a horizontal ground acceleration and a simultaneous vertical acceleration meeting the seismic design requirements of the DSAR.

C-1

Facility Support Structures:

The facility must include one or more buildings suitable for office space for security and site maintenance and monitoring and testing functions and related communications and other security and maintenance and monitoring and testing equipment, including storage space for vehicles such as tractors, lifts, and grounds-keeping equipment.

Other Requirements:

Other detailed specifications and requirements for the facility will be prepared by Tenant with input from Landlord.  Landlord will be given a reasonable opportunity to review and comment on each of Tenant’s final requests for proposals for major equipment, materials and services related to construction of the ISFSI, provided that such review and comment will be performed by Landlord as soon as reasonably possible, not to exceed thirty (30) calendar days.

Location:

Prior to the Lease Commencement Date, Tenant will present to Landlord an engineering study identifying suitable locations for the ISFSI and the required buffer zone.  Landlord will select the desired location of the ISFSI and the required buffer zone from the alternatives presented in the engineering study.

C-2

EXHIBIT D

LIST OF MAJOR EQUIPMENT TO BE REMOVED FROM THE PREMISES

REACTOR VESSELS

REACTOR VESSEL INTERNALS

PRIMARY LOOP PIPING, VALVES AND PUMPS (INCLUDING REACTOR COOLANT PUMPS AND MOTORS)

STEAM GENERATORS

PRESSURIZERS

TURBINE/GENERATORS

MAIN CONDENSERS

SECONDARY LOOP PIPING, VALVES AND PUMPS (INCLUDING FEEDWATER PUMPS AND MOTORS)

TURBINE STOP VALVES

HEAT EXCHANGERS

SECONDARY LOOP HEAT EXCHANGERS (MOISTURE SEPARATOR REHEATERS AND FEEDWATER REHEATERS)

4 MAIN POWER TRANSFORMERS

4 RESIDUAL HEAT REMOVAL HEAT EXCHANGERS AND RELATED PIPING

D-1

EXHIBIT D

PUT OPTION AGREEMENT

BY AND BETWEEN

EXELON GENERATION COMPANY, LLC

AND

ZIONSOLUTIONS, LLC

                       , 200

EXHIBIT D

1.	DEFINITIONS	3

1.1.	DEFINITIONS	3
1.2.	CERTAIN INTERPRETIVE MATTERS	13

2.	OPTION	14

2.1.	GRANT OF OPTION; EXERCISE OF OPTION	14
2.2.	PUT OPTION ASSETS	14
2.3.	PUT OPTION LIABILITIES	16
2.4.	END STATE CONDITIONS FOR EXERCISE OF PUT OPTION	19

3.	THE PUT OPTION CLOSING	19

3.1.	PUT OPTION CLOSING	19
3.2.	PAYMENT OF PURCHASE PRICE	20
3.3.	PRORATIONS	20
3.4.	DELIVERIES BY ZION SOLUTIONS	21
3.5.	DELIVERIES BY EXELON	22

4.	REPRESENTATIONS AND WARRANTIES OF ZION SOLUTIONS	22

4.1.	TITLE TO PUT OPTION ASSETS	22

5.	COVENANTS OF THE PARTIES	23

5.1.	CONDUCT OF ZION SOLUTIONS	23
5.2.	CONDUCT OF EXELON	24
5.3.	CONDUCT OF PARTIES	24
5.4.	EXPENSES	25
5.5.	PUBLIC STATEMENTS	25
5.6.	TAX MATTERS	25

6.	CONDITIONS	28

6.1.	CONDITIONS TO OBLIGATIONS OF ZION SOLUTIONS	28
6.2.	CONDITIONS TO OBLIGATIONS OF EXELON	29

7.	INDEMNIFICATION	30

7.1.	INDEMNIFICATION	30
7.2.	DEFENSE OF CLAIMS	32

8.	MISCELLANEOUS PROVISIONS	34

8.1.	AMENDMENT AND MODIFICATION	34
8.2.	WAIVER OF COMPLIANCE; CONSENTS	34
8.3.	SURVIVAL OF WARRANTIES, COVENANTS AND OBLIGATIONS	34
8.4.	NOTICES	34
8.5.	ASSIGNMENT	35
8.6.	GOVERNING LAW	36
8.7.	COUNTERPARTS	36
8.8.	ATTACHMENTS AND SCHEDULES	36
8.9.	ENTIRE AGREEMENT	36
8.10.	ACKNOWLEDGMENT; INDEPENDENT DUE DILIGENCE	37
8.11.	BULK SALES LAWS	37
8.12.	NO JOINT VENTURE	37
8.13.	CHANGE IN LAW	38
8.14.	SEVERABILITY	38
8.15.	SPECIFIC PERFORMANCE	38

LIST OF ATTACHMENTS AND SCHEDULES

ATTACHMENTS

Attachment D-1	Form of Assignment and Assumption Agreement
Attachment D-2	Form of Bill of Sale
Attachment D-3	Form of Put Option Exercise Notice

SCHEDULES

1.1 (80)	Required Regulatory Approvals

1.1 (97)	Zion Solutions’ Agreements

2

PUT OPTION AGREEMENT

This PUT OPTION AGREEMENT, dated as of                        , 200    (the “Agreement”), is by and between EXELON GENERATION COMPANY, LLC, a Pennsylvania limited liability company (“Exelon”), and ZIONSOLUTIONS, LLC, a Delaware limited liability company (“Zion Solutions”). Exelon and Zion Solutions are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, pursuant to that Asset Sale Agreement, dated as of   December 11, 2007 (the “Asset Sale Agreement”) by and among Exelon, Zion Solutions and EnergySolutions, LLC, a Utah limited liability company and the parent Company of Zion Solutions (“Zion Solutions’ Parent”), and EnergySolutions, Inc., a Delaware corporation, Exelon has agreed, subject to the terms and conditions of the Asset Sale Agreement, to sell, assign, convey, transfer and deliver all of its right, title and interest to the Zion Assets (as defined in the Asset Sale Agreement) to Zion Solutions, and Zion Solutions has agreed, subject to the terms and conditions of the Asset Sale Agreement, to assume and discharge the Assumed Liabilities (as defined in the Asset Sale Agreement);

WHEREAS, pursuant to that Lease Agreement, dated as of                     , 200    (the “Lease Agreement”) by and between Exelon and Zion Solutions, Exelon has agreed to lease the Premises (as defined in the Lease Agreement) to Zion Solutions; and

WHEREAS, Exelon has agreed to grant to Zion Solutions the Put Option (as defined below) on the terms and subject to the conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

1.                                       DEFINITIONS

1.1.                              Definitions.

As used in this Agreement, the following terms have the meanings specified in this Section 1.1.  All terms not otherwise defined herein shall have the meanings ascribed to them in the Asset Sale Agreement or the Lease Agreement.

(1)           “Affiliate” has the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

(2)           “Agreement” means this Put Option Agreement, together with the Schedules and Attachments hereto, as the same may be from time to time amended.

(3)           “Amended NRC Licenses” means the NRC Part 50 Operating Licenses for the ISFSI Island, including embedded licenses for possession of byproduct and special nuclear material.

3

(4)           “Asset Sale Agreement” has the meaning set forth in the preamble.

(5)           “Atomic Energy Act” means the Atomic Energy Act of 1954, as amended, 42 U.S.C. Section 2011 et seq.

(6)           “Business Books and Records” has the meaning set forth in Section 2.2.4.

(7)           “Business Day” shall mean any day other than Saturday, Sunday and any day on which banking institutions in the State of Illinois are authorized by law or other governmental action to close.

(8)           “Buyer Backup NDT” has the meaning set forth in the Asset Sale Agreement.

(9)           “Buyer NDF” means the trust fund, if any, maintained by Zion Solutions after the Closing with respect to the Facilities for purposes of Decommissioning which does not meet the requirements of Code Section 468A and Treas. Reg. § 1.468A-5.

(10)         “Buyer QDF” means the trust fund maintained by Zion Solutions after the Closing with respect to the Facilities for purposes of Decommissioning which the IRS has determined prior to the Closing Date meets the requirements of Code Section 468A and Treas. Reg. § 1.468A-5.

(11)         “Byproduct Material” means any radioactive material (except Special Nuclear Material) yielded in, or made radioactive by, exposure to the radiation incident to the process of producing or utilizing Special Nuclear Material.

(12)         “Class A Low Level Waste” means Low Level Waste whose physical form and characteristics meet the minimum requirements set forth in 10 C.F.R. § 61.56(a) but are not Greater Than Class C Waste and not classified as Class B or Class C Low Level Waste under 10 C.F.R. § 61.55(a)(2).

(13)         “Class B Low Level Waste” means Low Level Waste classified by the NRC as Class B low level waste in accordance with the provisions of 10 C.F.R. § 61.55 and 10 C.F.R. § 61.56.

(14)         “Clive, Utah Facility” means the facility operated by Zion Solutions’ Parent in Clive, Utah, which is licensed to dispose of Class A Low Level Waste.

(15)         “Closing Date” means the date of the closing of the Asset Sale Agreement.

(16)         “Code” means the Internal Revenue Code of 1986, as amended.

(17)         “Commercially Reasonable Efforts” mean efforts which are designed to enable a Party, directly or indirectly, to expeditiously satisfy a condition to, or otherwise assist in the consummation of, the transactions contemplated by this Agreement and which do not require the performing Party to expend any funds or assume Liabilities other than expenditures and

4

Liability assumptions which are customary and reasonable in nature and amount in the context of the transactions contemplated by this Agreement.

(18)         “Decommission” and “Decommissioning” mean (i) the dismantlement and removal of the Facilities and any reduction or removal of radioactivity at the Zion Station Site to a level that permits the release of all or any specified portion of the Zion Station Site for unrestricted use, as specified in 10 CFR 20.1402; (ii) all other activities necessary for the retirement, dismantlement, decontamination and/or storage of the Facilities to comply with all applicable Nuclear Laws and Environmental Laws, including the applicable requirements of the Atomic Energy Act and the NRC’s rules, regulations, orders and pronouncements thereunder; and (iii) any planning and administrative activities incidental thereto; provided, however, that compliance with Environmental Laws shall not be required for any activities described in clause (i) or (ii) relating to the Switchyard.

(19)         “Direct Claim” has the meaning set forth in Section 7.2.4.

(20)         “Encumbrances” means any mortgages, pledges, liens, security interests, conditional and installment sale agreements, conservation easements, deed restrictions, easements, encumbrances and charges of any kind.

(21)         “End State Conditions” has the meaning set forth in Section 2.4.

(22)         “Energy Reorganization Act” means the Energy Reorganization Act of 1974, as amended.

(23)         “Environment” means all soil, real property, air, water (including surface waters, streams, ponds, drainage basins and wetlands), groundwater, water body sediments, drinking water supply, stream sediments or land, including land surface or subsurface strata, including all fish, plant, wildlife, and other biota and any other environmental medium or natural resource.

(24)         “Environmental Laws” means all Laws, other than Nuclear Laws, in effect at any time prior to the earlier of the Put Option Closing or termination of the NRC Licenses regarding pollution or protection of the Environment, the conservation and management of land, natural resources and wildlife or human health and safety or the Occupational Safety and Health Act (only as it relates to Hazardous Substances), including, without limitation, Laws regarding Releases or threatened Releases of Hazardous Substances (including, without limitation, Releases to ambient air, surface water, groundwater, land, surface and subsurface strata) or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport, disposal or handling of Hazardous Substances.  “Environmental Laws” include, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. §§ 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. §§ 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §§ 6901 et seq.), the Federal Water Pollution Control Act (33 U.S.C. §§ 1251 et seq.), the Clean Air Act (42 U.S.C. §§ 7401 et seq.), the Toxic Substances Control Act (15 U.S.C. §§ 2601 et seq.), the Oil Pollution Act (33 U.S.C. §§ 2701 et seq.), the Emergency Planning and Community Right to-Know Act (42 U.S.C. §§ 11001 et seq.), the Occupational Safety and Health Act (29 U.S.C. §§ 651 et seq.) only as it

5

relates to Hazardous Substances, and all other state and federal Laws (including common law) analogous to any of the above.

(25)         “Environmental Liabilities” means: (i) any liability, to the extent relating to the disposal, storage, transportation, discharge, release, recycling, or the arrangement for such activities of Hazardous Substances from the Zion Station Site; (ii) the presence of Hazardous Substances in, on or under the Zion Station Site regardless of how the Hazardous Substances came to rest at, on or under the Zion Station Site; (iii) the failure of the Zion Station Site, to be in compliance with any Environmental Laws; and (iv) any other act or omission, or condition existing with respect to the Put Option Assets or the Zion Station Site that gives rise to any liability under Environmental Laws.

(26)         “Environmental Permit” means any federal, state or local permits, licenses, approvals, consents, registrations or authorizations required by any Governmental Authority under or in connection with any Environmental Law including any and all orders, consent orders or binding agreements issued or entered into by a Governmental Authority under any applicable Environmental Law.

(27)         “Event of Default” has the meaning set forth in the Pledge Agreement.

(28)         “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(29)         “Excluded Liabilities” has the meaning set forth in Section 2.3.

(30)         “Exelon” has the meaning set forth in the preamble.

(31)         “Exelon Indemnitee” has the meaning set forth in Section 7.1.1.

(32)         “Good Utility Practices” means any of the practices, methods and activities generally accepted in the electric utility industry in the United States of America as good practices applicable to non-operating nuclear generating facilities of similar design, size and capacity and consistent with past practice at the Facilities or any of the practices, methods or activities which, in the exercise of reasonable judgment by a prudent Person in light of the facts known at the time the decision was made (other than the fact that such Person is in the process of selling the facility), could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety, expedition and applicable Laws including Nuclear Laws and Laws relating to the protection of public health and safety.  Good Utility Practices are not intended to be limited to the optimal practices, methods or acts to the exclusion of all others, but rather to be practices, methods or acts generally accepted in the electric utility industry in the United States of America.

(33)         “Governmental Authority” means any federal, state, local, provincial, foreign, international or other governmental, regulatory or administrative agency, taxing authority, commission, department, board, or other governmental subdivision, court, tribunal, arbitrating body or other governmental authority.

(34)         “Greater Than Class C Waste” means all radioactive waste located at the Zion Station Site that contains radionuclide concentrations exceeding the values in Table 1 or

6

Table 2 of 10 CFR 61.55, and therefore is currently not generally acceptable for disposal at existing (near surface) low level radioactive waste disposal facilities and any such radioactive waste created during the course of Decommissioning.

(36) “Hazardous Substances” means: (i) any petroleum, asbestos, asbestos-containing material, and urea formaldehyde foam insulation and transformers or other equipment that contains polychlorinated biphenyls; (ii) any chemicals, materials or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “hazardous constituents,” “restricted hazardous materials,” “extremely hazardous substances,” “toxic substances,” “contaminants,” “pollutants,” “toxic pollutants,” “hazardous air pollutants” or words of similar meaning and regulatory effect under any applicable Environmental Law; and (iii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any applicable Environmental Law; excluding, however, any Nuclear Material.

(37)  “Income Tax” means any Tax (i) based upon, measured by or calculated with respect to net income, profits or receipts (including, without limitation, capital gains Taxes and minimum Taxes); or (ii) based upon, measured by or calculated with respect to multiple bases (including, without limitation, corporate franchise Taxes) if one or more of the bases on which such Tax may be based, measured by or calculated with respect to, is described in clause (i), in each case together with any interest, penalties or additions to such Tax.

(38)   “Indemnifiable Loss” has the meaning set forth in Sections 7.1.1 and 7.2.2.

(39)  “Indemnitee” means either an Exelon Indemnitee or a Zion Solutions Indemnitee.

(40)  “Independent Accounting Firm” has the meaning set forth in Section 5.6.4.

(41)  “Irrevocable Letter of Credit” means the irrevocable letter of credit in the form of Exhibit A to the Credit Support Agreement.

(42)  “IRS” means the United States Internal Revenue Service or any successor agency thereto.

(43)  “ISFSI Island” has the meaning set forth in the Lease Agreement.

(44)  “Knowledge” means with respect to Zion Solutions, the actual knowledge (based on a reasonable inquiry) of appropriate employees of Zion Solutions or the corporate officers who are charged with responsibility for the particular function relating to the specific matter of the inquiry.

(45)  “Law or Laws” means all laws, rules, regulations, codes, statutes, ordinances, decrees, treaties, and/or administrative orders of any Governmental Authority including administrative and judicial interpretations thereof and common law.

(46)  “Lease Agreement” has the meaning set forth in the preamble.

7

(47)  “Liability” or “Liabilities” means any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due) other than any liability for Taxes.

(48)  “Loss” or “Losses” means any and all damages, fines, fees, penalties, deficiencies, losses and expenses (including all Remediation costs, fees of attorneys, accountants and other experts, or other expenses of litigation or proceedings or of any claim, default or assessment).

(49)  “Low Level Waste” means radioactive material that: (i) is neither Spent Nuclear Fuel as defined herein, nor Byproduct Material; and (ii) the NRC, consistent with existing law and clause (i) above classifies as low-level radioactive waste.

(50)  “Material Adverse Effect” means: (i) any change in, or effect on, the Option Assets that is or reasonably could be materially adverse to the value of the Put Option Assets, taken as a whole; or (ii) a material adverse effect on the ability of Zion Solutions to perform its obligations hereunder.  Notwithstanding the foregoing, a “Material Adverse Effect” shall not include: (i) any change in any Law generally applicable to similarly situated Persons; (ii) any change in the application or enforcement of any Law, by any Governmental Authority, with respect to the Facilities or to similarly situated Persons, unless such change in application or enforcement prohibits consummation of the transactions contemplated by this Agreement; or (iii) any changes resulting from or associated with acts of war or terrorism or changes imposed by a Governmental Authority associated with additional security to address concerns of terrorism, arising out of the events of September 11, 2001, or otherwise; provided, however, that such case does not affect the Facilities or the Parties in any manner or degree significantly different than the industry as a whole; and provided, further, that any loss, claim, occurrence, change or effect that is cured  prior to the Put Option Closing Date shall not be considered a Material Adverse Effect.

(51)  “NEIL” means Nuclear Electric Insurance Limited, or any successor thereto.

(52)  “New VAR Facility” has the meaning set forth in the Lease Agreement.

(53)  “Non-material Contracts” means those contracts, agreements, personal property leases or other commitments incidental to the operation or maintenance of the Put Option Assets that have been entered into by Zion Solutions in the ordinary course of business after the Closing and prior to the Put Option Closing which either: (i) are terminable, without penalty or any other termination related Liability, upon notice of ninety (90) days or less by Exelon; or (ii) require the payment or delivery of goods or services with a value of less than One Hundred Thousand Dollars ($100,000) per annum in the case of any individual contract or commitment.

(54)  “NRC” has the meaning set forth in the Asset Sale Agreement.

(55)  “NRC Licenses” means NRC Part 50 Operating Licenses for Zion Units 1 and 2, Nos. DPR-39 and DPR-48, including embedded licenses for possession of Byproduct Material and Special Nuclear Material.

8

(56)  “Nuclear Insurance Policies” means all nuclear insurance policies carried by or for the benefit of Zion Solutions with respect to the ownership, operation or maintenance of the Facilities, including all nuclear liability, property damage and business interruption policies in respect thereof.  Without limiting the generality of the foregoing, the term “Nuclear Insurance Policies” includes all policies issued or administered by ANI or NEIL.

(57)  “Nuclear Laws” means all Laws, other than Environmental Laws, relating to the regulation of nuclear power plants, Source Material, Byproduct Material and Special Nuclear Materials; the regulation of Low Level Waste and Spent Nuclear Fuel; the transportation and storage of Nuclear Materials; the regulation of Safeguards Information; the regulation of Nuclear Fuel; the enrichment of uranium; the disposal and storage of Spent Nuclear Fuel; contracts for and payments into the Nuclear Waste Fund; and as applicable, the antitrust laws and the Federal Trade Commission Act to specified activities or proposed activities of certain licensees of commercial nuclear reactors.  “Nuclear Laws” include the Atomic Energy Act of 1954, as amended (42 U.S.C. Section 2011 et seq.); the Price-Anderson Act (Section 170 of the Atomic Energy Act of 1954, as amended); the Energy Reorganization Act of 1974 (42 U.S.C. Section 5801 et seq.); Convention on the Physical Protection of Nuclear Material Implementation Act of 1982 (Public Law 97 -351; 96 Stat. 1663); the Foreign Assistance Act of 1961 (22 U.S.C. Section 2429 et seq.); the Nuclear Non-Proliferation Act of 1978 (22 U.S.C. Section 3201); the Low-Level Radioactive Waste Policy Act (42 U.S.C. Section 2021b et seq.); the Nuclear Waste Policy Act (42 U.S.C. Section 10101 et seq. as amended); the Low-Level Radioactive Waste Policy Amendments Act of 1985 (42 U.S.C. Section 2021d, 471); the Energy Policy Act of 1992 (4 U.S.C. Section 13201 et seq.); the provisions of 10 CFR Section 73.21, and any state or local Laws analogous to the foregoing.

(58)  “Nuclear Material” means Source Material, Byproduct Material, Special Nuclear Material, Low Level Waste, and Spent Nuclear Fuel.

(59)  “Party” (and the corresponding term “Parties”) has the meaning set forth in the preamble.

(60)  “Permitted Encumbrances” means: (i) the easements to Commonwealth Edison Company, an Affiliate of Exelon, for the Switchyard, and if applicable, the New VAR Facility; (ii) the Easements; (iii) statutory liens for Taxes (other than income Taxes) or other governmental charges or assessments not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings; (iv) mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Zion Solutions or the validity of which are being contested in good faith, and which do not, individually or in the aggregate, exceed One Hundred Thousand Dollars ($100,000); (v) zoning, entitlement, conservation restriction and other land use and environmental regulations imposed by Governmental Authorities; and (vi) such other liens, imperfections in or failures of title, easements, leases, licenses, restrictions, activity and use limitations, conservation easements, encumbrances and encroachments, as do not, individually or in the aggregate, detract from the value of the Put Option Assets in an amount in excess of One Hundred Thousand Dollars ($100,000).

9

(61)   “Person” means any individual, partnership, limited liability company, joint venture, corporation, trust, unincorporated organization, association, or Governmental Authority.

(62)  “Pledge Agreement” means the Pledge Agreement dated as of                 , 200  , between Zion Solutions’ Parent and Exelon.

(63)  “Price-Anderson Act” means Section 170 of the Atomic Energy Act and related provisions of Section 11 of the Atomic Energy Act.

(64)   “PSDAR for the Zion Station” means the Post-Shutdown Decommissioning Activities Report (PSDAR) as amended as of the Closing Date.

(65)  “Purchase Price” has the meaning set forth in Section 3.2.

(66)  “Put Option” has the meaning set forth in Section 2.1.

(67)  “Put Option Agreement” means this Agreement.

(68)  “Put Option Assets” has the meaning set forth in Section 2.2.

(69)  “Put Option Assignment and Assumption Agreement” means the Assignment and Assumption Agreement in the form of Attachment D-1 hereto.

(70)  “Put Option Bill of Sale” means the Bill of Sale, in the form of Attachment D-2 hereto.

(71)  “Put Option Closing” has the meaning set forth in Section 3.1.

(72)  “Put Option Closing Date” has the meaning set forth in Section 3.1.

(73)  “Put Option Exercise Notice” has the meaning set forth in Section 2.1.

(74)  “Put Option Liabilities” has the meaning set forth in Section 2.3.

(75)  “Real Property” has the meaning set forth in the Asset Sale Agreement.

(76)  “Release” means any actual or threatened spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing of a Hazardous Substance into the Environment or within any building, structure, facility or fixture; provided, however, that “Release” shall not include any release that is permissible under applicable Environmental Permits.

(77)  “Released for Unrestricted Use” means the written approval granted by NRC pursuant to 10 CFR 50.83 to release all portions of the Zion Station Site (other than the ISFSI Island) by demonstrating compliance with the radiological criteria for unrestricted use specified in 10 CFR 20.1402.

(78)  “Remediation” means action of any kind required by any applicable Law or order of a Governmental Authority to address a Release, the threat of a Release or the presence

10

of Hazardous Substances at the Site or an off-Site location including, without limitation, any or all of the following activities to the extent they relate to or arise from the presence of a Hazardous Substance at the Site or an off-Site location: (i) monitoring, investigation, assessment, treatment, cleanup, containment, removal, mitigation, response or restoration work; (ii) obtaining any permits, consents, approvals or authorizations of any Governmental Authority necessary to conduct any such activity; (iii) preparing and implementing any plans or studies for any such activity; (iv) obtaining a written notice from a Governmental Authority with jurisdiction over the Site or an off-Site location under Environmental Laws that no material additional work is required by such Governmental Authority; (v) the use, implementation, application, installation, operation or maintenance of remedial action on the Site or an off-Site location, remedial technologies applied to the surface or subsurface soils, excavation and off-Site treatment or disposal of soils, systems for long term treatment of surface water or ground water, engineering controls or institutional controls; and (vi) any other activities required under Environmental Laws to address the presence or Release of Hazardous Substances at the Site or an off-Site location.

(79)  “Representatives” of a Party means the Party and its Affiliates and their directors, officers, employees, agents, partners, advisors (including, without limitation, accountants, counsel, environmental consultants, financial advisors and other authorized representatives) and parents and other controlling Persons.

(80)  “Required Regulatory Approvals” are the required regulatory approvals listed in Schedule 1.1 (80).

(81)  “Site” means the parcels of land included in the Real Property.  Any reference to the Site shall include, by definition, the surface and subsurface elements, including the soils and groundwater present at the Site and any references to items “at the Site” shall include all items “at, in, on, upon, over, across, under, and within” the Site.

(82)  “Source Material” means:  (i) uranium or thorium or any combination thereof, in any physical or chemical form, or (ii) ores which contain by weight one-twentieth of one percent (0.05%) or more of (a) uranium, (b) thorium, or (c) any combination thereof.  Source Material does not include Special Nuclear Material.

(83)  “Special Nuclear Material” means plutonium, uranium-233, uranium enriched in the isotope-233 or in the isotope-235, and any other material that the NRC determines to be “Special Nuclear Material,” but does not include Source Material.  Special Nuclear Material also refers to any material artificially enriched by any of the above-listed materials or isotopes, but does not include Source Material.

(84)  “Spent Nuclear Fuel” means all fuel located at the Zion Station Site that has been permanently withdrawn from a nuclear reactor following irradiation, and has not been chemically separated into its constituent elements by reprocessing.

(85)  “Spent Nuclear Fuel Fees” means those fees assessed on electricity generated at Zion Station Site and sold pursuant to the Standard Spent Fuel Disposal Contract, as provided in Section 302 of the Nuclear Waste Policy Act and 10 C.F.R. Part 961.

11

(86)  “Substantial Completion” means the date upon which:  (i) all material Zion Solutions physical work at the Zion Station Site is completed as required by the Lease Agreement, and (ii) either the Amended NRC Licenses are approved by the NRC, or if the Parties have agreed upon and arranged for the transfer of Spent Nuclear Fuel and Greater Than Class C Waste away from the Zion Station Site, the NRC Licenses are terminated.

(87)  “Switchyard” has the meaning set forth in the Lease Agreement.

(88)  “Target Completion Date” has the meaning set forth in the Lease Agreement.

(89)  “Tax” or “Taxes” means, all taxes, charges, fees, levies, penalties or other assessments imposed by any federal, state, local, provincial or foreign taxing authority, including income, gross receipts, excise, real or personal property, sales, transfer, customs, duties, franchise, payroll, withholding, social security, receipts, license, stamp, occupation, employment, or other taxes, including any interest, penalties or additions attributable thereto, and any payments to any state, local, provincial or foreign taxing authorities in lieu of any such taxes, charges, fees, levies or assessments.

(90)  “Tax Return” means any return, report, information return, declaration, claim for refund or other document (including any schedule or related or supporting information) required to be supplied to any Governmental Authority with respect to Taxes including amendments thereto, including any information return filed by a tax exempt organization and any return filed by a nuclear decommissioning trust.

(91)  “Third Party Claim” has the meaning set forth in Section 7.2.1.

(92)  “Transferable Permits” means those Permits and Environmental Permits that are transferable to Exelon without application to, a filing with, notice to, consent or approval of any Governmental Authority.

(93)  “Transfer Taxes” means any real property transfer, sales, use, value added, stamp, documentary, recording, registration, conveyance, stock transfer, intangible property transfer, personal property transfer, gross receipts, registration, duty, securities transactions or similar fees or Taxes or governmental charges (together with any interest or penalty, addition to Tax or additional amount imposed) as levied by any Governmental Authority in connection with the transactions contemplated by this Agreement, including, without limitation, any payments made in lieu of any such Taxes or governmental charges which become payable in connection with the transactions contemplated by this Agreement.

(94)  “Treasury Regulations” means Treasury Regulations promulgated under the Code.

(95)  “WAC” or “Waste Acceptance Criteria” means all applicable technical requirements that ensure that all environmental, safety, and operational standards are met before Low Level Waste is accepted for disposal.

(96)  “Zion Solutions” has the meaning set forth in the preamble.

12

(97)  “Zion Solutions’ Agreements” mean those contracts, agreements, licenses and leases relating to the ownership, operation and maintenance of the Put Option Assets, as more particularly described on Schedule 1.1(97), as such schedule is supplemented and amended in accordance with the provisions of this Agreement.

(98)  “Zion Solutions Indemnitee” has the meaning set forth in Section 7.1.1.

(99)  “Zion Solutions’ Parent” has the meaning set forth in the preamble.

(100)  “Zion Station” means Zion Nuclear Power Station, Units 1 and 2, located in Zion, Illinois and associated assets, in accordance with NRC Operating Licenses DPR-39 (Zion 1) and DPR-48 (Zion 2).

(101)  “Zion Station Site” means the parcels of land included in the Real Property. Any reference to the Zion Station Site shall include, by definition, the surface and subsurface elements, including the soils and groundwater present at the Zion Station Site and any references to items “at the Zion Station Site” shall include all items “at, in, on, upon, over, across, under, and within” the Zion Station Site

1.2.                             Certain Interpretive Matters.

1.2.1.                   Unless otherwise required by the context in which any term appears:

(1)                                 Capitalized terms used in this Agreement shall have the meanings specified in this Article.

(2)                                 The singular shall include the plural, the plural shall include the singular, and the masculine shall include the feminine and neuter.

(3)                                 Unless otherwise specified herein, references to “Articles”, “Sections”, “Schedules” or “Attachments” shall be to articles, sections, schedules or attachments of or to this Agreement, and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs.

(4)                                 The words “herein”, “hereof” and “hereunder” shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement; and the words “include”, “includes” or “including” shall mean “including, but not limited to.”

(5)                                 The term “day” shall mean a calendar day, commencing at 12:01 a.m. (Central Time).  The term “week” shall mean any seven consecutive day period commencing on a Sunday, and the term “month” shall mean a calendar month; provided, however, that when a period measured in months commences on a date other than the first day of a month, the period shall run from the date on which it starts to the corresponding date in the next month and, as appropriate, to succeeding months thereafter.  Whenever an event is to be performed or a payment is to be made by a particular date and the date in question falls on a day which is not a Business Day, the event shall be performed, or the payment shall be made, on the next succeeding Business Day; provided, however, that all calculations shall be made regardless of

13

whether any given day is a Business Day and whether or not any given period ends on a Business Day.

(6)                                 All references to a particular entity shall include such entity’s permitted successors and permitted assigns unless otherwise specifically provided herein.

(7)                                 All references herein to any Law or to any contract or other agreement shall be to such Law, contract or other agreement as amended, supplemented or modified from time to time unless otherwise specifically provided herein.

1.2.2.                   The titles of the articles, sections and schedules herein have been inserted as a matter of convenience of reference only, and shall not control or affect the meaning or construction of any of the terms or provisions hereof.

1.2.3.                   This Agreement was negotiated and prepared by all Parties with advice of counsel to the extent deemed necessary by each Party; the Parties have agreed to the wording of this Agreement; and none of the provisions hereof shall be construed against one Party on the ground that such Party is the author of this Agreement or any part hereof.

1.2.4.                   The Attachments and Schedules hereto are incorporated in and are intended to be a part of this Agreement; provided, however, that in the event of a conflict between the terms of any Attachment and the terms of the remainder of this Agreement, the terms of the remainder of this Agreement shall take precedence.

2.                                      OPTION.

2.1.                            Grant of Option; Exercise of Option

Exelon unconditionally and irrevocably grants to Zion Solutions the right and option to sell to Exelon, and require Exelon to purchase, the Put Option Assets and to assign to Exelon, and require Exelon to assume, the Put Option Liabilities, all on the terms and conditions set forth in this Agreement (the “Put Option”), which shall be exercisable by delivering a written notice to Exelon substantially in the form of Attachment D-3 hereto (a “Put Option Exercise Notice”) at any time within thirty (30) days following satisfaction of End State Conditions.

2.2.                            Put Option Assets

If the Put Option is duly exercised in accordance with Section 2.1, at the Put Option Closing Exelon shall, on the terms and subject to the conditions set forth in this Agreement, purchase for One Dollar ($1) all of the Zion-related assets in existence as of the date on which the End State Conditions were met (the “Put Option Assets”), including:

2.2.1.                   All assignable right, title and interest of Zion Solutions in the Amended NRC License;

2.2.2.                   All rights of Zion Solutions under the Non-material Contracts and the Zion Solutions’ Agreements;

14

2.2.3.                   All Transferable Permits;

2.2.4.                   All books, operating records, licensing records, quality assurance records, purchasing records, and equipment repair, maintenance or service records relating to the design, construction, licensing, operation or Decommissioning of the Facilities, operating, safety and maintenance manuals, inspection reports, environmental assessments, engineering design plans, documents, blueprints and as built plans, specifications, procedures and other similar items of Zion Solutions, wherever located, relating to the Facilities and the other Put Option Assets, whether existing in hard copy or magnetic or electronic form (subject to the right of Exelon to retain copies of same for its use) (collectively, the “Business Books and Records”);

2.2.5.                   The interest of Zion Solutions, if any, in the name “Zion” as used as a designation attached to or associated with the Facilities, or any related or similar trade names, trademarks, service marks, corporate names or logos, or any part, derivative or combination thereof;

2.2.6.                   All Nuclear Insurance Policies with ANI relating to the Facilities, to the extent transferable;

2.2.7.                   Subject to Exelon’s written commitment to satisfy its indemnification obligations under Section 7.1, the rights of Zion Solutions in and to any causes of action, claims (including, without limitation, rights under insurance policies to proceeds, refunds or distributions thereunder paid after the Put Option Closing Date with respect to periods after the Put Option Closing Date) and defenses against third parties (including indemnification and contribution) relating to any Put Option Liabilities;

2.2.8.                   The remaining assets, if any, comprising the Buyer QDF and, the Buyer NDF, including all profits, dividends, income, interest and earnings accrued thereon, together with all related tax accounting and other records for such assets, including all decommissioning studies, analyses, cost estimates and any information relating to the Tax basis of the transferred assets;

2.2.9.                   The ISFSI Island, free and clear of all encumbrances other than encumbrances arising through Exelon;

2.2.10.             Possession of the Spent Nuclear Fuel and Spent Nuclear Fuel casks at the Zion Station Site;

2.2.11.             Possession of the Greater than Class C Waste at the Zion Station Site; and

2.2.12.             All other assets and properties of every kind and description and wherever located, owned by Zion Solutions and primarily used in or related to the Put Option Assets.

15

2.3.                            Put Option Liabilities

If the Put Option is duly exercised in accordance with Section 2.1, at the Put Option Closing, Exelon shall assume all liabilities arising under or relating to the Put Option Assets, other than Excluded Liabilities (the “Put Option Liabilities”). Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall be construed to impose on Exelon, and Exelon shall not assume or be obligated to pay, perform or otherwise discharge, the following Liabilities of Zion Solutions or Zion Solutions’ Parent (the “Excluded Liabilities”), except to the extent that any such Excluded Liabilities may be legally satisfied from the remaining assets, if any, contained in the Buyer QDF and the Buyer NDF transferred to Exelon at the Put Option Closing:

2.3.1  All Liabilities that are directly attributable to an act or omission by Zion Solutions, Zion Solutions’ Parent or their contractors in the performance of work required to achieve the End State Conditions;

2.3.2  All Liabilities for the Decommissioning and achievement of the End-State Conditions of Zion Station, including any obligations under applicable Law, other than Decommissioning of the ISFSI Island;

2.3.3  All Liabilities arising after the Closing Date and on or before the Put Option Closing Date with respect to the Buyer QDF and the Buyer NDF, including Tax liabilities;

2.3.4  All Liabilities arising from any actual or claimed refund obligations of ComEd or Exelon to ComEd ratepayers arising with respect to funds withdrawn from the Buyer QDF or the Buyer NDF for costs and expenses incurred by or paid to Zion Solutions or Zion Solutions’ Parent or their Affiliates or contractors (including refund obligations arising if such costs and expenses are determined to not have been prudently incurred or otherwise to be inappropriate);

2.3.5  All Liabilities arising on or after the Closing Date and before the Put Option Closing Date with respect to the ownership, possession, use or maintenance of the Zion Assets or the possession, use or maintenance of the Zion Station Site, including all Decommissioning activities relating to the Zion Assets or the Zion Station Site, and all Liabilities arising on or after the Closing Date and on or before the Put Option Closing Date under the Seller’s Agreements, the Non-material Contracts, the Real Property Agreements, and the Transferable Permits in accordance with the terms thereof, including all Liabilities arising on or after the Closing Date and on or before the Put Option Closing Date relating to (i) the contracts, licenses, agreements and personal property leases entered into with respect to the Zion Assets or under Seller’s Agreements and the Non-material Contracts; and (ii) the contracts, licenses, agreements and personal property leases entered into with respect to the Zion Assets after the date hereof consistent with the terms of this Agreement, to the extent such Liabilities, but for a breach or default by Zion Solutions or a related waiver or extension, would have been paid, performed or otherwise discharged on or prior to the Put Option Closing Date or to the extent the same arise out of any such breach or default or out of any event which after the giving of notice or the passage of time would constitute a default by Zion Solutions;

16

2.3.6  All Liabilities for any Taxes that may be imposed by any Governmental Authority on the ownership, sale, possession, lease, or use of the Zion Assets beginning on the Closing Date and ending on the Put Option Closing Date or that relate to or arise from the Zion Assets with respect to taxable periods (or portions thereof) beginning on or after the Closing Date and ending on or before the Put Option Closing Date, except as otherwise provided in the Lease Agreement;

2.3.7  Any Liabilities arising under or attributed to performance, or failure of performance, by Zion Solutions under any of the Seller’s Agreements, Zion Solutions Agreements, Real Property Agreements, Transferable Permits or Non-material Contracts on or after the Closing Date and on or before the Put Option Closing Date;

2.3.8  Any Liabilities for any monetary fines or penalties imposed by a Governmental Authority with respect to the Zion Assets to the extent attributed to the period on or after the Closing Date and on or before the Put Option Closing Date;

2.3.9  Any Liabilities arising on or after the Closing Date and on or before the Put Option Closing Date relating to Zion Solutions’ operations on, or usage of, the Zion Station Site, including Liabilities arising as a result of or in connection with loss of life, injury to persons or property or damage to natural resources;

2.3.10  Any Liabilities relating to any employee benefit plan as defined in Section 3(3) of ERISA, or any other plan, program, arrangement or policy established or maintained in whole or in part by Zion Solutions or by any trade or business (whether or not incorporated) which is or ever has been under common control, or which is or ever has been treated as a single employer, with Zion Solutions under Section 414(b), (c), (m) or (o) of the Code (“ERISA Affiliate”) or to which Zion Solutions or any ERISA Affiliate contributes or contributed, including any multiemployer plan contributed to by Zion Solutions, or any ERISA Affiliate or to which Zion Solutions or any ERISA Affiliate is or was obligated to contribute (the “Plans”), including any such Liability of Zion Solutions (i) for the termination or discontinuance of, or Zion Solutions’ or an ERISA Affiliate’s withdrawal from, any such Plan, (ii) relating to benefits payable under any Plans, (iii) relating to the PBGC under Title IV of ERISA, (iv) relating to a multi-employer plan, (v) with respect to noncompliance with the notice requirements of COBRA, (vi) with respect to any noncompliance with ERISA or any other applicable Laws, and (vii) with respect to any suit, proceeding or claim which is brought against Zion Solutions, any Plan or any fiduciary or former fiduciary of, any of the Plans;

2.3.11  Any Liabilities relating to the failure to hire, the employment or services or termination of employment or services of any individual, including wages, compensation, benefits, affirmative action, personal injury, discrimination, harassment, retaliation, wrongful discharge, unfair labor practices, or constructive termination of any individual, or any similar or related claim or cause of action attributable to any actions or inactions on or after the Closing Date and on or before the Put Option Closing Date with respect to the Zion Assets, employees of Zion Solutions, independent contractors, applicants, and any other individuals who are determined by a court or by a Governmental Authority to have been applicants or employees of Zion Solutions or any

17

Affiliate of Zion Solutions, or that are filed with or pending before any court, administrative agency or arbitrator on or after the Closing Date and on or before the Put Option Closing Date;

2.3.12  Any Liabilities of Zion Solutions to the extent arising from the execution, delivery or performance of this Agreement and the transactions contemplated hereby;

2.3.13  Any Taxes incurred by the Buyer NDF or the Buyer QDF for taxable periods, or portions thereof, ending on or before the Put Option Closing Date;

2.3.14  All Liabilities arising as a result of or in connection with the disposal, storage or transportation of Nuclear Materials off-site on or after the Closing Date and on or before the Put Option Closing Date in connection with the ownership or possession of the Facilities;

2.3.15  Any Liability for a Third Party Claim against or relating to Zion Solutions, the Zion Assets or the Zion Station Site for personal injury, death or property damage suffered by such third party arising from or relating to the use, ownership or lease of the Zion Assets or the Zion Station Site on or after the Closing Date and on or before the Put Option Closing Date;

2.3.16   All Liabilities arising under or relating to Nuclear Laws arising out of the ownership, lease, occupancy, possession, use, or Decommissioning of the Zion Assets or the lease, occupancy, possession, use, or Decommissioning of the Zion Station Site on or after the Closing Date and on or before the Put Option Closing Date, including any and all Liabilities to third parties (including employees) for personal injury, property damage or tort, or similar causes of action arising out of the ownership, lease, occupancy, possession, use, or Decommissioning of the Zion Assets or the lease, occupancy, possession, use, or Decommissioning of the Zion Station Site on or after the Closing Date and on or before the Put Option Closing Date, any Liabilities arising out of or resulting from an “extraordinary nuclear occurrence,” a “nuclear incident” or a “precautionary evacuation” (as such terms are defined in the Atomic Energy Act) at the Zion Station Site, or in the course of the transportation of radioactive materials to or from the Zion Station Site on or after the Closing Date and on or before the Put Option Closing Date, and any Liability for any deferred premiums assessed in connection with such an extraordinary nuclear occurrence, a nuclear incident or precautionary evacuation under any applicable NRC or industry retrospective rating plan or insurance policy, including any mutual insurance pools established in compliance with the requirements imposed under Section 170 of the Atomic Energy Act, 10 C.F.R. Part 140;

2.3.17  All Liabilities related to Spent Nuclear Fuel and the ISFSI Island after the Closing Date and prior to the earlier of (a) the transfer off-site of the Spent Nuclear Fuel, and (b) the Put Option Closing Date;

18

2.3.18  Any Liabilities resulting from knowing and intentional illegal acts or willful misconduct of Zion Solutions or Zion Solutions’ Parent or their respective employees, agents or contractors; and

2.3.19  All liabilities for insurance premiums, including any retrospective premium adjustments, accrued, assessed or attributable to the period on or after the Closing Date and on or before the Put Option Closing Date for insurance maintained by Zion Solutions, or maintained by Exelon on behalf of Zion Solutions under the terms of Section 10.3 of the Lease Agreement.

2.4.                            End State Conditions for Exercise of Put Option

2.4.1.                   The Put Option may only be exercised upon the achievement of all of the following conditions (the “End State Conditions”):

2.4.1.1             Zion Solutions shall have been reimbursed from the Buyer QDF, Buyer NDF and Buyer Backup NDT (to the extent that funds in the Buyer QDF, Buyer NDF and Buyer Backup NDT are available) for all of its costs and expenses for Decommissioning the Zion Station Site;

2.4.1.2             Zion Solutions shall have complied in all material respects with its obligations under the Lease Agreement;

2.4.1.3             The NRC shall have approved the Amended NRC Licenses, which shall only cover the ISFSI Island, or, if the Spent Nuclear Fuel and Greater Than Class C Waste have been transported off the Zion Station Site, the NRC shall have approved the termination of the NRC Licenses; and

2.4.1.4             The NRC shall have Released for Unrestricted Use the Zion Station Site (other than the ISFSI Island if the Spent Nuclear Fuel and Greater Than Class C Waste has not been transported off the Zion Station Site).

3.                                      THE PUT OPTION CLOSING

3.1.                            Put Option Closing.

Upon the terms and subject to the satisfaction of the conditions contained in Article 2 and Article 6 of this Agreement, the sale, assignment, conveyance, transfer and delivery of the Put Option Assets to Exelon, the payment of the Purchase Price by Exelon, and the consummation of the other respective obligations of the Parties contemplated by this Agreement shall take place at a Put Option closing (the “Put Option Closing”), to be held at a mutually agreeable location at 10:00 a.m. local time, or another mutually acceptable time, on the date that is five (5) Business Days following the date on which Exelon receives the Put Option Exercise Notice or, if later, five (5) Business Days following the date on which  the last of the conditions precedent to Put Option Closing set forth in Article 6 have been either satisfied or waived by the

19

Party for whose benefit such conditions precedent exist (except with respect to those conditions which by their terms are to be satisfied at Put Option Closing).  The date of Put Option Closing is herein called the “Put Option Closing Date.”  The Put Option Closing shall be effective for all purposes as of 12:01 a.m. on the Put Option Closing Date.

3.2.                            Payment of Purchase Price.

Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, in consideration of the aforesaid sale, assignment, conveyance, transfer and delivery of the Put Option Assets, Exelon will pay or cause to be paid to Zion Solutions, at the Put Option Closing in consideration of the Put Option Assets the sum of One Dollar ($1) plus the assumption of the Put Option Liabilities (the “Purchase Price”).

3.3.                            Prorations.

3.3.1.                   Zion Solutions and Exelon agree that all of the items that relate to a period of time before and after the Put Option Closing Date and are normally prorated, including those listed below (but not including Income Taxes and Transfer Taxes), relating to the ownership, use or possession of the Put Option Assets shall be prorated as of the Put Option Closing Date, with Zion Solutions and the Buyer QDF liable to the extent such items relate to any time period on or after the Closing Date and on or before the Put Option Closing Date, and Exelon liable to the extent such items relate to periods before the Closing Date and after the Put Option Closing Date (measured in the same units used to compute the item in question, otherwise measured by calendar days):

3.3.1.1             Taxes, assessments and other charges, if any, relating to the ownership, use or possession of the Put Option Assets, except as otherwise provided in the Lease Agreement;

3.3.1.2             Any prepaid expenses (excluding security deposits) relating to the Put Option Assets;

3.3.1.3             Rent, Taxes and all other items payable under any of the Zion Solutions Agreements or the Non-material Contracts;

3.3.1.4             Any permit, license, registration, compliance assurance fees or other fees with respect to any Transferable Permit;

3.3.1.5             Sewer rents and charges for water, telephone, electricity and other utilities;

3.3.1.6             Fees or charges (other than Taxes) imposed by any Governmental Authority; and

3.3.1.7             Insurance premiums with respect to the Nuclear Insurance Policies with ANI.

20

3.3.2.                   Notwithstanding any other provision of this Agreement, interest or penalties related to a Tax allocated pursuant to this Section 3.3 shall be allocated: (i) to Zion Solutions or the Buyer QDF, as the case may be (whether such Taxes accrue or are imposed or assessed on, before or after the Put Option Closing Date) to the extent they result from a failure by Zion Solutions or the Buyer QDF, as the case may be, to pay a Tax or failure by Zion Solutions or the Buyer QDF, as the case may be, to file a Tax Return, in each case, that was due before the Put Option Closing Date; and (ii) to Exelon (whether such interest and penalties accrue or are imposed or assessed on, before or after the Put Option Closing Date) to the extent they result from a failure by Exelon to pay a Tax or failure by Exelon to file a Tax Return, in each case that was due on or after the Put Option Closing Date.

3.3.3.                   In connection with the prorations referred to in Section 3.3.1, in the event that actual figures are not available at the Put Option Closing Date, the prorations shall be based upon the actual Taxes or other amounts accrued through the Put Option Closing Date or paid for the most recent year (or other appropriate period) for which actual Taxes or other amounts paid are available.  Such prorated Taxes or other amounts shall be re-prorated and paid to the appropriate Party within sixty (60) days after the date that the previously unavailable actual figures become available.  Prorations measured by calendar days shall be based on the number of days in a year or other appropriate period: (i) before the Put Option Closing Date; and (ii) including and after the Put Option Closing Date.  Exelon and Zion Solutions agree to furnish each other with such documents and other records as may be reasonably requested in order to confirm all adjustment and proration calculations made pursuant to this Section 3.3.

3.3.4.                   To the extent that the proration of a Tax under this Section 3.3 allocates such Tax to a period (or portion thereof) ending before the Put Option Closing Date, such tax shall constitute an Excluded Liability.  To the extent that the proration of a Tax under this Section 3.3 allocates such Tax to a period (or portion thereof) ending on or after the Put Option Closing Date, such Tax shall constitute a Put Option Liability.

3.4.                            Deliveries by Zion Solutions.

At the Put Option Closing, Zion Solutions will deliver, or cause to be delivered, the following to Exelon:

3.4.1.                   The Put Option Assets;

3.4.2.                    Copies of any and all governmental and other third party consents, waivers or approvals obtained by Zion Solutions with respect to the transfer of the Put Option Assets, or the consummation of the transactions contemplated by this Agreement;

3.4.3.                   To the extent available, originals of the Zion Solutions’ Agreements, Non-material Contracts, and Transferable Permits and, if not available, true and correct

21

copies thereof, in all cases together with notices to and, if required by the terms thereof and subject to the terms of this Agreement, consents by other Persons which are parties to the Zion Solutions’ Agreements, Non-material Contracts, and Transferable Permits;

3.4.4.                   The Put Option Bill of Sale and all such other instruments of assignment, transfer or conveyance as shall, in the reasonable opinion of Exelon and its counsel, be necessary or desirable to transfer the Put Option Assets in accordance with this Agreement and where necessary or desirable in recordable form; and

3.4.5.                   Such other agreements, consents, documents, instruments and writings as are required to be delivered by Zion Solutions at or prior to the Put Option Closing Date pursuant to this Agreement or otherwise reasonably required in connection herewith.

3.5.                            Deliveries by Exelon.

At the Put Option Closing, Exelon will deliver, or cause to be delivered, the following to Zion Solutions:

3.5.1.                   The Purchase Price;

3.5.2.                   The Put Option Assignment and Assumption Agreement and all such other instruments of assumption as shall, in the reasonable opinion of Zion Solutions and its counsel, be necessary for Exelon to assume the Put Option Liabilities in accordance with this Agreement; and

3.5.3.                   Copies of any and all governmental and other third party consents, waivers or approvals obtained by Exelon with respect to the transfer of the Put Option Assets, or the consummation of the transactions contemplated by this Agreement.

4.                                       REPRESENTATIONS AND WARRANTIES OF ZION SOLUTIONS

4.1.                            Title to Put Option Assets

Zion Solutions represents and warrants to Exelon that at the Put Option Closing Date, Zion Solutions will hold an undivided interest in the Put Option Assets free and clear of all Encumbrances, except Permitted Encumbrances.

4.2                               Buyer QDF

With respect to all periods prior to the Put Option Closing Date: (i) the Buyer QDF is a trust, validly existing under the laws of the State of Illinois with all requisite authority to conduct its affairs as it now does; (ii) the Buyer QDF satisfies all requirements necessary for such fund to be treated as a nuclear decommissioning fund as defined in Treas. Reg. Section 1.468A-1(b)(3); (iii) the Buyer QDF is in compliance in all material respects with all applicable Laws of the NRC and any other Governmental Authority and has not engaged in any acts of “self-dealing” as defined in Treas. Reg. § 1.468A-5(b)(2); and (iv) no “excess contribution,” as

22

defined in Treas. Reg. § 1.468A-5(c)(2)(ii), has been made to the QDF which has not been withdrawn within the period provided under Treas. Reg. § 1.468A-5(c)(2)(i). Subject only to the Required Regulatory Approvals, Zion Solutions and the Trustee of the Buyer QDF have, or as of the Put Option Closing will have, all requisite authority to cause the assets of the Buyer QDF to be transferred to the Trustee of a QDF or NDF established by Exelon.

5.                                      COVENANTS OF THE PARTIES

5.1.                            Conduct of Zion Solutions.

During the period from the Closing Date to the Put Option Closing Date, Zion Solutions shall:

5.1.1.                   maintain the Buyer QDF to be in compliance with the requirements of Section 468A of the Code and the Treasury Regulations; and

5.1.2.                   at its own cost and in compliance with all applicable law and regulations and pursuant to the terms, plans and specifications established in the Lease Agreement (assuming the Spent Nuclear Fuel and Greater Than Class C Waste have not been transported off the Zion Station Site), (i) build the ISFSI Island; (ii) move the Spent Nuclear Fuel to the ISFSI Island; (iii) store the Greater Than Class C Waste in the ISFSI Island; and (iv) maintain the ISFSI Island until the earlier of the Put Option Closing or the time when the Spent Nuclear Fuel and the Greater Than Class C Waste is transferred away from the Zion Station Site.

During the period from the Closing Date to the Put Option Closing Date, Zion Solutions shall not:

5.1.3.                   amend the PSDAR for the Zion Station, beyond such amendment as is required in connection with the transfer of the NRC Licenses at the Closing Date without Exelon’s consent, which shall not be unreasonably withheld, in any manner that would reasonably be expected to result in the achievement of Substantial Completion to occur after the Target Completion Date;

5.1.4.                   sell, lease, pledge, mortgage, encumber, restrict, dispose of, grant any right with respect to the Put Option Assets; provided, however, the foregoing shall not be construed to restrict in any way Zion Solutions’ ability to perform the Decommissioning work required by the Lease Agreement or withdraw Buyer NDF, Buyer QDF, or Backup NDT funds for reimbursement of costs and expenses of Decommissioning;

5.1.5.                   materially amend, extend or voluntarily terminate prior to the expiration date thereof any of the Seller Agreements, Zion Solutions’ Agreements or any material Permit or Environmental Permit or waive any default by, or release, settle or compromise any claim against, any other party thereto, other than: (i) in the ordinary course of business, to the extent consistent with Good Utility Practices; or (ii) with cause, to the extent consistent with Good Utility Practices;

23

5.1.6.                   amend in any material respect or cancel any property, liability or casualty insurance policies related thereto, or fail to use Commercially Reasonable Efforts to maintain with financially responsible insurance companies insurance in such amounts and against such risks and losses as are customary for such assets and businesses; provided, however, that Zion Solutions shall maintain the insurance required by the Lease Agreement during the Lease Term;

5.1.7.                   move to the Zion Station Site any Nuclear Materials or Hazardous Materials;

5.1.8.                   settle any claim or litigation that results in any material obligation imposed on the Put Option Assets that could reasonably be likely to continue past the Put Option Closing Date;

5.1.9.                   enter into any individual requirements contract for goods or any commitment or contract for non-employment related services that will be delivered or provided after the Put Option Closing Date or such other date as the Parties mutually agree to be the date on which the Put Option Closing is expected to occur, unless such commitment or contract is terminable by Zion Solutions (or after the Put Option Closing Date by Exelon) upon not more than thirty (30) days notice without penalty or cancellation charge;

5.1.10.             except as required by any Law or accounting principles generally accepted in the United States, change, in any material respect, its Tax practice or policy (including making new Tax elections or changing Tax elections and settling Tax controversies not in the ordinary course of business) to the extent such change or settlement would be binding on Exelon; or

5.1.11.             agree to enter into any of the transactions set forth in the foregoing Sections 5.1.3 through 5.1.10.

5.2.                            Conduct of Exelon.

During the period from the Closing Date to the Put Option Closing Date Exelon, upon thirty (30) days notice by Zion Solutions of its anticipated schedule for achieving the End State Conditions (which schedule shall provide that achieving the End State Conditions shall occur within nine (9) months after the date of such notice, subject to receiving all Required Regulatory Approvals) and its intent to exercise the Put Option, shall cooperate in good faith with Zion Solutions, in obtaining the Required Regulatory Approvals for the Put Option Closing, including (assuming the Spent Nuclear Fuel and Greater Than Class C Waste have not been transported off the Zion Station Site) applying for NRC approval of the transfer of control of the Amended NRC Licenses back to Exelon.

5.3.                            Conduct of Parties.

During the period from the Closing Date to the Put Option Closing Date the Parties shall:

5.3.1.                   Cooperate and use diligent efforts to receive all Required Regulatory Approvals;

24

5.3.2.                   Promptly prepare and file all applications to secure the transfers, reissuance or procurement of all Permits and cooperate to obtain approval of same;

5.3.3.                   Advise each other of changes, events or conditions that would constitute a breach of any representation, warranty or covenant; and

5.3.4.                   Maintain their existing arrangements with respect to confidentiality of information relating to this transaction.

5.4.                            Expenses.

5.4.1.                   Except to the extent specifically provided herein, whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, including the cost of legal, technical and financial consultants and the cost of filing for and prosecuting applications for the Required Regulatory Approvals, shall be borne by the Party incurring such costs and expenses.

5.4.2.                   Exelon shall be responsible for all third party vendor costs and expenses incurred and relating to work performed with respect to the Put Option Assets at the request of Exelon after the date hereof, other than work required by the Lease Agreement.

5.5.                            Public Statements.

The Parties shall not issue any press release or other public disclosure with respect to this Agreement or the transactions contemplated hereby without first affording the non-disclosing Party the opportunity to review and comment on such press release or public disclosure, except as may be required by applicable Law or stock exchange rules. The Parties shall reasonably cooperate in matters relating to the content and timing of public announcements and other public disclosures (other than required filings and other required public statements or testimony before regulatory authorities) relating to this Agreement or the transactions contemplated hereby.

5.6.                            Tax Matters.

5.6.1.                   All Transfer Taxes incurred in connection with this Agreement and the transactions contemplated hereby shall be shared equally by Exelon and Zion Solutions.  Exelon and Zion Solutions will file, to the extent required by applicable Law, all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, will each join in the execution of any such Tax Returns or other documentation.  To the extent Exelon and Zion Solutions cannot agree with respect to any item to be included on such Tax Return, such dispute shall be resolved in the manner provided for in Section 5.6.4.  Prior to the Put Option Closing Date, Exelon will provide to Zion Solutions, to the extent possible, an appropriate exemption certificate in connection with this Agreement and the transactions contemplated hereby, due from each applicable taxing authority, and the Parties shall comply with all

25

requirements and use Commercially Reasonable Efforts to secure applicable sales tax exemptions for the transactions contemplated by this Agreement.

5.6.2.                   With respect to Taxes to be prorated in accordance with Section 3.3, Exelon shall prepare and timely file all Tax Returns required to be filed after the Put Option Closing with respect to the Put Option Assets, if any, and shall duly and timely pay all such Taxes shown to be due on such Tax Returns.  Exelon’s preparation of any such Tax Returns shall be subject to Zion Solutions’ approval to the extent that such Returns relate to any period, allocation or other amount for which Zion Solutions is responsible.  Exelon shall make such Tax Returns and all schedules and working papers supporting such Tax Returns available for Zion Solutions’ review and approval no later than thirty (30) Business Days prior to the due date for filing such Tax Return.  Zion Solutions shall respond no later than ten (10) Business Days prior to the due date for filing such Tax Return.  Subject to Section  5.6.4, not less than five (5) Business Days prior to the due date of any such Tax Return, Zion Solutions shall pay to Exelon its proportionate share of the amount shown as due on such Tax Return as determined in accordance with Section 3.3.  In the event Exelon and Zion Solutions cannot agree as to the preparation or the reporting of any material item on a Tax Return to be filed by Exelon, the dispute shall be settled in the manner provided by Section 5.6.4 and the cost of such Independent Accounting Firm shall be borne equally by the Parties; provided, however, that if the Independent Accounting Firm has not made a determination as of the date that such Tax Return is required to be filed, such Tax Return shall be filed in a manner consistent with Zion Solutions’ position; provided, further, that with respect to any such Tax Return that is filed prior to a determination by the Independent Accounting Firm, Zion Solutions and Exelon shall take all commercially reasonable steps to amend such Tax Return, if necessary, to reflect any material determination made by the Independent Accounting Firm.

5.6.3.                   Each of the Parties shall provide the other with such assistance as may reasonably be requested by the other Party in connection with the preparation of any Tax Return, any audit or other examination by any taxing authority, or any judicial or administrative proceedings relating to Liability for Taxes or effectuating the terms of this Agreement, and each will retain and provide the requesting Party with any records or information which may be relevant to such return, audit or examination, proceedings or determination.  Any information obtained pursuant to this Section or pursuant to any other Section hereof providing for the sharing of information or review of any Tax Return or other schedule relating to Taxes shall be kept confidential by the Parties, except to the extent such information is required to be disclosed by Law.

5.6.4.                   In the event that a dispute arises between Zion Solutions and Exelon as to the preparation or the reporting of any material item on a Tax Return to be filed by Exelon or the allocation of such Taxes between Zion Solutions and Exelon, the Parties shall attempt in good faith to resolve such dispute, and any agreed amount shall be paid to the appropriate Party within ten (10) Business Days after the date on which the Parties reach agreement.  If a dispute is not resolved within thirty

26

(30) days after a Party having provided the other Party written notice of a dispute, the Parties shall submit the dispute for determination and resolution to Deloitte & Touche LLP or such other mutually agreeable firm of CPAs (which is not Exelon’s, Zion Solutions’ or Zion Solutions’ Parent’s independent accountants) of recognized national standing (the “Independent Accounting Firm”), which shall be instructed to determine and report to the Parties in writing, within thirty (30) days after such submission, upon such disputed amount, and such written report shall be final, conclusive and binding on the Parties.  The Independent Accounting Firm shall act as an expert and not as an arbitrator and shall make findings only with respect to the remaining disputes so submitted to it (and not by independent review).  Notwithstanding anything in this Agreement to the contrary, the fees and expenses of the Independent Accounting Firm in resolving the dispute shall be borne equally by Exelon and Zion Solutions.  Any payment required to be made as a result of the resolution of the dispute by the Independent Accounting Firm shall be made within ten (10) days after such resolution, together with any interest determined by the Independent Accounting Firm to be appropriate.  Submission of a dispute to the Independent Accounting Firm shall not relieve any Party from any obligation under this Agreement to timely file a Tax Return or pay a Tax.

5.7   Decommissioning Funds.

5.7.1                      For all periods prior to the Put Option Closing Date, Zion Solutions will maintain the Buyer QDF in accordance with NRC requirements and in compliance with the requirements of Section 468A of the Code and the Treasury Regulations.  On the Put Option Closing Date, Zion Solutions shall cause to be transferred to either a QDF or NDF established by Exelon, as directed by Exelon, all of the assets of the Buyer QDF.  In the event that any funds remain in the Buyer NDF, such funds shall be transferred to an NDF established by Exelon.

5.7.2                      Exelon shall take all steps necessary to satisfy any requirements imposed by the NRC regarding the Decommissioning funds, in a manner sufficient to obtain NRC approval of the transfer of the Amended NRC Licenses from Zion Solutions to Exelon.

5.7.3                      The Parties shall not take any actions that would cause the actual Tax consequences of the transactions contemplated by this Agreement to differ from or be inconsistent with the private letter rulings set forth in the Required Regulatory Approvals.

5.7.4                      Zion Solutions shall cause the Trustee of the Buyer QDF to file the Tax Returns for the Buyer QDF for any periods ending on or before the Put Option Closing Date.   Prior to the Put Option Closing Date, Zion Solutions shall cause the Trustee of the Buyer QDF to pay estimated Income Taxes for the taxable period that end on the Put Option Closing Date in an amount equal to the estimated

27

Income Tax Liability of the Buyer QDF for the taxable period that ends on the Put Option Closing Date.  To the extent the amount of estimated Income Taxes paid pursuant to this Section 5.7.4 is less than the Income Tax Liability of the Buyer QDF for the taxable period that ends on the Put Option Closing Date, any such deficiency will be paid by the Buyer QDF to the extent the Buyer QDF holds sufficient assets or by Zion Solutions if the Buyer QDF holds insufficient assets.  To the extent the amount of estimated Income Taxes is greater than the Income Tax Liability of the Buyer QDF for the taxable period that ends on the Put Option Closing Date, any refund of such overpayment will be transferred by Zion Solutions or the Buyer QDF to a QDF established by Exelon and treated as additional Buyer QDF decommissioning funds transferred to Exelon or treated as additional Buyer NDF decommissioning funds transferred to Exelon, as the facts may support, on the Put Option Closing Date.

5.7.5                      Zion Solutions shall cause the Trustee of the Buyer QDF and the Buyer NDF to pay final expenses for trustee and investment management fees and other administrative expenses of the Buyer QDF and Buyer NDF relating to transactions on or prior to the Put Option Closing Date to the extent practicable before the Put Option Closing Date.  Zion Solutions shall cause the Trustee of the Buyer QDF and the Buyer NDF to notify Exelon in writing of any such Buyer QDF and Buyer NDF expenses due on or after the Put Option Closing Date.  Exelon shall direct the trustee of a QDF or NDF established by Exelon to pay the Taxes and expenses identified in the preceding sentence to the extent not paid before the Put Option Closing Date.  Exelon shall ensure that the Exelon Decommissioning Trust Agreement allows for the payment of such expenses.

6.                                      CONDITIONS

6.1.                            Conditions to Obligations of Zion Solutions.

The obligations of Zion Solutions to sell the Put Option Assets and to consummate the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Put Option Closing Date (or the waiver by Zion Solutions) of the following conditions:

6.1.1.                   No preliminary or permanent injunction or other order or decree by any Governmental Authority which restrains or prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect and no statute, rule or regulation shall have been enacted by any Governmental Authority which prohibits the consummation of the transactions contemplated hereby;

6.1.2.                   All Required Regulatory Approvals shall have been received, in form and substance reasonably satisfactory to Zion Solutions and such approvals shall be in full force and effect and either (i) shall be final and non-appealable or (ii) if not

28

final and non-appealable, shall not be subject to the possibility of appeal, review or reconsideration which, in the reasonable opinion of Zion Solutions is likely to be successful and, if successful, would have a Material Adverse Effect; and

6.1.3.                   Exelon shall have delivered, or caused to be delivered, to Zion Solutions at the Put Option Closing, Exelon’s Put Option Closing deliveries described in Section 3.5.

6.2.                            Conditions to Obligations of Exelon.

The obligation of Exelon to purchase the Put Option Assets and to consummate the other transactions contemplated by this Agreement shall be subject to the fulfillment at or prior to the Put Option Closing Date (or the waiver by Exelon) of the following conditions:

6.2.1.                   Zion Solutions shall have performed all obligations under the Lease Agreement, End State Conditions shall have been achieved, and Exelon shall have received the Put Option Exercise Notice;

6.2.2.                   No preliminary or permanent injunction or other order or decree by any Governmental Authority which restrains or prevents the consummation of the transactions contemplated hereby shall have been issued and remain in effect and no statute, rule or regulation shall have been enacted by any Governmental Authority which prohibits the consummation of the transactions contemplated hereby;

6.2.3.                   All Required Regulatory Approvals shall have been received, in form and substance reasonably satisfactory to Exelon and such approvals shall be in full force and effect and either (i) shall be final and non-appealable; or (ii) if not final and non-appealable, shall not be subject to the possibility of appeal, review or reconsideration which, in the reasonable opinion of Exelon is likely to be successful and, if successful, would have a Material Adverse Effect;

6.2.4.                   Zion Solutions shall have performed and complied in all material respects with the covenants and agreements contained in this Agreement which are required to be performed and complied with by Zion Solutions on or prior to the Put Option Closing Date;

6.2.5.                   The representations and warranties of Zion Solutions set forth in this Agreement shall be true and correct in all material respects as of the Put Option Closing Date, in each case as though made at and as of the Put Option Closing Date;

29

6.2.6.                   Exelon shall have received a certificate from an authorized officer of Zion Solutions, dated the Put Option Closing Date, to the effect that, to such officer’s Knowledge, the conditions set forth in Sections 6.2.1, 6.2.4 and 6.2.5 have been satisfied by Zion Solutions;

6.2.7.                   Zion Solutions shall have delivered, or caused to be delivered, to Exelon at the Put Option Closing, Zion Solutions’ Put Option Closing deliveries described in Section 3.4.

6.2.8.                   Exelon shall have received an unaudited statement of assets and accrued liabilities for the Buyer QDF and the Buyer NDF as of the last Business Day before Put Option Closing; and

6.2.9.                   Zion Solutions shall have taken all steps required to complete the transfer of assets from the Buyer NDF and Buyer QDF to a QDF or NDF established by Exelon, as required by Section 5.7, effective as of the Put Option Closing.

7.                                     INDEMNIFICATION

7.1.                            Indemnification.

7.1.1.                   Following the Put Option Closing, Exelon shall indemnify, defend and hold harmless Zion Solutions, its officers, directors, employees, Affiliates, shareholders and agents (each, a “Zion Solutions Indemnitee”) from and against any and all claims, demands, suits, losses, liabilities, damages, obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys’ fees and reasonable disbursements in connection therewith) (each, an “Indemnifiable Loss”), asserted against or suffered by any Zion Solutions Indemnitee relating to, resulting from or arising out of: (i) any breach by Exelon of the covenants contained in this Agreement; (ii) the Put Option Liabilities; or (iii) any Third Party Claims against a Zion Solutions Indemnitee arising out of or in connection with Exelon’s ownership of the Put Option Assets or the Facilities following the Put Option Closing Date  including contractors’ mechanics’, materialmen’s and similar liens and claims arising after the Put Option Closing Date out of the performance of services or the furnishing of materials relating to the Zion Station Site.

7.1.2.                   In the event the End State Conditions cannot be satisfied or the Put Option Closing cannot occur because either: (i) there is an injunction, order or decree against Exelon restraining consummation of the transactions contemplated by this Agreement; or (ii) the NRC has not approved the Amended NRC License and transfer to Exelon because of an issue related solely to Exelon’s ability to qualify for the Amended NRC License, then Exelon shall indemnify and hold harmless the Zion Solutions Indemnitees for any costs or liabilities incurred by the Zion Solutions Indemnitees, to the extent not reimbursed by the Buyer QDF, the Buyer

30

NDF or the Buyer Backup NDT, relating directly or indirectly to the possession and maintenance of the Zion Station Site, including the ISFSI Island, the Spent Nuclear Fuel and the Greater Than Class C Waste, excluding punitive, consequential or special damages (also, an “Indemnifiable Loss”).

7.1.3.                   Following the Put Option Closing, Zion Solutions shall indemnify, defend and hold harmless Exelon, its officers, directors, members, employees, shareholders, Affiliates and agents (each, an “Exelon Indemnitee”) from and against any and all Indemnifiable Losses asserted against or suffered by any Exelon Indemnitee relating to, resulting from or arising out of: (i) any breach by Zion Solutions of any of the representations and warranties of Zion Solutions contained  in this Agreement, but only to the extent that such Indemnifiable Losses exceed One Million Dollars ($1,000,000) individually or Ten Million Dollars ($10,000,000) in the aggregate; (ii) any breach by Zion Solutions of any of the covenants of Zion Solutions contained in this Agreement; and (iii) any Third Party Claims against an Exelon Indemnitee arising out of or in connection with Zion Solutions’ ownership or operation of the Put Option Assets on or prior to the Put Option Closing Date (other than any Third Party Claims that are Put Option Liabilities) including contractors’ mechanics’, materialmen’s and similar liens and claims arising before the Put Option Closing Date out of the performance of services or the furnishing of materials relating to the Zion Station Site.

7.1.4.                   Except to the extent otherwise provided in Section 5.6.4, the rights and remedies of Exelon and Zion Solutions under this Article 7 are exclusive and in lieu of any and all other rights and remedies which Exelon and Zion Solutions may have under this Agreement or otherwise for monetary relief, with respect to: (i) any breach of or failure to perform any covenant, or agreement set forth in this Agreement after the occurrence of the Put Option Closing; or (ii) the Put Option Liabilities or the Excluded Liabilities, as the case may be.  The indemnification obligations of the Parties set forth in this Article 7 apply only to matters arising out of this Agreement.  The maximum aggregate exposure for Indemnifiable Losses by Zion Solutions under clause (i) of Section 7.1.3 shall be Twenty-five Million Dollars ($25,000,000); provided, however, that any intentional misrepresentation or fraudulent breach of any representation or warranty of Zion Solutions contained in this Agreement shall not be subject to the foregoing cap on indemnity (it being understood that the Party seeking indemnity in excess of such cap shall bear the burden of proof of establishing the existence of the intentional misrepresentation or fraudulent breach).

7.1.5.                   Notwithstanding anything to the contrary herein, no Party (including an Indemnitee) shall be entitled to recover from any other Party (including an Indemnifying Party) for any liabilities, damages, obligations, payments, losses, costs or expenses under this Agreement any amount in excess of the actual compensatory damages, court costs and reasonable attorney’s and other advisor fees suffered by such Party.  Zion Solutions and Exelon waive any right to recover punitive, incidental, special, exemplary and consequential damages arising in connection with or with respect to this Agreement including, but not

31

limited to, losses or damages caused by reason of plant shutdowns or service interruptions, loss of use, profits or revenue, inventory or use charges, cost of purchased or replacement power, interest charges or cost of capital, except to the extent any such punitive, incidental, special, exemplary or consequential damages are paid or payable to  a Person not a Party or any Affiliate of a Party by reason of a Third Party Claim.

7.2.                            Defense of Claims.

7.2.1.                   If any Indemnitee receives notice of the assertion of any claim or of the commencement of any claim, action, or proceeding made or brought by any Person who is not a Party or any Affiliate of a Party (a “Third Party Claim”), with respect to which indemnification is to be sought from an Indemnifying Party, the Indemnitee shall give such Indemnifying Party reasonably prompt written notice thereof, but in any event such notice shall not be given later than twenty (20) calendar days after the Indemnitee’s receipt of notice of such Third Party Claim except at otherwise provided by Section 7.2.6.  Such notice shall describe the nature of the Third Party Claim in reasonable detail and shall indicate the estimated amount, if practicable, of the Indemnifiable Loss that has been or may be sustained by the Indemnitee.  The Indemnifying Party will have the right to participate in or, by giving written notice to the Indemnitee, to elect to assume the defense of any Third Party Claim at such Indemnifying Party’s expense and by such Indemnifying Party’s own counsel; provided, however, that the counsel for the Indemnifying Party who shall conduct the defense of such Third Party Claim shall be reasonably satisfactory to the Indemnitee.  The Indemnitee shall cooperate in good faith in such defense at such Indemnitee’s own expense.  If an Indemnifying Party elects not to assume the defense of any Third Party Claim, the Indemnitee may compromise or settle such Third Party Claim over the objection of the Indemnifying Party, which settlement or compromise shall conclusively establish the Indemnifying Party’s Liability pursuant to this Agreement; provided, however, that the Indemnitee provides written notice to the Indemnifying Party of its intent to settle and such notice reasonably describes the terms of such settlement at least ten (10) Business Days prior to entering into any settlement.

7.2.2.                   If, within twenty (20) days after an Indemnitee provides written notice to the Indemnifying Party of any Third Party Claim, the Indemnitee receives written notice from the Indemnifying Party that such Indemnifying Party has elected to assume the defense of such Third Party Claim as provided in Section 7.2.1, the Indemnifying Party will not be liable for any legal expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, however, that if the Indemnifying Party shall fail to take reasonable steps necessary to defend diligently such Third Party Claim within twenty (20) days after receiving notice from the Indemnitee that the Indemnitee believes the Indemnifying Party has failed to take such steps, the Indemnitee may assume its own defense and the Indemnifying Party shall be liable for all reasonable expenses thereof.

32

7.2.3.                   Without the prior written consent of the Indemnitee, which consent shall not be unreasonably withheld or delayed, the Indemnifying Party shall not enter into any settlement of any Third Party Claim which would lead to Liability or create any financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder.  If a firm offer is made to settle a Third Party Claim without leading to Liability or the creation of a financial or other obligation on the part of the Indemnitee for which the Indemnitee is not entitled to indemnification hereunder and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to the Indemnitee to that effect.  If the Indemnitee fails to consent to such firm offer within twenty (20) days after its receipt of such notice, the Indemnifying Party shall be relieved of its obligations to defend such Third Party Claim and the Indemnitee may contest or defend such Third Party Claim.  In such event, the maximum Liability of the Indemnifying Party as to such Third Party Claim will be the amount of such settlement offer plus reasonable costs and expenses paid or incurred by Indemnitee up to the date of said notice.

7.2.4.                   Any claim by an Indemnitee on account of an Indemnifiable Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by giving the Indemnifying Party reasonably prompt written notice thereof, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, but in any event such notice shall not be given later than twenty (20) days after the Indemnitee becomes aware of such Direct Claim, and the Indemnifying Party shall have a period of twenty (20) days within which to respond to such Direct Claim.  If the Indemnifying Party does not respond within such twenty (20) day period, the Indemnifying Party shall be deemed to have accepted such claim.  If the Indemnifying Party rejects such claim, the Indemnitee will be free to seek enforcement of its right to indemnification under this Agreement.

7.2.5.                   The amount of any Indemnifiable Loss shall be reduced to the extent that the Indemnitee receives any insurance proceeds with respect to an Indemnifiable Loss.  If the amount of any Indemnifiable Loss, at any time subsequent to the making of an indemnity payment in respect thereof, is reduced by recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by, from or against any other entity, the amount of such reduction, less any costs, expenses or premiums incurred in connection therewith (together with interest thereon from the date of payment thereof to the date or repayment at the “prime rate” as published in The Wall Street Journal) shall promptly be repaid by the Indemnitee to the Indemnifying Party.

7.2.6.                   A failure to give timely notice as provided in this Section 7.2 shall not affect the rights or obligations of any Party hereunder except if, and only to the extent that, as a result of such failure, the Party which was entitled to receive such notice was actually prejudiced as a result of such failure.

33

8.                                       MISCELLANEOUS PROVISIONS

8.1.                            Amendment and Modification.

Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Zion Solutions and Exelon; provided, however, that if as a result of the exercise of remedies under the Pledge Agreement, Exelon controls Zion Solutions by reason of the appointment of a majority of the members of the board of directors of Zion Solutions (but does not otherwise control Zion Solutions through ownership of limited liability company membership interests in Zion Solutions), any amendment, modification or change in the terms of this Agreement made after the date on which Exelon acquired such control shall not be effective without the written consent of Zion Solutions’ Parent, which consent shall not be unreasonably withheld, delayed or conditioned.

8.2.                            Waiver of Compliance; Consents.

Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver of such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply therewith.

8.3.                            Survival of Warranties, Covenants and Obligations.

Except as otherwise expressly provided in this Agreement, the warranties, covenants and obligations of the Parties set forth in this Agreement, including without limitation the indemnification obligations of the Parties under Article 7 hereof, shall survive the Put Option Closing indefinitely, and the Parties shall be entitled to the full performance thereof by the other Party hereto without limitation as to time or amount (except as otherwise specifically set forth herein).

8.4.                            Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the recipient Party at its address (or at such other address or facsimile number for a Party as shall be specified by like notice; provided, however, that notices of a change of address shall be effective only upon receipt thereof):

8.4.1.                   If to Zion Solutions, to:

ZionSolutions, LLC

423 West 300 South, Suite 200

Salt Lake City, Utah 84101

34

Attention: John Christian

with copies to:

ZionSolutions, LLC

423 West 300 South, Suite 200

Salt Lake City, Utah 84101

Attention: Val Christensen

8.4.2.                   if to Exelon, to:

Exelon Nuclear

Exelon Generation Company, LLC

4300 Winfield Road

Warrenville, Illinois 60555

Attention: Thomas O’Neill

with a copy to:

Exelon Nuclear

Exelon Generation Company, LLC

4300 Winfield Road

Warrenville, Illinois 60555

Attention: Bradley Fewell

and

Exelon Corporation

10 South Dearborn Street

Chicago, Illinois 60603

Attention: Bruce G. Wilson

8.5.                            Assignment.

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party, including by operation of law, without the prior written consent of each other Party, such consent not to be unreasonably withheld, nor is this Agreement intended (except as specifically provided herein) to confer upon any other Person except the Parties any rights, interests, obligations or remedies hereunder.  Any assignment in contravention of the foregoing sentence shall be null and void and without legal effect on the rights and obligations of the Parties hereunder.  No provision of this Agreement shall create any third party beneficiary rights in any employee or former employee of Zion Solutions (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Agreement shall create any rights in any such Persons in respect of any benefits that may be

35

provided, directly or indirectly, under any employee benefit plan or arrangement except as expressly provided for thereunder.  In the event Exelon assigns this Agreement with the consent of Zion Solutions pursuant to this Section 8.5, such assignee shall be defined as “Exelon” for all purposes hereunder thereafter.

8.6.                            Governing Law.

This Agreement shall be governed by and construed in accordance with the law of the State of Illinois (without giving effect to conflict of law principles) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.  THE PARTIES HERETO AGREE THAT VENUE IN ANY AND ALL ACTIONS AND PROCEEDINGS RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT SHALL BE IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS (EASTERN DIVISION) OR ANY STATE COURT SITUATED THEREIN.   THE FOREGOING COURTS SHALL HAVE EXCLUSIVE JURISDICTION FOR SUCH PURPOSE AND THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING.  SERVICE OF PROCESS MAY BE MADE IN ANY MANNER RECOGNIZED BY SUCH COURTS.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.7.                            Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.8.                            Attachments and Schedules.

Except as otherwise provided in this Agreement, all Attachments and Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement. Any fact or item disclosed on any Schedule to this Agreement shall be deemed disclosed on all other Schedules to this Agreement to which such fact or item may reasonably apply so long as such disclosure is in sufficient detail to enable a Party to identify the facts or items to which it applies.  Any fact or item disclosed on any Schedule hereto shall not by reason only of such inclusion be deemed to be material and shall not be employed as a point of reference in determining any standard of materiality under this Agreement.

8.9.                            Entire Agreement.

This Agreement including the Attachments, Schedules, documents, certificates and instruments referred to herein or therein, and any other documents that specifically reference this Section 8.9, embody the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments and understandings including, without limitation, all letters, memoranda or other documents or communications, whether oral,

36

written or electronic, submitted or made by: (i) Exelon or its Representatives to Zion Solutions or its Representatives; or (ii) Zion Solutions or its Representatives to Exelon or its Representatives, in connection with the sale process that occurred prior to the execution of this Agreement or otherwise in connection with the negotiation and execution of this Agreement.  No communications by or on behalf of Zion Solutions, including responses to any questions or inquiries, whether orally, in writing or electronically, and no information provided in any data room or any copies of any information from any data room provided to Exelon or any other information shall be deemed to: (i) constitute a representation, warranty, covenant, undertaking or agreement of Zion Solutions; or (ii) be part of this Agreement.

8.10.                      Acknowledgment; Independent Due Diligence.

Exelon acknowledges that Zion Solutions has not made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding the Put Option Assets or Put Option Liabilities not included in this Agreement and the Schedules hereto.  Exelon further acknowledges that: (i) Exelon, either alone or together with any individuals or entities that Exelon has retained to advise it with respect to the transactions contemplated by this Agreement, has knowledge and experience in transactions of this type and in the business to which the Put Option Assets or Put Option Liabilities relate and is therefore capable of evaluating the risks and merits of acquiring the Put Option Assets and the Put Option Liabilities; (ii) Exelon has relied on its own independent investigation, and has not relied on any information or representations furnished by Zion Solutions or any Representative of Zion Solutions (except as specifically set forth in this Agreement), in determining to enter into this Agreement; (iii) neither Zion Solutions nor any Representative of Zion Solutions has given any investment, legal or other advice or rendered any opinion as to whether the purchase of the Put Option Assets or the assumption of the Put Option Liabilities is prudent, and Exelon is not relying on any representation or warranty by Zion Solutions or any representative or agent of Zion Solutions except as set forth in this Agreement; (iv) Exelon has made independently and without reliance on Zion Solutions (except to the extent that Exelon has relied on the representations and warranties of Zion Solutions in this Agreement) its own analysis of the Put Option Assets, the Put Option Liabilities and of Zion Solutions for the purpose of acquiring the Put Option Assets and assuming the Put Option Liabilities as it considered appropriate to make its evaluation.

8.11.                      Bulk Sales Laws.

Exelon acknowledges that, notwithstanding anything in this Agreement to the contrary, Zion Solutions will not comply with the provision of the bulk sales laws of any jurisdiction in connection with the transactions contemplated by this Agreement.  Exelon hereby waives compliance by Zion Solutions with the provisions of the bulk sales laws of all applicable jurisdictions.

8.12.                      No Joint Venture.

Nothing in this Agreement creates or is intended to create an association, trust, partnership, joint venture or other entity or similar legal relationship among the Parties, or impose a trust, partnership or fiduciary duty, obligation, or liability on or with respect to the

37

Parties.  Except as expressly provided herein, neither Party is or shall act as or be the agent or representative of the other Party.

8.13.                      Change in Law.

If and to the extent that any Laws or regulations that govern any aspect of this Agreement shall change, so as to make any aspect of this transaction unlawful, then the Parties agree to make such modifications to this Agreement as may be reasonably necessary for this Agreement to accommodate any such legal or regulatory changes, without materially changing the overall benefits or consideration expected hereunder by any Party.

8.14.                      Severability.

Any term or provision of this Agreement that is held invalid or unenforceable in any situation shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation; provided, however, that the remaining terms and provisions of this Agreement may be enforced only to the extent that such enforcement in the absence of any invalid terms and provisions would not result in: (i) deprivation of a Party of a material aspect of its original bargain upon execution of this Agreement; (ii) unjust enrichment of a Party; or (iii) any other manifestly unfair or inequitable result.

8.15.                      Specific Performance.

Each Party acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each Party agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which it may be entitled, at law or in equity.

[Signatures appear on the following page]

38

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

ZIONSOLUTIONS, LLC

By:

Name:

Title:

EXELON GENERATION COMPANY, LLC

By:

Name:

Title:

39

ATTACHMENTS

40

ATTACHMENT D-1

ASSIGNMENT AND ASSUMPTION AGREEMENT

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, and pursuant to the Put Option Agreement dated as of                 , 200    (the “Agreement”) by and between EXELON GENERATION COMPANY, LLC, a Pennsylvania limited liability company (“Exelon”), and ZIONSOLUTIONS, LLC, a Delaware limited liability company (“Zion Solutions”), Zion Solutions, intending to be legally bound, hereby assigns and delegates to Exelon, and Exelon, intending to be legally bound, hereby assumes and agrees to pay, perform, and otherwise discharge, when due, all of the Put Option Liabilities.

Terms used and not defined herein have the meanings given to them in the Agreement.  Nothing herein is intended to augment, limit or supersede in any way the representations, warranties or covenants of Zion Solutions or Exelon set forth in the Agreement.

Notwithstanding anything to the contrary contained in this Assignment and Assumption Agreement, the Put Option Liabilities do not include, and Zion Solutions does not hereby assign or delegate to Exelon, and Exelon does not hereby agree to pay, perform, or otherwise discharge, any Excluded Liabilities.

IN WITNESS WHEREOF, Zion Solutions and Exelon have caused this Assignment and Assumption Agreement to be executed this          day of                      200  .

ZIONSOLUTIONS LLC

By:
Title:

EXELON GENERATION COMPANY, LLC

By:
Title:

41

ATTACHMENT D-2

BILL OF SALE

FOR GOOD AND VALUABLE CONSIDERATION, the receipt and sufficiency of which are hereby acknowledged, and pursuant to the Put Option Agreement dated as of                   , 200   (the “Agreement”) by and between EXELON GENERATION COMPANY, LLC, a Pennsylvania limited liability company (“Exelon”), and ZIONSOLUTIONS, LLC, a Delaware limited liability company (“Zion Solutions”), and intending to be legally bound hereby, Zion Solutions does hereby unconditionally and irrevocably sell, convey, grant, assign and transfer to Exelon, its successors and assigns, all of the Zion Solutions’ right, title and interest in and to the Put Option Assets.

Terms used and not defined herein have the meanings given to them in the Agreement.  Nothing herein is intended to augment, limit or supersede in any way the representations and warranties of Zion Solutions set forth in the Agreement.

Notwithstanding anything to the contrary contained in this Bill of Sale, the Put Option Assets do not include, and Zion Solutions does not hereby sell, convey, assign or transfer to Exelon, any of Zion Solutions’ right, title or interest in or to any properties other than the Put Option Assets.

IN WITNESS WHEREOF, Zion Solutions has caused this Bill of Sale to be executed this          day of                      200  .

ZIONSOLUTIONS, LLC

By:
Title:

ACCEPTED AND AGREED:

EXELON GENERATION COMPANY, LLC

By:
Title:

42

ATTACHMENT D-3

PUT OPTION EXERCISE NOTICE

[Date]

Exelon Generation Company, LLC

4300 Winfield Road

Warrenville, Illinois 60555

Attention:  Thomas O’Neill

Ladies and Gentlemen:

Reference is made to the Put Option Agreement, dated as of                        , 200   (the “Agreement”), by and between Exelon Generation Company, LLC, a Pennsylvania limited liability company (“Exelon”), and ZionSolutions, LLC, a Delaware limited liability company (“Zion Solutions”).  Terms used and not defined herein have the meanings given to them in the Agreement.

This letter is the Put Option Exercise Notice contemplated by Section 2.1 of the Agreement, which constitutes the election by Zion Solutions to exercise the Put Option.  The exercise of the Put Option is unconditional and irrevocable, excepting only conditions to the Put Option Closing set forth in the Agreement.

ZIONSOLUTIONS, LLC

By:
Title:

Copy to:
Exelon Generation Company, LLC
4300 Winfield Road
Warrenville, Illinois 60555
Attention: Bradley Fewell

43

EXHIBIT E

ZION NUCLEAR POWER STATION, UNITS 1 AND 2

PLEDGE AGREEMENT

made by

ENERGYSOLUTIONS, LLC

in favor of

EXELON GENERATION COMPANY, LLC

                       , 2007

1. DEFINITIONS		2

1.1.	DEFINITIONS	2
1.2.	CERTAIN INTERPRETIVE MATTERS	5

2. PLEDGE		6

2.1.	GRANT OF SECURITY INTEREST	6

3. REPRESENTATIONS AND WARRANTIES		6

3.1.	TITLE; NO OTHER ENCUMBRANCES	6
3.2.	PERFECTED FIRST PRIORITY ENCUMBRANCES	6
3.3.	CHIEF EXECUTIVE OFFICE	7
3.4.	INVESTMENT PROPERTY	7

4. COVENANTS		7

4.1.	MAINTENANCE OF PERFECTED SECURITY INTEREST; FURTHER DOCUMENTATION	7
4.2.	CHANGES IN LOCATIONS, NAME, ETC.	7

5. REMEDIAL PROVISIONS		8

5.1.	RIGHTS UPON EVENT OF DEFAULT	8
5.2.	[PROCEEDS TO BE TURNED OVER TO PLEDGEE	9
5.3.	APPLICATION OF PROCEEDS	9
5.4.	CODE AND OTHER REMEDIES	9
5.5.	RELEASE OF PROCEEDS	9

6. ADMINISTRATION OF COLLATERAL		10

6.1.	PLEDGEE’S APPOINTMENT AS ATTORNEY-IN-FACT, ETC.	10
6.2.	DUTY OF PLEDGEE	11
6.3.	FINANCING STATEMENTS	11

7. MISCELLANEOUS PROVISIONS

7.1.	AMENDMENT AND MODIFICATION	12
7.2.	WAIVER OF COMPLIANCE; CONSENTS	12
7.3.	NOTICES	12
7.4.	ASSIGNMENT	13
7.5.	GOVERNING LAW	13
7.6.	COUNTERPARTS	14
7.7.	ENTIRE AGREEMENT	14
7.8.	CHANGE IN LAW	14
7.9.	SEVERABILITY	14

SCHEDULES

Schedule 3.1-	FILINGS AND OTHER ACTIONS REQUIRED TO PERFECT SECURITY INTERESTS

Schedule 3.2-	LOCATION OF JURISDICTION OF ORGANIZATION AND CHIEF EXECUTIVE OFFICE

PLEDGE AGREEMENT

This PLEDGE AGREEMENT, dated as of                        , 200   (the “Agreement”) made by ENERGYSOLUTIONS, LLC (“Pledgor”), a Utah limited liability company, in favor of EXELON GENERATION COMPANY, LLC (“Pledgee”) a Pennsylvania limited liability company.  Pledgee and Pledgor are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties, along with ZionSolutions, LLC (“Zion Solutions”) and EnergySolutions, Inc. (“Guarantor”), have entered into that Asset Sale Agreement, dated as of   December 11, 2007 (the “Asset Sale Agreement”), pursuant to which Pledgee agreed, subject to the terms and conditions of the Asset Sale Agreement, to, among other things, sell, assign, convey, transfer and deliver all of its right, title and interest to the Zion Assets to Zion Solutions;

WHEREAS, Pledgee and Zion Solutions have entered into that Lease Agreement, dated as of                     , 200   (the “Lease Agreement”) pursuant to which Pledgee has agreed to Lease the Premises (as defined in the Lease Agreement) to Zion Solutions;

WHEREAS, Pledgee and Zion Solutions have entered into that Put Option Agreement, dated as of                     , 200   (the “Put Option Agreement”) pursuant to which Pledgee has agreed to grant Zion Solutions the Put Option (as defined in the Put Option Agreement);

WHEREAS, Pledgor has entered into that Performance Guarantee dated as of December 11, 2007 (the “Performance Guarantee”) pursuant to which Pledgor has agreed to guarantee certain obligations of Zion Solutions under the Asset Sale Agreement, the Lease Agreement, the Assignment and Assumption Agreement, and the Put Option Agreement;

WHEREAS, the Parties, along with Zion Solutions and Guarantor have entered into that Credit Support Agreement, dated as of                     , 200   (the “Credit Support Agreement”) pursuant to which Pledgor or Guarantor will provide Pledgee with an irrevocable letter of credit, the proceeds of which shall be payable only to the Buyer Backup NDT, to support certain of the obligations of Zion Solutions and Pledgor under the Asset Sale Agreement, the Lease Agreement and the Performance Guarantee;

WHEREAS, Zion Solutions is a wholly-owned subsidiary of Pledgor; and

WHEREAS, Pledgor has agreed to pledge 100% of its equity interests in Zion Solutions as collateral for its obligations under the Performance Guarantee;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

1

1.                                      DEFINITIONS

1.1.                            Definitions.

As used in this Agreement, the following terms have the meanings specified in this Section 1.1.  All terms not otherwise defined herein shall have the meaning ascribed to them in the Asset Sale Agreement.

(1)                                 “Affiliate” has the meaning set forth in the Asset Sale Agreement.

(2)                                 “Agreement” means this Pledge Agreement together with the Schedules hereto, as the same may be from time to time amended.

(3)                                 “Asset Sale Agreement” has the meaning set forth in the recitals.

(4)                                 “Bankruptcy Event” has the meaning set forth in the Credit Support Agreement.

(5)                                 “Buyer Backup NDT” has the meaning set forth in the Asset Sale Agreement.

(6)                                 “Clive, Utah Facility” has the meaning set forth in the Asset Sale Agreement.

(7)                                 “Collateral” has the meaning set forth in Section 2.1.

(8)                                 “Collateral Account” is defined in Section 5.2.

(9)                                 “Credit Support Agreement” has the meaning set forth in the recitals.

(10)                          “Encumbrances” has the meaning set forth in the Asset Sale Agreement.

(11)                          “Event of Default” means:

(i)                                     any Material Letter of Credit Default shall occur and be continuing, following the expiration of any applicable cure period described in with section 3.2 of the Credit Support Agreement;

(ii)                                  any action by Pledgor reasonably likely to result in the sale, liquidation, or transfer of the Clive, Utah Facility to a Person which is not an Affiliate of Pledgor;

(iii)                               any action by Pledgor reasonably likely to result in the sale, liquidation or transfer of its assets, together with distribution to its shareholders of proceeds received from such transaction, in an amount equal to or in excess of twenty percent (20%) of its consolidated book value or fair value at the time of the transaction without the prior written consent of Pledgee, such consent not to be unreasonably withheld;

2

(iv)                              either (A) at any time during any calendar year, Pledgor’s Net Worth declines from Pledgor’s Net Worth as of the close of the immediately preceding calendar year by an amount equal to the greater of $30,000,000 or 20% of Pledgor’s Net Worth as of the close of the immediately preceding calendar year, without giving effect to any increase or decrease in Intangible Assets subsequent to the close of the immediately preceding calendar year, or (B) at any time Pledgor’s Net Worth is less than 80% of Pledgor’s Net Worth as of the close of the calendar quarter ended immediately prior to the date of this Agreement,  without giving effect to any increase or decrease in Intangible Assets subsequent to the end of such calendar quarter;

(v)                                 an event of Force Majeure or Schedule Extension Condition shall continue without being cured for a period of more than seven hundred thirty (730) consecutive days, unless otherwise agreed by the Parties, or any events of Force Majeure or Schedule Extension Conditions shall cumulatively exceed one thousand ninety five (1095) days (whether or not consecutive) in any period of one thousand eight hundred twenty-six (1,826) consecutive days, except to the extent any such event of Force Majeure or Schedule Extension Condition is attributable to events or conditions described in clause (a) or (g) of section 1.42 of the Lease Agreement or is otherwise attributable to acts or omissions of Pledgee or its Affiliates other than the enforcement of its rights under any agreement with Pledgor or Zion Solutions;

(vi)                              the failure of Zion Solutions to defer receivables as required upon failure to meet a Site Restoration Milestone in accordance with section 6.3 of the Lease Agreement;

(vii)                           Pledgor or Zion Solutions shall fail to perform any other material term, covenant or agreement contained herein or the Credit Support Agreement, the Performance Guarantee, or the Lease Agreement on its part to be performed or observed if such failure shall remain unremedied for ten (10) days after which written notice of such failure is given by Pledgee to the Pledgor or Zion Solutions; or

(viii)  Pledgor shall fail to make capital contributions or subordinated loans to Zion Solutions when, as and to the extent required under section 6.21.10 of the Asset Sale Agreement, Pledgor or Zion Solutions shall fail to defer receivables when, as and to the extent required under section 6.21.6 of the Asset Sale Agreement or repeatedly fail to comply in any material respect with section 6.21 of the Asset Sale Agreement, including but not limited to submission of a materially inaccurate Annual Status Report, Disbursement Certification or Deficiency Certification (each as defined in the Asset Sale Agreement).

3

(12)                          “Force Majeure” has the meaning set forth in the Lease Agreement.

(13)                          “Intangible Assets” means all assets which would be classified as intangible assets under generally accepted accounting principles, including without limitation, goodwill, licenses, patents, trademarks, trade names, copyrights, capitalized software and organizational costs, licenses and franchises.

(14)                          “Law” has the meaning set forth in the Asset Sale Agreement.

(15)                          “Lease Agreement” has the meaning set forth in the recitals.

(16)                          “Material Letter of Credit Default” has the meaning set forth in the Credit Support Agreement.

(17)                          “Net Worth” means the excess of the Pledgor’s consolidated total assets (including Intangible Assets) over its consolidated total liabilities, determined in accordance with generally accepted accounting principles applied on a consistent basis from period to period.

(18)                          “Obligations” means all obligations of the Pledgor under the Performance Guarantee.

(19)                          “Party” (and the corresponding term “Parties”) has the meaning set forth in the preamble.

(20)                          “Performance Guarantee” has the meaning set forth in the recitals.

(21)                          “Person” has the meaning set forth in the Asset Sale Agreement.

(22)                          “Pledged LLC Interests” has the meaning set forth in Section 2.1.1.

(23)                          “Pledgee” has the meaning set forth in the preamble.

(24)                          “Pledgor” has the meaning set forth in the preamble.

(25)                          “Proceeds” means “proceeds” as such term is defined in section 9-102(64) of the Uniform Commercial Code.

(26)                          “Put Option Agreement” has the meaning set forth in the recitals.

(27)                          “Schedule Extension Conditions” has the meaning set forth in the Lease.

(28)                          “Uniform Commercial Code” means any of a number of uniform acts promulgated to harmonize the law of commercial transactions in the United States.

(29)                          “Zion Solutions” has the meaning set forth in the recitals.

4

1.2.                            Certain Interpretive Matters.

1.2.1.                  Unless otherwise required by the context in which any term appears:

(1)                                 Capitalized terms used in this Agreement shall have the meanings specified in this Article.

(2)                                 The singular shall include the plural, the plural shall include the singular, and the masculine shall include the feminine and neuter.

(3)                                 References to “Articles”, “Sections” or “Schedules” shall be to articles, sections or schedules of or to this Agreement, and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs.

(4)                                 The words “herein”, “hereof” and “hereunder” shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement; and the words “include,” “includes” or “including” shall mean “including, but not limited to.”

(5)                                 The term “day” shall mean a calendar day, commencing at 12:01 a.m. (Central Time).  The term “week” shall mean any seven consecutive day period commencing on a Sunday, and the term “month” shall mean a calendar month; provided, however, that when a period measured in months commences on a date other than the first day of a month, the period shall run from the date on which it starts to the corresponding date in the next month and, as appropriate, to succeeding months thereafter.  Whenever an event is to be performed or a payment is to be made by a particular date and the date in question falls on a day which is not a Business Day, the event shall be performed, or the payment shall be made, on the next succeeding Business Day; provided, however, that all calculations shall be made regardless of whether any given day is a Business Day and whether or not any given period ends on a Business Day.

(6)                                 All references to a particular entity shall include such entity’s permitted successors and permitted assigns unless otherwise specifically provided herein.

(7)                                 All references herein to any Law or to any contract or other agreement shall be to such Law, contract or other agreement as amended, supplemented or modified from time to time unless otherwise specifically provided herein.

1.2.2.                  The titles of the articles, sections and schedules herein have been inserted as a matter of convenience of reference only, and shall not control or affect the meaning or construction of any of the terms or provisions hereof.

1.2.3.                  This Agreement was negotiated and prepared by all Parties with advice of counsel to the extent deemed necessary by each Party; the Parties have agreed to the wording of this Agreement; and none of the provisions hereof shall be construed against one Party on the ground that such Party is the author of this Agreement or any part hereof.

1.2.4.                  The Schedules hereto are incorporated in and are intended to be a part of this Agreement; provided, however, that in the event of a conflict between the terms

5

of any Schedule and the terms of this Agreement, the terms of this Agreement shall take precedence.

2.                                      PLEDGE.

2.1.                            Grant of Security Interest.  As collateral security for the prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) by the Pledgor of all of the Obligations, the Pledgor hereby pledges and grants to the Pledgee a pledge of and a first priority continuing security interest in, all of the Pledgor’s right, title and interest in, to and under the following property, whether now owned by the Pledgor or hereafter acquired and whether now existing or hereafter coming into existence (all being collectively referred to herein as the “Collateral”):

2.1.1.                  all limited liability company interests in Zion Solutions (the “Pledged LLC Interests”), the certificates representing the Pledged LLC Interests (if any), any interest of the Pledgor in the books and records of Zion Solutions, and all dividends, instruments, chattel paper, securities, warrants, options and other rights, property or proceeds and products from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the Pledged LLC Interest now or hereafter owned by the Pledgor, provided that any dividends made in accordance with the provisions of Section 5.1.1 shall be excluded from the Collateral; and

2.1.2.                  all Proceeds of and to any of the property of the Pledgor described in Section 2.1.1.

3.                                      REPRESENTATIONS AND WARRANTIES.

3.1.                            Title; No Other Encumbrances.  Except for the security interest granted to the Pledgee pursuant to this Agreement, the Pledgor owns each item of the Collateral free and clear of any and all Encumbrances or claims of others.  No financing statement or other public notice with respect to all or any part of the Collateral is on file or of record in any public office, except such as have been filed in favor of the Pledgee pursuant to this Agreement.

3.2.                            Perfected First Priority Encumbrances.  The security interests granted pursuant to this Agreement upon completion of the filings and other actions specified on Schedule 3.2 (which, in the case of all filings and other documents referred to on such Schedule 3.2, have been delivered to the Pledgee in completed and duly executed form) will: (i) constitute valid and enforceable perfected security interests in all of the Collateral in favor of the Pledgee as collateral security for the Obligations to the extent that a security interest may be perfected by filing and/or the other actions specified on Schedule 3.2 and (ii) are prior to all other Encumbrances on the Collateral in existence on the date hereof except for Encumbrances which have priority over the Encumbrances on the Collateral by operation of law.

6

3.3.                            Chief Executive Office. On the date hereof, the Pledgor’s jurisdiction of organization and the location of the Pledgor’s chief executive office or sole place of business are specified on Schedule 3.3.

3.4.                            Investment Property.

3.4.1.                  The Pledged LLC Interests pledged by the Pledgor hereunder constitute all the issued and outstanding limited liability company interests of Zion Solutions.

3.4.2.                  The Pledgor is the record and beneficial owner of, and has good and marketable title to, the Collateral pledged by it hereunder, free of any and all Encumbrances or options in favor of, or claims of, any other Person, except the security interest created by this Agreement.

4.                                      COVENANTS.

4.1.                            Maintenance of Perfected Security Interest; Further Documentation.

4.1.1.                  The Pledgor shall (i) deliver to Pledgee all certificates, if any, evidencing the Pledged LLC Interests, together with an undated instrument of assignment for such certificate duly executed in blank by the Pledgor and appointing Pledgee as Pledgor’s agent and attorney in fact with power to transfer the same, and (ii) take any and all actions that may be necessary or, in the reasonable discretion of the Pledgee, prudent to maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 3.2 and shall defend such security interest against the claims and demands of all Persons whomsoever.

4.1.2.                  At any time and from time to time, upon the written request of the Pledgee, and at the sole expense of the Pledgor, the Pledgor will promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further actions as the Pledgee may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including: (i) filing any financing or continuation statements under the Uniform Commercial Code (or other similar Laws) in effect in any jurisdiction with respect to the security interests created hereby and (ii) in the case of the Pledged LLC Interests and any other relevant Collateral, taking any actions necessary to enable the Pledgee to obtain “control” (within the meaning of the applicable Uniform Commercial Code) with respect thereto.

4.2.                            Changes in Locations, Name, etc.  The Pledgor will not, except upon thirty (30) days’ prior written notice to the Pledgee and delivery to the Pledgee of all additional executed financing statements and other documents reasonably requested by the Pledgee to maintain the validity, perfection and priority of the security interests provided for herein:

4.2.1.                  change its jurisdiction of organization; or

7

4.2.2.                  change its name, identity or corporate structure to such an extent that any financing statement filed by the Pledgee in connection with this Agreement would become misleading.

4.3  Ownership of Zion Solutions.  Pledgor shall own free and clear of all Encumbrances, 100% of the issued and outstanding equity interests of Zion Solutions, subject only to the pledge of such interest in favor of Pledgee pursuant to this Agreement.

4.4  Notice of Events of Default.  Pledgor shall give written notice to Pledgee promptly, and in any event within five (5) Business Days, of the occurrence of any event or condition that constitutes an Event of Default or, but for the giving of notice, the passage of time, or both, would constitute an Event of Default, together with a statement of Pledgor setting forth details of such event or condition and the action that Pledgor proposes to take with respect thereto.

4.5  Change in Capital Structure.  Pledgor shall not cause or permit Zion Solutions to dissolve, liquidate, retire or redeem any of its member interests, reduce its capital (other than distributions of earnings, except as hereinafter provided), or merge or consolidate with any other entity.

4.6  Issuance of Additional Securities.  Pledgor shall not cause or permit Zion Solutions to issue any additional ownership or member interests or other securities, options, warrants, or any right to receive same, or any right to receive earnings, unless Pledgor shall accept and receive the same as agent of Pledgee, hold the same in trust for Pledgee, and promptly deliver to Pledgee any certificates or physical securities evidencing the same, duly endorsed to by Pledgor to Pledgee, if required, together with an undated instrument of assignment for such certificate or security duly executed in blank by Pledgor and appointing Pledgee as Pledgor’s agent and attorney in fact with power to transfer the same.

5.                                      REMEDIAL PROVISIONS.

5.1.                            Rights upon Event of Default.

5.1.1.                  Unless an Event of Default shall have occurred and be continuing and the Pledgee shall have given written notice to the Pledgor of the Pledgee’s intent to exercise its corresponding rights pursuant to Section 5.1.2, the Pledgor shall be permitted to receive all cash dividends paid in respect of the Pledged LLC Interests and , except as otherwise provided in this Agreement, to exercise all voting and other rights of Pledgor as a member of Zion Solutions and holder of the Pledged LLC Interests at any meeting of members of Zion Solutions, in connection with any action or members by written consent, or otherwise.

5.1.2.                  If an Event of Default shall occur and be continuing and the Pledgee shall give notice of its intent to exercise such rights to the Pledgor (provided that no such notice shall be required if at such time a Bankruptcy Event has occurred and is continuing with respect to the Pledgor): (i) the Pledgee shall have the right to receive any and all cash dividends, distributions, payments or other Proceeds paid in respect of the Pledged LLC Interests and make application thereof to the

8

Obligations in such order as the Pledgee may determine; (ii) at the election of the Pledgee, any or all of the Pledged LLC Interests shall be registered in the name of the Pledgee or its nominee; and (iii) the Pledgee or its nominee may exercise all voting, member and other rights pertaining to the Pledged LLC Interests at any meeting of the members of Zion Solutions, action by written consent, or otherwise; provided, however, that in no event shall Pledgee take possession of or exercise control over the Pledged LLC Interests or any NRC licensed facility until first having received issuance of a license by NRC authorizing such possession or NRC’s prior written consent to the transfer of control of the existing NRC licenses.

5.2.                            Proceeds to be Turned Over To Pledgee.  If an Event of Default shall occur and be continuing, all Proceeds received by the Pledgor consisting of cash, checks and other near-cash items shall be held by the Pledgor in trust for the Pledgee, segregated from other funds of the Pledgor, and shall, forthwith upon receipt by the Pledgor, be turned over to the Pledgee in the exact form received by the Pledgor (duly indorsed by the Pledgor to the Pledgee, if required).  All Proceeds received by the Pledgee hereunder shall be held by the Pledgee in a collateral account (the “Collateral Account”) maintained under its sole dominion and control.

5.3.                            Application of Proceeds.  If an Event of Default shall have occurred and be continuing, at any time thereafter at the Pledgee’s election, the Pledgee may apply all or any part of Proceeds held in the Collateral Account in payment of expenses of Decommissioning of the Zion Station and other amounts due to Pledgee in respect of the Obligations, and any part of such funds which the Pledgee elects not so to apply and deems not required as collateral security for any Obligations shall be paid over from time to time by the Pledgee to the Pledgor or to whomsoever may be lawfully entitled to receive the same.  Any balance of such Proceeds remaining after the Obligations shall have been paid in full shall be paid over to the Pledgor or to whomsoever may be lawfully entitled to receive the same.  It is acknowledged and agreed that sums on deposit in the Collateral Account shall be held for the benefit of the Pledgee.

5.4.                            Code and Other Remedies.  If an Event of Default shall occur and be continuing, the Pledgee may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Obligations, all rights and remedies of a secured party under the Uniform Commercial Code or any other applicable Law; provided, however, that in no event shall Pledgee take possession of or exercise control over the Pledged LLC Interests or any NRC licensed facility until first having received issuance of a license by NRC authorizing such possession or NRC’s prior written consent to the transfer of control of the existing NRC licenses.

5.5.                            Release of Proceeds.  Any amounts received by the Pledgee during the continuance of an Event of Default and not applied against the Obligations or expenses of Decommissioning of Zion Station shall be paid over to the Pledgor.

9

6.                                      ADMINISTRATION OF COLLATERAL.

6.1.                            Pledgee’s Appointment as Attorney-in-Fact, etc.

6.1.1.                  The Pledgor hereby irrevocably constitutes and appoints the Pledgee and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of the Pledgor and in the name of the Pledgor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any and all appropriate action and to execute any and all documents and instruments which may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, the Pledgor hereby gives the Pledgee the power and right, on behalf of the Pledgor, without notice to or assent by the Pledgor, to do any or all of the following:

6.1.1.1           in the name of the Pledgor or its own name, or otherwise, file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Pledgee for the purpose of collecting any and all such moneys due with respect to any other Collateral whenever payable;

6.1.1.2           pay or discharge taxes and Encumbrances levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

6.1.1.3           (i) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Pledgee or as the Pledgee shall direct; (ii) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (iii) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (iv) defend any suit, action or proceeding brought against the Pledgor with respect to any Collateral; (v) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Pledgee may deem appropriate; and (vi) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Pledgee were the absolute owner thereof for all purposes, and do, at the Pledgee’s option and the Pledgor’s expense, at any time, or from time to time, all acts and things which the Pledgee deems necessary to protect, preserve or realize upon the Collateral and the Pledgee’s security interests therein and to effect the intent of this Agreement, all as fully and effectively as the Pledgor might do; and

10

6.1.1.4           following an Event of Default, take any action under the limited liability company agreement under which the Pledged Interests are issued that may be taken by the holder of the Pledged Interests or the holder of a proxy or power of attorney with respect to the Pledged Interests.

Anything in this Section 6.1.1 to the contrary notwithstanding, the Pledgee agrees that it will not exercise any rights under the power of attorney provided for in this Section 6.1.1 (a) unless an Event of Default shall have occurred and be continuing; or (b) other than as necessary to seek authorization from NRC for Pledgee to take possession of or exercise control over the Pledged LLC Interests or its NRC licensed facility, until first having received issuance of a license by NRC authorizing such possession or NRC’s prior written consent to the transfer of control of the existing NRC licenses.

6.1.2.                  If the Pledgor fails to perform or comply with any of its agreements contained herein, the Pledgee, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

6.1.3.                  The Pledgor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof.  All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

6.2.                            Duty of Pledgee.  The Pledgee’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under section 9-207 of the Uniform Commercial Code or otherwise, shall be to deal with it with the same degree of care as the Pledgee deals with similar property for its own account.  Neither the Pledgee, nor any of its officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of the Pledgor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof.  The powers conferred on the Pledgee hereunder are solely to protect the Pledgee’s interests in the Collateral and shall not impose any duty upon the Pledgee to exercise any such powers.  The Pledgee shall be accountable only for amounts that it actually receives as a result of the exercise of such powers, and neither it nor any of its officers, directors, employees or agents shall be responsible to the Pledgor for any act or failure to act hereunder, except for (i) its own gross negligence or willful misconduct or (ii) breach of its obligations under this Agreement.

6.3.                            Financing Statements.  Pursuant to any applicable Law, the Pledgor authorizes the Pledgee to file or record financing statements and other filing or recording documents or instruments with respect to the Collateral without the signature of the Pledgor in such form and in such offices as the Pledgee determines appropriate to perfect the security interests of the Pledgee under this Agreement.  A photographic or other

11

reproduction of this Agreement shall be sufficient as a financing statement or other filing or recording document or instrument for filing or recording in any jurisdiction.

7.                                      MISCELLANEOUS PROVISIONS.

7.1.                            Amendment and Modification.

Subject to applicable Law, this Agreement may be amended, modified or supplemented only by written agreement of Pledgee and Pledgor.

7.2.                            Waiver of Compliance; Consents.

Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver of such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply therewith.

7.3.                            Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the recipient Party at its address (or at such other address or facsimile number for a Party as shall be specified by like notice; provided, however, that notices of a change of address shall be effective only upon receipt thereof):

7.3.1.                  If to Pledgee, to:

Exelon Nuclear

Exelon Generation Company, LLC

4300 Winfield Road

Warrenville, Illinois 60555

Attention: Thomas O’Neill

with copies to:

Exelon Nuclear

Exelon Generation Company, LLC

4300 Winfield Road

Warrenville, Illinois 60555

Attention: Bradley Fewell

and

12

Exelon Corporation

10 South Dearborn Street

Chicago, Illinois 60603

Attention: Bruce G. Wilson

7.3.2.                  if to Pledgor, to:

EnergySolutions, LLC

423 West 300 South, Suite 200

Salt Lake City, Utah 84101

Attention: John Christian

with a copy to:

EnergySolutions, LLC

423 West 300 South, Suite 200

Salt Lake City, Utah 84101

Attention: Val Christensen

7.4.                            Assignment.

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party hereto, including by operation of law, without the prior written consent of each other Party, such consent not to be unreasonably withheld, nor is this Agreement intended (except as specifically provided herein) to confer upon any other Person except the Parties hereto any rights, interests, obligations or remedies hereunder.  Any assignment in contravention of the foregoing sentence shall be null and void and without legal effect on the rights and obligations of the Parties hereunder.

7.5.                            Governing Law.

This Agreement shall be governed by and construed in accordance with the law of the State of Illinois (without giving effect to conflict of law principles) as to all matters, including matters of validity, construction, effect, performance and remedies.  THE PARTIES HERETO AGREE THAT VENUE IN ANY AND ALL ACTIONS AND PROCEEDINGS RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT SHALL BE IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS (EASTERN DIVISION) OR A STATE COURT SITUATED THEREIN.  THE FOREGOING COURTS SHALL HAVE EXCLUSIVE JURISDICTION FOR SUCH PURPOSE AND THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING.  SERVICE OF PROCESS MAY BE MADE IN ANY MANNER RECOGNIZED BY SUCH COURTS.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN

13

CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

7.6.                            Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

7.7.                            Entire Agreement.

This Agreement, including the Schedules, documents, certificates and instruments referred to herein or therein, and any other documents that specifically reference this Section 7.7, embody the entire agreement and understanding of the Parties hereto in respect of the transactions contemplated by this Agreement and shall supersede all previous oral and written and all contemporaneous oral negotiations, commitments and understandings including, without limitation, all letters, memoranda or other documents or communications.

7.8.                            Change in Law.

If and to the extent that any Laws that govern any aspect of this Agreement shall change, so as to make any aspect of this transaction unlawful, then the Parties agree to make such modifications to this Agreement as may be reasonably necessary for this Agreement to accommodate any such legal or regulatory changes, without materially changing the overall benefits or consideration expected hereunder by any Party.

7.9.                            Severability.

Any term or provision of this Agreement that is held invalid or unenforceable in any situation shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation.

7.10       Right to Specific Performance.

Pledgor agrees that a breach of any of its covenants contained in this Agreement will cause irreparable harm to Pledgee and Pledgee has no adequate remedy at law in respect of any such breach and, as a consequence, that each and every covenant contained in this Agreement shall be specifically enforceable against Pledgor, and Pledgor hereby waives and agrees not to assert any defense that Pledgee has an adequate remedy at law in an action for specific performance of any such covenants in the event of a breach thereof.

[Signatures appear on the following page]

14

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

EXELON GENERATION COMPANY, LLC

By:

Name:

Title:

ENERGYSOLUTIONS, LLC

By:

Name:

Title:

15

SCHEDULE 3.1 to

Pledge Agreement

FILINGS AND OTHER ACTIONS
REQUIRED TO PERFECT SECURITY INTERESTS

Uniform Commercial Code Filings

Pledgor	UCC Filing Offices

EnergySolutions, LLC	Utah

Actions with Regard to Pledged Shares

1)                                     Deliver of membership interest certificates (if any), accompanied by undated powers duly indorsed in blank, of Zion Solutions, LLC

16

SCHEDULE  3.2 to

Pledge Agreement

LOCATION OF JURISDICTION OF ORGANIZATION AND CHIEF EXECUTIVE OFFICE

Pledgor	Jurisdiction	Location

EnergySolutions, LLC	Utah	[ ]

17

EXHIBIT F

ZION NUCLEAR POWER STATION, UNITS 1 AND 2

CREDIT SUPPORT AGREEMENT

by and among

EXELON GENERATION COMPANY, LLC,

ZIONSOLUTIONS, LLC,

ENERGYSOLUTIONS, LLC

and

ENERGYSOLUTIONS, INC.

                       , 200

1. DEFINITIONS		2

1.1.	DEFINITIONS	2
1.2.	CERTAIN INTERPRETIVE MATTERS	4

2. CREDIT SUPPORT		5

2.1.	LETTER OF CREDIT	5
2.2.	REDUCTION OF AMOUNT OF LETTER OF CREDIT	6

3. MATERIAL LETTER OF CREDIT DEFAULTS		7

3.1.	NOTICE OF DEFAULT	7
3.2.	CURE OF MATERIAL LETTER OF CREDIT DEFAULTS	8

4. LETTER OF CREDIT DRAWS		8

4.1.	EXELON LETTER OF CREDIT DRAWS	8
4.2.	USE OF PROCEEDS OF LETTER OF CREDIT DRAWS	9

5. TERM OF AGREEMENT		9

6. COVENANT OF EXELON AND ZION SOLUTIONS		9

7. ARBITRATION		11

8. MISCELLANEOUS PROVISIONS		12

8.1.	AMENDMENT AND MODIFICATION	12
8.2.	WAIVER OF COMPLIANCE; CONSENTS	12
8.3.	NOTICES	12
8.4.	ASSIGNMENT	14
8.5.	GOVERNING LAW	14
8.6.	COUNTERPARTS	14
8.7.	ENTIRE AGREEMENT	14
8.8.	CHANGE IN LAW	15
8.9.	SEVERABILITY	15

EXHIBITS

Exhibit A	FORM OF IRREVOCABLE LETTER OF CREDIT

1

CREDIT SUPPORT AGREEMENT

This CREDIT SUPPORT AGREEMENT, dated as of                        , 200   (the “Agreement”) is by and among EXELON GENERATION COMPANY, LLC, a Pennsylvania limited liability company (“Exelon”), ZIONSOLUTIONS, LLC, a Delaware limited liability company (“Zion Solutions”), ENERGYSOLUTIONS LLC, a Utah limited liability company (“ZionSolutions’ Parent”), and ENERGYSOLUTIONS, INC, a Delaware corporation (“Guarantor”).  Exelon, Zion Solutions, Zion Solutions’ Parent, and Guarantor are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, the Parties have entered into that Asset Sale Agreement, dated as of December 11, 2007 (the “Asset Sale Agreement”) by and among Exelon, Zion Solutions, Zion Solutions’ Parent, and Guarantor, pursuant to which Exelon agreed, subject to the terms and conditions of the Asset Sale Agreement, to, among other things, sell, assign, convey, transfer and deliver all of its right, title and interest to the Zion Assets to Zion Solutions;

WHEREAS, Exelon and Zion Solutions have entered into that Lease Agreement, dated as of                     , 200   (the “Lease Agreement”) pursuant to which Exelon has agreed to lease the Premises (as defined in the Lease Agreement) to Zion Solutions;

WHEREAS, Exelon and Zion Solutions have entered into that Put Option Agreement, dated as of                     , 200   (the “Put Option Agreement”) pursuant to which Exelon has agreed to grant Zion Solutions the Put Option (as defined in the Put Option Agreement);

WHEREAS, Zion Solutions’ Parent has entered into that Performance Guaranty, dated as of December 11, 2007 (the “Performance Guaranty”) pursuant to which Zion Solutions’ Parent has agreed to guarantee, when due, all obligations of Zion Solutions under the Asset Sale Agreement, the Lease Agreement, the Put Option Agreement, and the Assignment and Assumption Agreement;

WHEREAS, Guarantor has entered into that Guaranty, dated as of Deember 11, 2007 (the “Guaranty”) pursuant to which Guarantor has agreed to guarantee, when due, all obligations of Zion Solutions under the Asset Sale Agreement, the Lease Agreement, the Put Option Agreement, and the Assignment and Assumption Agreement and all obligations of Zion Solutions’ Parent under the Asset Sale Agreement and other agreements described in the Guaranty;

WHEREAS, the Parties desire that Zion Solutions’ Parent or Guarantor provide for the support of certain of the obligations of Zion Solutions and Zion Solutions’ Parent under the Asset Sale Agreement, the Lease Agreement and the Performance Guarantee; and

WHEREAS, in order to provide such support, Zion Solutions’ Parent and Guarantor have agreed, as a condition precedent to the Closing under the Asset Sale Agreement, to provide Exelon with an irrevocable letter of credit in the form of Exhibit A hereto (the “Initial Letter of

1

Credit”) from a Qualified Institution, the proceeds of which shall be payable only to the Buyer Backup NDT;

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

1.                                       DEFINITIONS

1.1.                              Definitions.

As used in this Agreement, the following terms have the meanings specified in this Section 1.1.  All terms not otherwise defined herein shall have the meanings ascribed to them in the Asset Sale Agreement.

(1)                                  “Affiliate” has the meaning set forth in the Asset Sale Agreement.

(2)                                  “Agreement” means this Credit Support Agreement together with Exhibit A hereto, as the same may be from time to time amended.

(3)                                  “Ancillary Agreements” has the meaning set forth in the Asset Sale Agreement.

(4)                                  “Asset Sale Agreement” has the meaning set forth in the preamble.

(5)                                  “Association” means the American Arbitration Association.

(6)                                  “Bankruptcy Code” means Title 11, Section 101 et seq. of the United States Code titled “Bankruptcy”, as amended from time to time, and any successor statute thereto.

(7)                                  “Bankruptcy Event” means, with respect to any Person, the occurrence of the following events:

(i)  such Person shall commence a voluntary case concerning itself under the Bankruptcy Code;

(ii) an involuntary case is commenced against such Person under the Bankruptcy Code and the petition is not controverted within ten (10) days, or is not dismissed within forty-five (45) days after commencement of the case;

(iii) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or any substantial part of the property of such Person;

(iv) such Person commences any other proceedings under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to such Person;

2

(v) there is commenced against such Person any proceeding of the type described in clause (iv) above and such proceeding is not controverted within ten (10) days or remains undismissed for a period of forty-five (45) days;

(vi) any order of relief or other order approving any case or proceeding of the types described in clauses (ii) or (iv) above is entered;

(vii) such Person is adjudicated insolvent or bankrupt;

(viii) such Person makes a general assignment for the benefit of creditors; or

(ix) such Person shall admit in writing its inability to pay its debts when due or shall, by any act consent to, approve of or acquiesce in any of the foregoing.

(8)                                  “Buyer Backup NDT” has the meaning set forth in the Asset Sale Agreement.

(9)                                  “Buyer NDF” has the meaning set forth in the Asset Sale Agreement.

(10)                            “Buyer QDF” has the meaning set forth in the Asset Sale Agreement.

(11)                            “Closing” has the meaning set forth in the Asset Sale Agreement.

(12)                            “Decommissioning” has the meaning set forth in the Asset Sale Agreement.

(13)                            “Default Notice” has the meaning set forth in Section 3.1.

(14)                            “Disposal Capacity Asset” has the meaning set forth in the Asset Sale Agreement.

(15)                            “End State Conditions” has the meaning set forth in the Put Option Agreement.

(16)                            “Exelon” has the meaning set forth in the preamble.

(17)                            “Expiration Date” means the date specified in the Letter of Credit as the Expiration Date, as such date may be extended from time to time by the issuer of the Letter of Credit.

(18)                            “Force Majeure” has the meaning set forth in the Lease Agreement.

(19)                            “Guarantor” has the meaning set forth in the preamble.

(20)                            “Guaranty” has the meaning set forth in the preamble.

(21)                            “Initial Letter of Credit” has the meaning set forth in the preamble.

(22)                            “Lease Agreement” has the meaning set forth in the preamble.

3

(23)                            “Letter of Credit” has the meaning set forth in Section 2.1.1.

(24)                            “Material Letter of Credit Default” has the meaning set forth in Section 3.1.

(25)                            “Party” (and the corresponding term “Parties”) has the meaning set forth in the preamble.

(26)                            “Performance Guaranty” has the meaning set forth in the preamble.

(27)                            “Person” has the meaning set forth in the Asset Sale Agreement.

(28)                            “Put Option Agreement” has the meaning set forth in the preamble.

(29)                            “Qualified Institution” has the meaning set forth in the Asset Sale Agreement.

(30)                            “Representatives” has the meaning set forth in the Asset Sale Agreement.

(31)                            “Schedule Extension Conditions” has the meaning set forth in the Lease Agreement.

(32)                            “Site Restoration Milestones” has the meaning set forth in the Lease Agreement.

(33)                            “Substantial Completion” has the meaning set forth in the Put Option Agreement.

(34)                            “Target Completion Date” has the meaning set forth in the Lease Agreement.

(35)                            “Zion Assets” has the meaning set forth in the Asset Sale Agreement.

(36)                            “Zion Solutions” has the meaning set forth in the preamble.

(37)                            “Zion Solutions’ Parent” has the meaning set forth in the preamble.

(38)                            “Zion Station Site” has the meaning set forth in the Asset Sale Agreement

1.2.                              Certain Interpretive Matters.

1.2.1.                     Unless otherwise required by the context in which any term appears:

(1)                                  Capitalized terms used in this Agreement shall have the meanings specified in this Article.

(2)                                  The singular shall include the plural, the plural shall include the singular, and the masculine shall include the feminine and neuter.

(3)                                  References to “Articles”, “Sections” or “Exhibits” shall be to articles, sections or exhibits of or to this Agreement, and references to “paragraphs” or “clauses” shall be to separate paragraphs or clauses of the section or subsection in which the reference occurs.

4

(4)                                  The words “herein”, “hereof” and “hereunder” shall refer to this Agreement as a whole and not to any particular section or subsection of this Agreement; and the words “include,” “includes” or “including” shall mean “including, but not limited to.”

(5)                                  The term “day” shall mean a calendar day, commencing at 12:01 a.m. (Central Time).  The term “week” shall mean any seven consecutive day period commencing on a Sunday, and the term “month” shall mean a calendar month; provided, however, that when a period measured in months commences on a date other than the first day of a month, the period shall run from the date on which it starts to the corresponding date in the next month and, as appropriate, to succeeding months thereafter.  Whenever an event is to be performed or a payment is to be made by a particular date and the date in question falls on a day which is not a Business Day, the event shall be performed, or the payment shall be made, on the next succeeding Business Day; provided, however, that all calculations shall be made regardless of whether any given day is a Business Day and whether or not any given period ends on a Business Day.

(6)                                  All references to a particular entity shall include such entity’s permitted successors and permitted assigns unless otherwise specifically provided herein.

(7)                                  All references herein to any Law or to any contract or other agreement shall be to such Law, contract or other agreement as amended, supplemented or modified from time to time unless otherwise specifically provided herein.

1.2.2.                     The titles of the articles and sections herein have been inserted as a matter of convenience of reference only, and shall not control or affect the meaning or construction of any of the terms or provisions hereof.

1.2.3.                     This Agreement was negotiated and prepared by all Parties with advice of counsel to the extent deemed necessary by each Party; the Parties have agreed to the wording of this Agreement; and none of the provisions hereof shall be construed against one Party on the ground that such Party is the author of this Agreement or any part hereof.

1.2.4.                     The Exhibit hereto is incorporated in and is intended to be a part of this Agreement; provided, however, that in the event of a conflict between the terms of the Exhibit and the terms of this Agreement, the terms of the Exhibit shall take precedence; and provided, further, that in the event of a conflict between the terms of either or both of this Agreement and the Exhibit and the terms of the Letter of Credit, the terms of the Letter of Credit shall take precedence.

2.                                       CREDIT SUPPORT.

2.1.                              Letter of Credit.

2.1.1.                     Zion Solutions’ Parent or Guarantor shall deliver or cause to be delivered to Exelon on the date hereof, and at all times prior to Substantial Completion shall maintain, or cause to be maintained, the Initial Letter of Credit, another letter of

5

credit issued by a Qualified Institution substantially in the form of Exhibit A, or another letter of credit issued by a Qualified Institution otherwise in form and substance reasonably satisfactory to Exelon (the “Letter of Credit”) with a face amount of two hundred million dollars ($200,000,000), as such amount may be reduced from time to time in accordance with Section 2.2.  If the Expiration Date is a date prior to Substantial Completion, Zion Solutions’ Parent or Guarantor shall, not less than ninety (90) days prior to the Expiration Date, either (i) cause the issuer of the Letter of Credit to extend the Letter of Credit to expire on a date at least one year subsequent to the then current Expiration Date or (ii) obtain and deliver to Exelon a legally binding commitment of a Qualified Institution, in customary form and reasonably satisfactory to Exelon, to issue a replacement Letter of Credit with a stated Expiration Date at least one year subsequent to the stated Expiration Date of the Letter of Credit to be replaced for delivery to Exelon not less than ten (10) days prior to the stated Expiration Date of the Letter of Credit to be replaced.  If Zion Solutions’ Parent or Guarantor obtains and delivers to Exelon a commitment for issuance of a replacement Letter of Credit pursuant to the preceding clause (ii), Zion Solutions’ Parent or Guarantor shall deliver a replacement Letter of Credit to Exelon not less than ten (10) days prior to the stated Expiration Date of the Letter of Credit to be replaced.  Upon Exelon’s acceptance of a replacement Letter of Credit in exchange for the then existing Letter of Credit, the replacement Letter of Credit shall be deemed the Letter of Credit for all purposes hereunder.

2.1.2.                     Zion Solutions’ Parent or Guarantor shall obtain a replacement Letter of Credit issued by a Qualified Institution within ninety (90) days following the occurrence of any credit rating downgrade or other event which causes the issuer of any existing Letter of Credit not to be a Qualified Institution.  Upon Exelon’s acceptance of the replacement Letter of Credit in exchange for the then existing Letter of Credit, the replacement Letter of Credit shall be deemed the Letter of Credit for all purposes hereunder.

2.1.3.                     Immediately upon Substantial Completion, Exelon shall return the Letter of Credit to Zion Solutions’ Parent for cancellation (together with such consents to termination of letter of credit as Zion Solutions’ Parent may reasonably request).

2.2.                              Reduction of Amount of Letter of Credit.

Upon achievement of the Site Restoration Milestones, the amount of the Letter Credit shall be reduced upon the reasonable request of Zion Solutions’ Parent, and Exelon shall, promptly following the written request of Zion Solutions’ Parent, execute and deliver any consent to reduction of the Letter Credit as may be reasonably requested by Zion Solutions’ Parent so that (i) after giving effect to such reduction, the sum of the face amount of the Letter of Credit and the remaining funds in the Buyer QDF and the Buyer NDF are equal to or greater than 200% of the remaining costs necessary to achieve the End-State Conditions, based upon an assessment of such remaining costs and the funds available provided by Zion Solutions and Zion Solutions Parent and agreed to by Exelon, such agreement not to be unreasonably withheld; and (ii) the amount of funds in the Buyer QDF and the Buyer NDF shall equal at least 100% of such

6

remaining costs as a condition to any reduction in the face amount of the Letter of Credit.  No such reduction in the amount of the Letter of Credit shall be requested or be effective at a time when (a) a Material Letter of Credit Default has occurred and has not been cured, (b) a Default Notice has been given by Exelon and the existence of a Material Letter of Credit Default is the subject of arbitration pursuant to Article 7, or (c) Exelon is otherwise authorized to initiate a draw of the Letter of Credit.

3.                                       MATERIAL LETTER OF CREDIT DEFAULTS.

3.1.                              Notice of Default.

If any of the conditions or events described in this Section 3.1 (collectively, the “Material Letter of Credit Defaults”) shall occur and be continuing:

3.1.1.                     (i) Zion Solutions’ Parent or Guarantor shall have failed to obtain an extension of the Letter of Credit or a commitment from a Qualified Institution to issue a replacement Letter of Credit as and when required under clause (i) or (ii) of Section 2.1.1; or (ii) Zion Solutions’ Parent or Guarantor shall have failed to obtain a replacement Letter of Credit as and when required under Section 2.1.1 or 2.1.2;

3.1.2.                     the occurrence of a Bankruptcy Event with respect to Zion Solutions’ Parent, Guarantor or Zion Solutions;

3.1.3.                     Zion Solutions (i) permanently ceases all, or substantially all, material Decommissioning work at the Zion Station Site, or (ii) suspends such work for a period in excess of three hundred sixty five (365) days, in either case without either Exelon’s consent or approval or the occurrence of an event of Force Majeure or Schedule Extension Condition.  For the avoidance of doubt, cessation or suspension of material Decommissioning work may occur despite the continuation of maintenance, monitoring or similar work required to preserve or maintain the Zion Station Site;

3.1.4.                     Zion Solutions’ Parent fails to make any payment when due under the Performance Guaranty (other than payments of Base Rent or Delay Rent under the Lease Agreement) or Guarantor fails to make any payment when due under the Guaranty; or

3.1.5.                     Zion Solutions fails to use diligent efforts to perform its Decommissioning obligations on a schedule calculated to achieve Substantial Completion on or before the Target Completion Date in accordance with Section 6.4 of the Lease Agreement,

Exelon may provide written notice thereof (a “Default Notice”) to Zion Solutions’ Parent and Zion Solutions.  No Default Notice shall be effective unless it references this Agreement, describes the Material Letter of Credit Default and states that such notice is a “Default Notice.”  Notwithstanding the foregoing, if as a result of the exercise of remedies under the

7

Pledge Agreement, Exelon controls Zion Solutions by reason of the ownership of a controlling equity interest in Zion Solutions or the appointment of a majority of the members of the board of directors or board of managers of Zion Solutions, the events or conditions described in Sections 3.1.3 and 3.1.5 shall not constitute a Material Letter of Credit Default unless the events or conditions described in Section 3.1.3  or 3.1.5  shall occur or exist by reason of the failure or delay of Energy Solutions’ Parent or any of its Affiliates (other than Zion Solutions) in the provision of waste disposal services and facilities pursuant to the Disposal Capacity Asset or services and facilities for disposal of Class B and C Low Level Waste that had been provided or had been made available to Zion Solutions at any time before or after the date on which Exelon acquired such control.

3.2.                              Cure of Material Letter of Credit Defaults.

3.2.1.                     Zion Solutions shall have sixty (60) days following receipt of a Default Notice to cure any Material Letter of Credit Default described in Section 3.1.3 or 3.1.5.

3.2.2.                     Upon receipt of any such Default Notice, Zion Solutions shall promptly, and in any event within ten (10) days, inform Exelon in writing (i) if it disputes the existence of any Material Letter of Credit Default described in Section 3.1.3 or 3.1.5 and the basis for such dispute, and such dispute shall be resolved in accordance with Article 7 and (ii) the action that Zion Solutions has taken or proposes to take with respect to the Material Letter of Credit Default described therein.

3.2.3.                     In the event Zion Solutions elects to cure any Material Letter of Credit Default in accordance with Section 3.2.1, Zion Solutions shall promptly notify Exelon in writing once such Material Letter of Credit Default has been cured.  Exelon shall promptly notify Zion Solutions in writing if it disputes that such Material Letter of Credit Default has been cured, and such dispute shall be resolved in accordance with Article 7.

4.                                       LETTER OF CREDIT DRAWS.

4.1.                              Exelon Letter of Credit Draws.  Exelon shall be entitled to draw on the Letter of Credit:

4.1.1.                     if a Material Letter of Credit Default described in Section 3.1.1 occurs;

4.1.2.                     during the continuance of a Material Letter of Credit Default described in Section 3.1.2 or 3.1.4, immediately after providing a Default Notice to Zion Solutions’ Parent and Zion Solutions; or

4.1.3.                     during the continuance of a Material Letter of Credit Default described in Section 3.1.3 or 3.1.5 of this Agreement, after the expiration of the sixty (60) day cure period described in Section 3.2 with respect to such Material Letter of Credit Default; provided that, to the extent that there is a dispute among the Parties as to

8

whether a Material Letter of Credit Default described in Section 3.1.3 or 3.1.5 has occurred or is continuing upon the expiration of such sixty (60) day cure period, Exelon may not draw on the Letter of Credit until such dispute has been resolved in accordance with Article 7.  Notwithstanding the foregoing, Exelon may draw on the Letter of Credit while an arbitration under Article 7 is pending if the Letter of Credit shall expire within thirty (30) days and has not been replaced in accordance with the requirements of Section 2.1.1 or 2.1.2, provided that (a) Zion Solutions shall not withdraw funds from the Backup NDT while an arbitration is pending under Article 7 and (b) if the arbitrators acting pursuant to Article 7 later determine that no Material Letter of Credit Default occurred, and if no other Material Letter of Credit Default has occurred and there is no arbitration pending concerning any other alleged Material Letter of Credit Default , Zion Solutions may withdraw the proceeds of such drawing from the Buyer Backup NDT and remit such proceeds to Zion Solutions’ Parent upon delivery of a substitute Letter of Credit to Exelon in the amount of such withdrawal.

4.2.                              Use of Proceeds of Letter of Credit Draws.

All amounts drawn from the Letter of Credit shall be deposited directly with the Buyer Backup NDT, to be held by the Buyer Backup NDT and disbursed by the Buyer Backup NDT to pay Decommissioning costs incurred by Zion Solutions solely to the extent such costs can not be reimbursed by the Buyer NDF or the Buyer QDF.  Exelon has no rights of ownership or other rights to any amounts drawn from the Letter of Credit.

5.                                       TERM OF AGREEMENT

This Agreement and all obligations and rights of the Parties hereunder shall terminate upon the achievement of Substantial Completion and Exelon’s return of the Letter of Credit to Zion Solution’s Parent in accordance with Section 2.1.3.

6.                                       COVENANTS OF ZION SOLUTIONS’ PARENT AND ZION SOLUTIONS.

6.1  Notice of Default.  Zion Solutions and Zion Solutions’ Parent shall give written notice to Exelon promptly, and in any event within five (5) Business Days, after the occurrence of any event or condition that constitutes a Material Letter of Credit Default or, but for the giving of notice, the passage of time, or both, would constitute a Material Letter of Credit Default, together with a statement of Zion Solutions and Zion Solutions’ Parent setting forth details of such event or condition and the action that Zion Solutions and Zion Solutions’ Parent propose to take with respect thereto.

6.2  Reports.  During the period from the date hereof to the date on which the Letter of Credit is returned to Zion Solutions’ Parent in accordance with Section 2.1.3, Zion Solutions and Zion Solutions’ Parent, as applicable, shall deliver to Exelon:

9

6.2.1  As soon as available and in any event within sixty (60) days after the end of each of the first three quarters of each fiscal year of Zion Solutions’ Parent, a copy of Zion Solutions’ Parent’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission with respect to such quarter (or, if Zion Solutions’ Parent is not required to file a Quarterly Report on Form 10-Q, a copy of an unaudited consolidated balance sheet of Zion Solutions’ Parent as of the end of such quarter and the related consolidated statement of income of Zion Solutions’ Parent for the portion of the fiscal year of Zion Solutions’ Parent ending on the last day of such quarter, in each case prepared in accordance with generally accepted accounting principles, subject to the absence of footnotes and to year-end audit adjustments), together with a certificate of the chief financial officer of Zion Solutions’ Parent to the effect that such financial statements fairly present the consolidated financial condition of Zion Solutions’ Parent as of the date thereof and results of operations for the period then ended;

6.2.2  As soon as available and in any event within one-hundred five (105) days after the end of each fiscal year of Zion Solutions’ Parent, a copy of Zion Solutions’ Parent’s Annual Report on Form 10-K filed with the Securities and Exchange Commission with respect to such fiscal year (or, if Zion Solutions’ Parent is not required to file an Annual Report on Form 10-K, an audited copy of a consolidated balance sheet of Zion Solutions’ Parent as of the last day of such fiscal year and the related audited consolidated statements of income, retained earnings and cash flows of Zion Solutions’ Parent for such fiscal year, together with an opinion of Ernst & Young LLP or other certified public accountants of recognized national standing); and

6.2.3  As promptly as reasonably practicable, such other information concerning Zion Solutions or Zion Solutions’ Parent as Exelon may reasonably request in order to verify the accuracy of any statement of Zion Solutions, Zion Solutions’ Parent and Guarantor relating to the existence or absence of any Material Letter of Credit Default.

6.3  Liens.  During the period from the date hereof to the date on which the Letter of Credit is returned to Zion Solutions’ Parent in accordance with Section 2.1.3, Zion Solutions shall not create, incur, assume or suffer to exist any Encumbrance on its property, revenues or assets, whether now owned or hereafter acquired, except as follows:

6.3.1  mechanics’, materialmen’s, carriers’, workers’, repairers’ and other similar liens arising or incurred in the ordinary course of business relating to obligations as to which there is no default on the part of Zion Solutions or the validity of which are being contested in good faith, and which do not, individually or in the aggregate, exceed One Hundred Thousand Dollars ($100,000);

6.3.2  liens upon or in any property acquired in the ordinary course of business to secure the purchase price of such property or to secure any obligation incurred solely for the purpose of financing the acquisition of such property;

10

6.3.3  statutory liens for Taxes or other governmental charges or assessments not yet due or delinquent or the validity of which are being contested in good faith by appropriate proceedings;

6.3.4  zoning, entitlement, conservation restriction and other land use and environmental regulations imposed by Governmental Authorities;

6.3.5  liens existing on property at the time of the acquisition thereof (other than any such lien created in contemplation of such acquisition);

6.3.6  other liens, imperfections in or failures of title, easements, leases, licenses, restrictions, activity and use limitations, conservation easements, encumbrances and encroachments, as do not, individually or in the aggregate, detract from the value of the Zion Assets in an amount in excess of One Hundred Thousand Dollars ($100,000).

6.4  Business Activity.  During the period from the date hereof to the date on which the Letter of Credit is returned to Zion Solutions’ Parent in accordance with Section 2.1.3, Zion Solutions shall not (a) engage in any line of business or business activity other than the Decommissioning and other activities contemplated by the Lease Agreement, (b) incur any debt for borrowed money or other liability except as reasonably necessary to engage in and complete the Decommissioning and other activities contemplated by the Lease Agreement, or (c) merge with or into or consolidate with or into, or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired).

7.                                       ARBITRATION.

Any controversy or dispute described in Section 3.2.2 will be submitted to and settled by binding and conclusive arbitration in Chicago, Illinois before a panel of three (3) arbitrators familiar with the nuclear power industry and selected as provided in this Article 7 and conducted in accordance with the commercial arbitration rules and expedited procedures of the Association (or any other form of arbitration agreed to by Zion Solutions and Exelon) then in effect.  Zion Solutions and Exelon shall each have the right to designate an arbitrator of its choice who shall not have been previously an employee or agent of or consultant or counsel to either Zion Solutions or Exelon or their respective Affiliates and shall not have any direct or indirect interest in Zion Solutions or Exelon or their respective Affiliates or the subject matter of the arbitration.   Such designation shall be made by notice to the other party and to the Association within ten (10) days after either party gives notice of the demand for arbitration.  The two arbitrators designated by the parties shall, within ten (10) days after the designation of the last of the two arbitrators to be designated by the parties, designate a third arbitrator who shall act as chairman of the panel of three arbitrators who shall hear and make a decision with respect to the dispute submitted to such arbitration.  If the arbitrators designated by Zion Solutions and Exelon cannot or do not select a third arbitrator within such ten (10) day period, either Zion Solutions or Exelon may apply to the Association for the purpose of appointing any person listed with the Association and familiar with the nuclear power industry as the third independent arbitrator under the expedited rules of the Association.  The rules of the Association shall apply to the arbitration to the extent not inconsistent with the requirements of this Article 7.  Unless

11

otherwise agreed between Zion Solutions and Exelon or as may otherwise determined by the arbitrators upon application of Zion Solutions or Exelon, the arbitrators shall hold a one-day hearing on the dispute within thirty (30) days after appointment of the third arbitrator.  At such hearing, Zion Solutions and Exelon each shall be allowed a period of four hours to present its case and closing and rebuttal arguments to the arbitrators, unless otherwise mutually agreed between Zion Solutions and Exelon.  The arbitrators shall render their decision in writing within ten (10) days after the conclusion of the hearing solely on the basis of the documents, testimony and arguments presented at the hearing.  Not less than ten (10) days prior to the hearing, Zion Solutions and Exelon shall exchange briefs and documents to be submitted into evidence at the hearing.  Zion Solutions and Exelon shall also provide each other reasonable access to their files and records and the files and records of their respective Affiliates, to the extent those files and records are relevant to the dispute, at all times prior to the arbitration hearing.   No findings of fact or conclusions of law will be required in such decision.  Judgment on any award rendered pursuant to any such arbitration proceeding may be entered in any court, federal or state, having jurisdiction thereof, and the Parties will be deemed to have waived their right to any form of appeal of such award to the extent permitted by law.  Each of Zion Solutions and Exelon shall bear its own expenses with respect to the arbitration; provided that the arbitrators, upon application of Zion Solutions or Exelon, may assess costs and expenses against either Zion Solutions or Exelon if the arbitrators shall deem such assessment just and equitable.

8.                                       MISCELLANEOUS PROVISIONS.

8.1.                              Amendment and Modification.

Subject to applicable law, this Agreement may be amended, modified or supplemented only by written agreement of Exelon, Zion Solutions’ Parent, Guarantor and Zion Solutions.

8.2.                              Waiver of Compliance; Consents.

Except as otherwise provided in this Agreement, any failure of any of the Parties to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver of such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply therewith.

8.3.                              Notices.

All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission, or mailed by overnight courier or registered or certified mail (return receipt requested), postage prepaid, to the recipient Party at its address (or at such other address or facsimile number for a Party as shall be specified by like notice; provided, however, that notices of a change of address shall be effective only upon receipt thereof):

12

8.3.1.                     If to Exelon, to:

Exelon Nuclear

Exelon Generation Company, LLC

4300 Winfield Road

Warrenville, Illinois 60555

Attention: Thomas O’Neill

with copies to:

Exelon Nuclear

Exelon Generation Company, LLC

4300 Winfield Road

Warrenville, Illinois 60555

Attention: Bradley Fewell

and

Exelon Corporation

10 South Dearborn Street

Chicago, Illinois 60603

Attention: Bruce G. Wilson

8.3.2.                     if to Zion Solutions, to:

ZionSolutions, LLC

423 West 300 South, Suite 200

Salt Lake City, Utah 84101

Attention: John Christian

with a copy to:

ZionSolutions, LLC

423 West 300 South, Suite 200

Salt Lake City, Utah 84101

Attention: Val Christensen

8.3.3.                     if to Zion Solutions’ Parent or Guarantor, to:

EnergySolutions, LLC

423 West 300 South, Suite 200

Salt Lake City, Utah 84101

Attention: John Christian

with a copy to:

EnergySolutions, LLC

423 West 300 South, Suite 200

13

Salt Lake City, Utah 84101

Attention: Val Christensen

8.4.                              Assignment.

This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any Party, including by operation of law, without the prior written consent of each other Party, such consent not to be unreasonably withheld, nor is this Agreement intended (except as specifically provided herein) to confer upon any other Person except the Parties any rights, interests, obligations or remedies hereunder.  Any assignment in contravention of the foregoing sentence shall be null and void and without legal effect on the rights and obligations of the Parties hereunder.

8.5.                              Governing Law.

This Agreement shall be governed by and construed in accordance with the law of the State of Illinois (without giving effect to conflict of law principles) as to all matters, including matters of validity, construction, effect, performance and remedies, except to the extent the Federal Arbitration Act would otherwise apply to the provisions of Section 7. EXCEPT FOR ANY CONTROVERSY OR DISPUTE DESCRIBED IN SECTION 3.2.2  WHICH SHALL BE RESOLVED IN ACCORDANCE WITH ARTICLE 7, THE PARTIES AGREE THAT VENUE IN ANY AND ALL ACTIONS AND PROCEEDINGS RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT SHALL BE IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS (EASTERN DIVISION) OR A STATE COURT SITUATED THERIN.  THE FOREGOING COURTS SHALL HAVE EXCLUSIVE JURISDICTION FOR SUCH PURPOSE AND THE PARTIES IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING.  SERVICE OF PROCESS MAY BE MADE IN ANY MANNER RECOGNIZED BY SUCH COURTS.  EACH OF THE PARTIES IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

8.6.                              Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8.7.                              Entire Agreement.

This Agreement, including the Exhibit, documents, certificates and instruments referred to herein or therein, and any other documents that specifically reference this Section 8.7, embody the entire agreement and understanding of the Parties in respect of the transactions contemplated by this Agreement and shall supersede all previous oral and written and all

14

contemporaneous oral negotiations, commitments and understandings including, without limitation, all letters, memoranda or other documents or communications.

8.8.                              Change in Law.

If and to the extent that any Laws or regulations that govern any aspect of this Agreement shall change, so as to make any aspect of this transaction unlawful, then the Parties agree to make such modifications to this Agreement as may be reasonably necessary for this Agreement to accommodate any such legal or regulatory changes, without materially changing the overall benefits or consideration expected hereunder by any Party.

8.9.                              Severability.

Any term or provision of this Agreement that is held invalid or unenforceable in any situation shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

EXELON GENERATION COMPANY, LLC

By:

Name:

Title:

ZIONSOLUTIONS, LLC

By:

Name:

Title:

15

ENERGYSOLUTIONS, LLC

By:

Name:

Title:

ENERGYSOLUTIONS, INC.

By:

Name:

Title:

16

EXHIBIT A

FORM OF IRREVOCABLE LETTER OF CREDIT

[LETTERHEAD OF ISSUING BANK]

[DATE]

IRREVOCABLE LETTER OF CREDIT NO.

ACCOUNT PARTY:	BENEFICIARY:
EnergySolutions, LLC [or EnergySolutions, Inc.]	Exelon Generation Company, LLC
[ ]	[ ]

Dear Beneficiary:

At the request of and for the account of EnergySolutions, LLC, a Utah limited liability company [or EnergySolutions, Inc., a Delaware corporation] (the “Account Party”), we hereby establish in your favor, our Irrevocable Letter of Credit No.         (this “Letter of Credit”) whereby, subject to the terms and conditions contained herein, you are hereby irrevocably authorized to draw on us, by your draft or drafts at sight, an aggregate amount not to exceed in the aggregate TWO HUNDRED MILLION DOLLARS ($200,000,000.00)(such amount, as it may be reduced in accordance with the terms hereof, the “Stated Amount”).  This Letter of Credit is furnished to you pursuant to the Credit Support Agreement, dated as of             , 200    by and among Exelon Generation Company, LLC, ZionSolutions, LLC, EnergySolutions, LLC and EnergySolutions, Inc.

This Letter of Credit shall be effective immediately and shall expire on the Expiration Date (as hereinafter defined).

You may draw upon this Letter of Credit at any time on or prior to the Expiration Date by presenting to us:

(i)            a sight draft in the form of Exhibit A attached hereto (a “Sight Draft”) in the amount of such demand; and

17

(ii)           a drawing certificate in the form of Exhibit B attached hereto (a “Drawing Certificate”),

each completed in accordance with the instructions contained in such Exhibit A and Exhibit B, respectively, and executed by your Authorized Officer.

Presentation of any Sight Draft and accompanying Drawing Certificate shall be made by hand delivery or by courier at [          ], Attention: [          ] or by telecopy at [          ], Attention [         ], provided, however, that if any Sight Draft and Drawing Certificate are presented to us by telecopy, originals thereof shall be simultaneously sent by you by overnight courier delivery service to us at the address stated above for hand or courier delivery; provided, further, that your failure or delay to send such original documents shall not affect the efficacy of a drawing made pursuant to such documents delivered by telecopy.  We hereby agree that any Sight Draft drawn under and in compliance with the terms of this Letter of Credit shall be duly honored by us upon delivery of the above-specified documents, if presented (by hand delivery or by telecopy) before the Expiration Date (as hereinafter defined) at our office specified above.  If a demand for payment is made by you hereunder at or before 10:00 a.m., [          ] time, on any Business Day (as hereinafter defined), and provided that such demand for payment and the documents presented in connection therewith conform to the terms and conditions hereof, payment shall be made to [Buyer Backup NDT] of the amount specified, in immediately available funds, at or before 2:00 p.m., [          ] time, on such Business Day.  All payments made by us under this Letter of Credit shall be made with our own funds and not with any funds of the Account Party.

If a demand for payment made by you hereunder or the documents presented in connection therewith do not, in any instance, conform to the terms and conditions of this Letter of Credit, we shall, as soon as practicable, give you notice that the purported demand for payment was not effected in accordance with the terms and conditions of this Letter of Credit, stating the reasons therefor.  Upon being notified that the purported demand for payment was not effected in accordance with this Letter of Credit, you may attempt to correct any defect in such purported demand for payment if, and to the extent that, you are entitled and able to do so hereunder.  As used in this Letter of Credit, “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of [          ] are authorized or required by law to close.

Upon payment to [Buyer Backup NDT] of any amount demanded hereunder, we shall be fully discharged on our obligation under this Letter of Credit with respect to such amount, and we shall not thereafter be obligated to make any further payments to you or to any other person under this Letter of Credit with respect to such amount.

In connection with the presentation to us of any certificate by you, we may rely upon the authenticity of any such certificate signed by one or more persons represented to be your respective Authorized Officers.  “Authorized Officer” shall mean, with respect to you, any authorized President, Vice President or Treasurer.

This Letter of Credit shall automatically terminate and be delivered to us for cancellation upon the earliest of (i) the making by you of a drawing hereunder, and our payment of such

18

drawing, in the full Stated Amount, (ii) our receipt of a certificate signed by your Authorized Officer in the form of Exhibit C attached hereto, and (iii) the close of business on [      ] (as it may be extended annually at least ninety (90) days prior to the date that the Letter of Credit would otherwise expire for periods of up to one year at the Account Party’s request and with our consent as contemplated by the following paragraph)(the “Expiration Date”).

We may, but shall not be obligated to, extend the original Expiration Date or any subsequent Expiration Date to a later Expiration Date by giving you a Notice of Extension in the form of Exhibit D attached hereto at least ninety (90) days before such original Expiration Date or, as applicable, ninety (90) days before any such subsequent Expiration Date.  Upon issuance by us of any such Notice of Extension, the Expiration Date in effect prior to the issuance of such Notice of Extension shall be extended to the later Expiration Date stated in such Notice of Extension, and for all purposes of this Letter of Credit thereafter, the Expiration Date shall be the Expiration Date stated in such Notice of Extension, unless and until we have issued a subsequent Notice of Extension extending the Expiration Date to a later date.

Partial drawings under this Letter of Credit are not permitted.  The Stated Amount shall also be reduced by any reductions in accordance with a certificate in the form of Exhibit E attached hereto received by us from your Authorized Officer.

We hereby issue this Letter of Credit in your favor and undertake with you and bona fide holders that draft(s) drawn under and in compliance with the terms of this Letter of Credit will be honored upon due presentation on or before the Expiration Date.  This Letter of Credit is subject to ISP, International Standby Practices, International Chamber of Commerce, Publication No. 590 and engages us in accordance with the terms thereof.  The number and the date of this Letter of Credit and the name of our Bank must be quoted on all drafts required.  This Letter of Credit’s articles are binding on all parties hereto, unless otherwise expressly stipulated in this Letter of Credit, and to the extent not inconsistent therewith, shall be governed by, and construed in accordance with, the laws of the State of [          ], including, without limitation, the Uniform Commercial Code as in effect in such State.

This Letter of Credit may not be transferred without our consent. Only you may draw upon this Letter of Credit.  Upon the payment to you or your account of the full aggregate Stated Amount specified herein, we shall be fully discharged of our obligations under this Letter of Credit.

19

This Letter of Credit sets forth in full the terms of our undertaking.  Reference in this Letter of Credit to other documents or instruments is for identification purposes only and such reference shall not modify or affect the terms hereof or cause such documents or instruments to be deemed incorporated herein.

Very truly yours,

[ ],
as Issuing Bank

By:

Name:

Title:

20

Exhibit A to

Letter of Credit No.

SIGHT DRAFT

[INSERT DATE ON OR PRIOR TO EXPIRATION DATE.]

[          ]

[          ]

Re:	Irrevocable Letter of Credit No.

On Sight

Pay to [Buyer Backup NDT], pursuant to Irrevocable Letter of Credit No.            of [insert bank name] (the “Letter of Credit”) in immediately available funds                         Dollars ($                  ), if a demand for payment is made before 10:00 a.m., [          ] time, on a Business Day at or before 2:00 p.m., [          ] time on the date hereof, and if demand for payment is made at any other time on the first Business Day following the date hereof at or before 2:00 p.m.

EXELON GENERATION COMPANY, LLC
a Pennsylvania limited liability company.

By:

Name:

Title:

21

Exhibit B to

Letter of Credit No.

DRAWING CERTIFICATE

[DATE]

[          ]

[          ]

Re:	Irrevocable Letter of Credit No.

Ladies and Gentlemen:

The undersigned, a duly authorized representative of Exelon Generation Company, LLC, a Pennsylvania limited liability company (“Exelon”), as the beneficiary (the “Beneficiary”) of the Irrevocable Letter of Credit No. [      ] (the “Letter of Credit”) issued by [          ] (the “Issuing Bank”), for the account of EnergySolutions, LLC, a Utah limited liability company (“Zion Solutions’ Parent”) [or EnergySolutions, Inc., a Delaware corporation (“Guarantor”)], certifies as follows to the Issuing Bank:

1.  Exelon is a party to the Credit Support Agreement, dated as of             , 200  (the “Agreement”) by and among Exelon, ZionSolutions, LLC (“Zion Solutions”), EnergySolutions, LLC (“Zion Solutions’ Parent”), and EnergySolutions, Inc. (“Guarantor”).

[This Drawing Certificate, as executed, must contain one, but only one, of the following alternative paragraphs 2. below.]

[2.  A Material Letter of Credit Default described in Section 3.1.1, 3.1.2 or 3.1.4 of the Agreement has occurred and is continuing, and Exelon has provided a Default Notice to Zion Solutions’ Parent and Zion Solutions with respect thereto.]

[2.  A Material Letter of Credit Default described in Section 3.1.3 or 3.1.5 of the Agreement has occurred and is continuing, and Exelon has provided a Default Notice to Zion Solutions’ Parent and Zion Solutions with respect thereto at least sixty (60) days prior to the date hereof.  Zion Solutions’ Parent has not cured such Material Letter of Credit Default and Zion Solutions has not informed Exelon pursuant to Section 3.2.2 of the Agreement that there is a dispute as to whether such Material Letter of Credit Default exists.]

[2.  A Material Letter of Credit Default described in Section 3.1.3 or 3.1.5 of the Agreement has occurred and is continuing, and Exelon has provided a Default Notice to Zion Solutions’ Parent and Zion Solutions with respect thereto at least sixty (60) days prior to the date hereof.  In accordance with Article 7 of the Agreement, a panel of arbitrators has determined that such Material Letter of Credit Default exists.]

22

[2.  A Material Letter of Credit Default described in Section 3.1.3 or 3.1.5 of the Agreement has occurred and is continuing, and Exelon has provided a Default Notice to Zion Solutions’ Parent and Zion Solutions with respect thereto at least sixty (60) days prior to the date hereof.  A panel of arbitrators has not determined whether such Material Letter of Credit Default exists in accordance with Article 7 of the Agreement, but the Letter of Credit will expire in less than thirty (30) days and has not been replaced.]

3.  Substantial Completion (as defined in the Agreement) has not occurred.

4.  Exelon is entitled, in accordance with the terms of the Agreement and the Letter of Credit, to make a drawing under the Letter of Credit in respect of the amount set forth in the accompanying Sight Draft.

5.  All payments under the Letter of Credit shall be made by wire transfer of immediately available funds to [Buyer Backup NDT] at [Name of [Buyer Backup NDT’s] bank], for credit to account no.      .  No payments under the Letter of Credit shall be paid to any person or entity (including Exelon) other than [Buyer Backup NDT], and Exelon has no ownership or other interest in such payments.

EXELON GENERATION COMPANY, LLC
a Pennsylvania limited liability company.

By:

Name:

Title:

23

Exhibit C to

Letter of Credit No.

[LETTERHEAD OF BENEFICIARY]

[DATE.]

CONSENT TO TERMINATION OF LETTER OF CREDIT

[           ]

[           ]

Re:	Irrevocable Letter of Credit No.

Ladies and Gentlemen:

Reference is made to the Irrevocable Letter of Credit No.             (the “Letter of Credit”) issued by [          ], for the account of EnergySolutions, LLC, a Utah limited liability company [or EnergySolutions, Inc., a Delaware corporation].  The undersigned beneficiary of such Letter of Credit hereby consents to the termination of the Letter of Credit, effective immediately, and is surrendering the Letter of Credit herewith for cancellation.

IN WITNESS WHEREOF, Exelon Generation Company, LLC, a Pennsylvania limited liability company, has executed and delivered this certificate as of the      day of           ,         .

EXELON GENERATION COMPANY, LLC
a Pennsylvania limited liability company.

By:

Name:

Title:

24

Exhibit D to

Letter of Credit No.

NOTICE OF EXTENSION

[LETTERHEAD OF ISSUING BANK]

[DATE]

To: Exelon Generation Company, LLC

[          ]

[          ]

Re:	Irrevocable Letter of Credit No.

Ladies and Gentlemen:

We hereby irrevocably agree to extend the expiration date of the above-referenced Letter of Credit no.                to expire on                   (date), which date, for all purposes of the above-referenced Letter of Credit, shall be the Expiration Date of the Letter of Credit from and after the issuance of this Notice of Extension, unless and until we issue a subsequent Notice of Extension extending the Expiration Date to a later date.

Very truly yours,

[ ],
as Issuing Bank

By:

Name:

Title:

cc:                                              (Applicant Name)

25

Exhibit E to

Letter of Credit No.

CONSENT TO REDUCTION OF LETTER OF CREDIT

Reference is made to the Irrevocable Letter of Credit No.             (the “Letter of Credit”) issued by [          ], for the account of EnergySolutions, LLC, a Utah limited liability company [or EnergySolutions, Inc., a Delaware corporation (“Guarantor”)],.  The undersigned beneficiary of such Letter of Credit hereby consents to a permanent reduction in the amount available to be drawn under the Letter of Credit, effective immediately, to $             .

IN WITNESS WHEREOF, Exelon Generation Company, LLC, a Pennsylvania limited liability company, has executed and delivered this certificate as of the      day of           ,         .

EXELON GENERATION COMPANY, LLC

By:
Name:
Title:

26

EXHIBIT G

When Recorded Return To:

Grantee’s Address:

Space above for County Recorder’s Use

[PARCEL I.D. #                                ]

Irrevocable Easement for Disposal Capacity

This Irrevocable Easement for Disposal Capacity (the “Grant”) is made this    day of        , 2007, by ENERGYSOLUTIONS LLC, a Utah limited liability company formerly known as Envirocare of Utah, LLC (“Grantor”), to the Trustee of the [NAME OF TRUST COMPANY OF BUYER BACKUP NDT TRUST], a                      trust (“Grantee”) (collectively, the “Parties”).

Recitals

A.            Grantor is the owner of that certain real property located in Tooele County, State of Utah, more particularly described on Exhibit A (the “Easement Area”), which it operates as a low level radioactive waste disposal facility (the “Clive Facility”).

B.            As used in this Grant, the term “Zion Station Site” refers to the entire site that is subject to the Nuclear Regulatory Commission Operating Licenses DPR-39 (Zion 1) and DPR-48 (Zion 2).

C.            Grantor, Exelon Generation Company, LLC, a Pennsylvania limited liability company (“Exelon”), EnergySolutions, Inc., and ZionSolutions, LLC, a Delaware limited liability company (“Zion Solutions”), have executed the Asset Sale Agreement dated as of December 11, 2007 (the “Sale Agreement”) pursuant to which Zion Solutions agreed to purchase and assume, and Exelon agreed to sell and assign, certain assets located at the Zion Station Site and certain associated liabilities, including the responsibility for Decommissioning the Zion Station Site.

D.            Grantor desires to dedicate, through this Grant, a portion of the Clive Facility to the disposal of all Class A Low Level Waste that may be shipped to the Clive Facility from the Zion Station Site during the course of Decommissioning the Zion Station Site and waste material situated in the Zion Station Site that can be made WAC-compliant through treatment, processing or other handling.

Grant of Easement

For and in the consideration of the promises and covenants contained herein and in the Sale Agreement and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the Parties grant and agree as follows:

1.            Definition of Terms.  All terms not otherwise defined herein shall have the meaning ascribed to them in the Sale Agreement or the Disposal Services Agreement.  Unless otherwise required by the context in which any term appears the singular shall include the plural and the plural shall include the singular.  In addition to the terms defined elsewhere in this Grant and in the Sale Agreement, for purposes of this Grant, the following terms are defined as follows:

a.             “Damages, Losses or Liability” means claims, demands, suits, losses, liabilities, damages, obligations, payments, costs and expenses (including, without limitation, the costs and expenses of any and all actions, suits, proceedings, assessments, judgments, settlements and compromises relating thereto and reasonable attorneys’ fees and reasonable disbursements in connection therewith).

b.             “Grantor Party” or “Grantor Parties” means Grantor, its Affiliates and/or Grantor’s successors.

c.             “Damages, Losses or Liability that arise solely out of the Inherent Nature of the Permitted Materials” means Damages, Losses or Liability that arise out of the nature of the Permitted Materials and that would occur even if the Permitted Materials were disposed of in accordance with all Laws, including Nuclear Laws and Environmental Laws, and in accordance with practices, methods and activities generally accepted in the radioactive waste disposal industry as good practices applicable to the disposal of Class A Low Level Waste and that are consistent with good business practices and safety.

d.             “Permitted Materials” means all Class A Low Level Waste situated at the Zion Station Site as of the date of this Grant or created during the course of Decommissioning the Zion Station Site and which is compliant with the Clive Facility WAC on the date of disposal under this Grant.

2.            Grant of Easement.  Grantor hereby grants and sets over to Grantee, its successors and assigns, an irrevocable easement to dispose of and deposit up to 7,500,000 cubic feet of Permitted Materials in, on, and over the Easement Area, and related access, ingress and egress on and over rail spurs, roads driveways and other surface areas as necessary to dispose of Permitted Materials in licensed and permitted disposal cells, to be exercised by Grantee, its successors and assigns, or their respective independent

2

contractors retained to handle and process Permitted Materials solely in accordance with the terms and conditions of this Grant (the “Easement”).

3.            Disposal of Materials.  If Grantee or an independent contractor of Grantee, other than a Grantor Party, disposes of any Permitted Materials pursuant to this Grant, any disposal shall be undertaken in accordance with the following terms, conditions and agreements:

a.             Compliance with Law and Good Practices.  Such disposal shall be undertaken in accordance with all Laws, including Nuclear Laws and Environmental Laws, and in accordance with practices, methods and activities generally accepted in the radioactive waste disposal industry as good practices applicable to the disposal of Class A Low Level Waste and that are consistent with good business practices and safety.

b.             Indemnification.  Grantee waives, releases and agrees to indemnify, hold harmless and defend (with legal counsel selected by Grantee) the Grantor Parties from and against any and all Damages, Losses or Liability of any nature on account of injury to persons, loss of life, or damage to property, and/or that pertain to Environmental Claims, in each case to the extent arising out of the exercise of Grantee’s rights under this Grant, other than those Damages, Losses or Liability that arise out of the Inherent Nature of the Permitted Materials or the violation of applicable Law, any act or omission of a Grantor Party, or any breach or failure in performance of any contractual obligation of a Grantor Party.

c.             Hazardous Substances.  Grantee may only use Hazardous Substances within the Easement Area as are reasonably necessary to complete disposal of the Permitted Materials, and solely in accordance with generally recognized industry standards and all Environmental Laws.  Except for materials used in accordance with the standards set forth above and the Permitted Materials, Grantee shall not create, generate, store, treat, emit, dispose of, release, threaten to release, or cause to be created, generated, stored, treated, emitted, disposed of, released, or threatened to be released any Hazardous Substance or Nuclear Material on, over or under the Easement Area, or any property adjacent thereto.  If Grantee breaches any of its obligations set forth in this paragraph, Grantee shall, upon a Grantor Party’s request and at Grantee’s sole cost and expense, promptly and diligently undertake, perform and complete any and all activities necessary, to the extent allowable at law, to remove, remediate and eliminate any and all Hazardous Substances present in the Easement Area or any property adjacent thereto by reason of such breach and to obtain appropriate governmental agency certification that such removal, remediation and elimination are complete.

d.             No Liens.  Grantee shall not permit any lien or claim of mechanics or laborers to be filed against the Easement Area, or part or parts thereof, for any work, labor or materials furnished, alleged to have been furnished or to be furnished pursuant to any agreement by, through or under the Grantee (“Lien”) other than Liens in favor of a Grantor Party or arising by, through or under a Grantor Party.  Within thirty (30) days after the date of the filing or recording of any such Lien, Grantee shall cause the same to be paid and discharged of record or bonded over or to initiate proceedings challenging the

3

validity of any such Lien.  If such a proceeding results in a final judgment (not subject to further appeal) upholding the validity of the Lien, Grantee shall pay and discharge the Lien of record within thirty (30) days after the date of the entry of such judgment.  If Grantee does not pay and discharge any such Lien within the above time periods, a Grantor Party may pay and discharge the Lien.  In such event, the amount the Grantor Party paid to discharge the Lien together with all other related Damages, Losses, or Liability of the Grantor Party shall be deemed to be an obligation of Grantee immediately owing to the Grantor Party.

e.             Damage to Property.  Grantee shall promptly repair or replace at its cost and expense any property or facilities of the Grantor Parties damaged or injured by the acts or omissions of Grantee or its agents in the course of conducting any activities within the Easement Area.  Except for acts of gross negligence or intentional misconduct, Grantee shall not be responsible for the restoration of any land that is physically disturbed as a result of activities undertaken pursuant to this Grant or the repair or replacement of property or facilities that may be required by reason of acts or omissions of a Grantor Party; provided that Grantee shall not be required to restore land that is physically disturbed to a degree or extent that would reasonably be expected to result from normal use of the Clive Facility or repair or replace property or facilities subject to wear and tear to a degree or extent that would reasonably be expected to result from normal use of such property or facilities in the ordinary course of operation of the Clive Facility.

4.             Term of Easement.  The Easement shall continue until such time as all of the Permitted Materials have been disposed of either at the Clive Facility or some other properly permitted Low Level Waste disposal facility.  When such material has been so disposed of, this Grant shall automatically lapse and expire and, within ten (10) business days after Grantor’s or its successor’s written request therefor, Grantee shall deliver to Grantor or its successor a recordable release of this Grant.

5.             Covenants to Run With the Land.  Subject to Paragraph 4, the easement, covenants, terms and conditions of this Grant and the rights related thereto shall constitute covenants running with the land, and shall burden the Easement Area as the servient estate and shall be binding upon Grantor and its successors, assigns, and any person acquiring an interest in the Easement Area.

6.     No Fees or Charges.   No fee, charge or other cost shall be imposed by Grantor on the exercise by Grantee or any independent contractor of Grantee of rights under this Grant.  The foregoing shall not preclude the payment of fees or charges that may become due a Grantor Party for services related to the transportation, treatment, processing or other handling of Permitted Materials under a separate agreement between Grantee and a Grantor Party.

7.             Assignment.  This Grant and all of the provisions hereof shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns.  Grantee may assign its rights and obligations under this Grant, in whole or in part, to Zion Solutions and its successors and assigns.  Grantee shall not otherwise assign its rights and obligations under this Grant without the prior written consent of Grantor.

4

8.             Amendment, Modification and Waiver.  This Grant may be amended, modified or supplemented by written agreement of Grantor and Grantee only with the prior written consent of Zion Solutions and Exelon, which consent may be withheld in the sole discretion of Zion Solutions and Exelon.  No failure or delay of any Party to exercise any right or remedy under this Grant shall constitute a waiver of such or any other right or remedy hereunder.  Any failure of a Party to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party granting such waiver, but such waiver of such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent failure to comply therewith.

ENERGYSOLUTIONS, LLC

By:

Name:

Title:

[NAME OF TRUST COMPANY OF BUYER BACKUP NDT TRUST]

By:

Name:

Title:

5

STATE OF	)
: ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me this     day of            , 200    by                                                  , the                                                of ENERGYSOLUTIONS, LLC, a Utah  limited liability company.

NOTARY PUBLIC

My Commission Expires:	Residing at:

STATE OF	)
: ss.
COUNTY OF	)

The foregoing instrument was acknowledged before me this     day of            , 200    by                                                  , the                                                of [NAME OF TRUST COMPANY OF BUYER BACKUP NDT TRUST], a                                    trust company.

NOTARY PUBLIC

My Commission Expires:	Residing at:

6

LENDER CONSENT AND SUBORDINATION

Each of the undersigned, FIRST AMERICAN TITLE INSURANCE COMPANY, a California corporation, in its capacity as Trustee under that certain Utah Deed of Trust and Fixture Filing dated as of January 31, 2005, which was recorded on January 31, 2005, as Entry No. 235387 (as amended, supplemented, modified and restated, the “Deed of Trust”), and CITICORP NORTH AMERICA, INC., a          corporation, in its capacity as the successor in interest and assignee of Calyon New York Branch as the Administrative Agent and Collateral Agent under the Deed of Trust, which have an interest in the Easement Area above described pursuant to the Deed of Trust, do hereby irrevocably consent to the foregoing Easement and subordinate their interests, and the interests of all lenders under the Credit Agreement (as defined in the Deed of Trust) in the Easement Area to such Easement.

IN WITNESS WHEREOF, each of the undersigned has executed and delivered this instrument as of this        day of                    20  .

FIRST AMERICAN TITLE INSURANCE COMPANY

BY:

NAME:

TITLE:

STATE OF

COUNTY OF

I,                              , a Notary Public in and for the State and County aforesaid, do hereby certify that                       , personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he/she signed and delivered such instrument as his/her free and voluntary act, for the uses and purposes therein set forth.

Given under my hand and notarial seal this      day of               20  .

My Commission Expires	Notary Public

CITICORP NORTH AMERICA, INC.

7

BY:

NAME:

TITLE:

STATE OF

COUNTY OF

I,                              , a Notary Public in and for the State and County aforesaid, do hereby certify that                       , personally known to me to be the same person whose name is subscribed to the foregoing instrument, appeared before me this day in person and acknowledged that he/she signed and delivered such instrument as his/her free and voluntary act, for the uses and purposes therein set forth.

Given under my hand and notarial seal this      day of               20  .

My Commission Expires	Notary Public

[Add similar consents and subordinations from

other holders of mortgages or deeds of trust, if any.]

8

Exhibit A

The Easement Area

BEGINNING at the Northeast Corner of Section 32, Township 1 South, Range 11 West, Salt Lake Base and Meridian, and running thence South 00°34’50” West along the Section line 2592.91 feet to the East Quarter Corner of said Section 32; thence South 01°21’27” West along the Section line 2691.83 feet to the Southeast Corner of said Section 32; thence North 88°55’29” West along the Section line 2641.70 feet to the South Quarter Corner of said Section 32; thence North 88°55’07” West along the Section line 2642.25 feet to the Southwest Corner of said Section 32; thence North 01°00’42” East along the Section line 2642.11 feet to the West Quarter Corner of said Section 32; thence North 01°00’24” East along the Section line 2642.53 feet to the Northwest Corner of said Section 32; thence North 01°00’11” East along the Section line 330.24 feet to the Northwest Corner of the South Half of the South Half of the South Half of the Southwest Quarter of Section 29, Township 1 South, Range 11 West, Salt Lake Base and Meridian; thence South 88°54’12” East along the North line of said South Half of the South Half of the South Half of the Southwest Quarter 2640.41 feet to the Northeast Corner of said South Half of the South Half of the South Half of the Southwest Quarter; thence South 88°57’22” East along the North line of the South Half of the South Half of the Southwest Quarter of the Southeast Quarter of said Section 29, 1320.21 feet to the Northeast corner of said South Half of the South Half of the Southwest Quarter of the Southeast Quarter; thence South 00°59’25” West along the West line of said South Half of the South Half of the Southwest Quarter of the Southeast Quarter, 330.21 feet to the South line of said Section 29; thence South 88°55’17” East along said South line 1320.23 feet to the point of beginning.

LESS AND EXCEPTING THE FOLLOWING:

Beginning at a point located 1120.32 feet North 88º55’17” West along the Section Line and 329.49 feet South 01º00’43” West from the Northeast Corner of Section 32, Township 1 South, Range 11 West, Salt Lake Base and Meridian; and running thence North 88º55’49” West 1503.72 feet; thence South 01º04’06” West 2880.50 feet; thence South 88º55’49” East 1503.72 feet; thence North 01º04’06” East 2880.50 feet to the point of beginning.

[Legal description of Easement Area must be verified

to the satisfaction of Exelon prior to execution]

A-1

EXHIBIT H

ENERGYSOLUTIONS, LLC

DISPOSAL AGREEMENT

THIS AGREEMENT made and entered into as of this          day of                   200   (Agreement) by and between          [NAME OF TRUST COMPANY OF BUYER BACKUP NDT TRUST], as Trustee (Customer), and ENERGYSOLUTIONS, LLC, a Utah limited liability company (EnergySolutions).

 RECITALS:

A.            Exelon Generation Company, LLC (Exelon), EnergySolutions, EnergySolutions, Inc., and ZionSolutions, LLC, a wholly owned subsidiary of EnergySolutions (Zion Solutions), have entered into that Asset Sale Agreement, dated as of   December 11, 2007, pursuant to which Exelon agreed, subject to the terms and conditions of the Asset Sale Agreement, to, among other things, sell, assign, convey, transfer and deliver all of its right, title and interest to the Zion Assets to Zion Solutions;

B.            EnergySolutions has entered into that Performance Guarantee, dated of December 11, 2007 (the Performance Guarantee) pursuant to which EnergySolutions has agreed to guarantee, among other things, when due, all obligations of Zion Solutions under the Asset Sale Agreement;

C.            Exelon and EnergySolutions have entered into that Pledge Agreement, dated as of            , 200  (the Pledge Agreement), pursuant to which EnergySolutions pledged to Exelon 100% of EnergySolutions equity interests in Zion Solutions as collateral for its obligations under the Performance Guarantee;

D.            The Asset Sale Agreement provides that Zion Solutions shall create and maintain the Buyer Backup NDT, separate from the Buyer NDF and Buyer QDF to serve as an additional or backup decommissioning funding assurance for the Zion Station Site;

E.             The Asset Sale Agreement provides that the Buyer Backup NDT shall hold the Disposal Capacity Asset, consisting of the Irrevocable Easement for Disposal Capacity and this Agreement, which combined provide for an assignable and marketable asset created for the benefit of the Buyer Backup NDT through an irrevocable right to capacity at EnergySolutions’ Clive, Utah Facility (the Facility) for the disposal of any or all of the WAC-compliant Class A Low Level Waste situated in the Zion Station Site and waste material situated in the Zion Station Site that can be made WAC-compliant through treatment, processing or other handling in accordance with this Agreement  upon the occurrence of any Event of Default (as defined in the Pledge Agreement);

F.             Upon and following an Event of Default Customer may desire to have EnergySolutions receive, dispose and treat, as appropriate, the Waste Material as listed and described in Schedule “A” (Waste Material) at the Facility, which has been duly licensed and/or permitted by the State of

Utah, the United States Nuclear Regulatory Commission and the United States Environmental Protection Agency for the management and disposal of the Waste Material, as appropriate;

G.            Incorporated by reference is EnergySolutions’ license #UT2300249 with amendments, issued by the State of Utah; Mixed Waste Permit UTD982598898, with amendments, issued by the State of Utah; Hazardous Solid Waste Permit UTD982598898 issued by the United States Environmental Protection Agency; Ground Water Quality Discharge Permit No. UGW450005, with amendments, issued by the State of Utah; 11e.(2) Byproduct Material License SMC-1559, with amendments, issued by the United States Nuclear Regulatory Commission; and EnergySolutions Waste Acceptance Criteria (WAC). Said licenses, permits and WAC are hereinafter collectively called “EnergySolutions’ License.” The receipt, handling, storage, treatment and disposition of the Waste Material are also subject to numerous governmental laws, rules, regulations, ordinances, actions and requests (collectively the Regulations).  EnergySolutions’ License allows EnergySolutions to receive, store, treat, and dispose of the Waste Material.  Customer has reviewed EnergySolutions’ License and is familiar with the Regulations.  Customer agrees to comply with EnergySolutions’ License and all Regulations for Waste Material covered under this Agreement, to the extent applicable to Customer; and

H.            Upon and following an Event of Default EnergySolutions is willing to receive, handle, store, treat, and dispose of the Waste Material in accordance with the terms and conditions of this Agreement, EnergySolutions’ License and pursuant to all applicable Regulations.

NOW, THEREFORE, in consideration of the payments to be made by Customer to EnergySolutions as herein provided, and the mutual covenants and agreements herein contained, Customer hereby engages EnergySolutions and EnergySolutions hereby agrees to receive, handle, store, treat, and dispose, as applicable, the Waste Material upon the terms and conditions hereinafter set forth.

All capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Asset Sale Agreement.

1.     TERM OF AGREEMENT.

(a)   Term.  This Agreement shall commence on the date hereinabove indicated and it shall terminate upon removal of all of the WAC-compliant Class A Low Level Waste situated in the Zion Station Site, or Waste Material situated in the Zion Station Site that can be made WAC-compliant through treatment, processing or other handling in accordance with this Agreement, that is required to be removed by the NRC or any other governmental authority with jurisdiction to impose removal requirements unless this Agreement is terminated earlier as provided in this Agreement.

(b)   Condition to Effectiveness.  EnergySolutions’ obligations to receive, handle, store, treat, and dispose, as applicable, the Waste Material under this Agreement shall only become effective upon the occurrence of an Event of Default.

2

2.     WASTE MATERIAL.

(a) EnergySolutions has reserved adequate space at the Facility to receive all Waste Material during the term of this Agreement pursuant to the terms of the Irrevocable Easement for Disposal Capacity.   Pursuant to the Irrevocable Easement for Disposal Capacity, EnergySolutions has reserved 7,500,000 cubic feet of space in the Facility for Waste Material.

(b) The Waste Material to be received and disposed of under this Agreement shall be only of the type set forth in  Schedule “A.”  Prior to Customer delivering the Waste Material to EnergySolutions for handling and management under this Agreement, Customer shall prepare and submit to EnergySolutions, for EnergySolutions’ approval, all certifications reasonably required by EnergySolutions and EnergySolutions’ License to assure EnergySolutions that the Waste Material is as specified in Schedule “A” and meets the requirements for handling and management at the Facility.  Customer represents and warrants that the information contained in its completed Waste Profile Forms is true and correct, and Customer acknowledges that EnergySolutions can rely on the information contained in such Waste Profile Forms.  Customer’s Waste Profile Forms shall identify separate Waste Streams.  Customer shall commence shipment or delivery of the Waste Material to EnergySolutions only upon approval by EnergySolutions in accordance with Schedules “A” and “B,” which approvals shall not be unreasonably withheld, delayed or conditioned.

(c) Customer may deliver Waste Material for handling, storage, treatment and disposal at the Facility as set forth in  Schedule “A”. Under no circumstances shall Customer be liable to EnergySolutions for failure to deliver any particular quantity of Waste Material to the Facility for disposal by EnergySolutions.  In the event that, at any time or from time to time, the equipment, facilities, materials, personnel or other resources of EnergySolutions are insufficient, for any reason, to handle, store, treat, or otherwise provide disposal services on a timely and efficient basis for Customer and other customers of EnergySolutions, EnergySolutions shall, to the extent permitted under EnergySolutions’ contracts with other customers, perform disposal services for Customer under this Agreement on a priority basis.  If and to the extent that such priority treatment for Customer would constitute a breach by EnergySolutions of agreements with other customers, EnergySolutions may allocate its available equipment, facilities, materials, personnel and other resources among Customer and such other customers on a pro-rata basis according to their respective requirements at that time.

(d) Customer shall properly complete, execute and deliver to EnergySolutions all forms identified by EnergySolutions as pertaining to the Waste Material and which are required by EnergySolutions’ License or the Regulations, all of which forms are available from EnergySolutions.  Upon receipt and approval of fully executed forms by EnergySolutions, such forms, approvals and supporting information shall be incorporated by reference in Schedule “A” and shall constitute the description of the Waste Material pursuant to this Agreement.  Customer shall allow EnergySolutions to audit Customer’s Waste Material characterization process.   Additionally, with regard to Waste Material that contains hazardous waste, Customer shall

3

complete properly and in full and execute and deliver to EnergySolutions all forms that pertain to such Waste Material, including hazardous waste manifests and notices and certifications as required of a hazardous waste generator (and/or treater) as provided in 40 CFR 262 Subpart B and 40 CFR 268.7.  EnergySolutions shall be entitled to rely on the information and data set forth in said forms as true and correct.  All said forms must be signed by Customer or Customer’s authorized representative and identify separate waste streams.  Said forms shall also be signed by such other persons or entities as EnergySolutions may reasonably require.

3.    TREATMENT.

EnergySolutions will treat for disposal Waste Material in Schedule “A” to be delivered for treatment.  EnergySolutions now has or will use its best efforts to formulate a waste treatment method and shall perform treatment pursuant to such method for the purpose of treatment to a standard that will permit disposal of such Waste Material at the Facility.  Customer shall retain the right to review and approve waste treatment, processing or other handling methods that are used to make Waste Materials WAC-compliant Class A Low Level Waste through treatment.  EnergySolutions does not assure or warrant that it will be able to formulate a suitable treatment method or formula, nor that treatment will allow the Waste Material to be disposed at the Facility; provided that EnergySolutions shall treat Non-Conforming Waste Material in accordance with the requirements of Paragraph 4.   If such treatment is not successful with respect to all the Waste Material to be disposed at the Facility in accordance with EnergySolutions’ License and the Regulations and the Waste Material shall be Non-Conforming Waste Material pursuant to Paragraph 4(a)(2), Customer shall be responsible for payment of EnergySolutions’ costs associated with the Non-Conforming Waste Material set forth in Paragraph 4(c).  Any fines or costs otherwise required to be paid by Customer pursuant to Paragraph 4 shall not apply to any waste that was originally contracted to be treated by EnergySolutions, to the extent that EnergySolutions caused the action that created the fine or cost.

4.     NON-CONFORMING WASTE MATERIAL.

EnergySolutions shall, at the request of Customer and subject to payment under Paragraph 10, perform a walk-down of the Zion Station Site with Customer and assist Customer in the development of profiles for materials at the Zion Station Site for the establishment of waste profiles and to prevent the shipment of Non-Conforming Waste Material to the Facility.

(a) Shipments of Waste Material shall be considered Non-Conforming Waste Material, when:

(1) it is not in accordance with the analyses, descriptions, specifications or limitations stated in Customer’s approved waste description forms and Waste Profile Forms, as required pursuant to Paragraph 2 and Schedule “A;” or

(2) after treatment by EnergySolutions using scientifically accepted standards and procedures the Waste Material is not then in compliance with the standards for treated Waste Material as set forth in EnergySolutions’ License or the Regulations; or

4

(3) the Waste Material does not comply with  EnergySolutions’ License or the Regulations other than for lack of treatment as required by this Agreement, including, but not limited to,  manifesting errors, failures to comply with Department of Transportation (DOT) transportation requirements, etc. (i.e., a customer shipment without a Notice to Transport from EnergySolutions is prohibited under EnergySolutions’ License and, therefore, it is a Non-Conforming Waste Material shipment).

(b) Upon discovering any Non-Conforming Waste Material shipped to the Facility by Customer, EnergySolutions will perform treatment or further treatment of the Non-Conforming Waste Material so as to allow disposal at the Facility, to the extent possible.   If such treatment or further treatment of such Non-Conforming Waste Material is not effective to allow disposal of such Non-Conforming Waste material at the Facility, EnergySolutions will give prompt written notification to Customer.  The notice shall advise of which of the following steps EnergySolutions intends to take with regard to the Non-Conforming Waste Material and, except as limited or precluded by action or demand of a governmental authority, said notification shall be given not less than two (2) Working Days prior to EnergySolutions implementing those steps:

(1) perform treatment or further treatment of the Non-Conforming Waste Material so as to allow disposal;

(2) to the extent it is not possible to perform treatment or further treatment of the Non-Conforming Waste Material so as to allow disposal at the Facility, perform other suitable management practices that are prudent considering the nature of the Non-Conforming Waste Material, the Regulations, and input from regulatory authorities;

(3) to the extent it is not possible to perform treatment or further treatment of the Non-Conforming Waste Material so as to allow disposal at the Facility or perform other suitable management practices that are prudent considering the nature of the Non-Conforming Waste Material, the Regulations, and input from regulatory authorities, remove or cause to be removed any Non-Conforming Waste Material from the Facility;

(4) subject to paragraph 4(e), make its own arrangements to cause such Waste Material to be returned to Customer at Customer’s cost, if within a reasonable time after demand, Customer fails or refuses to undertake and complete removal of the Non-Conforming Waste Material from the Facility;

(5) suspend Customer’s right to ship Waste Material to EnergySolutions, until Customer has fully addressed all matters related to shipments of Non-Conforming Waste Material in accordance with the requirements of EnergySolutions’ License and the Regulations.

(c) EnergySolutions may charge Customer for all direct costs incurred by EnergySolutions arising out of its management of the Non-Conforming Waste Material.  These costs may include EnergySolutions’ expenses reasonably incurred for any treatment or attempted treatment of the

5

Non-Conforming Waste Material, disposal of the Non-Conforming Waste Material at the Facility, any fines or penalties levied against EnergySolutions, and all other charges, rates, expenses, fees, and damages arising out of EnergySolutions management of such Non-Conforming Waste Material, including the preparation for removal and/or removal of the Non-Conforming Waste Material plus any additional charges specified in Schedule “C.”

(d) In the event that EnergySolutions determines that Waste Material is Non-Conforming Waste Material after it has been treated and disposed at the Facility, EnergySolutions may charge Customer an amount equal to the costs reasonably incurred by EnergySolutions to retrieve and dispose the Waste Material, plus any additional charges, as specified in Schedule “C”.

(e) All direct costs and expenses, fees and direct damages associated with transporting and preparing to transport Non-Conforming Waste Material from the Facility shall be paid by Customer.  EnergySolutions shall invoice Customer for the Non-Conforming Waste Material in accordance with Paragraph 9. Customer shall be given a reasonable opportunity to arrange for the return of Non-Conforming Waste Material by such means of transport as Customer shall select.  If Customer does not so arrange for transportation for the return of Non-Conforming Waste Material within twenty (20) Working Days after being advised by EnergySolutions of the existence of such Non-Conforming Waste Material, EnergySolutions may arrange for return of the Non-Conforming Waste Material to Customer, in which event such Non-Conforming Waste Material shall be transported to Customer by such reasonable means of transportation as EnergySolutions shall select and EnergySolutions shall ensure that such transportation meets all applicable regulatory requirements applicable to the transportation of such material.

(f) Customer agrees to maintain all necessary licenses and permits to receive all returned Non-Conforming Waste Material at Customer’s facility, or Customer shall designate an alternate facility that is fully licensed and permitted to receive Non-Conforming Waste Material shipped from the Facility.  Customer further agrees to be prepared to receive such Non-Conforming Waste Material at its facility or a designated facility within twenty (20) Working Days after notification by EnergySolutions.

(g) Customer shall pay and save harmless and indemnify EnergySolutions from any and all direct costs and losses, or other direct damages incurred by EnergySolutions arising out of its treatment and handling of Non-Conforming Waste Material, excluding treatment and handling for which charges are specified in this Agreement, including payment of any demurrage, terminal or storage charges invoiced to EnergySolutions by the carrier transporting the Waste Material to the Facility.

6

5.     TRANSPORTATION AND DELIVERY.

(a) Customer shall transport and deliver the Waste Material or cause it to be transported and delivered to the Facility in the manner and pursuant to the schedule specified in Schedule “B.”  The Waste Material shall be transported and delivered only as follows: (1) in vehicles or rail cars, (2) in bulk or packaged as required by DOT in 49 CFR 173, 178 and 179 and other applicable regulations and as approved by EnergySolutions in writing before loading and shipment (which approval will not be unreasonably withheld, delayed or conditioned), and (3) in accordance with EnergySolutions’ License and the Regulations.  All Waste Material will be packaged in accordance with the Regulations, including 49 CFR regulations for radioactive material.  Unless otherwise agreed, EnergySolutions shall have no responsibility for arranging for, scheduling or transporting the Waste Material.

(b) A Uniform Low-Level Radioactive Waste Manifest (Manifest) shall be completed properly and in full and executed by Customer and delivered to EnergySolutions for and together with each loaded transport vehicle.  Customer shall comply with all applicable regulations regarding shipping papers and, when applicable, the requirements for hazardous waste manifests.  Additionally, Customer shall provide to EnergySolutions a copy of the completed and executed Manifest prior to arrival at the Facility of the shipment for which the Manifest has been prepared.  All Waste Material shipped on an individual Manifest shall be considered a “Shipment” under the terms of this Agreement.

(c) If the loaded transport vehicle and/or containers do not conform to the requirements of EnergySolutions’ License or the Regulations, or if they arrive damaged or excessively difficult to unload, EnergySolutions shall give notification to Customer, and advise Customer of EnergySolutions’ proposed corrective action and an estimate of the costs to correct the problem, if any.  Customer shall have forty-eight (48) hours to (1) advise EnergySolutions if it does not wish EnergySolutions to proceed with the proposed corrective action or (2) direct an alternative course of conduct. Under no circumstances shall such transport vehicle and/or containers be considered as accepted because the same are located at the Facility.  If EnergySolutions does not receive timely notice from Customer not to proceed with the proposed corrective action or is not directed to take an alternative course of conduct, EnergySolutions will proceed with the proposed corrective action and may thereafter charge Customer the fees identified in Paragraph 4(c) to manage such transport vehicles and/or containers plus the direct costs incurred in the corrective work including demurrage charges.

(d) EnergySolutions shall unload and release transporting vehicles and containers as provided in Schedule “B.”  If, upon delivery or during unloading, EnergySolutions determines that the transport vehicles and/or containers are contaminated, leaking, or are otherwise determined to not be packaged as required by 49 CFR 173, or Paragraph 6, EnergySolutions shall give written notification to Customer.  EnergySolutions shall perform decontamination and other necessary services to the transport vehicles and/or containers or, at its option, arrange for said services to be performed.  EnergySolutions shall invoice Customer for said services at the rates set forth in Schedule “C.”  Customer represents and warrants that, prior to shipping to EnergySolutions, all

7

transporting vehicles were free from contamination to at least the “sole use” standard outlined in Schedule “B.”

(e) Customer acknowledges that the lawful and timely disposal of the Waste Material and any agreed treatment thereof makes critical and vital the scheduling for delivery of the Waste Material to the Facility.  Customer, therefore, shall deliver the Waste Material at the Facility strictly according to the schedule and conditions set forth in Schedule “B.”

(f) In the event that EnergySolutions is billed by a carrier for demurrage, terminal or storage charges for which Customer has herein agreed to make payment, then EnergySolutions shall invoice Customer for all said demurrage and other charges within thirty (30) business days after receipt of invoice from the carrier.  Customer shall make payment of said invoice to EnergySolutions pursuant to Paragraph 8.

6.    PACKAGING.

Customer shall be responsible for all packages and containers and warrants their compliance with the requirements and specifications in Schedule “B,” and with all rules, regulations, laws and/or ordinances which may be applicable to the safety, packaging, storage or transportation of such containers.  Any Waste Material found in the delivery vehicle that is not packaged as described in Schedule “B,” in EnergySolutions’ sole discretion, will be considered Non-Conforming Waste Material and managed as described in Paragraph 4.

7.    REPRESENTATIONS AND WARRANTIES.

(a)  CUSTOMER.  Customer represents and warrants as follows:

(1) All Waste Material delivered to EnergySolutions shall conform in every material respect with the description contained in Schedule “A” and with EnergySolutions’ License;

(2) Prior to delivery of the Waste Material to EnergySolutions, Customer shall have obtained all required permits and approvals for shipment and delivery of the Waste Material; and

(3) Unless EnergySolutions has otherwise agreed to provide vehicles, rail cars, containers, packages, or equipment for the shipment, transportation, or delivery of Waste Material, Customer and all vehicles, rail cars, containers, packages, or equipment used by Customer in the shipment, transportation , or delivery of the Waste Material shall comply with the Regulations and EnergySolutions’ License for operation and management of the Facility, and with all instructions and/or regulations of the Utah Department of Environmental Quality and/or other governmental authority having jurisdiction over the Facility and/or over the transport of Waste Material to the Facility.

8

(b) ENERGYSOLUTIONS.  EnergySolutions acknowledges the toxic and physical characteristics of all of the Waste Material identified in Schedule “A” and represents and warrants as follows:

(1) It is authorized pursuant to EnergySolutions’ License and the Regulations to receive, store and dispose of the Waste Material at the Facility and to treat for disposal the Waste Material identified in Schedule “A” as being delivered for treatment and disposal;

(2) It shall use scientifically accepted standards and procedures approved by applicable regulatory authorities for treatment of any of the Waste Material as is identified in Schedule “A” as being delivered for treatment and for disposal; and

(3) It shall perform its services in compliance with EnergySolutions’ License, this Agreement, and the Regulations.

8.     INDEMNIFICATION.

(a)  To the extent caused by the Customer’s breach of any term or provision of this Agreement, or by the negligent or willful act or omission of the Customer, its employees, agents or subcontractors (other than EnergySolutions or its Affiliates) in the performance of this Agreement, Customer agrees to indemnify, save harmless and defend EnergySolutions from and against any and all liabilities, claims, penalties, forfeitures, proceedings, suits, and the costs and expenses incident thereto (including costs of defense, settlement, and reasonable attorneys’ fees), which EnergySolutions may hereafter incur, become responsible for or pay out, as a result of death or bodily injuries to any person, destruction of property of whatever kind or any other interest, or contamination of or adverse effect on the environment or any violation of governmental laws, regulations or orders.

(b)  The indemnification obligation of Customer hereunder is subject to the following:  (1) EnergySolutions shall provide prompt notice to Customer of any liability, damage, claim or other action for which EnergySolutions may seek indemnification; (2) except in the case in which Customer is an adverse party to EnergySolutions, Customer shall have the opportunity to participate fully, at its expense, in any administrative or judicial proceeding, including any settlement negotiations, with respect to any claim for which indemnification may be sought and (3) EnergySolutions shall be obligated to exert reasonable efforts to mitigate any loss or damage for which it may seek indemnification.

(c)  To the extent caused by EnergySolutions’ breach of any term or provision of this Agreement, or by the negligent or willful act or omission of EnergySolutions or its Affiliates, or their respective employees, agents or subcontractors in the performance of this Agreement, EnergySolutions shall indemnify, save harmless and defend Customer from and against any and all liabilities, claims, penalties, forfeitures, proceedings, suits, and the costs and expenses incident thereto (including costs of defense, settlement, and reasonable attorneys’ fees), which Customer may hereafter incur, become responsible for or pay out, as a result of death or bodily injuries to any

9

person, destruction of property of whatever kind or any other interest, or contamination of or adverse effect on the environment or any violation of governmental laws, regulations or orders.

(d)  The indemnification obligation of EnergySolutions hereunder is subject to the following:  (1) Customer shall provide prompt notice to EnergySolutions of any liability, damage, claim or other action for which Customer may seek indemnification; (2) except in the case in which EnergySolutions is an adverse party to Customer, EnergySolutions shall have the opportunity to participate fully, at its expense, in any administrative or judicial proceeding, including any settlement negotiations, with respect to any claim for which indemnification may be sought and (3) Customer shall be obligated to exert reasonable efforts to mitigate any loss or damage for which it may seek indemnification.

9.     LIMITATION OF LIABILITY; DAMAGES

(a)  Regardless of any other provision of this Agreement, under no circumstance will EnergySolutions be liable to Customer, nor will Customer be liable to EnergySolutions, whether in contract, tort (including negligence and strict liability) under any warranty or otherwise for any incidental, indirect, special or consequential damages of any kind, nature or amount whatsoever, including but not limited to loss of profits or revenue, even if advised of the possibility of such damages, except as otherwise provided in this Paragraph 9.

(b)  In the event of a breach or failure in performance of this Agreement by EnergySolutions, the effect of which is to prohibit or delay the handling, storage, treatment or disposal of Waste Material shipped to the Facility by Customer, in addition to any other damages of any kind or nature that Customer may be entitled to recover as a consequence thereof, Customer shall be entitled to recover from EnergySolutions: (1) the full cost of obtaining substitute disposal services and materials from another source in excess of the costs that Customer would be required to pay for such services and materials under this Agreement; (2) the incremental cost incurred by Customer in transporting such Waste Material to obtain such disposal services from another source; (3) any additional costs that Customer may incur in disposing of such Waste Material at the Facility or at another facility licensed to accept such Waste Material; (4) the incremental cost incurred by Customer in transporting such Waste Material to another facility licensed to accept such Waste Material if such Waste Material cannot be disposed at the Facility; (5) the costs of demurrage, terminal or storage occasioned by any delay in processing such Waste Material or delay in acceptance at the Facility or another facility licensed to accept such Waste Material; (6) incremental costs of permitting and licensing; and (7) costs of enforcement of this Agreement and collection of damages.

(c)  The provisions of this Paragraph 9 shall apply and control notwithstanding any other conflicting or inconsistent provision of this Agreement, to the fullest extent permitted by applicable law.

10

10.   PAYMENT.

(a) All obligations of EnergySolutions for the disposal of the Waste Material shall be performed as and when required under this Agreement without any payment or obligation of Customer to EnergySolutions.

(b) All obligations of EnergySolutions for the handling, storage, and treatment of the Waste Material shall be performed as and when required under this Agreement without any payment or obligation of Customer to EnergySolutions, other than the rates for services provided in Schedule “C”.  If EnergySolutions incurs any of the following direct out-of-pocket costs in performing services under this Agreement for which no rate of charge is specified in Schedule “C”, EnergySolutions may charge its direct out-of-pocket costs incurred in the performance of such services plus a mark-up of fifteen percent (15%) for any such costs other than taxes and fees payable to any governmental entity and purchases of materials or services from an Affiliate:

1.               Costs of treatment and/or processing of the Waste Material.

2.               Costs of permits relating to the disposal of the Waste Material.

3.               Costs relating to the characterization of the Waste Material.

4.               Costs relating to the packaging of the Waste Material.

5.               Costs relating to the transportation of the Waste Material.

6.               Costs relating to the decontamination of containers.

7.               Costs and payments specified in Paragraph 4 with respect to Non-Conforming Waste Material.

8.               Any other cost of service other than direct disposal of the Waste Material.

9.               Any and all federal, state and local taxes (excepting income and general real property taxes) and fees (including, but not limited to, fees for the long term care and site closure of the Facility) which may be imposed by a governmental entity after the date of this Agreement for Customer’s Waste Material delivered to the Facility.

10.         General Revenue Taxes imposed by the State of Utah.  Customer agrees to make payment to EnergySolutions for such taxes and/or fees as separate invoice line item.

(c) For payment purposes, volume or weight measurements of the Waste Material shall be made by EnergySolutions at any time prior to treatment as specified in Schedule “C.”

(d) EnergySolutions shall submit appropriate invoices to Customer as specified in Schedule “C.”  EnergySolutions shall keep copies of said invoices for a period of at least two (2) years.  All invoices shall be due and payable by Customer within thirty (30) days after receipt.    Subject to Paragraph 10(e), interest will accrue on unpaid amounts thirty (30) days from the invoice date at one and one-half percent (1.5%) per month (but not to exceed the lawful applicable rate).  Said interest is payable at the time of payment of the unpaid amount. Customer shall be liable to EnergySolutions under this Agreement for all reasonable costs, expenses, and attorney’s fees, incurred by EnergySolutions in collecting unpaid amounts.  Subject to Paragraph 10(e), failure to pay invoices within sixty (60) days after the invoice date shall constitute a material breach of this Agreement, and EnergySolutions may, in its sole discretion, suspend Customer’s shipping

11

privileges, require Customer to prepay EnergySolutions prior to each shipment of Waste Material or provide EnergySolutions with a cash security deposit, as determined by EnergySolutions, declare Customer in default, or take any other action available under the terms of this Agreement.

(e)  Notwithstanding any contrary provision of this Paragraph 10, EnergySolutions acknowledges that payment by Customer to EnergySolutions may be limited by provisions of the Lease Agreement and the Post-Closing Nuclear Decommissioning Trust Agreement that require deferral of payment of amounts otherwise due (but not to exceed $5,000,000 per month) in the event that Zion Solutions fails to achieve a Site Restoration Milestone under the Lease Agreement.  Customer shall not be deemed to be in breach or default of this Agreement or be required to pay interest or late charges for delay in payment by reason of such provisions of the Lease Agreement and the Post-Closing Nuclear Decommissioning Trust.

11.   TITLE TO WASTE MATERIAL.

Upon EnergySolutions accepting and taking possession at the Facility of Waste Material not requiring treatment and conforming to the requirements of this Agreement, title, risk of loss, and all other incidents of ownership, to the extent legally permissible, of that Waste Material shall thereupon transfer from Customer to EnergySolutions.  Customer shall retain ownership of, and shall retain risk of loss and all other liabilities and risks associated with, Waste Material arriving at the Facility for treatment until such time as EnergySolutions has completed treatment of said Waste Material and accepted it for disposal at the Facility in its treated condition (or at such earlier time as EnergySolutions is required to do so under this Agreement), at which time title, risk of loss and all other incidents of ownership, to the extent legally permissible, of that Waste Material shall thereupon transfer from Customer to EnergySolutions.  In no event shall title, risk of loss, or any other incident of ownership transfer from Customer to EnergySolutions with regard to Waste Material received and accepted by EnergySolutions for treatment where said treatment undertaken and completed in accordance with this Agreement does not qualify that Waste Material for final disposal at the Facility.  Customer shall, upon request by EnergySolutions, sign and deliver to EnergySolutions on an approved form, a bill of lading to all Waste Material accepted by EnergySolutions for disposal at the Facility.  Customer shall have no right to recovery of any material contained in the Waste Material accepted by EnergySolutions for disposal at the Facility or any credit for its potential value.  Title to Non-Conforming Waste Material shall not transfer to EnergySolutions and shall remain vested in Customer until treated in accordance with Paragraph 4 so as to allow disposal at the Facility. Title and ownership of Waste Material shall revert to Customer if Waste Material is determined to be Non-Conforming after ownership has transferred to EnergySolutions.  Customer shall remain obligated in accordance with Paragraph 4 in all respects with respect to Non-Conforming Waste Material.

12.   LIABILITY COVERAGE.

EnergySolutions shall maintain, at its expense, at least the following liability insurance coverage during the time that Waste Material is being received at the Facility and treated and/or disposed under this Agreement.

12

COVERAGE		LIMITS

(a)	Workman’s Compensation	Statutory
(b)	Employer’s Liability	$500,000 each occurrence
(c)	General Liability (Bodily Injury and Property Damage)	$1,000,000 each claim $2,000,000 aggregate limit
(d)	Pollution Liability	$5,000,000 each loss
$5,000,000 total for all losses
(e)	Automotive Liability (Bodily Injury and Property Damage)	$1,000,000 combined single limit
(f)	Nuclear Liability	$300,000,000
Shippers & Transporters

13.   FORCE MAJEURE.

The performance of this Agreement, except for the payment of money owing for services actually rendered hereunder, may be suspended or deferred by a party to the extent such party’s performance is affected by national defense requirements, any act of God, weather, war, terrorism, riot, fire, explosion, accident, flood, sabotage, an order, directive or request of a governmental agency that delivery, transportation, acceptance, treatment or disposal of the Waste Material be suspended or terminated, the lack of adequate containers or transportation facilities (other than railcars if EnergySolutions is required to provide railcars), any material noncompliance by the other party with EnergySolutions’ License, the Regulations, governmental requirements, laws, regulations, orders or actions, or any similar event beyond the reasonable control of either party which prevents the transportation, delivery, acceptance, treatment or disposal of the Waste Material; provided, however, any such event shall only be considered an event of force majeure to the extent that (1) such event is beyond the reasonable control of the non-performing party; (2) the non-performing party is unable to prevent, avoid, overcome or cure such event through the exercise of diligent efforts; (3) such event is not the proximate result of the non-performing party’s act, omission, fault or negligence, including, but not limited to, failure to maintain equipment in good working order, failure to comply with any contract, or failure to comply with all applicable laws and regulations; and (4) such event results in a material impairment of the party’s ability to perform. EnergySolutions shall give prompt written notice to Customer if any such event of force majeure shall occur or exist, stating the events or conditions that constitute the event of force majeure and the steps EnergySolutions is taking or intends to take to overcome such events or conditions, if any.  Failure of EnergySolutions to provide Customer the notice required by the preceding sentence within ninety (90) days after the date on which the event of force majeure first occurs, or, if later, first becomes reasonably apparent, shall be deemed a waiver of EnergySolutions’ rights relating to or arising from such event or condition. Each party shall use diligent efforts to overcome events of force majeure.  Each party shall give prompt written notice to the other party upon the termination of any event of force majeure.

13

Notwithstanding anything to the contrary contained in this Agreement, failure or delay of a party to provide the other party any of the notices required by this Paragraph shall not waive such party’s rights relating to or arising from an event of force majeure, unless such failure causes material prejudice to the other party.

14.   AUTHORIZED REPRESENTATIVES.

The parties shall act under this Agreement through their Authorized Representatives identified in Paragraph 17.  Any approval, notice, or other matter required to be in writing and signed, shall be signed by the parties’ Authorized Representatives.

15.   INDEPENDENT CONTRACTOR.

Customer and EnergySolutions are each separate entities.  Neither of them, nor their employees or agents, shall be deemed to be employees or agents of the other.

16.   WAIVER, SUSPENSION, TERMINATION AND DEFAULT.

Any waiver by either party of the breach of any provision or condition of this Agreement shall not be construed or deemed to be a waiver of a subsequent breach of the same provision or condition, unless such waiver be expressed in writing and signed by the Authorized Representative of the party to be bound.  Further, any declaration by a party of a suspension, termination or default as provided for under this Agreement shall be in writing and signed by that party’s Authorized Representative.

17.   NOTICE.

Except as required by Paragraph 2 of Schedule “B”, any notice, communication or statement required or permitted to be given hereunder shall be in writing and deemed to have been sufficiently given when delivered in person or by mail, postage prepaid, or by fax, or as otherwise specified herein addressed as follows:

TO CUSTOMER:

a) For Invoices:	b) For all other communications and Authorized Representative:

Attn:	Attn:

14

TO ENERGYSOLUTIONS (Authorized Representative):

EnergySolutions, LLC

423 South 300 West, Suite 200

Salt Lake City, UT 84101

Attn:  Commercial Business Development

Telephone  801-649-2000

Facsimile 801-413-5658

or at such other address as a party shall hereafter, in writing, direct by notice given in accordance with this Paragraph 17.

18.   TERMINATION/SUSPENSION.

(a) Notwithstanding any language to the contrary contained herein, if Customer is in default under this Agreement and continues to be in default for a period of thirty (30) days after receipt of written notice to cure said default (or, if such default cannot reasonably be cured within such thirty (30) day period, such longer period as is reasonably necessary to effect such cure provided Customer commences such cure promptly and diligently pursues such cure continuously thereafter), EnergySolutions may, at its sole discretion:

(1) waive any such default on such terms as EnergySolutions shall determine;

(2) suspend further performance by EnergySolutions under this Agreement until such default is cured or waived; or

(3) terminate this Agreement; provided that EnergySolutions shall have no right to terminate this Agreement at any time when EnergySolutions controls or has a right to control Zion Solutions by reason of the ownership of a controlling equity interest in Zion Solutions or the appointment of a majority of the members of the board of directors or board of managers of Zion Solutions.

(b) Customer may terminate this Agreement by notice in writing in the event that EnergySolutions is in default of this Agreement and continues to be in default for a period of thirty (30) days after receipt of written notice to cure said default (or, if such default cannot reasonably be cured within such thirty (30) day period, such longer period as is reasonably necessary to effect such cure provided EnergySolutions commences such cure promptly and diligently pursues such cure continuously thereafter); provided that Customer shall have no right to terminate this Agreement at an time when EnergySolutions controls or has a right to control Zion Solutions by reason of the ownership of a controlling equity interest in Zion Solutions or the appointment of a majority of the members of the board of directors or board of managers of Zion Solutions.

15

(c) The termination of this Agreement shall not terminate duties of Customer to EnergySolutions, or duties of EnergySolutions to Customer, including its obligations as to Non-Conforming Waste Material as specified in Paragraph 4, payment of any amounts owed pursuant to the terms of this Agreement, and the duty to maintain information confidential pursuant to Paragraph 19.

19.   CONFIDENTIALITY.

The parties shall treat as confidential property and not disclose to others during or subsequent to the term of this Agreement, except as is necessary to perform this Agreement and then only on a confidential basis satisfactory to both parties, any information, including pricing data, technical information, experience or data, regarding the other party’s plans, programs, plants, processes, products, disposal costs, equipment, operations, customers and/or the specific contractual terms contained herein which may come within the knowledge of the parties, their officers or their employees in the performance of this Agreement without in each instance securing the prior written consent of the other party.  EnergySolutions shall also treat as confidential and shall not disclose to others, except as required by law, governmental rules, regulations and/or orders, information relating to the composition of the Waste Material, any treatment performed and/or the quantity of Waste Material delivered to it by Customer.  EnergySolutions may disclose to its agents and contractor’s information relating to the composition, type, treatment and quantity of the Waste Material as required to perform this Agreement, without written authorization from Customer, including but not limited to its general contractor, its laboratories and contractors performing special treatment services.  Nothing herein, however, shall prevent either EnergySolutions or Customer from disclosing to others or using in any manner any information or document that either party can show:

(a) has been published and become part of the public domain other than by acts, omissions, or fault of the other party or its employees;

(b)  has been furnished or made known to a party by third parties other than those acting directly or indirectly for, or on behalf of, such party as a matter of legal right without restriction against disclosure;

(c) was in the other party’s possession prior to the disclosure thereof by EnergySolutions or Customer to each other; or

(d) is supplied to a governmental agency pursuant to its request without rights of confidentiality.

20.   DISPUTES

In the event of a dispute between Customer and EnergySolutions arising out of this Agreement, the parties shall attempt to negotiate in good faith to resolve any such disputes,

16

provided, that nothing outlined in this Paragraph shall qualify or limit either party’s right to exercise other remedies under this Agreement pursuant to the terms and conditions set forth herein.  In the event that such negotiations fail, either party may initiate litigation to resolve the dispute. THE PARTIES HERETO AGREE THAT VENUE IN ANY AND ALL ACTIONS AND PROCEEDINGS RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT SHALL BE IN EITHER THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS (EASTERN DIVISION) OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF UTAH OR ANY STATE COURT SITUATED IN EITHER SUCH FEDERAL JURISDICTION.  THE FOREGOING COURTS SHALL HAVE EXCLUSIVE JURISDICTION FOR SUCH PURPOSE AND THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING.  SERVICE OF PROCESS MAY BE MADE IN ANY MANNER RECOGNIZED BY SUCH COURTS.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. In any litigation to enforce, modify, interpret, invalidate, rescind, or set aside any term or provision of this Agreement, the prevailing party shall be entitled to an award of its costs and expenses, including reasonable attorneys’ fees and court costs, incurred as a result of such claim, action, or lawsuit.  In the case of any dispute (including any dispute which is or may be the subject of litigation), EnergySolutions shall continue to perform services pending final determination of the dispute, and Customer shall continue to make payments to EnergySolutions in accordance with this Agreement for those portions of the services completed that are not the subject of dispute.

21.   SURVIVAL.

Any payment obligations, representations, warranties, and the provisions of Paragraphs 4 (Nonconforming Waste), 8 (Indemnification), 9 (Limitation of Liability), 10 (Payments), 11 (Title to Waste), 13 (Force Majeure), 19 (Confidentiality), 20 (Disputes) and Paragraphs 21 through 29 shall survive expiration and/or termination of this Agreement.

22.   AMENDMENT.

This Agreement may be amended only by the written agreement of the parties signed by the parties’ Authorized Representatives; provided, however, that so long as EnergySolutions controls or has a right to control Zion Solutions by reason of the ownership of a controlling equity interest in Zion Solutions or the appointment of a majority of the members of the board of directors or board of managers of Zion Solutions, any amendment, modification or change in the terms of this Agreement shall not be effective without the prior written consent of Exelon Generation Company LLC, which consent shall not be unreasonably withheld, delayed or conditioned.

17

23.   ASSIGNMENT.

This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto, including by operation of law, without the prior written consent of the other party, such consent not to be unreasonably withheld, nor is this Agreement intended (except as specifically provided herein) to confer upon any other person except the parties hereto any rights, interests, obligations or remedies hereunder.  Any assignment in contravention of the foregoing sentence shall be null and void and without legal effect on the rights and obligations of the parties. Notwithstanding the foregoing, Customer may assign this Agreement, in whole or in part, to Zion Solutions or its successors or assigns, without the consent of EnergySolutions, upon and following which assignment Zion Solutions shall be deemed to be the Customer for all purposes of this Agreement and the [NAME OF TRUST COMPANY OF BUYER BACKUP NDT TRUST], as Trustee, shall have no further liability hereunder.

24.   SPECIFIC PERFORMANCE.

Each party acknowledges and agrees that the other party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each party agrees that the other party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in addition to any other remedy to which it may be entitled, at law or in equity.

25.   APPLICABLE LAW.

This Agreement is entered into in the County of Salt Lake, State of Utah, shall be performed in the County of Tooele, State of Utah, and shall be governed and construed in accordance with the laws of the State of Utah.  This Agreement is a contract for services, and passage to EnergySolutions of title to Waste Material shall not cause the transaction to be characterized as a sale of goods.

26.   HEADINGS AND PARAGRAPH NUMBERS.

Headings and paragraph numbers have been inserted herein solely for convenience and reference and shall not be construed to affect the meanings, construction or effect of this Agreement.

27.   COUNTERPARTS.

This Agreement may be executed in any number of counterparts, each of which may be executed by less than all of the parties hereto, each of which shall be enforceable against the

18

parties actually executing such counterparts, and all of which together shall constitute one instrument.

28.   SEVERABILITY.

In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without the said provision.

29.   ENTIRE AGREEMENT.

This Agreement constitutes the full and entire understanding and agreement between the parties hereto concerning the disposal at the Facility of Waste Material originating from the Zion Station Site, and supersedes any language, term, condition, or other provision of any prior written materials, including any request for proposal, and any oral communications between the parties concerning that subject matter. Purchase Orders or other similar delivery documents issued by Customer shall not amend or modify the term and conditions contained in this Agreement.

30.             SCHEDULES.

All Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.  In the event of any conflict between a Schedule to this Agreement and the main text of this Agreement, the provisions of the Schedule shall be controlling.   All references to Schedule A shall include each Waste Profile Form and other supporting information incorporated by reference in Schedule “A”.

19

IN WITNESS WHEREOF, EnergySolutions and Customer have each caused this Agreement to be executed by its duly Authorized Representative(s) on the day and year first above written.

ENERGYSOLUTIONS, LLC	CUSTOMER

By:	By:

Name:	Name:

Title:	Title:

20

SCHEDULE “A”

Waste Material

•      All WAC-compliant Class A Low Level Waste situated at the Zion Station Site or created at the Zion Station Site during the course of Decommissioning work and all other radioactive waste material located at or originating from the Zion Station Site during the course of Decommissioning work that can be made WAC-compliant Class A Low Level Waste through treatment, processing or other handling in accordance with this Agreement.

•      Customer shall complete EnergySolutions Waste Profile Form and such other documentation reasonably required by EnergySolutions for each waste stream that is subject to this Agreement.  Completion of Waste Profile Forms by Customer shall constitute Customer’s certification that such forms are true, accurate and complete. After submission of each such completed Waste Profile Form by Customer and review and approval by EnergySolutions, such Waste Profile Form shall constitute the description of Waste Material pursuant to this Agreement.  Each Waste Profile Form, and any modifications, for Waste Material subject to this Agreement shall be incorporated by reference into this Schedule “A” and this Agreement.  Waste Material shall conform with the radiological, chemical and physical characteristics set forth in the approved Waste Profile Form upon receipt at the Facility.

21

SCHEDULE “B”

Delivery Schedule

The following is a description of the arrival schedule and other pertinent requirements relating to the provision of disposal services under this Agreement.

1.     WORKING DAYS.

The Facility shall be open for receipt of Waste Material during Working Days, which are Monday through Friday except EnergySolutions holidays.  A list of EnergySolutions holidays is available upon request.

2.     NOTICES

For purpose of Notice of Delivery, as set forth in Paragraph 3, below, all notices and communications shall occur through respective shipping departments of EnergySolutions and Customer.

3.     NOTICE OF DELIVERY.

Customer shall request from EnergySolutions, in writing, a Notice to Transport for each waste stream of Waste Material identified in Schedule “A.”   The request shall be made by Customer, and approved by EnergySolutions (which approval shall not be unreasonably withheld, delayed or conditioned), prior to Customer shipping Waste Material.  At a minimum such request for each shipment must be made five (5) Working Days prior to the requested delivery date at the Facility.  In the event that EnergySolutions determines, in its reasonable discretion, that such shipment cannot be received at the Facility on the requested delivery date, then EnergySolutions shall notify Customer and EnergySolutions and Customer may mutually agree upon a rescheduled delivery date, subject to Paragraph 2(c) of this Agreement.  In the event Customer does not deliver Waste Material on a scheduled delivery date, EnergySolutions is not obligated to unload or release the transport vehicle within the time specified in Paragraph 6, below, but shall unload and release as promptly as reasonably possible, which shall not exceed twenty (20) Working Days after delivery for bulk shipments and shall not exceed two (2) working days for shielded containers or casks. In the event Customer cannot deliver Waste Material on a scheduled delivery date, EnergySolutions will allow Customer to update the arrival date by fax or e-mail. Customer shall be liable for and make payment of all demurrage, late charges and fees and any other costs or fees incurred by EnergySolutions prior to said release date by reason of the failure of delivery of Waste Material from Customer on a scheduled delivery date.

22

4.     SHIPPING SCHEDULE.

Customer shall respond in a reasonably timely manner to EnergySolutions’ request for a rolling 90-day planning schedule on a weekly and/or monthly basis depending on EnergySolutions requests.  The planning schedule will include Customer’s estimate of the volume, number and type of shipments, and planned shipping rate and timing of shipments as requested by EnergySolutions.  Each planning schedule provided by Customer shall represent Customer’s good faith estimate, at the time such estimate is given to EnergySolutions, of Customer’s expected volume, number and type of shipments, shipping rate and timing of shipments but shall not represent a binding commitment of Customer for any purpose.

5.     LAST SHIPMENT.

The last shipment shall arrive at the Facility on or before the termination date of this Agreement.

6.     TURN-AROUND TIME AT THE FACILITY.

Within one (1) Working Day after receiving Waste Material as scheduled in accordance with Paragraph 3, above, EnergySolutions will unload and prepare trucks for release, if applicable. Within seven (7) working days after receiving Waste Material as scheduled in accordance with Paragraph 3, above, EnergySolutions will unload and prepare gondola rail cars for release, if applicable. Within fourteen (14) working days after receiving Waste Material as scheduled in accordance with Paragraph 3, above, EnergySolutions will unload and prepare rail cars carrying intermodal type containers for release, if applicable. Within one (1) Working Day after receiving CWF Waste Material as scheduled in accordance with Paragraph 3, above, EnergySolutions will unload and prepare trucks, casks and shielded containers for release, if applicable For purposes of this paragraph, the first Working Day for unloading a transport vehicle commences at 8:00 a.m. of the Working Day on which the vehicle arrives at the Facility, unless the arrival time is later than 12:00 noon, in which event, the first Working Day commences at 8:00 a.m. of the next scheduled Working Day. Shielded containers or cask shipments shall be unloaded in accordance with EnergySolutions Waste Acceptance Criteria (WAC). EnergySolutions shall not be obligated to release more than the number of transport vehicles during the release period than the number of transport vehicles scheduled in accordance with Paragraph 3, above.  Any demurrage and other charges invoiced by the carrier by reason of EnergySolutions’ failure to unload and release transport vehicles as and when required under this Agreement, shall be paid by EnergySolutions to Customer or to the carrier within thirty (30) days after said invoice.  Customer shall be responsible for and pay all other demurrage charges.

7.     SHIPMENT DELAY.

EnergySolutions will not be held responsible for any demurrage, layovers, additional wages, per diem, etc., that may be or become payable to a third party due to any failures by Customer to meet delivery schedules, except to the extent any such failure is attributable to any failure of EnergySolutions to perform its obligations under this Agreement.  Unless otherwise agreed between EnergySolutions and Customer, Customer shall be responsible for all fees, costs and

23

charges incurred by EnergySolutions as a consequence of delays in shipment to the extent attributable to any failure of Customer to meet delivery schedules, including, but not limited to, a charge of up to $30 per day for each third party shipment that is delayed due to Customer’s failure to meet the delivery schedules.  Actual demurrage charges incurred, if any, shall be in addition to such charges.  EnergySolutions shall provide Customer documentation of such delays as and when such delays are incurred.

8.     WINTER WEATHER CONDITIONS

EnergySolutions is subject to weather conditions between December 1st and March 1st that may delay container handling outside the requirements of this Agreement.  During this period, EnergySolutions shall be obligated to notify Customer in writing of the potential for delay in container return.  EnergySolutions shall be liable for demurrage costs attributable to delays caused by winter weather conditions affecting operations at the Facility.

9.     CONTAINER RELEASE CRITERIA.

Customer may request EnergySolutions to clean and release containers using the following four categories of radiological release criteria.  Provided that customer properly packages the Waste Material such that the potential contamination is minimized, and unless otherwise provided in this Agreement, EnergySolutions will decontaminate the Customer-supplied containers to the “Sole Use” level for return to Customer.  Customer agrees to pay any invoices for decontamination services in accordance with the schedule of prices included in Schedule “C”.   EnergySolutions will not be responsible for the cost of decontamination of containers that have had a significant breach of the liner prior to unloading; that cost may be passed to Customer per the rates in Schedule “C”.  If EnergySolutions is unable to meet the container release category requested by Customer, EnergySolutions shall notify Customer and allow Customer to select another category for container release.

Unrestricted Use	20 dpm/100cm^2 alpha 200 dpm/100cm^2 beta-gamma
(removable)
inside and	100 dpm/100cm^2 alpha 1000 dpm/100cm^2 beta-gamma (fixed)
outside	(IAW USNRC Reg guide 1.86)

Return to Service	220 dpm/100cm^2 alpha 2200 dpm/100cm^2 beta-gamma
(removable)
inside and	(IAW 49CFR173.443c)
outside

DOT Empty	220 dpm/100cm^2 alpha 2200 dpm/100cm^2 beta-gamma
(removable) outside of container
22000 dpm/100cm^2 alpha 220000 dpm/100cm^2 beta-gamma
(removable) inside of container

24

(IAW 49CFR173.428)

“Sole Use”	220 dpm/100cm^2 alpha 2200 dpm/100cm^2 beta-gamma
(removable) outside of container
<10 mrem/hr on contact, <2 mrem/hr at 1 meter inside the
container
(IAW 49CFR173.443d)

25

SCHEDULE “C”

Bulk Material Price Schedule

Unless otherwise specified in Paragraph 10 of the Agreement, the following charges apply to the Waste Material described in Schedule “A” to be delivered for disposal or treatment and disposal, as applicable, and which meets each of the requirements of this Agreement:

1.             Macroencapsulation of radioactive lead solids, or treatment and disposal of Mixed Waste, not including vacuum-thermal desorption, shall be invoiced per cubic foot using the aggregate exterior volume of the disposable shipping container(s) and the applicable price in the following tables.

a.  Radioactive Lead Solids

Volume Range (cubic feet)	Price per Cubic Foot
0 – 2,500	$200.00
2,501 – 5,000	$175.00
5,001 – 10,000	$160.00
10,001 and above	$145.00

b.  Any other Waste that requires stabilization (other than through vacuum-thermal desorption), such as other radioactive solids, paint, asbestos, treatable PCBs, and other similar radioactive solids.

Volume Range (cubic feet)	Price per Cubic Foot
0 – 2,500	$200.00
2,501 – 5,000	$175.00
5,001 – 10,000	$160.00
10,001 and above	$145.00

c.             Other Mixed Waste material, not listed above, requiring treatment and disposal may require Treatability Studies and shall be priced on a case-by-case basis subject to Customer’s acceptance. EnergySolutions’ pricing for such treatment and handling services shall not exceed pricing offered for similar services to other customers with appropriate adjustments to eliminate any charges related to direct disposal and shall not exceed EnergySolutions’ direct out-of-pocket costs incurred in the performance of such services, plus a markup of 15% on any such costs other than taxes and fees paid to any governmental entity and purchases of materials or services from an Affiliate.

26

2.             Handling and treatment of Soil, Rubble, Decommissioning Waste and Large Components shall be priced by EnergySolutions on a case-by-case basis subject to Customer’s acceptance. EnergySolutions’ pricing for such services shall not exceed pricing offered for similar services to other customers with appropriate adjustments to eliminate any charges related to direct disposal and shall not exceed EnergySolutions’ direct out-of-pocket costs incurred in the performance of such services, plus a markup of 15% on any such costs other than taxes and fees paid to any governmental entity and purchases of materials or services from an Affiliate.

3.             MEASUREMENT FOR PAYMENT PURPOSES.

Treatment and handling of Waste in non-reusable, manifested containers shall be billed based on external volume as follows:

55 Gallon Drums = 7.5 ft3	B-25 boxes = 96 ft3
85 Gallon Drums = 11.6 ft3	OP-45 boxes = 49 ft3
89 Gallon Drums = 12.1 ft3	B-88 boxes = 97 ft3
B-12 boxes = 48 ft3

(In the event a new or different non-reusable container is manifested, the same principle shall apply).

For treatment and handling of Waste in re-usable manifested shipping containers such as Intermodals, Seavans, Roll-offs etc.,  Customer shall be invoiced using the below protocol:

Bulk debris containers shall be invoiced at 90% of manifested gross container volume. (Customer agrees to use reasonable care while loading containers in order to minimize the likelihood of difficulties and container damage during unloading.)

For invoicing purposes, dose rates shall be calculated using the average reported dose rate on any accessible surface piece of waste inside the container.  Customer shall identify said dose rate using the advance shipment notification form (EC-98096).

4.             Special cases or specific packages with unusual loading requirements shall be determined on a case-by-case basis, prior to shipment. For payment purposes, the Quantity of the Waste Material shall be determined by such manifest information using certified scale, and EnergySolutions may make final measurements.  If EnergySolutions determines that amounts or volumes of Waste Material shipped to EnergySolutions are greater than that manifested by Customer, and the parties are unsuccessful in resolving the discrepancies after two (2) Working Days, EnergySolutions may revise such amounts or volumes and shall provide documentation of such revisions to Customer and EnergySolutions may proceed with handling of such Waste Material.

27

5.             CONTAINER DECONTAMINATION

Customer shall be charged for the release of containers cleaned by EnergySolutions in accordance with Paragraph 9 of Schedule “B” at the following unit rates:

Release	Decontamination Charge
Category	Container	Rate
Unrestricted Use	To be determined on a case by case basis

Return to Service	Intermodal or 20' seavan with metal floor	$200 per container
	40' seavan with metal floor	$300 per container
	gondola rail car with or without lid	$800 per gondola

DOT Empty	Intermodal or 20'/40' seavan	$65 per container
	lidded gondola rail car only	$200 per container

“Sole Use”	any gondola, intermodal, 20'/40' seavan	No charge

6.             ADDITIONAL TERMS.

(a)           If Customer schedules a shipment of Waste Material for delivery to the Facility on days other than Working Days, an additional charge may be added to Customer’s invoice for each such day, other than a Working Day, on which EnergySolutions handles such Waste Material in an amount equal to EnergySolutions’ incremental direct labor costs for work on days other than Working Days.

(b)           All charges under this Agreement that are not specified above in this Schedule “C” shall be billed at the rate of $95.00 per hour for EnergySolutions employees, and at actual cost plus fifteen percent (15%) for all other expenses incurred other than taxes and fees payable to any governmental entity and purchases of materials or services from an Affiliate.

(c)           A two and twenty-five one hundredths percent (2.25%) price escalator shall apply to all pricing described in Schedule “C” effective January 1st of each year.

28

EXHIBIT J

LEASED PERSONNEL AGREEMENT

This Leased Personnel Agreement (“Agreement”) is entered into this       day of                  200  by and among EXELON GENERATION COMPANY, LLC, a Pennsylvania limited liability company (“Seller”), ZIONSOLUTIONS, LLC, a Delaware limited liability company (“Buyer”), and ENERGYSOLUTIONS, LLC, a Utah limited liability company (“Buyer’s Parent”).  Seller, Buyer and Buyer’s Parent are referred to individually as a “Party” and collectively as the “Parties.”

WHEREAS, the Parties are parties to the Asset Sale Agreement dated December 11, 2007 (the “Sale Agreement”), pursuant to which Buyer is purchasing and assuming from Seller certain assets at Seller’s Zion Nuclear Generating Station located in Zion, Illinois (“Zion Station”) and assuming certain associated liabilities (the “Sale”);

WHEREAS, the execution and delivery of this Agreement is a condition to closing under the Sale Agreement;

WHEREAS, at Zion Station, Seller currently employs certain management-level personnel (the “Management Employees”) and certain bargaining unit personnel (the “Union Employees,” and together with the Management Employees, the “Zion Employees”);

WHEREAS, the Union Employees are represented by IBEW Local 15 (the “Union”) pursuant to a Collective Bargaining Agreement among the Union, Seller, Commonwealth Edison Company (“ComEd”) and Exelon Business Services Company (“BSC”) (the “CBA”);

WHEREAS, Buyer and Buyer’s Parent desire to have Seller lease to Buyer the Zion Employees, subject to the terms and conditions of this Agreement, to assist Buyer at Buyer’s direction in conducting Buyer’s activities and operations at Zion Station upon and following the closing of the Sale (the “Effective Date”); and

WHEREAS, Seller is willing to lease the Zion Employees to Buyer subject to the terms and conditions of this Agreement;

NOW THEREFORE, in consideration of the mutual promises and agreements contained herein and for other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the Parties agree as follows:

1.                                       Leased Personnel.  (a)  Commencing on the Effective Date and during the Lease Term (defined below), Buyer shall lease from Seller, and Seller shall lease to Buyer, the Zion Employees for such lawful purposes as Buyer shall designate in furtherance of its activities and operations at Zion Station, subject to the terms and conditions of this Agreement, provided that any given Zion Employee must meet applicable fitness for duty requirements, maintain required qualifications, and maintain satisfactory performance consistent with past management practices and expectations (all as determined pursuant to the Labor Agreements (defined below)

and applicable Laws (as defined in the Sale Agreement)) in order to be eligible to be leased to Buyer hereunder.  The Zion Employees actively employed at Zion Station as of the Effective Date, their titles or classifications, and their status as Management Employees or Union Employees are set forth on Schedule 1 to this Agreement.

(b)                                 During the Lease Term, the Zion Employees shall continue to be deemed employees of Seller, not Buyer.  However, during the Lease Term, Buyer shall be responsible for directing the day-to-day work activities of the Zion Employees, subject to the terms and conditions of this Agreement, provided that Seller retains the right in its discretion, upon advance notice to Buyer, to reassign any one or more Zion Employees to perform work during the Lease Term in support of Seller’s or any of its Affiliates’ (as defined in the Sale Agreement) operation, maintenance and retirement of, and related work involving, the Zion Station Synchronous Condensers (“Synchronous Condenser Work”) at Seller’s direction for so long as Seller deems necessary in its discretion.  Seller shall provide fourteen (14) calendar days advance notice to Buyer prior to reassigning any Zion Employee serving in minimum shift crew positions required under the NRC License.  Such Synchronous Condenser Work shall take priority over any assignments made hereunder to any Zion Employees by Buyer and its Affiliates subject to Seller’s required advance notice to Buyer.  The Parties acknowledge and agree that:  (i) except for Synchronous Condenser Work, the Zion Employees are performing work solely on behalf of Buyer during the Lease Term, and not as agents of or on behalf of Seller or any of its Affiliates; (ii) Seller is not contracting or obligated hereunder to perform any services for Buyer, Buyer’s Parent or any of their Affiliates (whether through the Zion Employees or otherwise); (iii) Buyer is leasing the Zion Employees at its own risk, and neither Seller nor any of its Affiliates is guaranteeing or warranting the work, performance, fitness for duty, fitness for any particular task or continued employment of any of the Zion Employees in any respect; and (iv) neither Seller nor any of its Affiliates is or shall be held responsible for any acts or omissions of any of the Zion Employees (except on Synchronous Condenser Work), the Union, Buyer, Buyer’s Parent or any of their Affiliates during the Lease Term, including without limitation any work stoppage or labor dispute involving the Union or any of the Union Employees (whether or not any such work stoppage or labor dispute relates to Synchronous Condenser Work or any other work for Seller or any of its Affiliates).

(c)                                  Seller and the Union presently are parties to the CBA as well as various supplemental agreements and arbitration awards applicable to the Union Employees (together, the “Labor Agreements”), each of which may affect the nature and manner of the work that may be performed by the Union Employees.  Buyer and Buyer’s Parent acknowledge and agree that they have been provided with, and have reviewed, copies of the CBA and the Memorandum Regarding the Redeployment Related to the Closing of Zion Generating Station dated June 2, 1998.  Seller retains the right in its discretion to take such actions with respect to the Zion Employees as Seller deems necessary to comply with applicable Law (as defined in the Sale Agreement) or the Labor Agreements.  Seller also retains the right in its discretion to negotiate and enter into one or more additional or amended agreements with the Union from time to time that may apply to or affect the terms and conditions of employment of the Union Employees (including without limitation wage rates), potentially including one or more agreements related to the Sale (any such Seller-Union agreements shall, upon execution thereof, be deemed to be included among the Labor Agreements).

2

(d)                                 Throughout the Lease Term, Buyer shall:  (i) act in accordance with the Labor Agreements in directing or overseeing the direction of the work of the Union Employees; (ii) not take any action or omit to take any action that would cause Seller or any of its Affiliates to be in violation of any of the Labor Agreements; (iii) comply with all directives of Seller regarding the Zion Employees that Seller deems necessary for compliance with applicable Law or with the Labor Agreements; (iv) maintain accurate daily records of all time worked by the Union Employees and, to the extent required by applicable Law or requested by Seller, the Management Employees (collectively, “Time Records”), except for Synchronous Condenser Work; (v) provide Seller with prompt notice of any complaint, dispute or other similar issue (collectively, a “Complaint”) concerning or raised by any of the Zion Employees, including without limitation any allegation by any Union Employee or Union representative thereof of any actual or potential violation of any of the Labor Agreements, and cooperate fully (at Buyer’s cost) with Seller at its request in any efforts to resolve any such Complaint, including without limitation in any grievance, arbitration or unfair labor practice proceeding; and (vi) provide Seller with such other information concerning the Zion Employees as Seller reasonably may request from time to time.  Without limiting the generality of the foregoing or any other provision of this Agreement in any way, Buyer shall not remove or exclude, or request the removal or exclusion of, any of the Zion Employees from Zion Station or from their work for Buyer if doing so would, in Seller’s judgment, conflict with applicable Law or the Labor Agreements.

(e)                                  Nothing in this Agreement obligates Seller or any of its Affiliates to continue to employ any of the Zion Employees for any period of time after the Effective Date, or limits or restricts any right of Seller to lay off, terminate the employment of, offer voluntary retirement or other separation to, accept the resignation or retirement of, promote, demote, transfer or otherwise modify the terms and conditions of employment of any of the Management Employees or (subject to the Labor Agreements) the Union Employees at any time, provided that Seller shall make reasonable efforts to provide Buyer with thirty (30) calendar days’ written notice before taking any action under this Section 1(e) that would reduce the availability to Buyer of any Zion Employees identified in Schedule 1 to this Agreement (other than due to their reassignment to Synchronous Condenser Work in accordance with Section 1(b) above).  Seller and its Affiliates shall not be liable to Buyer, Buyer’s Parent or any of their Affiliates with respect to any such employment-related actions taken by Seller with respect to any of the Zion Employees.  Without limiting the generality of the foregoing or any other provision of this Section 1, Buyer and Buyer’s Parent acknowledge and agree that, in Seller’s discretion, one or more Zion Employees may transfer or bump out of Zion Station to another facility of Seller, ComEd or BSC (including without limitation due to promotions or voluntary job bids), and one or more other employees may be hired by Seller into Zion Station, or may transfer or bump into Zion Station from facilities of Seller, ComEd or BSC other than Zion Station (including without limitation to “backfill” for a departed Zion Employee) pursuant to the terms of the Labor Agreements, provided that (except as provided in the last sentence of this paragraph), after all spent nuclear fuel at Zion Station (“Spent Nuclear Fuel”) is removed from the fuel building and the dry cask storage project at Zion Station  is complete in accordance with the Lease Agreement (as defined in the Sale Agreement) (the “Fuel Removal Date”), an employee of Seller, ComEd or BSC shall only transfer into, bump into or be hired into Zion Station with Buyer’s prior consent in its discretion.  After the Fuel Removal Date, Buyer may replace any Zion Employee who is transferred out of or otherwise leaves Zion Station with an employee of Buyer or Buyer’s

3

subcontractors (subject to Buyer’s other obligations under this Agreement).  Buyer may at any time request that Seller hire or transfer to Zion Station an employee with specific skills, subject to Seller’s consent in its discretion.  Any employee who transfers, bumps or is hired into Zion Station (other than for the sole purpose of performing Synchronous Condenser Work and not any work for Buyer or its Affiliates) in accordance with this paragraph shall, upon such transfer, be deemed a Zion Employee under this Agreement.  Nothing in this Agreement limits or restricts the right of Seller or any of its Affiliates, at any time during or after the Lease Term, to transfer or hire any employee other than a Zion Employee into, or assign any employee other than a Zion Employee to, Zion Station for the purpose of performing work solely for Seller or any of its Affiliates, including without limitation Synchronous Condenser Work.

(f)                                    Buyer or any of its Affiliates may hire any Zion Employee whose employment with Seller terminates at any time upon such terms and conditions of employment as Buyer or its Affiliates shall determine in their discretion, provided that Buyer and its Affiliates shall not assign any such Zion Employee terminated “for cause” by Seller to work at Zion Station or on any duties relating to Zion Station or any other facility of Seller or its Affiliates.

2.                                       Lease Term.  Subject to the remainder of this Section 2, the initial term of Seller’s lease of the Zion Employees to Buyer hereunder (the “Initial Lease Term”) shall commence on the Effective Date and shall terminate upon the Fuel Removal Date.  Subject to the remainder of this Section 2, the Initial Lease Term shall automatically extend thereafter until either Buyer or Seller, in their respective discretion, gives the other Party at least sixty (60) calendar days’ advance notice that the Lease Term (defined below) shall not be further extended (a “Termination Notice”).  All periods after the Initial Lease Term shall be referred to herein as the “Extension Period.”  The Initial Lease Term and any Extension Period shall collectively be referred to herein as the “Lease Term.”  Notwithstanding the foregoing:  (a) Buyer shall not give any Termination Notice more than sixty (60) days before the end of the Initial Lease Term, and no such purported Termination Notice given by Buyer shall be of any force or effect; (b) in no event shall the Lease Term extend, with respect to any given Zion Employee, beyond the date of such Zion Employee’s termination of employment with Seller or such Zion Employee’s failure to meet the fitness for duty, qualification and performance requirements referenced in Section 1(a) above; (c) Buyer shall give not less than sixty (60) calendar days’ advance notice to Seller of the cessation of Buyer’s need for a particular Management Employee or Union Employee with identified skills for which Buyer in good faith no longer has a requirement, and the Lease Term shall then end as to such particular Zion Employee(s) (but no other Zion Employees) at the conclusion of such notice period, provided further that Buyer shall continue to lease the remaining Zion Employee(s) hereunder, and shall not terminate the Lease Term as to any such Zion Employee(s), in each case prior to the Fuel Removal Date; (d) effective at any time on or following the one-year anniversary of the Effective Date, Seller may terminate the Lease Term in its discretion, for any or no reason, upon not less than sixty (60) calendar days’ advance notice to Buyer; and (e) notwithstanding the foregoing, Seller may at any time immediately terminate the Lease Term upon a material breach of this Agreement by Buyer or Buyer’s Parent or upon or following termination of the Lease Agreement (as defined in the Sale Agreement) or the expiration or earlier termination of the Lease Term (for this purpose, as defined in the Lease Agreement).

4

3.                                       Monthly Leasing Fee.  Buyer shall pay, and Buyer’s Parent shall cause Buyer to pay, Seller a monthly leasing fee during the Lease Term (the “Monthly Leasing Fee”) equal to (a) the sum of:  (i) the total aggregate salaries of Management Employees reduced to an hourly rate based on a forty hour week and hourly wages of Union Employees payable by Seller or its Affiliates to the Zion Employees, plus any other wages payable to any Zion Employees, including without limitation any and all overtime compensation, shift or premium payments, and bonus or incentive compensation payments, in each case during the relevant month of the Lease Term (collectively, the “Payroll Costs”); (ii) the equivalent of any and all employer payroll taxes and social security and other government mandated contributions with respect to the Zion Employees during the relevant month of the Lease Term (collectively, the “Withholdings”); and (iii) the equivalent of an additional amount equal to 65% of the Payroll Costs during the relevant month of the Lease Term (collectively, the “Benefits Reimbursements”), less (b)(i) any portion of the Payroll Costs (including overtime compensation) paid to a given Zion Employee for time spent by such Zion Employee during the relevant month of the Lease Term actually performing Synchronous Condenser Work (as determined using Seller’s standard procedures for recording and allocating working time to such work) (“Synchronous Condenser Payroll Costs”), and (ii) any prorata Withholdings and Benefits Reimbursements directly attributable to such Synchronous Condenser Payroll Costs for such month.  All Payroll Costs, Withholdings and Benefits Reimbursements during the Lease Term that are not paid for and directly attributable to Synchronous Condenser Work shall be conclusively presumed to be included in the Monthly Leasing Fee and payable by Buyer hereunder, regardless of whether such amounts are attributable to non-productive compensable time or any other working time spent by Zion Employees.  Seller shall submit an invoice to Buyer within thirty (30) calendar days following the end of each month during the Lease Term specifying the aggregate Monthly Leasing Fee payable for the immediately preceding completed month.  Buyer shall pay such invoiced Monthly Leasing Fee by wire transfer to Seller’s designated account within thirty (30) calendar days following Buyer’s receipt of such invoice.  Seller reserves the right to reasonably increase or otherwise modify the compensation or benefits of any or all of the Zion Employees consistent with Seller’s practices at any time upon five (5) working days’ written notice in accordance with the Labor Agreements or otherwise in the ordinary course of its business, and Buyer shall be responsible for any resulting increases in the Monthly Leasing Fees following such notice.  In the event of any termination of the Lease Term, Buyer shall pay Seller any and all accrued and unpaid Monthly Leasing Fees through the effective termination date of the Lease Term within thirty (30) calendar days after Buyer’s receipt of a final invoice from Seller.  At the reasonable request of Buyer from time to time upon reasonable advance notice, but in no event more than once every twelve (12) months during the Lease Term, Seller will allow Buyer to examine books and records of Seller in order to verify the Payroll Costs, Withholdings, and Benefits Reimbursements charged to Buyer under this Agreement.

4.                                       Indemnification.  (a)                                      Buyer and Buyer’s Parent, jointly and severally, shall indemnify, defend, and hold harmless Seller, its Affiliates and their respective directors, officers, employees and agents (collectively, the “Seller Indemnified Parties”) for and against any and all actual or threatened claims, liabilities, demands, costs, expenses, losses, damages, suits, judgments, costs of complying with any injunction or other non-monetary relief, liens, settlements, penalties and fines (including without limitation attorneys’ fees and liquidated, punitive or exemplary damages) (collectively, “Claims”) arising out of or relating to the leasing of the Zion Employees to Buyer hereunder (collectively, “Seller Indemnified Claims”), including

5

without limitation all Claims arising out of or related to any act or omission of any of the Zion Employees or of Buyer or Buyer’s Parent or their Affiliates during the Lease Term, regardless of whether any such Claims are or are found to be unsuccessful, groundless, or fraudulent or whether any such Claims in whole or in part are based or are alleged to be based on any acts or omissions (including without limitation negligent conduct) of any of the Seller Indemnified Parties, but excluding Claims to the extent arising out of:  (x) Synchronous Condenser Work performed by a given Zion Employee; or (y) acts or omissions by Seller (other than execution of the Labor Agreements) occurring prior to the Lease Term.  Seller Indemnified Claims include, but are not limited to, all Claims against any of the Seller Indemnified Parties by or on behalf of any of the Zion Employees, the Union or any other third party (whether through an action for indemnity, contribution or otherwise):  (i) alleging a violation of applicable Law or of any of the Labor Agreements, including without limitation in any grievance, arbitration or unfair labor practice proceeding; (ii) arising out of or related to any legal, equitable, administrative, regulatory, enforcement or other proceeding or investigation in which Seller or any of the other Seller Indemnified Parties may be required or agree to participate; (iii) for workers’ compensation, occupational health and safety, occupational disease and occupational injury with respect to the Zion Employees; (iv) alleging misrepresentation, breach of warranty or agreement, negligence, recklessness, intentional wrongdoing, strict liability, injury or death to person(s) (including but not limited to the Zion Employees) or loss of or damage to property arising out of or related to any act or omission of Buyer or Buyer’s Parent or their Affiliates or any of the Zion Employees; or (v) arising out of or relating to any breach by Buyer or Buyer’s Parent of any of their respective obligations under this Agreement.

(b)                                 Seller shall indemnify, defend, and hold harmless Buyer, Buyer’s Parent, their Affiliates and their respective, directors, officers, employees and agents for and against any and all Claims (except as otherwise provided in Section 5(c) below) to the extent arising out of:  (x) Synchronous Condenser Work performed by a given Zion Employee; or (y) acts or omissions by Seller (other than execution of the Labor Agreements) occurring prior to the Lease Term, regardless of whether any such Claims are or are found to be unsuccessful, groundless, or fraudulent.

(c)                                  Without limiting the foregoing provisions in any way, a Party obligated to indemnify, defend or hold harmless hereunder (an “Indemnifying Party”) shall advance all costs and expenses to a Party or other person entitled to be indemnified, defended or held harmless hereunder (an “Indemnified Party”) as they are incurred with respect to any Claims subject to such indemnity, defense or hold-harmless protection (an “Indemnified Claim”), including without limitation attorneys’ fees and costs.  An Indemnified Party may in its discretion engage legal counsel of its choosing in connection with any Indemnified Claims, including without limitation to represent it in connection with the defense or settlement of any such Indemnified Claim, regardless of whether or not any insurer of an Indemnifying Party or any such Indemnifying Party’s Affiliate consents to, approves, or agrees to pay or advance some or all of the legal fees and costs of, any such legal counsel.  An Indemnified Party hereunder may in its discretion control the defense, handling and settlement of any claims (whether or not Indemnified Claims) threatened or pending against any such Indemnified Party, provided that an Indemnified Party shall not settle any Indemnified Claim without the consent of all Indemnifying Parties with respect to such Indemnified Claim, which consent shall not be unreasonably withheld.  Under no circumstances shall an Indemnifying Party settle any Indemnified Claim

6

with respect to an Indemnified Party without the consent of such Indemnified Party, which consent shall not be unreasonably withheld.

5.                                       Insurance and Limitations on Liability.  (a) Buyer shall, at its own expense, at all times during the Lease Term, carry, maintain and provide Seller upon its request with appropriate evidence of:  (i) general liability insurance coverage in an aggregate amount of no less than $50,000,000, which shall name Seller as an additional insured and shall include, without limitation, coverage for the Zion Employees’ acts and omissions during the Lease Term; (ii) workers’ compensation and occupational disease insurance coverage applicable to all Zion Employees; and (iii) any other insurance coverage required by applicable Law.

(b)                                 SELLER IS NOT MAKING ANY WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, AND ALL IMPLIED WARRANTIES, INCLUDING THE WARRANTY OF FITNESS FOR A PARTICULAR USE OR PURPOSE AND THE WARRANTY OF MERCHANTABILITY, ARE HEREBY DISCLAIMED BY SELLER AND EXCLUDED FROM THIS AGREEMENT.

(c)                                  IN NO EVENT SHALL SELLER OR ANY OF ITS AFFILIATES BE LIABLE TO BUYER, BUYER’S PARENT OR ANY OF THEIR RESPECTIVE AFFILIATES FOR ANY INCIDENTAL, INDIRECT, SPECIAL, PUNITIVE OR CONSEQUENTIAL DAMAGES ARISING FROM OR RELATED TO ANY BREACH OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION ANY CLAIMS FOR DAMAGES BASED UPON LOST PROFITS.

6.                                       Compliance With Laws.  Buyer and Buyer’s Parent covenant, represent and warrant that their leasing, use and direction of the Zion Employee at all times will adhere to and be in full compliance in all material respects with all applicable Laws throughout the Lease Term.

7.                                       Notices.  Any notice required or permitted under this Agreement shall be governed by and given in accordance with the provisions of the Sale Agreement.

8.                                       Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of Illinois (without giving effect to conflict of law principles) as to all matters, including matters of validity, construction, effect, performance and remedies.  THE PARTIES HERETO AGREE THAT VENUE IN ANY AND ALL ACTIONS AND PROCEEDINGS RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT SHALL BE IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS (EASTERN DIVISION) OR ANY STATE COURT SITUATED THEREIN.  THE FOREGOING COURTS SHALL HAVE EXCLUSIVE JURISDICTION FOR SUCH PURPOSE AND THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND IRREVOCABLY WAIVE THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING.  SERVICE OF PROCESS MAY BE MADE IN ANY MANNER RECOGNIZED BY SUCH COURTS.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM

7

ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.                                       Severability.  If for any reason any provision of this Agreement shall be deemed by a court or arbitrator of competent jurisdiction to be legally invalid or unenforceable, such provision shall be ineffective only to the extent of such invalidity or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

10.                                 Survival.  Sections 4 through 17 (inclusive) of this Agreement shall survive any termination of the Lease Term by any Party at any time for any or no reason.

11.                                 Assignment.  This Agreement may be assigned or transferred by Seller to, and shall be binding upon and shall inure to the benefit of, any Affiliate or other related entity of Seller or any entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets, equity or business of Seller.  Buyer and Buyer’s Parent may not assign any of their respective rights or obligations under this Agreement without Seller’s express written consent.

12.                                 Entire Agreement.  This Agreement and the Sale Agreement embody the entire agreement and understanding of the Parties hereto with regard to the matters described herein and supersede any and all prior and/or contemporaneous agreements and understandings, oral or written, between said Parties regarding the matters described herein.

13.                                 Amendment and Waiver.  This Agreement may not be amended except by written agreement executed by all Parties hereto.  The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach of such provision or of any breach of any other provision.

14.                                 No Joint Venture.  Nothing in this Agreement creates or is intended to create an association, trust, partnership, joint venture or other entity or similar legal relationship among the Parties, or impose a trust, partnership or fiduciary duty, obligation, or liability on or with respect to the Parties.  No Party is or shall act as or be the agent or representative of any other Party.

15.                                 No Third Party Beneficiaries.  Except as expressly provided in Section 11, this Agreement is solely for the benefit of the Parties and their successors and permitted assigns, and neither the Zion Employees, the Union nor any other person is or is intended to be a third-party beneficiary of this Agreement or shall have any enforcement or other rights hereunder.

16.                                 Section Headings.  The Section headings herein are included for convenience only and are not to be considered in applying or interpreting the provisions of this Agreement.

17.                                 Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

8

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed by their respective duly authorized officers as of the date first above written.

EXELON GENERATION COMPANY, LLC

By:
Name:
Title:

ZIONSOLUTIONS, LLC

By:
Name:
Title:

ENERGYSOLUTIONS, LLC

By:
Name:
Title:

9

SCHEDULE 1

10

Exhibit K

Opinion of Counsel for Buyer and Buyer’s Parent

Each of Buyer and Buyer’s Parent is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization.  Guarantor is a corporation duly organized, validly existing and in good standing under the laws of Delaware.  Each of Buyer, Buyer’s Parent and Guarantor has the limited liability company or corporate power and authority to enter into the Agreement and each of the Ancillary Agreements to which it is a party and to carry out the provisions of the Agreement and such Ancillary Agreements.

Neither the execution and delivery of the Agreement or the Ancillary Agreements nor the consummation of the transactions contemplated by those agreements by Buyer or Buyer’s Parent will conflict with or result in a breach by Buyer or Buyer’s Parent, or constitute a default under, the formation document or limited liability company agreement of Buyer or Buyer’s Parent, respectively.

The Agreement and each Ancillary Agreement to which Buyer, Buyer’s Parent or Guarantor is a party have been duly authorized by all necessary limited liability company or corporate action on the part of Buyer, Buyer’s Parent and Guarantor, respectively.  The Agreement and each such Ancillary Agreement to which they are a party have been duly executed and delivered by Buyer, Buyer’s Parent and Guarantor and constitutes the legally valid and binding obligation of Buyer, Buyer’s Parent and Guarantor, respectively, enforceable against Buyer, Buyer’s Parent and Guarantor, respectively, in accordance with their terms, except as limited by bankruptcy, insolvency, reorganization, moratorium or similar laws and legal principles affecting creditors’ rights generally and except for the limitations imposed by general principles of equity, whether applied by a court of law or equity, and the possible unavailability of specific performance, injunctive relief or other equitable remedies.

A United States bankruptcy court, in the event of a case under the Bankruptcy Code involving Buyer’s Parent or Guarantor as debtor, would not, over the well-briefed objection of a party in interest, disregard the separate organizational existence of Buyer and Buyer’s Parent or Buyer and Guarantor so as to consolidate the assets and liabilities of Buyer with the assets and liabilities of Buyer’s Parent or Guarantor, or, if it did, that order would not be affirmed after a well-pursued appeal.

EXHIBIT L

Required Provisions in the Post-Closing Nuclear

Decommissioning Trust Agreement

Prior to each disbursement of funds from the Buyer QDF or the Buyer NDF, Buyer shall present to the Trustee a Disbursement Request, signed by Authorized Officers, setting forth as of a date specified in such Disbursement Request (a) project costs and expenses incurred for each Major Budget Category in the Project Budget and detailed work breakdown structure line items identified in the level one [or two] schedule within each Major Budget Category (b) the aggregate amount of such disbursement request, and (c) a certification and sworn statement from Authorized Officers that (1) the project work and materials and services for which the disbursement is requested have been performed or delivered in connection with the Decommissioning and other work required to achieve End State Conditions, (2) Buyer has complied with all requirements of Section 6.21 of the Asset Sale Agreement.

Prior to each disbursement from the Buyer QDF or the Buyer NDF, Buyer shall also submit to the Trustee a certificate and sworn statement from Authorized Officers confirming that Buyer has not failed to achieve a Site Restoration Milestone (as extended, if applicable, by any conditions of Force Majeure or Schedule Extension Conditions) by the applicable date determined in accordance with the Lease Agreement, or if Buyer has failed to achieve a Site Restoration Milestone by such date, a reasonably detailed description of the Site Restoration Milestone that Buyer has failed to achieve, including the applicable date on which the Site Restoration Milestone was to be achieved, determined in accordance with the Lease Agreement and, if applicable, the date on which the Site Restoration Milestone was subsequently achieved.

For each month in which Buyer fails to achieve any Site Restoration Milestone by the applicable date determined in accordance with the Lease Agreement, the Trustee shall defer a portion of the aggregate disbursements otherwise available to Buyer from the Buyer QDF and the Buyer NDF by a sum equal to the lesser of (a) $5,000,000 (pro rated if the failure to achieve a Site Restoration Milestone continued for a period of less than 30 days since it first occurred or since the date of the previous disbursement request) or (b) the amount of the disbursement requested in the pending disbursement request.  Such monthly deferrals of distributions shall continue until completion of the applicable Site Restoration Milestone, as evidenced by a subsequent certificate and sworn statement of Authorized Officers, at which time such amounts that have been deferred in accordance with this paragraph may be disbursed, without interest, from the Buyer QDF or the Buyer NDF.

BUYER LETTER

relating to the

ASSET SALE AGREEMENT

among

EXELON GENERATION COMPANY, LLC

ENERGYSOLUTIONS, LLC

ENERGYSOLUTIONS, INC.

and

ZION SOLUTIONS, LLC

dated as of

December    , 2007

Exelon Generation Company, LLC

4300 Winfield Road

Warrenville, Illinois 60555

Ladies and Gentlemen:

This letter and the accompanying Schedules are being provided by Zion Solutions, LLC, a Delaware limited liability company (“Buyer”), EnergySolutions,LLC, a Utah limited liability company (“Buyer’s Parent”), and EnergySolutions, Inc., a Delaware Corporation (“Guarantor”) pursuant to the Asset Sale Agreement (the “Agreement”), dated as of December    , 2007, among Buyer, Buyer’s Parent, Guarantor and Exelon Generation Company, LLC, a Pennsylvania limited liability company (“Seller”).  This letter is the “Buyer Letter” as defined in Section 1.1 of the Agreement, and the accompanying Schedules are the Schedules to which reference is made in various sections of Article 5 of the Agreement.  Capitalized terms used in this letter and the accompanying Schedules but not defined herein shall have the same meanings given to them in the Agreement.

Some of the disclosures provided herein are made for informational purposes only, and no reference to or disclosure of any item or other matter herein shall be construed as an admission or indication that such item or other matter is required to be referred to or disclosed herein.  No disclosure herein relating to any possible breach, default or violation of any agreement, law or regulation shall be construed as an admission of indication that any such breach, default or violation exists or has actually occurred.

Very truly yours,

ZION SOLUTIONS, LLC

By:	/s/ R. STEVE CREAMER
Its:	Chief Executive Officer

ENERGYSOLUTIONS, LLC

By:	/s/ R. STEVE CREAMER
Its:	Chief Executive Officer

ENERGYSOLUTIONS, INC

By:	/s/ R. STEVE CREAMER
Its:	Chief Executive Officer

Acknowledged:

EXELON GENERATION COMPANY, LLC

By:	/s/ BRUCE G. WILSON
Its:	Secretary

Schedule 5.3.1

Third Party Consents

Consents required pursuant to that certain Second amended and restated credit agreement dated as of June 7, 2006 resulting from amendment no. 1 dated June 19, 2006, amendment no. 2 dated February 9, 2007, amendment no. 3 dated June 26, 2007, and amendment no. 4 dated November 1, 2007 among EnergySolutions, LLC as Borrower, ENV HOLDINGS LLC as Guarantor, the Lenders from time to time party thereto, and initial issuing banks named therein as Lenders and Initial Issuing Banks, Citigroup Global Markets Inc. as Sole Lead Arranger and Sole Bookrunner, Citicorp North America, Inc. as Administrative Agent and Collateral Agent, and Calyon New York Branch as Syndication Agent.

Schedule 5.3.2

Regulatory Approvals

1.               NRC Approval for transfer of NRC Licenses and conforming amendments (naming Buyer as licensee).

The Parties agree to submit information to NRC regarding decommissioning funding financial assurance arrangements, including use of the QDF and NDF in accordance with Buyer’s revised PSDAR for the Zion Station (including description of activities related to moving Spent Nuclear Fuel to storage in the ISFSI Island), the Buyer Backup NDT, the Irrevocable Letter of Credit, and the Performance Guarantee.

2.               Private Letter Ruling from IRS including the following:

a.                                      Pursuant to Regulations section 1.468A-6, the Transfer should be treated as a transfer of the assets of Seller’s QDF within the meaning of Regulations section 1.468A-1(b)(3) in connection with a sale, exchange, or other disposition by Seller of all or a portion of Seller’s qualifying interest in Zion Station to Buyer.

b.                                      Seller’s QDFs will not become disqualified in whole or in part on the Closing Date by reason of the transfer of the assets in such funds to Buyer’s QDFs.

c.                                       Seller’s QDFs will not recognize gain or loss upon the transfer of the assets in such funds to Buyer’s QDFs on the Closing Date.

d.                                      Seller will not recognize income upon the transfer of the assets from Seller’s QDFs to Buyer’s QDFs on the Closing Date.

e.                                       Buyer’s QDFs established to hold the assets transferred from Seller’s QDFs will be treated as qualified nuclear decommissioning funds satisfying the requirements of Code section 468A.

f.                                         Buyer will not recognize gain or loss or otherwise take any income or deduction into account by reason of the transfer of the assets of Seller’s QDFs to Buyer’s QDFs on the Closing Date.

g.                                      Buyer’s QDFs will not recognize gain or loss or otherwise take any income or deduction into account by reason of the transfer of the assets of Seller’s QDFs to Buyer’s QDFs on the Closing Date.

h.                                      On the Closing Date, Buyer’s QDFs will retain the same basis in the assets received from Seller’s QDFs as Seller’s QDFs had in such assets immediately prior to the Closing Date.

i.                                          Following the Closing Date, payments of reasonable compensation by Buyer’s QDFs to Buyer and its affiliates as compensation for the performance of reasonable and necessary services in connection with the entombment, decontamination, dismantlement, removal and disposal of structures, systems and components of the Zion Station (and any other services which would constitute “nuclear decommissioning costs” under Regulation section 1.468A-1(b)(5)) will not constitute self-dealing.

3.               Filing of Notification and Report form under Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and expiration of applicable waiting period.

4.               Federal Communications Commission approval will be required for any transfers of FCC licenses.

Schedule 5.5

Debt of EnergySolutions, LLC

That certain Second amended and restated credit agreement dated as of June 7, 2006 resulting from amendment no. 1 dated June 19, 2006, amendment no. 2 dated February 9, 2007, amendment no. 3 dated June 26, 2007, and amendment no. 4 dated November 1, 2007 among EnergySolutions, LLC as Borrower, ENV HOLDINGS LLC as Guarantor, the Lenders from time to time party thereto, and initial issuing banks named therein as Lenders and Initial Issuing Banks, Citigroup Global Markets Inc. as Sole Lead Arranger and Sole Bookrunner, Citicorp North America, Inc. as Administrative Agent and Collateral Agent, and Calyon New York Branch as Syndication Agent.

Encumbrances affecting real estate subject to the

Irrevocable Easement for Disposal Capacity

1.                                       Taxes or assessments which are not shown as existing liens by the records of any taxing authority that levies taxes or assessments on real property or by the public records.

2.                                       Any facts, rights, interest or claims which are not shown by the public records but which could be ascertained by an inspection of said land or by making inquiry of persons in possession thereof.

3.                                       Easements, claims of easements or encumbrances which are not shown by the public records.

4.                                       Discrepancies, conflicts in boundary lines, shortage in area, encroachments and any other facts which a correct survey would disclose, and which are not shown by public records.

5.                                       Unpatented mining claims; reservations or exceptions in patents or in Acts authorizing the issuance thereof, water rights, claims or title to water.

6.                                       Any lien, or right to a lien, for services, labor or material heretofore or hereafter furnished, imposed by law and not shown by the public records.

7.                                       (Affects Parcel 1)

General property taxes for the year 2007 are NOT PAID, and are in the amount of $6,627.19, plus interest and penalty. Tax Parcel No. 04-100-J-0001.

General property taxes for the year 2006 and prior years have been paid.

8.                                       (Affects Parcel 2)

General property taxes for the year 2007 are NOT PAID, and are in the amount of $1,483.70, plus interest and penalty. Tax Parcel No. 04-100-J-0003.

General property taxes for the year 2006 and prior years have been paid.

9.                                       (Affects a portion of Parcel 3)

General property taxes for the year 2007 are NOT PAID, and are in the amount of $3,170.73, plus interest and penalty. Tax Parcel No. 04-101-A-0002.

General property taxes for the year 2006 and prior years have been paid.

10.                                 (Affects a portion of Parcel 3)

General property taxes for the year 2007 are NOT PAID, and are in the amount of $541,300.48, plus interest and penalty. Tax Parcel No. 04-101-A-0003.

General property taxes for the year 2006 and prior years have been paid.

11.                                 These premises are within the boundaries of the Tooele County Hospital Special Services District, North Tooele County Fire Protection Service District and Tooele County Landfill and are subject to the levies and assessments thereof, provided, however, that no such levies or assessments are delinquent.

12.                                 (Affects Parcels 1 and other property)

The following Reservations and Right of ways as disclosed in that certain Patent recorded November 8, 1991, as Entry No. 044189, in Book 324, at Page 79 of Official Records.

13.                                 (Affects a portion of Parcel 2 and other property)

The terms and provisions contained in the document entitled “United States Department of The Interior Bureau of Land Management Right of Way Grant/Temporary Use Permit Serial Number U-69560” recorded December 8, 1992 as Entry No. 052841 in Book 343 at Page 383 of Official Records, and the county roads established thereby.

14.                                 (Affects a portion of Parcel 3)

The terms and provisions contained in the document entitled “Agreement Establishing Covenants and Restrictions” recorded March 16, 1993 as Entry No. 054898 in Book 348 at Page 104 of Official Records.

15.                                 (Affects Parcel 2 and other property)

The following Reservations and Right of ways as disclosed in that certain Patent recorded March 15, 1995, as Entry No. 072607 in Book 391 at Page 849 of Official Records.

16.                                 (Affects a portion of Parcel 3)

Conditional Use Permit #08-03, in favor of Envirocare of Utah, recorded April 26, 2003, as Entry No. 200742 in Book 844 at Page 331 of Official Records.

17.                                 (Affects Parcel 2)

Conditional Use Permit #07-03, in favor of Envirocare of Utah, recorded April 28, 2003, as Entry No. 200743 in Book 844 at Page 333 of Official Records.

18.                                 (Affects Parcel 3)

Conditional Use Permit #06-03, in favor of Envirocare of Utah, recorded April 28, 2003, as Entry No. 200744 in Book 844 at Page 335 of Official Records.

19.                                 (Affects Parcel 2)

Conditional Use Permit #05-03, in favor of Envirocare of Utah, recorded April 28, 2003, as Entry No. 200745 in Book 844 at Page 337 of Official Records.

20.                                 (Affects Parcel 2)

Conditional Use Permit #04-03, in favor of Envirocare of Utah, recorded April 28, 2003, as Entry No. 200746 in Book 844 at Page 339 of Official Records.

21.                                 (Affects Parcel 2)

Conditional Use Permit #03-03, in favor of Envirocare of Utah, recorded April 28, 2003, as Entry No. 200747 in Book 844 at Page 341 of Official Records.

22.                                 (Affects Parcel 1)

Conditional Use Permit #089-03, in favor of Envirocare of Utah, recorded April 14, 2004, as Entry No. 221632 in Book 937 at Page 191 of Official Records.

23.                                 A Deed of Trust With Assignment of Rents dated January 31, 2005 by and between Envirocare of Utah, LLC, a Utah limited liability company, successor in interest by conversion to Envirocare of Utah, Inc., a Utah corporation, as Trustor in favor of First American Title Insurance Company, as Trustee and Calyon New York Branch, as the initial issuing bank, administrative agent and syndication agent, as Beneficiary, to secure an original indebtedness of $60,000,000.00 and any other amounts or obligations secured thereby, recorded January 31, 2005 as Entry No. 235387 in Book 999 at Page 399 of Official Records.

First Amendment to Utah Deed of Trust and Fixture Filing dated February 24, 2005 recorded February 28, 2005 as Entry No. 236566 in Book 1005 at Page 113 of Official Records.

Second Amendment to Utah Deed of Trust and Fixture Filing recorded April 13, 2005 as Entry No. 238900 of Official Records.

Third Amendment to Utah Deed of Trust and Fixture Filing, recorded June 1, 2006, as Entry No. 260862 of Official Records.

Fourth Amendment Utah Deed of Trust and Fixture Filing, recorded June 14, 2006, as Entry No. 261675 of Official Records.

24.                                 A UCC Financing Statement executed by Envirocare of Utah, LLC, successor in interest by conversion to Envirocare of Utah, Inc., as Debtor in favor of Calyon New York Branch, as Secured Party, recorded January 31, 2005 as Entry No. 235388 in Book 999 at Page 415 of Official Records.

An Amendment to the Financing Statement, recorded February 28, 2005 as Entry No. 236567 in Book 1005 at Page 127 of Official Records.

An amendment to the financing statement, recorded April 20, 2006, as Entry No. 258328 of Official Records.

25.                                 A UCC Financing Statement executed by EnergySolutions, LLC, as Debtor in favor of Calyon New York Branch, as Secured Party, recorded April 20, 2006 as Entry No. 258327 of Official Records.

26.                                 A UCC Financing Statement executed by Envirocare of Utah, LLC, successor in interest by conversion to Envirocare of Utah, Inc., as Debtor in favor of Calyon New York Branch, as Secured Party, recorded April 21, 2006 as Entry No. 258394 of Official Records.

27.                                 (Affects a portion of Parcel 2 and other property)

A right of way in favor of Rocky Mountain Power a division of PacificCorp, a Oregon corporation, recorded November 28, 2006, as Entry No. 272391 of Official Records.

28.                                 (Affects a portion of Parcel 1 and other property)

Subject to Railroad rights.

29.                                 (Affects Parcel 3)

Subject to rights of other parties for ingress, egress and utilities (for benefit of separate landowner in Section 32, 2, 800 by 1, 500 foot parcel).

30.                                 A Consolidated Quit Claim Deed recorded March 25, 2005 as Entry No. 237932 of Official Records.

31.                                 Second Utah Deed of Trust and Fixture Filing dated August 15, 2007 by and between Envirocare of Utah, LLC, a Utah limited liability company as Trustor in favor of First American Title Insurance Company as Trustee and Citicorp North America, Inc. as Beneficiary, to secure an original indebtedness of $200,000,000.00 and any other amounts or obligations secured thereby, recorded August 31, 2007 as Entry No. 292693 of Official Records.

32.                                 (Affects Parcels 2 and 3)

The effects, if any of that certain Consolidation Quit Claim Deed executed by Envirocare of Utah, LLC, predecessor in interest to EnergySolutions, LLC, recorded September 21, 2007 as Entry No. 293941 of Official Records.

SELLER LETTER

relating to the

ASSET SALE AGREEMENT

among

EXELON GENERATION COMPANY, LLC

ENERGYSOLUTIONS, INC.

ENERGYSOLUTIONS, LLC

and

ZION SOLUTIONS, LLC

dated as of

December     , 2007

EnergySolutions, LLC

Zion Solutions, LLC

423 West 300 South, Suite 200

Salt Lake City, Utah 84101

Ladies and Gentlemen:

This letter and the accompanying Schedules are being provided by Exelon Generation Company, LLC, a Pennsylvania limited liability company (“Seller”), pursuant to the Asset Sale Agreement (the “Agreement”), dated as of December     , 2007, among Seller, Zion Solutions, LLC, a Delaware limited liability company (“Buyer”), EnergySolutions,LLC, a Utah limited liability company (“Buyer’s Parent”), and EnergySolutions, Inc., a Delaware corporation (“Guarantor”).  This letter is the “Seller Letter” as defined in Section 1.1 of the Agreement, and the accompanying Schedules are the Schedules to which reference is made in various sections of Article IV of the Agreement.  Capitalized terms used in this letter and the accompanying Schedules but not defined herein shall have the same meanings given to them in the Agreement.

Some of the disclosures provided herein are made for informational purposes only, and no reference to or disclosure of any item or other matter herein shall be construed as an admission or indication that such item or other matter is required to be referred to or disclosed herein.  No disclosure herein relating to any possible breach, default or violation of any agreement, law or regulation shall be construed as an admission of indication that any such breach, default or violation exists or has actually occurred.

Very truly yours,

EXELON GENERATION COMPANY, LLC

By:	/s/ THOMAS S. O’NEILL
Its:	VP, New Plant Development

ENERGYSOLUTIONS, LLC

		By:	/s/ R. STEVE CREAMER
		Its:	Chief Executive Officer

ENERGYSOLUTIONS, INC.

		By:	/s/ R. STEVE CREAMER
		Its:	Chief Executive Officer

Acknowledged:

EXELON GENERATION COMPANY, LLC

By:	/s/ BRUCE G. WILSON
Its:	Secretary

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the     day of December, 2007.

CLASS A MEMBER:

ENERGYSOLUTIONS, LLC
a Utah limited liability company

By:	/s/ R. STEVE CREAMER
Name: R. STEVE CREAMER
Title: Chief Executive Officer

CLASS B MEMBER:

EXELON GENERATION COMPANY, LLC
a Pennsylvania limited liability company

By:	/s/ THOMAS S. O’NEILL
Name: THOMAS S. O’NEILL
Title: VP New Plant Development

Schedule 4.3.1

Third Party Consents

The consent of ComEd may be required for the termination of the operation of the Synchronous Condensers and the abandonment or relocation of the of the Synchronous Condensers.

Schedule 4.3.2

Regulatory Approvals

1.               NRC Approval for transfer of NRC Licenses and conforming amendments (naming Buyer as licensee).

The Parties agree to submit information to NRC regarding decommissioning funding financial assurance arrangements, including use of the QDF and NDF in accordance with Buyer’s revised PSDAR for the Zion Station (including description of activities related to moving Spent Nuclear Fuel to storage in the ISFSI Island), the Buyer Backup NDT, the Irrevocable Letter of Credit, and the Performance Guarantee.

2.               Private Letter Ruling from IRS including the following:

a.                                       Pursuant to Regulations section 1.468A-6, the Transfer should be treated as a transfer of the assets of Seller’s QDF within the meaning of Regulations section 1.468A-1(b)(3) in connection with a sale, exchange, or other disposition by Seller of all or a portion of Seller’s qualifying interest in Zion Station to Buyer.

b.                                      Seller’s QDFs will not become disqualified in whole or in part on the Closing Date by reason of the transfer of the assets in such funds to Buyer’s QDFs.

c.                                       Seller’s QDFs will not recognize gain or loss upon the transfer of the assets in such funds to Buyer’s QDFs on the Closing Date.

d.                                      Seller will not recognize income upon the transfer of the assets from Seller’s QDFs to Buyer’s QDFs on the Closing Date.

e.                                       Buyer’s QDFs established to hold the assets transferred from Seller’s QDFs will be treated as qualified nuclear decommissioning funds satisfying the requirements of Code section 468A.

f.                                         Buyer will not recognize gain or loss or otherwise take any income or deduction into account by reason of the transfer of the assets of Seller’s QDFs to Buyer’s QDFs on the Closing Date.

g.                                      Buyer’s QDFs will not recognize gain or loss or otherwise take any income or deduction into account by reason of the transfer of the assets of Seller’s QDFs to Buyer’s QDFs on the Closing Date.

h.                                      On the Closing Date, Buyer’s QDFs will retain the same basis in the assets received from Seller’s QDFs as Seller’s QDFs had in such assets immediately prior to the Closing Date.

i.                                          Following the Closing Date, payments of reasonable compensation by Buyer’s QDFs to Buyer and its affiliates as compensation for the performance of reasonable and necessary services in connection with the entombment, decontamination, dismantlement, removal and disposal of structures, systems and components of the Zion Station (and any other services which would constitute “nuclear decommissioning costs” under Regulation section 1.468A-1(b)(5)) will not constitute self-dealing.

3.               Filing of Notification and Report form under Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and expiration of applicable waiting period.

4.               Federal Communications Commission approval will be required for any transfers of FCC licenses.

Schedule 4.5

Material Adverse Effects

None.

Schedule 4.6

Title and Related Matters

Seller holds an undivided interest in the Zion Assets free and clear of all Encumbrances, except Permitted Encumbrances and the Encumbrances listed in Schedule 4.7.

To the Knowledge of Seller, there are no special assessments or Encumbrances imposed by Governmental Authorities or violations that could be reasonably be expected to result in any material charge being levied or assessed or in the creation of any material Encumbrance, except as disclosed in Schedule 4.7.

Schedule 4.7

Real Property Agreements

1.                            TAXES FOR THE YEAS 2006 AND 2007.

PERMANENT INDEX NUMBER:  04-27-100-014, 04-22-401-019, 04-22-401-020, 04-22-200-001, 04-22-401-002, 04-23-100-003, 04-26-100-001, 04-27-200-001, 04-22-401-009, 04-23-100-004, 04-22-305-003, 04-22-305-004, 04-22-305-005, 04-22-401-013, 04-22-401-014, 04-22-401-015, 04-22-401-016, 04-22-401-005, 04-22-401-006, 04-22-300-006, 04-27-100-005, 04-22-116-002, AND 04-23-300-001

NOTE:  TAXES FOR THE YEAR 2005, AMOUNTING TO $2,507.90, $564.77, $95,588.09, $28,034.33, $8,963.47, $1,080,900.00, $5,433.47, $10,780.68, $3,486.44, $37,831.50, $404.47, $1,525.58, $1,525.58, $289.25, $1,549.25, $2,206.77, $4,939.93, $5,227.02, $2,610.27, $2,950.42, $407.28, $774.68, AND $187.21, RESPECTIVELY, ARE PAID OF RECORD.

2.                                   RIGHTS, IF ANY, OF THE UNITED STATES OF AMERICA, THE STATE OF ILLINOIS, THE MUNICIPALITY AND THE PUBLIC IN AND TO SO MUCH OF THE LAND, IF ANY, AS MAY HAVE BEEN FORMED BY MEANS OTHER THAN NATURAL ACCRETIONS.

3.                                   RIGHTS, IF ANY, OF THE UNITED STATES OF AMERICA, THE STATE OF ILLINOIS, THE MUNICIPALITY AND THE PUBLIC IN AND TO ANY PART OF THE LAND LYING UNDER THE WATERS OF LAKE MICHIGAN; AND THE RIGHTS OF OTHER OWNERS OF LAND BORDERING ON THE LAKE IN RESPECT TO THE USE OF THE WATERS OF SAID LAKE.

4.                                   RIGHTS OF THE PUBLIC, THE STATE OF ILLINOIS AND THE MUNICIPALITY IN AND TO THAT PART OF THE LAND, IF ANY, TAKEN OR USED FOR ROAD PURPOSES.

(AFFECTS THAT PART OF PARCEL 22 FALLING IN 29TH STREET)

5.                                   RIGHTS OF WAY FOR DRAINAGE TILES, DITCHES, FEEDERS, LATERALS AND UNDERGROUND PIPES, IF ANY.

6.                                   RIGHT OF LAKE COUNTY PUBLIC WATER DISTRICT TO CONSTRUCT, OPERATE AND MAINTAIN A PERFORATED WATER COLLECTING PIPE FOR A ‘RONNEY-TYPE’ COLLECTOR AND APPURTENANCES THERETO, ALL LOCATED AT A DEPTH OF NOT LESS THAN 20 FEET BENEATH THE SURFACE OF THE LAND UNDER THE FOLLOWING DESCRIBED

PROPERTY: A PARCEL OF LAND IN THE NORTH ½ OF FRACTIONAL SECTION 23, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, BOUNDED BY A LINE DESCRIBED AS FOLLOWS: BEGINNING AT A POINT IN THE NORTH LINE OF CITY OF ZION’S BEACH PARK PROPERTY (SAID POINT BEING A DISTANCE OF 220.00 FEET NORTH OF THE SOUTH LINE OF THE NORTH ½ OF SECTION 23 AND 825.5 FEET EAST OF THE WEST LINE OF SAID BEACH PARK PROPERTY; THENCE NORTH 100.0 FEET ALONG A LINE DEFLECTING 90 DEGREES 00 MINUTES 00 SECONDS FROM THE AFORESAID NORTH LINE OF ZION’S BEACH PARK PROPERTY; THENCE EAST 10.0 FEET ALONG A LINE DEFLECTING 90 DEGREES 00 MINUTES 00 SECONDS FROM THE LAST DESCRIBED LINE; THENCE SOUTH 100.00 FEET ALONG A LINE DEFLECTING 90 DEGREES 00 MINUTES 00 SECONDS FROM LAST DESCRIBED LINE TO A POINT LOCATED ON THE NORTH BOUNDARY OF CITY OF ZION’S BEACH PARK PROPERTY; THENCE WEST ALONG SAID PROPERTY LINE 10.0 FEET TO THE POINT OF BEGINNING, AS GRANTED BY INSTRUMENT DATED SEPTEMBER 29, 1954 AND RECORDED JULY 17, 1956 AS DOCUMENT 916047.

7.                                   RIGHT OF THE ILLINOIS BELL TELEPHONE COMPANY, ITS SUCCESSORS AND ASSIGNS, TO CONSTRUCT, LAY, MAINTAIN, ETC., EQUIPMENT CONSISTING OF POLES, WIRES AND UNDERGROUND CONDUITS, ETC., IN, UPON, UNDER AND ALONG THAT PART OF FRACTIONAL SECTION 23, TOWNSHIP 46 NORTH, RANGE 12, EAST OF THE THIRD PRINCIPAL MERIDIAN, DESCRIBED AS FOLLOWS: COMMENCING AT THE SOUTHWEST CORNER OF THE NORTH ½ OF SAID FRACTIONAL SECTION 23 AND RUNNING THENCE EAST ALONG THE SOUTH LINE OF SAID NORTH ½ OF FRACTIONAL SECTION 23, 1599.65 FEET TO A POINT FOR THE POINT OF BEGINNING; THENCE NORTH ON A LINE AT RIGHT ANGLES TO SAID SOUTH LINE OF THE NORTH ½ OF FRACTIONAL SECTION 23, 105.0 FEET TO A POINT; THENCE EAST ON A LINE AT RIGHT ANGLES TO THE LAST DESCRIBED LINE, 10.0 FEET TO A POINT; THENCE SOUTH ON A LINE AT RIGHT ANGLES TO THE LAST DESCRIBED LINE, 205.0 FEET TO A POINT; THENCE WEST ON A LINE AT RIGHT ANGLES TO THE LAST DESCRIBED LINE, 10.0 FEET TO A POINT; THENCE NORTH ON A LINE AT RIGHT ANGLES TO THE LAST DESCRIBED LINE, 100.0 FEET TO THE POINT OF BEGINNING; AND ALSO SOUTH 10.0 FEET OF THE NORTH 80.0 FEET OF THE EAST 830.0 FEET OF THE WEST 1630.0 FEET OF THE SOUTH ½ OF SAID FRACTIONAL SECTION 23, AS GRANTED BY INSTRUMENT DATED JUNE 14, 1954 AND RECORDED JUNE 30, 1954 AS DOCUMENT 828845.

8.                                   PIPELINE EASEMENT IN THAT PART OF THE LAND DESCRIBED AS FOLLOWS: COMMENCING AT A POINT ON THE NORTH LINE OF THE SOUTH ½ OF SAID FRACTIONAL SECTION 23, WHICH IS 1724.65 FEET EAST OF THE WEST LINE OF SAID SECTION 23, (WHICH IS 924.65 FEET

EAST OF THE WEST LINE OF THE CITY OF ZION BEACH PARK PROPERTY) SAID POINT BEING THE POINT OF BEGINNING OF THIS EASEMENT DESCRIPTION; THENCE NORTH 00 DEGREES 00 MINUTES EAST AT RIGHT ANGLES TO THE NORTH LINE OF THE SOUTH ½ OF SAID FRACTIONAL SECTION 23, A DISTANCE OF 102.17 FEET TO THE SOUTH LINE OF LAKE COUNTY PUBLIC WATER DISTRICT COLLECTOR NO. 1, AS FENCED AND OCCUPIED; THENCE SOUTH 84 DEGREES 28 MINUTES EAST ALONG THE SOUTH LINE OF LAKE COUNTY PUBLIC WATER COLLECTOR NO.1, AS FENCED AND OCCUPIED, A DISTANCE OF 10.05 FEET; THENCE SOUTH 00 DEGREES 00 MINUTES EAST, A DISTANCE OF 466.13 FEET; THENCE NORTH 90 DEGREES 00 MINUTES WEST, A DISTANCE OF 10.0 FEET; THENCE NORTH 00 DEGREES 00 MINUTES WEST, A DISTANCE OF 365.0 FEET TO THE POINT OF BEGINNING, AS GRANTED BY ZION PARK DISTRICT TO THE LAKE COUNTY PUBLIC WATER DISTRICT, BY DEED DATED JANUARY 21, 1959 AND RECORDED FEBRUARY 6, 1959 AS DOCUMENT 1019978.

(AFFECTS PARCELS 12, 14 AND 15)

9.                                   COLLECTOR PIPE EASEMENT IN THAT PART OF THE LAND DESCRIBED AS FOLLOWS:  COMMENCING AT A POINT ON THE NORTH LINE OF THE SOUTH ½ OF SAID FRACTIONAL SECTION 23, WHICH IS 1734.65 FEET EAST OF THE WEST LINE OF SAID SECTION 23, AND WHICH IS 934.65 FEET EAST OF THE WEST LINE OF THE CITY OF ZION BEACH PARK PROPERTY; THENCE SOUTH 00 DEGREES 00 MINUTES EAST 130.00 FEET TO THE PLACE OF BEGINNING; THENCE EASTERLY AND SOUTHERLY ON A LINE WHOSE RADIUS IS 250.00 FEET TO A POINT WHICH IS 500.00 FEET SOUTH 00 DEGREES 00 MINUTES EAST OF THE PLACE OF BEGINNING; THENCE NORTH 00 DEGREES 00 MINUTES EAST, 235.00 FEET TO A POINT ON THE SOUTH LINE OF THE TRACT OF LAND DESCRIBED ABOVE FOR A COLLECTOR SITE; THENCE NORTH 90 DEGREES 00 MINUTES EAST 37 FEET, MORE OR LESS, TO THE SHORELINE OF LAKE MICHIGAN; THENCE NORTHERLY ALONG SHORELINE OF LAKE MICHIGAN, 30 FEET, MORE OR LESS, TO A POINT ON THE NORTH LINE OF THE TRACT OF LAND DESCRIBED ABOVE FOR A COLLECTOR SITE; THENCE NORTH 00 DEGREES 00 MINUTES WEST 37 FEET, MORE OR LESS, TO A POINT, WHICH POINT IS THE INTERSECTION OF THE NORTH LINE OF THE TRACT OF LAND DESCRIBED ABOVE FOR A PIPELINE EASEMENT; THENCE NORTH 00 DEGREES 00 MINUTES EAST, 235.00 FEET ALONG THE EAST LINE OF PIPELINE EASEMENT TO THE PLACE OF BEGINNING, AS GRANTED BY ZION PARK DISTRICT TO LAKE COUNTY PUBLIC WATER DISTRICT BY DEED DATED JANUARY 21, 1959 AND RECORDED FEBRUARY 6, 1959 AS DOCUMENT 1019978.

10.                         RIGHTS OF THE PUBLIC AND OF THE STATE OF ILLINOIS, IN AND TO SO MUCH OF THE LAND DESCRIBED AS FOLLOWS: A STRIP OF LAND, 66 FEET WIDE, SITUATED IN THE NORTH ½ OF SECTION 22 AND IN THE NORTH ½ OF FRACTIONAL SECTION 23, BOTH IN TOWNSHIP 46 NORTH, RANGE 12, EAST OF THE THIRD PRINCIPAL MERIDIAN, WHICH STRIP OF LAND IS BOUNDED AND DESCRIBED AS FOLLOWS:  BEGINNING ON THE SOUTH LINE OF THE NORTH ½ OF FRACTIONAL SECTION 23, AT A POINT WHICH IS 696 FEET, MEASURED ALONG SAID SOUTH LINE, EAST FROM THE WEST LINE OF SAID NORTH ½ OF FRACTIONAL SECTION 23; AND RUNNING THENCE SOUTH ALONG THE EAST LINE OF THE WEST 696 FEET OF SAID NORTH ½ OF FRACTIONAL SECTION 23, A DISTANCE OF 24.72 FEET; THENCE SOUTHWESTERLY ALONG THE ARC OF A CIRCLE, CONVEX TO THE SOUTHEAST AND HAVING A RADIUS OF 1000 FEET, A DISTANCE OF 1070.60 FEET TO A POINT ON THE PRESENT NORTH LINE OF SHILOH BOULEVARD, WHICH IS 108.10 FEET, MEASURED ALONG SAID NORTH LINE, EAST FROM THE WEST LINE OF SAID NORTH ½ OF FRACTIONAL SECTION 23; THENCE WEST ALONG SAID PRESENT NORTH LINE OF SHILOH BOULEVARD (WHICH IS DESCRIBED AS A STRAIGHT LINE EXTENDING FROM A POINT ON THE EAST LINE OF THE FORMER RIGHT OF WAY OF THE CHICAGO, WAUKEGAN AND NORTH SHORE RAILWAY, WHICH IS 8.60 FEET NORTH FROM THE SOUTH LINE OF THE NORTH ½ OF SAID SECTION 22, TO A POINT ON THE WESTERLY LINE OF ILLINOIS BEACH STATE PARK NORTH ENTRANCE ROAD, WHICH IS 9.94 FEET NORTH FROM THE SOUTH LINE OF SAID NORTH ½ OF FRACTIONAL SECTION 23), A DISTANCE OF 204.24 FEET; THENCE NORTHEASTERLY ALONG THE ARC OF A CIRCLE, CONVEX TO THE SOUTHEAST, HAVING A RADIUS OF 934 FEET AND BEING 66 FEET NORTHWESTERLY FROM AND CONCENTRIC WITH THE FIRST HEREIN DESCRIBED ARC, A DISTANCE OF 1257.41 FEET TO A POINT WHICH IS 630 FEET EAST FROM SAID WEST LINE OF THE NORTH ½ OF FRACTIONAL SECTION 23 AND 124.94 FEET SOUTH FROM SAID SOUTH LINE OF THE NORTH 1590.26 FEET ALONG THE EAST LINE OF THE WEST 630.0 FEET OF SAID NORTH ½ OF FRACTIONAL SECTION 23, A DISTANCE OF 124.94 FEET TO THE SOUTH LINE OF THE NORTH 1590.26 FEET AFORESAID; THENCE EAST ALONG SAID SOUTH LINE OF THE NORTH 1590.26 FEET OF THE NORTH ½ OF FRACTIONAL SECTION 23, A DISTANCE OF 66 FEET TO THE POINT OF BEGINNING, AS DEDICATED FOR ROAD PURPOSES BY INSTRUMENT DATED MARCH 14, 1968 AND RECORDED MAY 24, 1968 AS DOCUMENT 1379370.

(AFFECTS PARCEL 7)

11.                         RIGHTS OF THE PUBLIC OR QUASI-PUBLIC UTILITIES, IF ANY, AND THE CITY OF ZION IN VACATED STREETS AND ALLEYS OF THOSE PARTS OF ILLINOIS BEACH STATE PARK ENTRANCE ROAD WHICH

FALLS WITHIN PARTS OF PARCELS 7, 8, 9 AND 15, VACATED BY ORDINANCES RECORDED AS DOCUMENT 1380864 AND 1383005.

12.                         EASEMENT IN FAVOR OF LAKE COUNTY PUBLIC WATER DISTRICT, AND ITS SUCCESSORS AND ASSIGNS, TO INSTALL, OPERATE AND MAINTAIN AN 18-INCH WATER MAIN, WITH ALL EQUIPMENT NECESSARY FOR THE PURPOSE OF SERVING THE LAND AND OTHER PROPERTY, TOGETHER WITH THE RIGHT OF ACCESS TO SAID EQUIPMENT, AND THE PROVISIONS RELATING THERETO CONTAINED IN THE GRANT RECORDED JULY 17, 1991 AS DOCUMENT NO. 3041142.

(AFFECTS PARCELS 3 AND 4)

13.                      COVENANTS, CONDITIONS AND RESTRICTIONS RELATING TO USE OF THE LAND HEREIN; TO NUMBER, COST, LOCATION, KIND, CHARACTER AND USE OF BUILDING TO BE ERECTED THEREON AND PROHIBITING USE, MANUFACTURE, SALE OR GIVING AWAY OF INTOXICATING LIQUORS ON SAID LAND, CONTAINED IN THE DEED FROM GUS D. THOMAS, AS RECEIVER OF THE ESTATE OF JOHN ALEX DOWIE, TO WYLLYE S. ABBOTT, DATED MAY 10, 1909 AND RECORDED JUNE 15, 1909 AS DOCUMENT 123011.

SAID INSTRUMENT CONTAINS NO PROVISION FOR A FORFEITURE OF OR REVERSION OF TITLE IN CASE OF BREACH OF CONDITION.

(AFFECTS PARCEL 19)

14.                         COVENANTS, CONDITIONS AND RESTRICTIONS RELATING TO THE USE OF THE LAND HEREIN; TO THE USE, LOCATION, CHARACTER AND COST OF BUILDINGS TO BE ERECTED ON SAID LAND, AND POSSIBLE RIGHTS WHICH MAY HAVE BEEN ACQUIRED BY ANY OF THE LESSEES OF ANY PROPERTY SITUATED IN THE CITY OF ZION TO ENFORCE THE SAME, CONTAINED IN THE LEASE MADE BY JOHN C. HATELY, RECEIVER OF THE ESTATE OF JOHN ALEX DOWIE, TO WILLIAM BROWN PAINT COMPANY, DATED AUGUST 14, 1907 AND RECORDED AUGUST 14, 1907 AS DOCUMENT 113427.

SAID INSTRUMENT CONTAINS NO PROVISION FOR A FORFEITURE OF OR REVERSION OF TITLE IN CASE OF BREACH OF CONDITION.

(AFFECTS PARCEL 19)

15.                         RIGHT OF LAKE COUNTY PUBLIC WATER DISTRICT TO A PERPETUAL EASEMENT FOR WATER MAIN ON THE LAND AND ADJOINING PROPERTY SO THAT SAID WATER MAIN WILL CONNECT THE COMMONWEALTH EDISON COMPANY PROPERTY TO AN EXISTING

MAIN OF THE LAKE COMPANY PUBLIC WATER DISTRICT LOCATED IN 25TH STREET AS GRANTED BY INSTRUMENT DATED JULY 11, 1967 AND RECORDED JANUARY 15, 1969 AS DOCUMENT 1407546.

(AFFECTS PARCEL 24)

16.         RIGHTS OF THE MUNICIPALITY, PUBLIC AND QUASI-PUBLIC UTILITIES, IF ANY, IN SAID VACATED ALLEYS AND STREETS FOR MAINTENANCE THEREIN OF POLES, CONDUITS, SEWERS AND OTHER FACILITIES.

17.         EASEMENT DATED SEPTEMBER 12, 1968 (UNRECORDED) MADE BY THE COMMONWEALTH EDISON COMPANY TO LAKE COUNTY PUBLIC WATER DISTRICT GRANTING THE RIGHT TO INSTALL, USE, OPERATE, MAINTAIN, REPLACE AND REMOVE ONE EIGHT-INCH WATER MAIN IN, UNDER AND ACROSS GRANTOR’S PROPERTY KNOWN AS TWENTY-NINTH STREET (VACATED) BETWEEN DEBORAH AVENUE AND ILLINOIS BEACH STATE PARK NORTH ENTRANCE ROAD AND THENCE SOUTH ON LAST SAID ROADWAY (NOW VACATED) TO A LINE 183.0 FEET SOUTH OF THE NORTH SECTION LINE OF SECTION 27, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN.

18.         EASEMENT DATED APRIL 16, 1964 (UNRECORDED) MADE BY THE COMMONWEALTH EDISON COMPANY TO LAKE COUNTY PUBLIC WATER DISTRICT GRANTING THE RIGHT TO INSTALL, USE, OPERATE, MAINTAIN, REPLACE AND REMOVE ONE 12-INCH WATER MAIN, TOGETHER WITH THE NECESSARY APPURTENANCES UNDER, ALONG AND ACROSS THE GRANTOR’S PROPERTY AT TWO LOCATIONS, THE CENTERLINES OF WHICH ARE DESCRIBED AS FOLLOWS:

LOCATION NO. 1:  BEGINNING AT A POINT IN THE SOUTH LINE OF 29TH STREET WHICH IS APPROXIMATELY FIFTEEN (15) FEET WEST OF THE CENTER LINE OF DEBORAH AVENUE; THENCE SOUTH ONE-FOOT; THENCE EAST PARALLEL WITH THE SOUTH LINE OF 29TH STREET TO A POINT TEN (10) FEET EAST OF THE EAST LINE OF DEBORAH AVENUE EXTENDED SOUTH; THENCE SOUTH PARALLEL WITH THE EAST LINE OF DEBORAH AVENUE EXTENDED SOUTH A DISTANCE OF 149.0 FEET TO THE NORTH LINE OF ILLINOIS BEACH STATE PARK, IN THE NORTHEAST 1/4 OF SECTION 27, TOWNSHIP 46 NORTH, RANGE 12 EAST OF THE THIRD PRINCIPAL MERIDIAN, IN LAKE COUNTY, ILLINOIS.

19.         RAILROAD RIGHTS-OF-WAY AND SPUR TRACKS AS LOCATED AND DEPICTED ON SURVEY PREPARED BY RUSSELL WAID DILLON DATED SEPTEMBER 15, 2000.

20.         TERMS AND PROVISIONS CONTAINED IN FACILITIES, INTERCONNECTION AND EASEMENT AGREEMENT DATED JANUARY 12, 2001 AND RECORDED JANUARY 23, 2001 AS DOCUMENT 4635121 MADE BY AND BETWEEN COMED GENERATION COMPANY LLC, EXELON GENERATION COMPANY, LLC, AND THE COMMONWEALTH EDISON COMPANY.

21.                         EXISTING UNRECORDED LEASES IN FAVOR OF THE ILILINOIS DEPARTMENT OF CONSERVATION FOR BICYCLE, FOOT PATH AND CROSS-COUNTRY SKIING PURSUANT TO LEASE DATED MAY 5, 1989; ILLINOIS DEPARTMENT OF CONSERVATION FOR INSTALLATION, OPERATION AND MAINTENANCE OF 120V UNDERGROUND CABLE WITH SIREN AND SPEAKER, AND IN FAVOR OF THE CITY OF ZION FOR A LIBRARY, AND ALL RIGHTS THEREUNDER OF THE LESSEES AND OF ANY PERSON OR PARTY CLAIMING BY, THROUGH OR UNDER THE LESSEES.

22.                         FACILITIES, OPERATION AND EASEMENT AGREEMENT DATED AS OF JANUARY 12, 2001 AND RECORDED FEBRUARY 20, 2001 AS DOCUMENT NUMBER 4647301 AMONG COMED GENERATION COMPANY LLC, EXELON GENERATION COMPANY, LLC AND COMMONWEALTH EDISON COMPANY, AND THE TERMS, PROVISIONS, COVENANTS AND CONDITIONS CONTAINED THEREIN, AS AMENDED.

Schedule 4.8

Insurance

No exceptions.

Schedule 4.9

Environmental Matters

For purposes of the representations and warranties of Seller in Section 4.9, references to the “Knowledge of Seller” shall be limited to the actual knowledge of the following officers and employees of Seller or its Affiliates and matters that should reasonably be known to such Persons (without independent investigation or inquiry):

Robert Byers

John Dawn

Zigmund Karpa

Adam Levin

Alison MacKellar

Richard Maldonado

Darlene Murphy

Sharon Neal

Thomas O’Neill

Ronald Schuster

John VanVranken

The following Environmental Permits are used in or necessary for the ownership and possession of the Zion Station Site and the Zion Assets as conducted as of the date hereof.

Permit Name	Number	Fees	Reports	Agency
Hazardous Material Certificate	05249917009h			US DOT
Lifetime Operating Permit	097200AH	$500	Air Permit 6 month usage/ annual discharge	IEPA
NPDES	IL0002763	$30,000	Monthly	IEPA
Burning Permit	A0701161			IEPA IEPA ID# 097200AAH Permit is issued to Exelon Nuclear at Cantera for the Fleet
US EPA ID#	ILD010217156		Waste Manifest Number	US EPA
Unit 1 Reactor License	DPR-39			US NRC
Unit 2 Reactor License	DPR-48			US NRC
Rad Material License	IL-01500-01			IDNS/ Now IEMA

There are two abandoned underground storage tanks at Zion Station.  One is for the Containment Spray Diesel Pump located on the south side of Unit 1 Containment.  The other is a diesel storage tank for the State of Illinois GEMS System.  The diesel storage tank is abandoned and filled with aggregate in compliance with regulations.

The following transformers located at the Zion Station Site may contain polychlorinated-biphenyls.

Transformer I.D. Code	Location of PCB Transformer Installation

135-1 (1AP042)	Turbine Building; Elev. 617'; C-36 (Ref S & L General Arrangement Drawing M-4, Coordinate F-3)

135 (1AP012)	Turbine Building; Elev. 617'; G-36 (Ref S & L General Arrangement Drawing M-4, Coordinates D-4)

Neutral 1 1LP47	Turbine Building; Elev. 617'; E-35 (Ref S & L General Arrangement Drawing M-4, Coordinate E-4)

139 (1AP015)	Unit 1 Switchgear Room; Elev. 617; H-35 (Ref. S & L General Arrangement Drawing M-4, Coordinate D-4)

138 (1AP014)	Unit 1 Switchgear Room; Elev. 617; H-33 (Ref. S & L General Arrangement Drawing M-4, Coordinate D-5)

137 (1AP013)	Unit 1 Switchgear Room; Elev. 617'; H-31 (Ref S & L General Arrangement Drawing M-4, Coordinate D-5)

Transformer I.D. Code	Location of PCB Transformer Installation

132 (1AP009)	Turbine Building; Elev. 617'; D-20 (Ref S & L General Arrangement Drawing M-4, Coordinate E-8)

232 (2AP009)	Turbine Building; Elev. 617'; D-20 (Ref. S & L General Arrangement Drawing M-4, Coordinate E-3)

237 (2AP013)	Unit 2 Switchgear Room; Elev. 617' H-9 (Ref. S & L General Arrangement Drawing M-13, Coordinate D-6)

238 (2AP014)	Unit 2 Switchgear Room; Elev. 617'; H-7 (Ref. S & L General Arrangement Drawing M-13, Coordinate D-6)

239 (2AP015)	Unit 2 Switchgear Room; Elev. 617'; H-6 (Ref. S & L General Arrangement Drawing M-13, Coordinate D-7)

235 (2AP012)	Turbine Building; Elev. 617'; G-4 (Ref. S & L General Arrangement Drawing M-13, Coordinate D-8)

Transformer I.D. Code	Location of PCB Transformer Installation

235-1 (2AP042)	Turbine Building; Elev. 617; C-4 (Ref S & L General Arrangement Drawing M-13, Coordinate F-7)

Neutral 2 2LP47	Turbine Building; Elev. 617'; E-5 (Ref. S & L General Arrangement Drawing M-13, Coordinate E-7)

133 (1AP010)	Auxiliary Building; Elev. 617'; K-26 (Ref. S & L General Arrangement Drawing M-4, Coordinate C-6)

134 (1AP011)	Auxiliary Building; Elev. 617'', N-22 (Ref S & L General Arrangement Drawing M-4, Coordinate B-7)

234 (2AP011)	Auxiliary Building; Elev. 617'; N-18 (Ref S & L General Arrangement Drawing M-4, Coordinate B-8)

233 (2AP010)	Auxiliary Building; Elev. 617'; K-18 (Ref. S & L General Arrangement Drawing M-4, Coordinate C-8)

In addition, there are minor amounts of PCBs in items such as ballasts for fluorescent lights and possibly trace amounts of PCBs in transformers previously drained of PCBs.

Since January 1, 2002, the following environmental assessments have been completed by internal groups, regulatory agencies and vendors:

•                  Environmental Audit Report

Parker and Associates Baton Rouge, Louisiana

June 2002

•                  2002 Environmental Audit of Zion Station

Memorandum from John VanVranken dated July 15, 2002

(relates to June 2002 report of Parker and Associates)

•                  Environment, Health and Safety Audit Report

Parker and Associates Baton Rouge, Louisiana

August 2005

•                  2005 Environment, Health and Safety Audit

Memorandum from Sharon Neal dated August 31, 2005

(relates to August 2005 report of Parker and Associates)

•                  Environmental Management System Conformance Audit Report

Parker and Associates Baton Rouge, Louisiana

September 2005

•                  Hydrogeologic Investigation Report, Fleetwide Assessment, Zion Station

Conestoga-Rovers and Associates

September 2006

•                  Groundwater and Surface Water Monitoring Summary Results

AMO Environmental Decisions

Spring 2007

•                  Routine Groundwater and Surface Water Monitoring Summary Results

AMO Environmental Decisions

Fall 2006

Schedule 4.10.1

Material Agreements

None

Schedule 4.12.2

Permits

The Seller holds various licenses issued by the Federal Communications Commission that may be used in, or may be necessary for the ownership, use, or possession of, the Zion Assets as presently conducted or as required by Law.

Schedule 4.13.2

NRC Licenses

The following Licenses are issued by the NRC applicable to the Zion Assets:

License	Number	Agency
Unit 1 Reactor License	DPR-39	US NRC
Unit 2 Reactor License	DPR-48	US NRC

Schedule 4.16

Qualified Decommissioning Trust

Attached is a statement of assets of the QDF as of November 30, 2007.

Schedule 4.17

Non-Qualified Decommissioning Trust

Attached is a statement of assets of the NDF as of November 30, 2007.

Schedule 2.2.17

Excluded Assets include the following:

•                  Computers and computer peripheral devices

•                  Firearms and ammunition

•                  Assets used in the operation and maintenance of the Synchronous Condensers, which may include tools, supplies, communications devices, one or more vehicles, office furniture and office equipment to be identified and marked as property of Seller by mutual agreement of Buyer and Seller prior to the Closing

•                  Other assets located at the Facility, to be identified and marked as property of Seller by mutual agreement of Buyer and Seller prior to the Closing

GUARANTY

This Performance Guaranty (“Guaranty”) is made and given as of the 11th day of December 2007, by EnergySolutions, Inc., a Delaware corporation (“Guarantor”), in favor of Exelon Generation Company, LLC, a Pennsylvania limited liability company (“Beneficiary”).

RECITALS

WHEREAS, ZionSolutions, LLC, a Delaware limited liability company and an Affiliate of Guarantor (“Counterparty”), and EnergySolutions, LLC, a Utah limited liability company and a wholly-owned subsidiary of Guarantor (“Subsidiary”), have entered into that certain Asset Sale Agreement, dated the date hereof (the “Asset Sale Agreement”), pursuant to which Beneficiary has agreed to sell, assign, transfer, convey and deliver to Counterparty the Zion Assets and transfer the Assumed Liabilities to Counterparty, and Counterparty has agreed to purchase, assume and accept from Beneficiary the Zion Assets and to assume, agree to pay, perform and discharge when due the Assumed Liabilities,  all in accordance with the Asset Sale Agreement, and the parties have undertaken certain duties, responsibilities and obligations as set forth in the Asset Sale Agreement;

WHEREAS, upon the Closing, Counterparty will be entering into that certain Lease Agreement (the “Lease Agreement”) pursuant to which Beneficiary will lease the Premises and Counterparty will pay Rent for such lease in accordance with the Lease Agreement, and the parties will undertake certain duties, responsibilities and obligations as set forth in the Lease Agreement;

WHEREAS, upon the Closing, Counterparty and Beneficiary will be entering into that certain Put Option Agreement (the “Put Option Agreement”), pursuant to which Beneficiary will grant the Put Option to Counterparty subject to the terms and conditions set forth in the Put Option Agreement;

WHEREAS, upon the Closing, Counterparty and Beneficiary will be entering into that certain Assignment and Assumption Agreement  (the “Assignment and Assumption Agreement”), pursuant to which Counterparty will assume and accept from Beneficiary the Zion Assets and will assume all Assumed Liabilities as provided in the Asset Sale Agreement;

WHEREAS, upon the Closing, Counterparty and Subsidiary will be entering into that certain Leased Personnel Agreement (the “Leased Personnel Agreement”), pursuant to which Counterparty will agree to compensate Beneficiary for the cost of personnel employed by Beneficiary who may perform services for Counterparty;

WHEREAS, upon the Closing, Subsidiary will be entering into that certain Disposal Services Agreement (the “Disposal Services Agreement”), pursuant to which Subsidiary will agree to provide waste disposal services in order to further secure the obligations of Subsidiary under the Performance Guarantee;

WHEREAS, upon the Closing, Subsidiary will be entering into that certain Irrevocable Easement for Disposal Capacity (the “Irrevocable Easement for Disposal Capacity”), pursuant to which Subsidiary will agree to provide waste disposal capacity in its facility in order to further secure the obligations of Subsidiary under the Performance Guarantee;

WHEREAS, Subsidiary has entered into that certain Performance Guaranty, dated the date hereof (the “Performance Guaranty”), pursuant to which Subsidiary has guaranteed the obligations of Counterparty under the Asset Sale Agreement, the Lease Agreement, the Put Option Agreement and the Assignment and Assumption Agreement;

WHEREAS, Guarantor has agreed to guarantee obligations of Counterparty and Subsidiary under the Asset Sale Agreement, the obligations of Counterparty under the Lease Agreement, the Put Option Agreement, the Leased Personnel Agreement, and the Assignment and Assumption Agreement, and the obligations of Subsidiary under the Disposal Services Agreement, the Irrevocable Easement for Disposal Capacity, and the Performance Guaranty (collectively, the “Guaranteed Agreements”); and

WHEREAS, Guarantor has executed and delivered this Guaranty as an inducement for Beneficiary to enter into the Asset Sale Agreement, and it is a condition to the obligations of Beneficiary under the Asset Sale Agreement that this Guaranty remain in full force and effect; and

WHEREAS, Guarantor will benefit from the transactions contemplated by the Asset Sale Agreement.

NOW, THEREFORE, Guarantor agrees as follows:

1.                                       Definitions.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Guaranteed Agreements.

2.                                       Guaranty.  As an inducement to Beneficiary, for and in consideration of Beneficiary entering into the Asset Sale Agreement, Guarantor hereby absolutely, unconditionally, and irrevocably guarantees to Beneficiary and its successors, endorsees and permitted assigns, as primary obligor and not merely as a surety, the full and prompt payment and performance, when due, by Counterparty of all of its present and future obligations that are required to be paid or performed in accordance with the Guaranteed Agreements  (collectively, the “Guaranteed Obligations”).  The Guaranteed Obligations shall include, without limitation, all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements), if any, incurred in enforcing Beneficiary’s rights under this Guaranty, but only to the extent that Beneficiary is successful in enforcing its legal rights under this Guaranty.  This is a guaranty of payment and performance and not of collection.

3.                                       Guaranty Absolute.   The liability of Guarantor under this Guaranty shall be absolute, unconditional and irrevocable, and nothing whatever except actual full payment and performance of the Guaranteed Obligations (and all other debts, obligations and liabilities of Guarantor under this Guaranty) shall operate to discharge Guarantor’s liability hereunder.  Without limiting the generality of the foregoing, Guarantor’s liability hereunder shall not be discharged, released or affected, in whole or in part, by:

3.1.                            The occurrence or continuance of any event of bankruptcy, reorganization or insolvency with respect to Counterparty or Guarantor, or any disallowance of all or any portion of any claim by Beneficiary, its successors or assigns in connection with any such proceeding or in the event that all or any part of any payment is recovered from Beneficiary as a preference payment or fraudulent transfer under the United States Bankruptcy Code or any applicable law, or the dissolution, liquidation or winding up of Guarantor or Counterparty;

3.2.                            Any amendment, supplement, reformation, waiver or other modification of the Guaranteed Agreements, unless such amendment, supplement, reformation, waiver or other modification materially increases the liability of Guarantor with respect to the Guaranteed Obligations and Guarantor has not given its consent thereto if such consent is required under the applicable Guaranteed Agreements;

3.3.                            The exercise, non-exercise or delay in exercising, by Beneficiary or any other Person, of any right under this Guaranty or the Guaranteed Agreements;

3.4.                            Any extension, renewal, settlement, compromise or waiver concerning the Guaranteed Obligations or any change in time, manner or place of payment of, or in any other terms of, all or any of the Guaranteed Obligations or any other amendment or waiver of, or any consent to depart from, the Guaranteed Agreements or any other agreement, document or instrument relating thereto; provided, however, Guarantor’s obligations with respect to the Guaranteed Obligations shall be credited to the extent that that any such settlement or compromise reduces the Guaranteed Obligations;

3.5.                            Any assignment or other transfer of rights under this Guaranty by Beneficiary, or any permitted assignment or other transfer of the Guaranteed Agreements, including any assignment as security for financing purposes;

3.6.                            Any merger or consolidation into or with any other entity, or other change in the corporate existence or cessation of existence of, Counterparty or Guarantor;

3.7.                            Any change in ownership or control of Guarantor or Counterparty;

3.8.                            Any sale, transfer or other disposition by Guarantor of any direct or indirect interest it may have in Counterparty;

3.9.                            The inaccuracy or breach, or alleged inaccuracy or breach, of any of the representations and warranties of Counterparty or Beneficiary under the Guaranteed Agreements;

3.10.                      The failure to create, preserve, validate, perfect or protect any security interest, collateral or other guaranty granted to, or in favor of, any Person;

3.11.                      The existence of, or any substitution, modification, exchange, release, settlement or compromise of, any security or collateral for or guaranty of any of the Guaranteed Obligations or failure to apply such security or collateral or failure to enforce such guaranty;

3.12.                      The existence of any claim, set-off, or other rights which Guarantor or any Affiliate thereof may have at any time against Beneficiary, any Affiliate thereof or any other Person;

3.13.                      The genuineness, validity, regularity, or enforceability, in whole or in part, of this Guaranty, the Guaranteed Agreements, or any other agreement, document or instrument related to the transactions contemplated hereby or thereby or the absence of any action to enforce the same, or any provision of law purporting to prohibit payment or performance by Counterparty of the Guaranteed Obligations;

3.14.                      The absence of any notice to, or knowledge by, Guarantor of the existence or occurrence of any of the matters or events set forth in the foregoing clauses; and

3.15.                      Except as provided herein, any other circumstances which might otherwise constitute a defense to, or discharge of, Guarantor or Counterparty in respect of the Guaranteed Obligations or a legal or equitable discharge of Counterparty in respect thereof, including, a discharge as a result of any bankruptcy or similar law.

4.                                       Waiver.  In addition to waiving any defenses to which Section 3.1 through Section 3.15 hereof may refer:

4.1.                            Guarantor hereby irrevocably, unconditionally and expressly waives, and agrees that it shall not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshaling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by Guarantor of its obligations under, or the enforcement by Beneficiary of, this Guaranty;

4.2.                            Guarantor hereby irrevocably, unconditionally and expressly waives all notices, diligence, presentment and demand of every kind (whether for nonperformance, nonpayment or protest or of acceptance, maturity, extension of time, change in nature or form of the Guaranteed Obligations, acceptance of security, release of security, composition or agreement arrived at as to the amount of, or the terms of, the Guaranteed Obligations, notice of adverse change in Counterparty’s financial condition, or any other fact which might materially increase the risk to Guarantor hereunder) with respect to the Guaranteed Obligations which are not specifically required to be given by Beneficiary to Guarantor in the Guaranteed Agreements, and any other demands whatsoever which are not specifically required to be given by Beneficiary to Guarantor in the Guaranteed Agreements, and waives the benefit of all provisions of law which are in conflict with the terms of this Guaranty; provided, however, Beneficiary agrees that all demands under this Guaranty shall be in writing and shall specify in what manner and what amount Counterparty has failed to pay or perform and an explanation of why such payment is due, with a specific statement that Beneficiary is calling upon Guarantor to pay or perform under this Guaranty.  Any payment demand shall also include the bank account and wire transfer information to which the funds should be wire transferred;

4.3.                            The Guarantor hereby irrevocably, unconditionally and expressly waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and the delivery, acceptance, performance, default or enforcement of this Guaranty and any requirement that Beneficiary protect, secure or perfect any security interest or exhaust any right or first proceed against Counterparty or any other Person or any other security or guaranty;

4.4.                            Guarantor irrevocably, unconditionally and expressly waives (i) any right it may have to bring a case or proceeding against Counterparty by reason of Guarantor’s performance under this Guaranty or with respect to any other obligation of Counterparty to Guarantor, under any state or federal bankruptcy, insolvency, reorganization, moratorium or similar laws for the relief of debtors or otherwise; (ii) any subrogation to the rights of Beneficiary against Counterparty and any other claim against Counterparty which arises as a result of payments made by Guarantor pursuant to this Guaranty, until the Guaranteed Obligations have been paid and performed in full and such payments are not subject to any right of recovery; (iii) any setoffs or counterclaims against Beneficiary, Counterparty or any other Person which would otherwise impair Beneficiary’s rights against Guarantor hereunder; and (iv) any right of reimbursement or contribution from Counterparty.  If any amount shall be paid to the Guarantor on account of such subrogation rights at any time prior to when the Guaranteed Obligations have been paid and performed in full, such amount shall be held in trust for the benefit of Beneficiary and shall forthwith be paid to Beneficiary to be applied to the Guaranteed Obligations; and

4.5.                            Notwithstanding anything to the contrary contained herein, Guarantor shall not waive and shall be entitled to assert defenses based on or arising out of any defense of Counterparty based upon (1) the termination of any Guaranteed Agreements at a time when Counterparty is not in breach of the respective agreement, or (2) the failure of Beneficiary to perform an obligation of Beneficiary under any Guaranteed Agreements that adversely affects Counterparty’s performance of its obligations under the respective agreement.

5.                                       Representations and Warranties.  Guarantor hereby represents and warrants as follows:

5.1.                            Guarantor is a corporation duly organized and validly existing under the laws of Delaware.

5.2.                            Guarantor has full corporate power, authority and legal right to execute and deliver this Guaranty and to perform its obligations hereunder.

5.3.                            This Guaranty has been duly authorized, executed and delivered by Guarantor.

5.4.                            This Guaranty constitutes the legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms.

5.5.                            The execution and delivery by Guarantor of this Guaranty and the performance by Guarantor of its obligations hereunder will not (i) conflict with or result in any breach of any provision of Guarantor’s certificate of incorporation or bylaws (or other similar governing documents); (ii) violate any Laws applicable to Guarantor; (iii) result in a breach of or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, agreement or other instrument or obligation to which Guarantor is a party or by which it or its assets or property are bound; or (iv) require any consent, approval, permit or authorization of, or filing with or notification to, any Governmental Authority.

5.6.                            No action, suit or proceeding at law or in equity or by or before any Governmental Authority or arbitral tribunal is now pending or, to the knowledge of Guarantor, threatened against Guarantor that would reasonably be expected to have a material adverse effect on the legality, validity, performance or enforceability of this Guaranty.

5.7.                            Guarantor’s obligations under this Guaranty are not subject to any offsets or claims of any kind against Counterparty, Beneficiary or any of their respective Affiliates.

5.8.                            It is not and shall not be necessary for Beneficiary to inquire into the powers of Counterparty or the officers, directors, partners, trustees or agents acting or purporting to act on Counterparty’s behalf pursuant to the Guaranteed Agreements, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder to the extent made or created in accordance with the terms of the Guaranteed Agreements.

6.                                       Security.  The Guarantor acknowledges that pursuant to the Credit Support Agreement and the Pledge Agreement, Beneficiary will be provided certain security interests and collateral to secure certain of Counterparty’s obligations under this Guaranty and the Guaranteed Agreements, and the Guarantor hereby acknowledges and agrees that this Guaranty is in addition to, and not in substitution for, such security interests and collateral.

7.                                       Actions of Beneficiary.  The Beneficiary may, at any time and from time to time, without notice to or consent of the Guarantor, without incurring responsibility to the Guarantor and without impairing or releasing the obligations of the Guarantor hereunder, upon or without any terms or conditions: (a) take or refrain from taking any and all actions with respect to the Guaranteed Obligations or the Guaranteed Agreements or any Person that the Beneficiary determines in its sole discretion to be necessary or appropriate; (b) take or refrain from taking any action of any kind in respect of any security for any Guaranteed Obligation(s) or liability of the Counterparty to the Beneficiary; or (c) compromise or subordinate any Guaranteed Obligation(s) or liability of the Counterparty to the Beneficiary including any security therefor.

8.                                       Continuing Guarantee.  This Guaranty is a continuing guaranty and shall remain in full force and effect until all Guaranteed Obligations having been fully and irrevocably performed and satisfied in full.  This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Obligations by Guarantor is rescinded and returned by Beneficiary to Guarantor upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Counterparty or Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Counterparty, Guarantor or any substantial part of their respective properties, or otherwise, all as though such payments had not been made.  Guarantor agrees, upon the written request of Beneficiary, to execute and deliver to Beneficiary any additional instruments or documents necessary or advisable from time to time, in the reasonable and good faith opinion of Beneficiary, to cause this Guaranty to be, become or remain valid and effective in accordance with its terms.

9.                                       Amendments; Waivers.  Neither this instrument nor any terms hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by Beneficiary and Guarantor.  No delay or failure by Beneficiary to exercise any remedy against Counterparty or Guarantor shall be construed as a waiver of that right or remedy.  No failure on the part of Beneficiary to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by any applicable law.   No course of dealing between the Guarantor and the Beneficiary shall operate as a waiver thereof.  No notice to or demand on the Guarantor in any case shall entitle the Guarantor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Beneficiary to any other or further action in any circumstances without notice or demand.

10.                                 Severability.  In the event that the provisions of this Guaranty are claimed or held to be inconsistent with any other instrument evidencing or securing the Guaranteed Obligations, the terms of this Guaranty shall remain fully valid and effective.  If any one or more of the provisions of this Guaranty should be determined to be illegal or unenforceable, all other provisions shall remain effective.

11.                                 Assignment.

11.1.                        Assignability.  Guarantor shall not have the right to assign any of Guarantor’s rights or obligations or delegate any of its duties under this Guaranty without the prior written consent of Beneficiary.  Any purported assignment in contravention of the forgoing sentence shall be voided.  Guarantor shall remain liable under this Guaranty, notwithstanding assumption of this Guaranty by a successor or assign, unless and until released in writing from its obligations hereunder by Beneficiary.  Beneficiary may, at any time and from time to time, assign, in whole or in part, its rights hereunder to any Person to whom Beneficiary has the right to assign its rights or obligations under and pursuant to the terms of the Guaranteed Agreements whereupon such assignee shall succeed to all rights of Beneficiary hereunder.

11.2.                        Successors and Assigns.  Subject to Section 11.1 hereof, all of the terms of this instrument shall be binding upon and inure to the benefit of the parties hereof and their respective permitted successors and permitted assigns.

12.                                 Address for All Notices.  All notices and other communications provided for hereunder shall be given and effective in accordance with the notice requirements of the Asset Sale Agreement.

13.                                 Governing Law.  This Guaranty shall be governed by and construed in accordance with the law of the State of Illinois (without giving effect to conflict of law principles) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.  GUARANTOR AGREES THAT VENUE IN ANY AND ALL ACTIONS AND PROCEEDINGS RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT SHALL BE IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS (EASTERN DIVISION) OR STATE COURTS SITUATED THEREIN.  THE FOREGOING COURTS SHALL HAVE EXCLUSIVE JURISDICTION FOR SUCH PURPOSE AND GUARANTOR IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURT AND IRREVOCABLY WAIVES THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING.  SERVICE OF PROCESS MAY BE MADE IN ANY MANNER RECOGNIZED BY SUCH COURTS AND GUARANTOR AGREES THAT SUMMONS OR OTHER LEGAL PROCESS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING SHALL BE DEEMED PROPERLY AND EFFECTIVELY SERVED WHEN SENT BY CERTIFIED U.S. MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESS OF GUARANTOR AS SET FORTH IN THE ASSET SALE AGREEMENT.  GUARANTOR IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.                                 Entire Agreement.  This writing is the complete and exclusive statement of the terms of this Guaranty and supersedes all prior oral or written representations, understandings and agreements between Beneficiary and Guarantor with respect to the subject matter hereof.  Guarantor agrees that there are no conditions to the full effectiveness of this Guaranty.

[Signature Page Follows]

IN WITNESS WHEREOF, Guarantor has duly caused this Guaranty to be executed and delivered as of the date first written above.

ENERGYSOLUTIONS, INC.

By:	/s/ R. STEVE CREAMER

Name:	R. STEVE CREAMER

Title:	Chief Executive Officer

[Performance Guaranty]

PERFORMANCE GUARANTY

This Performance Guaranty (“Guaranty”) is made and given as of the 11th day of December 2007, by EnergySolutions, LLC, a Utah limited liability company (“Guarantor”), in favor of Exelon Generation Company, LLC, a Pennsylvania limited liability company (“Beneficiary”).

RECITALS

WHEREAS, ZionSolutions, LLC, a Delaware limited liability company and an Affiliate of Guarantor (“Counterparty”), has entered into that certain Asset Sale Agreement, dated the date hereof (the “Asset Sale Agreement”), pursuant to which Beneficiary has agreed to sell, assign, transfer, convey and deliver to Counterparty the Zion Assets and transfer the Assumed Liabilities to Counterparty, and Counterparty has agreed to purchase, assume and accept from Beneficiary the Zion Assets and to assume, agree to pay, perform and discharge when due the Assumed Liabilities,  all in accordance with the Asset Sale Agreement, and the parties have undertaken certain duties, responsibilities and obligations as set forth in the Asset Sale Agreement;

WHEREAS, upon the Closing, Counterparty will be entering into that certain Lease Agreement (the “Lease Agreement”) pursuant to which Beneficiary will lease the Premises and Counterparty will pay Rent for such lease in accordance with the Lease Agreement, and the parties will undertake certain duties, responsibilities and obligations as set forth in the Lease Agreement;

WHEREAS, upon the Closing, Counterparty and Beneficiary will be entering into that certain Put Option Agreement (the “Put Option Agreement”), pursuant to which Beneficiary will grant the Put Option to Counterparty subject to the terms and conditions set forth in the Put Option Agreement;

WHEREAS, upon the Closing, Counterparty and Beneficiary will be entering into that certain Assignment and Assumption Agreement  (the “Assignment and Assumption Agreement”), pursuant to which Counterparty will assume and accept from Beneficiary the Zion Assets and will assume all Assumed Liabilities as provided in the Asset Sale Agreement;

WHEREAS, Guarantor has agreed to guarantee obligations of Counterparty under the Asset Sale Agreement, the Lease Agreement, the Put Option Agreement and the Assignment and Assumption Agreement (together, the “Guaranteed Agreements”); and

WHEREAS, Guarantor has executed and delivered this Guaranty as an inducement for Beneficiary to enter into the Asset Sale Agreement, and it is a condition to the obligations of Beneficiary under the Asset Sale Agreement that this Guaranty remain in full force and effect; and

WHEREAS, Guarantor will benefit from the transactions contemplated by the Asset Sale Agreement.

NOW, THEREFORE, Guarantor agrees as follows:

1.                                       Definitions.  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Guaranteed Agreements.

2.                                       Guaranty.  As an inducement to Beneficiary, for and in consideration of Beneficiary entering into the Asset Sale Agreement, Guarantor hereby absolutely, unconditionally, and irrevocably guarantees to Beneficiary and its successors, endorsees and permitted assigns, as primary obligor and not merely as a surety, the full and prompt payment and performance, when due, by Counterparty of all of its present and future obligations that are required to be paid or performed in accordance with the Guaranteed Agreements  (collectively, the “Guaranteed Obligations”).  The Guaranteed Obligations shall include, without limitation, all reasonable costs and expenses (including reasonable attorneys’ fees and disbursements), if any, incurred in enforcing Beneficiary’s rights under this Guaranty, but only to the extent that Beneficiary is successful in enforcing its legal rights under this Guaranty.  This is a guaranty of payment and performance and not of collection.

3.                                       Guaranty Absolute.   The liability of Guarantor under this Guaranty shall be absolute, unconditional and irrevocable, and nothing whatever except actual full payment and performance of the Guaranteed Obligations (and all other debts, obligations and liabilities of Guarantor under this Guaranty) shall operate to discharge Guarantor’s liability hereunder.  Without limiting the generality of the foregoing, Guarantor’s liability hereunder shall not be discharged, released or affected, in whole or in part, by:

3.1.                              The occurrence or continuance of any event of bankruptcy, reorganization or insolvency with respect to Counterparty or Guarantor, or any disallowance of all or any portion of any claim by Beneficiary, its successors or assigns in connection with any such proceeding or in the event that all or any part of any payment is recovered from Beneficiary as a preference payment or fraudulent transfer under the United States Bankruptcy Code or any applicable law, or the dissolution, liquidation or winding up of Guarantor or Counterparty;

3.2.                              Any amendment, supplement, reformation, waiver or other modification of the Guaranteed Agreements, unless such amendment, supplement, reformation, waiver or other modification materially increases the liability of Guarantor with respect to the Guaranteed Obligations and Guarantor has not given its consent thereto if such consent is required under the applicable Guaranteed Agreements;

3.3.                              The exercise, non-exercise or delay in exercising, by Beneficiary or any other Person, of any right under this Guaranty or the Guaranteed Agreements;

3.4.                              Any extension, renewal, settlement, compromise or waiver concerning the Guaranteed Obligations or any change in time, manner or place of payment of, or in any other terms of, all or any of the Guaranteed Obligations or any other amendment or waiver of, or any consent to depart from, the Guaranteed Agreements or any other agreement, document or instrument relating thereto; provided, however, Guarantor’s obligations with respect to the Guaranteed Obligations shall be credited to the extent that that any such settlement or compromise reduces the Guaranteed Obligations;

3.5.                              Any assignment or other transfer of rights under this Guaranty by Beneficiary, or any permitted assignment or other transfer of the Guaranteed Agreements, including any assignment as security for financing purposes;

3.6.                              Any merger or consolidation into or with any other entity, or other change in the corporate existence or cessation of existence of, Counterparty or Guarantor;

3.7.                              Any change in ownership or control of Guarantor or Counterparty;

3.8.                              Any sale, transfer or other disposition by Guarantor of any direct or indirect interest it may have in Counterparty;

3.9.                              The inaccuracy or breach, or alleged inaccuracy or breach, of any of the representations and warranties of Counterparty or Beneficiary under the Guaranteed Agreements;

3.10.                        The failure to create, preserve, validate, perfect or protect any security interest, collateral or other guaranty granted to, or in favor of, any Person;

3.11.                        The existence of, or any substitution, modification, exchange, release, settlement or compromise of, any security or collateral for or guaranty of any of the Guaranteed Obligations or failure to apply such security or collateral or failure to enforce such guaranty;

3.12.                        The existence of any claim, set-off, or other rights which Guarantor or any Affiliate thereof may have at any time against Beneficiary, any Affiliate thereof or any other Person;

3.13.                        The genuineness, validity, regularity, or enforceability, in whole or in part, of this Guaranty, the Guaranteed Agreements, or any other agreement, document or instrument related to the transactions contemplated hereby or thereby or the absence of any action to enforce the same, or any provision of law purporting to prohibit payment or performance by Counterparty of the Guaranteed Obligations;

3.14.                        The absence of any notice to, or knowledge by, Guarantor of the existence or occurrence of any of the matters or events set forth in the foregoing clauses; and

3.15.                      Except as provided herein, any other circumstances which might otherwise constitute a defense to, or discharge of, Guarantor or Counterparty in respect of the Guaranteed Obligations or a legal or equitable discharge of Counterparty in respect thereof, including, a discharge as a result of any bankruptcy or similar law.

4.                                       Waiver.  In addition to waiving any defenses to which Section 3.1 through Section 3.15 hereof may refer:

4.1.                              Guarantor hereby irrevocably, unconditionally and expressly waives, and agrees that it shall not at any time insist upon, plead or in any manner whatsoever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshaling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by Guarantor of its obligations under, or the enforcement by Beneficiary of, this Guaranty;

4.2.                              Guarantor hereby irrevocably, unconditionally and expressly waives all notices, diligence, presentment and demand of every kind (whether for nonperformance, nonpayment or protest or of acceptance, maturity, extension of time, change in nature or form of the Guaranteed Obligations, acceptance of security, release of security, composition or agreement arrived at as to the amount of, or the terms of, the Guaranteed Obligations, notice of adverse change in Counterparty’s financial condition, or any other fact which might materially increase the risk to Guarantor hereunder) with respect to the Guaranteed Obligations which are not specifically required to be given by Beneficiary to Guarantor in the Guaranteed Agreements, and any other demands whatsoever which are not specifically required to be given by Beneficiary to Guarantor in the Guaranteed Agreements, and waives the benefit of all provisions of law which are in conflict with the terms of this Guaranty; provided, however, Beneficiary agrees that all demands under this Guaranty shall be in writing and shall specify in what manner and what amount Counterparty has failed to pay or perform and an explanation of why such payment is due, with a specific statement that Beneficiary is calling upon Guarantor to pay or perform under this Guaranty.  Any payment demand shall also include the bank account and wire transfer information to which the funds should be wire transferred;

4.3.                              The Guarantor hereby irrevocably, unconditionally and expressly waives promptness, diligence, notice of acceptance and any other notice with respect to any of the Guaranteed Obligations and the delivery, acceptance, performance, default or enforcement of this Guaranty and any requirement that Beneficiary protect, secure or perfect any security interest or exhaust any right or first proceed against Counterparty or any other Person or any other security or guaranty;

4.4.                              Guarantor irrevocably, unconditionally and expressly waives (i) any right it may have to bring a case or proceeding against Counterparty by reason of Guarantor’s performance under this Guaranty or with respect to any other obligation of Counterparty to Guarantor, under any state or federal bankruptcy, insolvency, reorganization, moratorium or similar laws for the relief of debtors or otherwise; (ii) any subrogation to the rights of Beneficiary against Counterparty and any other claim against Counterparty which arises as a result of payments made by Guarantor pursuant to this Guaranty, until the Guaranteed Obligations have been paid and performed in full and such payments are not subject to any right of recovery; (iii) any setoffs or counterclaims against Beneficiary, Counterparty or any other Person which would otherwise impair Beneficiary’s rights against Guarantor hereunder; and (iv) any right of reimbursement or contribution from Counterparty.  If any amount shall be paid to the Guarantor on account of such subrogation rights at any time prior to when the Guaranteed Obligations have been paid and performed in full, such amount shall be held in trust for the benefit of Beneficiary and shall forthwith be paid to Beneficiary to be applied to the Guaranteed Obligations; and

4.5.                              Notwithstanding anything to the contrary contained herein, Guarantor shall not waive and shall be entitled to assert defenses based on or arising out of any defense of Counterparty based upon (1) the termination of any Guaranteed Agreements at a time when Counterparty is not in breach of the respective agreement, or (2) the failure of Beneficiary to perform an obligation of Beneficiary under any Guaranteed Agreements that adversely affects Counterparty’s performance of its obligations under the respective agreement.

5.                                       Representations and Warranties.  Guarantor hereby represents and warrants as follows:

5.1.                              Guarantor is a limited liability company duly organized and validly existing under the laws of Utah.

5.2.                              Guarantor has full corporate power, authority and legal right to execute and deliver this Guaranty and to perform its obligations hereunder.

5.3.                              This Guaranty has been duly authorized, executed and delivered by Guarantor.

5.4.                              This Guaranty constitutes the legal, valid and binding obligation of Guarantor enforceable against Guarantor in accordance with its terms.

5.5.                              The execution and delivery by Guarantor of this Guaranty and the performance by Guarantor of its obligations hereunder will not (i) conflict with or result in any breach of any provision of Guarantor’s certificate of incorporation or bylaws (or other similar governing documents); (ii) violate any Laws applicable to Guarantor; (iii) result in a breach of or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, agreement or other instrument or obligation to which Guarantor is a party or by which it or its assets or property are bound; or (iv) require any consent, approval, permit or authorization of, or filing with or notification to, any Governmental Authority.

5.6.                              No action, suit or proceeding at law or in equity or by or before any Governmental Authority or arbitral tribunal is now pending or, to the knowledge of Guarantor, threatened against Guarantor that would reasonably be expected to have a material adverse effect on the legality, validity, performance or enforceability of this Guaranty.

5.7.                              Guarantor’s obligations under this Guaranty are not subject to any offsets or claims of any kind against Counterparty, Beneficiary or any of their respective Affiliates.

5.8.                              It is not and shall not be necessary for Beneficiary to inquire into the powers of Counterparty or the officers, directors, partners, trustees or agents acting or purporting to act on Counterparty’s behalf pursuant to the Guaranteed Agreements, and any Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder to the extent made or created in accordance with the terms of the Guaranteed Agreements.

6.                                       Security.  The Guarantor acknowledges that pursuant to the Credit Support Agreement and the Pledge Agreement, Beneficiary will be provided certain security interests and collateral to secure certain of Counterparty’s obligations under this Guaranty and the Guaranteed Agreements, and the Guarantor hereby acknowledges and agrees that this Guaranty is in addition to, and not in substitution for, such security interests and collateral.

7.                                       Actions of Beneficiary.  The Beneficiary may, at any time and from time to time, without notice to or consent of the Guarantor, without incurring responsibility to the Guarantor and without impairing or releasing the obligations of the Guarantor hereunder, upon or without any terms or conditions: (a) take or refrain from taking any and all actions with respect to the Guaranteed Obligations or the Guaranteed Agreements or any Person that the Beneficiary determines in its sole discretion to be necessary or appropriate; (b) take or refrain from taking any action of any kind in respect of any security for any Guaranteed Obligation(s) or liability of the Counterparty to the Beneficiary; or (c) compromise or subordinate any Guaranteed Obligation(s) or liability of the Counterparty to the Beneficiary including any security therefor.

8.                                       Continuing Guarantee.  This Guaranty is a continuing guaranty and shall remain in full force and effect until all Guaranteed Obligations having been fully and irrevocably performed and satisfied in full.  This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Guaranteed Obligations by Guarantor is rescinded and returned by Beneficiary to Guarantor upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Counterparty or Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, Counterparty, Guarantor or any substantial part of their respective properties, or otherwise, all as though such payments had not been made.  Guarantor agrees, upon the written request of Beneficiary, to execute and deliver to Beneficiary any additional instruments or documents necessary or advisable from time to time, in the reasonable and good faith opinion of Beneficiary, to cause this Guaranty to be, become or remain valid and effective in accordance with its terms.

9.                                       Amendments; Waivers.  Neither this instrument nor any terms hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by Beneficiary and Guarantor.  No delay or failure by Beneficiary to exercise any remedy against Counterparty or Guarantor shall be construed as a waiver of that right or remedy.  No failure on the part of Beneficiary to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.  The remedies herein provided are cumulative and not exclusive of any remedies provided by any applicable law.   No course of dealing between the Guarantor and the Beneficiary shall operate as a waiver thereof.  No notice to or demand on the Guarantor in any case shall entitle the Guarantor to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Beneficiary to any other or further action in any circumstances without notice or demand.

10.                                 Severability.  In the event that the provisions of this Guaranty are claimed or held to be inconsistent with any other instrument evidencing or securing the Guaranteed Obligations, the terms of this Guaranty shall remain fully valid and effective.  If any one or more of the provisions of this Guaranty should be determined to be illegal or unenforceable, all other provisions shall remain effective.

11.                                 Assignment.

11.1.                        Assignability.  Guarantor shall not have the right to assign any of Guarantor’s rights or obligations or delegate any of its duties under this Guaranty without the prior written consent of Beneficiary.  Any purported assignment in contravention of the forgoing sentence shall be voided.  Guarantor shall remain liable under this Guaranty, notwithstanding assumption of this Guaranty by a successor or assign, unless and until released in writing from its obligations hereunder by Beneficiary.  Beneficiary may, at any time and from time to time, assign, in whole or in part, its rights hereunder to any Person to whom Beneficiary has the right to assign its rights or obligations under and pursuant to the terms of the Guaranteed Agreements whereupon such assignee shall succeed to all rights of Beneficiary hereunder.

11.2.                        Successors and Assigns.  Subject to Section 11.1 hereof, all of the terms of this instrument shall be binding upon and inure to the benefit of the parties hereof and their respective permitted successors and permitted assigns.

12.                                 Address for All Notices.  All notices and other communications provided for hereunder shall be given and effective in accordance with the notice requirements of the Asset Sale Agreement.

13.                                 Governing Law.  This Guaranty shall be governed by and construed in accordance with the law of the State of Illinois (without giving effect to conflict of law principles) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.  GUARANTOR AGREES THAT VENUE IN ANY AND ALL ACTIONS AND PROCEEDINGS RELATED TO THE SUBJECT MATTER OF THIS AGREEMENT SHALL BE IN THE UNITED STATES DISTRICT COURT FOR THE NORTHERN DISTRICT OF ILLINOIS (EASTERN DIVISION) OR STATE COURTS SITUATED THEREIN.  THE FOREGOING COURTS SHALL HAVE EXCLUSIVE JURISDICTION FOR SUCH PURPOSE AND GUARANTOR IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURT AND IRREVOCABLY WAIVES THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF ANY SUCH ACTION OR PROCEEDING.  SERVICE OF PROCESS MAY BE MADE IN ANY MANNER RECOGNIZED BY SUCH COURTS AND GUARANTOR AGREES THAT SUMMONS OR OTHER LEGAL PROCESS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING SHALL BE DEEMED PROPERLY AND EFFECTIVELY SERVED WHEN SENT BY CERTIFIED U.S. MAIL, RETURN RECEIPT REQUESTED, TO THE ADDRESS OF GUARANTOR AS SET FORTH IN THE ASSET SALE AGREEMENT.  GUARANTOR IRREVOCABLY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

14.                                 Entire Agreement.  This writing is the complete and exclusive statement of the terms of this Guaranty and supersedes all prior oral or written representations, understandings and agreements between Beneficiary and Guarantor with respect to the subject matter hereof.  Guarantor agrees that there are no conditions to the full effectiveness of this Guaranty.

[Signature Page Follows]

IN WITNESS WHEREOF, Guarantor has duly caused this Guaranty to be executed and delivered as of the date first written above.

ENERGYSOLUTIONS, LLC

By:	/s/ R. STEVE CREAMER

Name:	R. STEVE CREAMER

Title:	Chief Executive Officer

[Performance Guaranty]

LIMITED LIABILITY COMPANY AGREEMENT

OF

ZIONSOLUTIONS, LLC

This Limited Liability Company Agreement (together with the schedules attached hereto, this “Agreement”) of ZIONSOLUTIONS, LLC (the “Company”), is entered into by ENERGYSOLUTIONS, LLC, a Utah limited liability company, as the sole Class A Member, and EXELON GENERATION COMPANY, LLC, a Pennsylvania limited liability company, as the sole Class B Member.  Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A hereto.

WHEREAS, the Members, by execution of this Agreement, hereby form the Company as a limited liability company pursuant to, and in accordance with, this Agreement and the Delaware Limited Liability Company Act (6 Del. C. Section 18-101 et seq.), as amended from time to time (the “Act”).

NOW, THEREFORE, the Members, intending to be legally bound, hereby agree as follows:

Section 1.               Name.

The name of the limited liability company is ZionSolutions, LLC.

Section 2.               Principal Business Office.

The principal business office of the Company shall be located at 423 West 300 South, Suite 200, Salt Lake City, UT  84101, or such other location as may hereafter be determined by the Class A Member.

Section 3.               Registered Office.

The address of the registered office of the Company in the State of Delaware is 160 Greentree Dr., Suite 101, Dover, DE  19904.

Section 4.               Registered Agent.

The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware is National Registered Agents, Inc.

Section 5.               Members.

(a)           Class A Member.  The mailing address of the Class A Member is set forth on Schedule B attached hereto.  The Class A Member was admitted to the Company as a member of the Company upon its execution of a counterpart signature page to this Agreement.

(b)           Class B Member.  The mailing address of the Class B Member is set forth on Schedule B attached hereto.  The Class B Member was admitted to the Company as a member of the Company upon its execution of a counterpart signature page to this Agreement.  The Class B Member shall be a member of the Company that has no interest in the profits, losses and capital of the Company and has no right to receive any distributions of Company assets.  Pursuant to Section 18-301 of the Act, the Class B Member shall not be required to make any capital contributions to the Company and shall not receive a limited liability company interest in the Company.  The Class B Member, in its capacity as Class B Member, may not bind the Company.  The Class B Member shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, including, without limitation, the merger, consolidation or conversion of the Company, except for the election, appointment or removal of the Exelon Director pursuant to Section 10.  Upon the Put Option Closing, the Class B Member shall automatically be divested of all of its rights under this Agreement and as a Class B Member.

(c)           Voting of Membership Interests.  A Member entitled to vote or otherwise act under this Agreement or the Act may take such action by written consent.  A Member entitled to vote or act by written consent under this Agreement or the Act may authorize another Person to act for the Member by proxy or power of attorney. Any corporation or limited liability company that is a Member may vote at meetings of Members or take action by written consent by any of its officers or agents, or by proxy appointed by any officer or agent, or by power of attorney given by any officer or agent.  A Member whose interest under this Agreement is pledged shall be entitled to vote the membership interest or take action by written consent until the membership interest has been transferred into the name of the pledgee, or a nominee of the pledgee, but nothing in this Section shall impair the validity of a proxy or power of attorney given to a pledgee or nominee that may entitle the pledgee or nominee to vote or take action by written consent with respect to such pledged membership interest prior to the transfer of such membership interest into the name of the pledge or nominee.

Section 6.               Certificates; Limited Liability Company Interest.

(a)           Jeanna M. Baker is hereby designated as an “authorized person” within the meaning of the Act, and has executed, delivered and filed the Certificate of Formation with the Secretary of State of the State of Delaware.  Upon the filing of the Certificate of Formation with the Secretary of State of the State of Delaware, such person’s powers as an “authorized person” ceased, and thereafter any Person designated by the Board of Directors may act as an “authorized person” within the meaning of the Act.  The Class A Member, any Director or an Officer shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in the State of Illinois and in any other jurisdiction in which the Company is permitted to conduct business pursuant to this Agreement.

(b)           The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

(c)           The Class A Member’s limited liability company interest is a general intangible for purposes of Article 9 of the Uniform Commercial Code, as in effect in any applicable jurisdiction, and no Member, Director or Officer shall make any election, or take any other

2

action, to cause such limited liability company interest to be treated as a security for purposes of the Uniform Commercial Code, as in effect in any applicable jurisdiction.

(d)           The parties intend for the Company to be treated, for federal income tax purposes, as an entity that is wholly-owned by the Class A Member and disregarded as an entity separate from the Class A Member under Section 7701 of the Internal Revenue Code of 1986, as amended, and Section 301.7701-3(b)(ii) of the Treasury Regulations promulgated thereunder.  None of the Company, the Class A Member or the Class B Member shall take a position contrary to or inconsistent with the preceding sentence in any tax return or other tax filing, unless required to do so by law.

Section 7.               Purposes.

(a)           The sole purposes of the Company are (i) to acquire the Zion Assets and achieve the End State Conditions, (ii) to enter into and perform its obligations under the Transaction Documents, and (iii) to transact lawful business that is incident, necessary and appropriate to accomplish the foregoing.

(b)           Subject to Section 9(j), the Company or any Director (other than the Exelon Director) or Officer on behalf of the Company, may enter into and perform the Basic Documents and all documents, agreements or certificates contemplated thereby or related thereto, all without any further act, vote or approval of any Class A Member, Director, Officer or other Person notwithstanding any other provision of this Agreement, the Act or applicable law, rule or regulation.  The foregoing authorization shall not be deemed a restriction on the powers of any Director or Officer to enter into other agreements on behalf of the Company when authorized to do so in accordance with this Agreement.

Section 8.               Powers.

Subject to Section 9(j), the Company, and the Board of Directors and the authorized Officers of the Company on behalf of the Company, (i) shall have and exercise all powers necessary, convenient or incidental to accomplish the purposes of the Company as set forth in Section 7, and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

Section 9.               Management.

(a)           Board of Directors.  Subject to Section 9(j), the business and affairs of the Company shall be managed by or under the direction of the Board of Directors.  Subject to Section 10, the Class A Member may determine at any time in its sole and absolute discretion the number of Directors to constitute the Board.  The authorized number of Directors may be increased or decreased by the Class A Member at any time in its sole and absolute discretion, upon notice to all Directors, and subject in all cases to Section 10.  The initial number of Directors shall be four (4), one (1) of which shall be the Exelon Director appointed by the Class B Member pursuant to Section 10 and the remainder of which shall be appointed by the Class A Member.  Each Director elected, designated or appointed by the Class A Member or the Class B Member shall hold office until a successor is elected and qualified or until such Director’s earlier death, resignation, expulsion or removal.  Each Director shall execute and deliver a copy of the

3

Management Agreement.  A Director need not be a Class A Member.  The initial Directors designated by the Class A Member are listed on Schedule D hereto.

(b)           Authority to Bind.  Subject to Section 7 and Section 9(j), the Board of Directors has the authority to bind the Company.

(c)           Meetings of the Board of Directors.  The Board of Directors of the Company may hold meetings, both regular and special, within or outside the State of Delaware.  Regular meetings of the Board may be held without notice at such time and at such place as shall from time to time be determined by the Board.  Special meetings of the Board may be called by any Director (other than the Exelon Director unless a Condition of Default shall exist) on not less than one day’s notice to each Director by telephone, facsimile, mail, email or any other means of communication.

(d)           Quorum:  Acts of the Board.  At all meetings of the Board, a majority of the Directors (other than the Exelon Director, unless the vote or consent of the Exelon Director is required to take action pursuant to Section 9(j) or other provisions of this Agreement) shall constitute a quorum for the transaction of business and, except as otherwise provided in any other provision of this Agreement, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board.  If a quorum shall not be present at any meeting of the Board, the Directors present at such meeting may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present.  Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting if all members of the Board (other than the Exelon Director, unless the vote or consent of the Exelon Director is required to take action pursuant to Section 9(j) or other provisions of this Agreement) or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee, as the case may be.  Notwithstanding the foregoing, if a Condition of Default exists, the presence of the Exelon Director shall be required to constitute a quorum for the transaction of business and the act of all Directors present at which there is such a quorum shall be the act of the Board.

(e)           Electronic Communications.  Members of the Board, or any committee designated by the Board, may participate in meetings of the Board, or any committee, by means of telephone conference or similar communications equipment that allows all Persons participating in the meeting to hear each other, and such participation in a meeting shall constitute presence in person at the meeting.  If all the participants are participating by telephone conference or similar communications equipment, the meeting shall be deemed to be held at the principal place of business of the Company.

(f)            Committees of Directors.

(i)                                     The Board may, by resolution passed by a majority of the whole Board, designate one or more committees, each committee to consist of one or more of the Directors.  The Board may designate one or more Directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee.

4

(ii)                                  In the event of the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such members constitute a quorum, may unanimously appoint another Director to act at the meeting in the place of any such absent or disqualified Director.

(iii)                               Any such committee, to the extent provided in the resolution of the Board, and subject to, in all cases, Section 9(j) and Section 10, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Company.  Notwithstanding the foregoing, no such committee shall have the power or authority to act if a Condition of Default shall exist unless so authorized to act by action of the Board in accordance with Section 9(d) following the occurrence of such Condition of Default.  Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board.  Each committee shall keep regular minutes of its meetings and report the same to the Board when required.

(g)           Compensation of Directors; Expenses.  The Board shall have the authority to fix the compensation of Directors who are employed by neither the Company nor any Member or Affiliate of a Member.  Directors who are employed by the Company or a Member or an Affiliate of a Member shall serve as Directors without compensation.  The Directors may be paid their incremental out-of-pocket expenses, if any, of attendance at meetings of the Board.  No such payment shall preclude any Director from serving the Company in any other capacity and receiving compensation therefor.  Members of special or standing committees may be allowed like compensation for attending committee meetings.

(h)           Removal of Directors.  Unless otherwise restricted by law, any Director or all Directors designated, elected or appointed by the Class A Member may be removed or expelled, with or without cause, at any time by vote or consent of the Class A Member or by action of the holder of a proxy or power of attorney given by the Class A Member, and the Director designated, elected or appointed by the Class B Member may be removed or expelled, with or without cause, at any time by the Class B Member.  Subject to Section 10, any vacancy caused by any such removal or expulsion by the Class A Member may be filled by action of the Class A Member or by action of the holder of a proxy or power of attorney given by the Class A Member, and any vacancy caused by any such removal or expulsion by the Class B Member may be filled by action of the Class B Member.

(i)            Directors as Agents.  To the extent of their powers set forth in this Agreement and subject to Section 9(j), the Directors are agents of the Company for the purpose of the Company’s business.  Notwithstanding the last sentence of Section 18-402 of the Act, except as provided in this Agreement or in a resolution of the Directors, a Director may not bind the Company.

5

(j)            Limitations on the Company’s Activities.

(i)                                 This Section 9(j) is being adopted in order to comply with certain provisions required in order to qualify the Company as a “special purpose” entity.

(ii)                                  The Class A Member shall not, so long as any Obligation is outstanding, amend, alter, change or repeal the definition of “Exelon Director” or Sections 5(b), 5(c), 7, 8, 9, 10, 16, 19, 20, 21, 22, 23, 24, 25, 26, 29 or 31 or Schedule A of this Agreement (collectively, the “Special Purpose Provisions”) without the unanimous written consent of the Board (including the Exelon Director), provided, however, that the Board may not vote on, or authorize the taking of, any such action, unless there is an Exelon Director then serving in such capacity.  Subject to this Section 9(j), the Class A Member reserves the right to amend, alter, change or repeal any provisions contained in this Agreement in accordance with Section 31.

(iii)                               Notwithstanding any other provision of this Agreement and any provision of law that otherwise so empowers the Company, the Class A Member, the Board, any Officer or any other Person, neither the Class A Member nor the Board nor any Officer nor any other Person shall be authorized or empowered, nor shall they permit the Company, and the Company shall not, without the prior unanimous written consent of the Class A Member and the Board (including the Exelon Director), take any Material Action, provided, however, that the Board may not vote on, or authorize the taking of, any Material Action, unless there is an Exelon Director then serving in such capacity.

(iv)                              The Board and the Class A Member shall cause the Company to do or cause to be done all things necessary to preserve and keep in full force and effect the Company’s existence, rights (charter and statutory) and franchises; provided, however, that the Company shall not be required to preserve any such right or franchise if the Board shall determine that the preservation thereof is no longer necessary or useful for the conduct of the Company’s business and the performance of the Obligations and the loss thereof is not disadvantageous in any material respect to the Company.

(v)                                 The Class A Member represents and warrants, and as long as any Obligation is outstanding, covenants, that the Company:

(A)                    has not engaged, and will not engage, directly or indirectly, in any business other than the business required or permitted pursuant to Section 7, the Transaction Documents or this Section 9(j);

(B)                      does not have and will not have any assets other than the Zion Assets and other assets reasonably necessary in the performance of the Obligations;

(C)                      has not engaged in, sought or consented to and will not, to the

6

fullest extent permitted by law, engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, conversion, sale of all or substantially all of its assets, transfer of its limited liability company interests or, with respect to the matters set forth in this Section 9(j)(v), amendment of the Certificate of Formation or this Agreement;

(D)                     is and will remain solvent and will pay its debts and liabilities (including, as applicable, shared personnel and overhead expenses) to the extent of its assets as the same shall become due, and is maintaining and will maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations;

(E)                       has not failed and will not fail to correct any known misunderstanding regarding its separate identity;

(F)                       has maintained and will maintain its accounts, books and records separate from any other Person and will file its own tax returns, except to the extent that it is required to file consolidated tax returns by law;

(G)                      has maintained and will maintain its own records, books, resolutions and agreements;

(H)                     other than as otherwise contemplated in the Transaction Documents, (1) has not commingled and will not commingle its funds or assets with those of any other Person and (2) has not participated and will not participate in any cash management system with any other Person;

(I)                          has held and will hold its assets in its own name;

(J)                         has conducted and will conduct its business in its own name or in a name franchised or licensed to it by an entity other than an Affiliate of the Company, and not as a division or part of any other Person, except for services rendered under an agreement with another Affiliate of the Company, so long as (1) such other Affiliate complies with the terms contained in Subsection (W) below, and (2) such other Affiliate holds itself out as an agent or independent contractor of the Company;

(K)                     has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person and has not permitted and will not permit its assets to be listed as assets on the financial statement of any other entity except as required by GAAP; provided, however, that any such consolidated financial statement shall contain a note indicating that

7

its separate assets and liabilities are neither available to pay the debts of the consolidated entity nor constitute obligations of the consolidated entity;

(L)                       has paid and will pay its own liabilities and expenses, including the salaries of its own employees, out of its own funds and assets, and has maintained and will maintain a sufficient number of employees in light of its contemplated business operations;

(M)                  has observed and will observe all limited liability company formalities;

(N)                     has and will have no indebtedness other than liabilities incurred in the ordinary course of business as reasonably necessary for the ownership and operation of the Zion Assets, the performance of the Obligations, and the routine administration of the Company, and such other liabilities that are existing or accrue pursuant to the Transaction Documents;

(O)                     has not and will not assume or guarantee or become obligated for the liabilities of any other Person or hold out its credit as being available to satisfy the liabilities of any other Person;

(P)                       has not and will not acquire obligations or securities of its Members or any other Affiliate;

(Q)                     has allocated and will allocate fairly and reasonably any overhead expenses that are shared with any Affiliate, including, but not limited to, paying for shared office space and services performed by any employee of an Affiliate;

(R)                      maintains and uses and will maintain and use separate stationery, invoices and checks bearing its name, which stationery, invoices, and checks shall bear the Company’s name and shall not bear the name of any other entity unless such entity is clearly designated as being the Company’s agent;

(S)                       has not pledged or granted a security interest or other encumbrance in, and will not pledge or grant a security interest or other encumbrance in, its assets for the benefit of any other Person;

(T)                      has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

(U)                     has not made and will not make loans to any Person or hold evidence of indebtedness issued by any other Person or entity (other than cash and investment-grade securities issued by an

8

entity that is not an Affiliate of or subject to common ownership with the Company);

(V)                      has not identified and will not identify its Members or any Affiliate of any of them as a division or part of the Company, and has not identified itself and shall not identify itself as a division of any other Person;

(W)                 has not entered into or been a party to, and will not enter into or be a party to, any transaction with its Members or Affiliates except (1) in the ordinary course of its business and on terms which are intrinsically fair, commercially reasonable and no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party and (2) pursuant to the Transaction Documents;

(X)                     has not and will not have any obligation to, and will not, indemnify the Class A Member or any Officer or Director unless such an obligation is fully subordinated to the Obligations and will not constitute a claim against it in the event that cash flow in excess of the amount required to pay the Obligations is insufficient to pay such obligation;

(Y)                      does not and will not have any of its obligations guaranteed by any Affiliate, other than the Performance Guaranty, the Guaranty, the Credit Support Agreement and the Pledge Agreement;

(Z)                      has complied and will comply with all of the terms and provisions contained in this Agreement; and

(AA)                    will not form, acquire or hold any subsidiary or own any equity interest in any other entity.

Failure of the Company, or the Class A Member, any Officer or the Board on behalf of the Company, to comply with any of the foregoing covenants or any other covenants contained in this Agreement shall not affect the status of the Company as a separate legal entity or the limited liability of the Class A Member or the Directors.

Section 10.             Exelon Director.

(a)           From and after the Closing Date and until the Put Option Closing, the Class B Member shall use reasonable efforts to cause the Company at all times to have an Exelon Director who will be elected, appointed or removed by the Class B Member.   No resignation or removal of the Exelon Director, and no appointment of a successor Exelon Director, shall be effective until such successor shall have accepted his or her appointment as the Exelon Director by a written instrument, which may be a counterpart signature page to the Management Agreement.  In the event of a vacancy in the position of Exelon Director, the Class B Member

9

shall, as soon as reasonably practicable, appoint a successor Exelon Director.  All right, power and authority of the Exelon Director shall be limited to the extent necessary to exercise those rights and perform those duties specifically set forth in this Agreement.   The Exelon Director shall not at any time serve as trustee in bankruptcy for any Affiliate of the Company.

(b)           Except with respect to those actions expressly requiring the vote of the Exelon Director pursuant to Section 9(j) or other provisions of this Agreement, the Exelon Director, in his or her capacity as Exelon Director, shall not have any right to vote on, approve or otherwise consent to any action by, or matter relating to, the Company, and the Exelon Director’s attendance at any meeting shall not be required as a condition to the taking of any such action.  Anything in the laws of the State of Delaware or this Agreement to the contrary notwithstanding, the Exelon Director, in his or her capacity as Exelon Director, may not bind the Company.

Section 11.             Officers.

(a)           Officers.  (i) The Board may designate the officers of the Company (the “Officers”).  The Officers may consist of a Chief Executive Officer, President, a Secretary, a Treasurer, and one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers.  Any number of offices may be held by the same person.  Such Officers shall hold their offices for such terms and shall exercise such powers and perform such duties as shall be determined from time to time by the Board.  The salaries of all Officers and agents of the Company shall be fixed by or in the manner prescribed by the Board.  The Officers of the Company shall hold office until their successors are chosen and qualified.  Any Officer may be removed at any time, with or without cause, by the affirmative vote of a majority of the Board.  Any vacancy occurring in any office of the Company may be filled by the Board.

(ii)           As of the date hereof, the officers of the Company are as follows:

R. Steve Creamer	Chief Executive Officer
John Christian	President
Philip O. Strawbridge	Senior Vice President and Chief Financial Officer
Val J. Christensen	Senior Vice President, General Counsel and Secretary
Pat Daly	Vice President
Mark C. McBride	Vice President and Controller
Marshall E. Erb	Vice President and Treasurer
Suzanne A. Stewart	Assistant Secretary

(b)           Officers as Agents.  The Officers, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Board not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business and, subject to Section 9(j), the actions of the Officers taken in accordance with such powers shall bind the Company.

(c)           Duties of Board and Officers.  Except to the extent otherwise provided herein, each Director (including the Exelon Director) and Officer shall have a fiduciary duty of loyalty and care similar to that of directors and officers of business corporations organized under the General Corporation Law of the State of Delaware.

10

Section 12.             Limited Liability.

Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and neither the Class A Member nor the Class B Member nor any Director shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Class A Member, Class B Member or Director of the Company.

Section 13.             Capital Contributions.

The Class A Member has contributed to the Company property of an agreed value of $1,000.00.  In accordance with Section 5(c), the Class B Member shall not be required to make any capital contributions to the Company.

Section 14.             Additional Contributions.

The Class A Member is not required by this Agreement to make any additional capital contribution to the Company. However, the Class A Member may make additional capital contributions to the Company at any time.  To the extent that the Class A Member makes an additional capital contribution to the Company, the Class A Member shall revise Schedule B of this Agreement.  The provisions of this Agreement, including this Section 14, are intended to benefit the Class A Member and the Class B Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Class A Member and the Class B Member shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 15.             Allocation of Profits and Losses.

The Company’s profits and losses shall be allocated to the Class A Member.

Section 16.             Distributions.

Distributions shall be made to the Class A Member at the times and in the aggregate amounts determined by the Board.  Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Class A Member on account of its interest in the Company or purchase or redeem the membership interest of the Class A Member if: (a) a Condition of Default shall exist at the time of such distribution or after giving effect thereto or (b) such distribution, purchase or redemption would violate the other provisions of this Agreement, Section 18-607 of the Act or any other applicable law, or would constitute an Event of Default or a breach or default under the Transaction Documents.

Section 17.             Books and Records.

The Board shall keep or cause to be kept complete and accurate books of account and records with respect to the Company’s business.  The books of the Company shall at all times be

11

maintained by or on behalf of the Board.  The Class A Member and its duly authorized representatives shall have the right to examine the Company books, records and documents during normal business hours.  The Company, and the Board on behalf of the Company, shall not have the right to keep confidential from the Class A Member any information that the Board would otherwise be permitted to keep confidential from the Class A Member pursuant to Section 18-305(c) of the Act.  The Company’s books of account shall be kept using the method of accounting determined by the Board.  The Company’s independent auditor, if any, shall be an independent public accounting firm selected by the Board.

Section 18.             Reports.

(a)           The Board shall prepare, or cause to be prepared, such reports and statements (financial or otherwise) as may be required to permit the Company and the Class A Member to comply with the provisions of the Transaction Documents.

(b)           The Board shall, after the end of each fiscal year, use reasonable efforts to cause the Company’s independent accountants, if any, to prepare and transmit to the Class A Member as promptly as possible any such tax information as may be reasonably necessary to enable the Class A Member to prepare its federal, state and local income tax returns relating to such fiscal year.

Section 19.             Other Business.

The Class A Member, the Class B Member and any Affiliate of the Class A Member or the Class B Member may engage in or possess an interest in other business ventures (unconnected with the Company) of every kind and description, independently or with others notwithstanding any provision to the contrary at law or in equity.  The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

Section 20.             Exculpation and Indemnification.

(a)           None of the Class A Member, the Class B Member or any Officer, Director, employee or agent of the Company nor any employee, representative, agent or Affiliate of the Class A Member or the Class B Member (collectively, the “Covered Persons”) shall be liable to the Company or any other Person that is a party to or is otherwise bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed by such Covered Person to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

(b)           To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no

12

Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 20 by the Company shall be provided out of and to the extent of Company assets only, and the Class A Member and the Class B Member shall not have any personal liability on account thereof; and provided, further, that so long as any Obligation is outstanding, no indemnity payment under this Section 20 from funds of the Company (as distinct from funds from other sources, such as insurance) shall be payable from amounts allocable to any other Person pursuant to the Transaction Documents.

(c)           To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 20.

(d)           A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Class A Member might properly be paid.

(e)           To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement or any approval or authorization granted by the Company or any other Covered Person.  The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Class A Member and the Class B Member to replace such other duties and liabilities of such Covered Person.

(f)            Notwithstanding the foregoing provisions, any indemnification set forth herein shall be fully subordinate to the Obligations and, to the fullest extent permitted by law, shall not constitute a claim against the Company in the event that cash flow in excess of the amount required to pay the Obligations is insufficient to pay same.

(g)           The foregoing provisions of this Section 20 shall survive any termination of this Agreement.

Section 21.             Assignments.

(a)           So long as any Obligation is outstanding, the Class A Member may not sell, transfer, pledge, make a gift of, or otherwise dispose of or assign any or all of its rights and

13

obligations under this Agreement or as the Class A Member to any Person, expect as otherwise provided in the Transaction Documents.

(b)           The Class B Member may not sell, transfer, pledge, make a gift of, or otherwise dispose of or assign any or all of its rights and obligations under this Agreement or as the Class B Member to any Person other than the Class A Member; provided that the Class B Member may assign its interest as a Class B Member and the associated rights and obligations to any successor to all or a substantial part of the Class B Member’s business or assets.

Section 22.             Resignation.

(a)           So long as any Obligation is outstanding, the Class A Member may not resign, except as otherwise required under the Transaction Documents.

(b)           Upon the written resignation of the Class B Member, the Class B Member shall automatically be divested of all of its rights under this Agreement and as a Class B Member.

Section 23.             Admission of Members.

So long as any Obligation remains outstanding, no additional Member may be admitted to the Company.  Any pledgee, assignee, or nominee in whose name the Class A Membership Interest may be registered pursuant to the exercise of remedies under the Pledge Agreement or applicable law shall succeed to the interest of the Class A Member under this Agreement without further action of the Board of Directors or the prior holder of the Class A Membership Interest.

Section 24.             Dissolution.

(a)           Subject to Section 9(j), the Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the termination of the legal existence of the last remaining Member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining Member of the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act or (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act.  Upon the occurrence of any event that causes the last remaining Member of the Company to cease to be a Member of the Company or that causes the Class A Member to cease to be a Member of the Company (other than (i) upon an assignment by the Class A Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 21 and 23, or (ii) the resignation of the Class A Member and the admission of an additional Member of the Company pursuant to Sections 22 and 23), to the fullest extent permitted by law, the representative of such Member is hereby authorized to, and shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of such Member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the representative or its nominee or designee, as the case may be, as a substitute Member of the Company, effective as of the occurrence of the event that terminated the continued membership of the last remaining Member of the Company or the Class A Member in the Company.

(b)           Notwithstanding any other provision of this Agreement, the Bankruptcy of the Class A Member or Class B Member shall not cause the Class A Member or Class B Member,

14

respectively, to cease to be a Member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(c)           Notwithstanding any other provision of this Agreement, each of the Class A Member and the Class B Member waives any right it might have to agree in writing to dissolve the Company upon the Bankruptcy of the Class A Member or the Class B Member, or the occurrence of an event that causes the Class A Member or the Class B Member to cease to be a Member of the Company.

(d)           In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(e)           Following a dissolution, the Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Class A Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

Section 25.             Waiver of Partition; Nature of Interest.

Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, each of the Class A Member and the Class B Member hereby irrevocably waives any right or power that such Person might have to cause the Company or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of the Company, to compel any sale of all or any portion of the assets of the Company pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company.  The Class A Member shall not have any interest in any specific assets of the Company, and the Class A Member shall not have the status of a creditor with respect to any distribution pursuant to Section 16.  The interest of the Class A Member in the Company is personal property.

Section 26.             Benefits of Agreement; No Third-Party Rights.

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Class A Member or the Class B Member.  Nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person (except as provided in Section 29).

Section 27.             Severability of Provisions.

Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

15

Section 28.             Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 29.             Binding Agreement.

Notwithstanding any other provision of this Agreement, the Class A Member agrees that this Agreement, including, without limitation, Sections 5(b), 5(c), 7, 8, 9, 10, 19, 20, 21, 22, 23, 24, 25, 26, 29 and 31, constitutes a legal, valid and binding agreement of the Class A Member and the Class B Member.

Section 30.             Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

Section 31.             Amendments.

Subject to Section 9(j), this Agreement may be modified, altered, supplemented or amended pursuant to a written agreement executed and delivered by the Class A Member.  A copy of any such amendment shall be provided to the Class B Member on or prior to its effectiveness.   Notwithstanding the foregoing, if a Condition of Default shall exist, the Class A Member shall not amend this Agreement without the unanimous written consent of the Board (including the Exelon Director).

Section 32.             Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

Section 33.             Notices.

Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by fax, electronic mail, overnight courier or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address in Section 2, (b) in the case of the Class A Member, to the Class A Member at its address as listed on Schedule B attached hereto, (c) in the case of the Class B Member, to the Class B Member at its address as listed on Schedule B attached hereto, and (d) in the case of any of the foregoing, at such other address as may be designated by written notice to the others.

16

Section 34.             Effectiveness.

Pursuant to Section 18-201(d) of the Act, this Agreement shall be effective as of the time of the filing of the Certificate of Formation with the Office of the Delaware Secretary of State on April 3, 2007.

[Signature page follows]

17

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Limited Liability Company Agreement as of the        day of December, 2007.

CLASS A MEMBER:

ENERGYSOLUTIONS, LLC,
a Utah limited liability company

By:	/s/ R. Steve Creamer
Name: R. Steve Creamer
Title: Chief Executive Officer

CLASS B MEMBER:

EXELON GENERATION COMPANY, LLC,
a Pennsylvania limited liability company

By:	/s/ Thomas S. O’Neill
Name: Thomas S. O’Neill
Title: VP New Plant Development

18

SCHEDULE A

Definitions

A.                                   Definitions

When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” has the meaning set forth in the preamble to this Agreement.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling or Controlled by or under direct or indirect common Control with such Person, or who is a director or officer of such Person or of an Affiliate of such Person, or any Person who has a familial relationship, by blood, marriage or otherwise, with an Affiliate of the Company.

“Agreement” means this Limited Liability Company Agreement of the Company, together with the schedules attached hereto, as amended, restated or supplemented or otherwise modified from time to time.

“Ancillary Agreements” has the meaning set forth in the ASA.

“ASA” means that certain Asset Sale Agreement, dated as of December 11, 2007, by and among EnergySolutions, Inc., the Company, the Class A Member and the Class B Member.

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within ninety (90) days after the expiration of any such stay, the appointment is not vacated.  The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Basic Documents” means this Agreement, the Management Agreement, the Transaction Documents and all other documents, certificates and instruments executed in connection with any of the foregoing.

“Board” or “Board of Directors” means the Board of Directors of the Company.

19

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware on April 3, 2007, as amended or amended and restated from time to time.

“Class A Member” means EnergySolutions, LLC, a Utah limited liability company.

“Class B Member” means Exelon Generation Company, LLC, a Pennsylvania limited liability company.

“Closing Date” has the meaning set forth in the ASA.

“Company” means ZionSolutions, LLC, a Delaware limited liability company.

“Condition of Default” shall exist if (a) any event shall have occurred or condition shall exist and shall be continuing that, but for the giving of notice or the passage of time (or both) or a decision of arbitrators, would constitute an Event of Default or (b) an Event of Default shall have occurred and such or any other Event of Default shall be continuing.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or general partnership or managing member interests, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings.  Without limiting the generality of the foregoing, a Person shall be deemed to Control any other Person in which it owns, directly or indirectly, a majority of the ownership interests.

“Covered Persons” has the meaning set forth in Section 20(a).

“Directors” means the Persons elected or appointed to the Board of Directors from time to time by the Class A Member or the Class B Member, including the Exelon Director, in his or her capacity as manager of the Company.  Each Director is hereby designated as a “manager” of the Company within the meaning of Section 18-101(10) of the Act.

“End State Conditions” has the meaning set forth in the Put Option Agreement.

“Event of Default” has the meaning set forth in the Pledge Agreement.

“Exelon Director” means the Director appointed by the Class B Member.

“Guaranty” has the meaning set forth in the ASA.

“Management Agreement” means the agreement of the Directors in the form attached hereto as Schedule C.  The Management Agreement shall be deemed incorporated into, and a part of, this Agreement.

“Material Action” means (i) to consolidate or merge the Company with or into any Person or convert the Company into any other form of entity, (ii) to sell all or substantially all of the assets of the Company or distribute or transfer the net assets of the Company to another entity, (iii) to institute Bankruptcy or other proceedings to have the Company be adjudicated

20

bankrupt or insolvent, (iv) to consent to the institution of Bankruptcy or insolvency proceedings against the Company, (v) to file a petition seeking, or to consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to Bankruptcy or insolvency, (vi) to consent to the appointment of a receiver, liquidator, assignee, trustee, custodian or sequestrator (or any other similar official) of or for the Company or a substantial part of its property, (vii) to make any assignment for the benefit of creditors of the Company, (viii) to admit in writing the Company’s inability to pay its debts generally as they become due, (ix) to engage in any business activity not in accordance with Section 7, (x) to dissolve or liquidate the Company, or, (xi) to take action in furtherance of any of the matters described in the preceding clauses (i)-(x).

“Members” means the Class A Member and the Class B Member.

“Obligations” shall mean the indebtedness, liabilities and obligations of the Company under or in connection with the Transaction Documents.  Upon the occurrence of the Put Option Closing, for purposes of this Agreement, no Obligations shall be deemed to be outstanding.

“Officer” means an officer of the Company described in Section 11.

“Performance Guaranty” has the meaning set forth in the ASA.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Pledge Agreement” has the meaning set forth in the ASA.

“Put Option Agreement” has the meaning set forth in the ASA.

“Put Option Closing” has the meaning set forth in the Put Option Agreement.

“Special Purpose Provisions” shall have the meaning set forth in Section 9(j)(ii).

“Transaction Documents” means the ASA and the Ancillary Agreements.

“Zion Assets” shall have the meaning set forth in the ASA.

B.                                     Rules of Construction

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms.  The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.”  The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision.  The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement.  All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

21

References to any agreement, contract or instrument shall include amendments, supplements and waivers thereto.

22

SCHEDULE B

Members Notice Information

Class A Member:

ENERGYSOLUTIONS, LLC

423 West 300 South, Suite 200

Salt Lake City, UT  84101

Attention: R. Steve Creamer

Class B Member:

EXELON GENERATION COMPANY, LLC

4300 Winfield Road

Warrenville, Illinois 60555

Attention: Thomas O’Neill

B-1

SCHEDULE C

Management Agreement

December     , 2007

ZionSolutions, LLC

423 West 300 South, Suite 200

Salt Lake City, UT  84101

Attention:  John Christian

Re:  Management Agreement — ZionSolutions, LLC

Ladies and Gentlemen:

For good and valuable consideration, each of the undersigned Persons, who have been designated as Directors of ZionSolutions, LLC, a Delaware limited liability company (the “Company”), in accordance with the Limited Liability Company Agreement of the Company, dated as of December     , 2007, as it may be amended or restated from time to time (the “LLC Agreement”), hereby agrees as follows:

1.                                       Each of the undersigned accepts such Person’s rights and authority as a Director under the LLC Agreement and agrees to perform and discharge such Person’s duties and obligations as a Director under the LLC Agreement, and further agrees that such rights, authorities, duties and obligations under the LLC Agreement shall continue until such Person’s successor as a Director is designated or until such Person’s resignation or removal as a Director in accordance with the LLC Agreement.  Each of the undersigned agrees and acknowledges that he or she has been designated as a “manager” of the Company within the meaning of the Delaware Limited Liability Company Act.

2.                                       So long as any Obligation is outstanding, each of the undersigned agrees, solely in its capacity as a creditor of the Company on account of any indemnification or other payment owing to the undersigned by the Company, not to acquiesce, petition or otherwise invoke or cause the Company to invoke the process of any court or governmental authority for the purpose of commencing or sustaining a case against the Company under any federal or state bankruptcy, insolvency or similar law or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Company or any substantial part of the property of the Company, or ordering the winding up or liquidation of the affairs of the Company.

3.                                       THIS MANAGEMENT AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, AND ALL RIGHTS AND REMEDIES SHALL BE GOVERNED BY SUCH LAWS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAWS.

4.                                       Initially capitalized terms used and not otherwise defined herein have the meanings set forth in the LLC Agreement.

C-1

5.                                       This Management Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Management Agreement as of the day and year first above written.

R Steve Creamer

Philip O. Strawbridge

Val J. Christensen

C-2

SCHEDULE D

Directors

1.               R Steve Creamer

2.               Philip O. Strawbridge

3.               Val J. Christensen

4.               [                                    ]

D-1

AMENDMENT TO ASSET SALE AGREEMENT

        This AMENDMENT TO ASSET SALE AGREEMENT (the "Amendment") is entered into as of August 17, 2009, by and among EXELON GENERATION COMPANY, LLC, a Pennsylvania limited liability company ("Seller"), ZIONSOLUTIONS, LLC, a Delaware limited liability company ("Buyer"), ENERGYSOLUTIONS, LLC, a Utah limited liability company ("Buyer's Parent"), and ENERGYSOLUTIONS, INC. a Delaware corporation ("Guarantor"). Seller, Buyer, Buyer's Parent and Guarantor are referred to individually as a "Party" and collectively as the "Parties."

RECITALS

        WHEREAS, the Parties have entered into that Asset Sale Agreement, dated as of December 11, 2007 (the "Asset Sale Agreement") by and among Seller, Buyer, Buyer's Parent, and Guarantor, pursuant to which Seller agreed, subject to the terms and conditions of the Asset Sale Agreement, to, among other things, sell, assign, convey, transfer and deliver all of its right, title and interest to the Zion Assets (as defined in the Asset Sale Agreement) to Buyer;

        WHEREAS, Buyer's Parent has entered into that Performance Guaranty, dated as of December 11, 2007 (the "Performance Guaranty") pursuant to which Buyer's Parent has guaranteed, when due, all obligations of Buyer under the Asset Sale Agreement and other agreements described in the Performance Guaranty;

        WHEREAS, Guarantor has entered into that Guaranty, dated as of December 11, 2007 (the "Guaranty"): pursuant to which Guarantor has guaranteed, when due, all obligations of Buyer under the Asset Sale Agreement and other agreements described in the Guaranty, and all obligations of Buyer's Parent under the Asset Sale Agreement and other agreements described in the Performance Guaranty;

        WHEREAS, as a result of the recent financial crisis that is impacting the U.S. and world markets the Parties desire that the Asset Sale Agreement be amended to postpone the Closing (as defined in the Asset Sale Agreement) until after the financial markets stabilize and the Parties reaffirm that there is sufficient value in the decommissioning trust funds;

        NOW, THEREFORE, in consideration of the mutual promises and agreements hereinafter set forth, and intending to be legally bound hereby, the Parties agree as follows:

        1.     Section 3.1 of the Asset Sale Agreement is deleted in its entirety and replaced with the following:

          "3.1.    Closing.

          3.1.1.  'The sale, assignment, conveyance, transfer and delivery of the Zion Assets to Buyer, the payment of the Purchase Price to Seller, and the consummation of the other respective obligations of the Parties contemplated by this Agreement shall take place at a closing (the "Closing"), to be held at a time and location determined as provided in , this Section 3.1, following the date on which the last of the conditions precedent to Closing set forth in Article 7 have been either satisfied or waived by the respective Parties for whose benefit such conditions precedent exist (except with respect to those conditions which by their terms are to be satisfied at Closing), but in any event not after the Termination Date or the earlier termination of this Agreement pursuant to Section 9.1.4. If at any time following the date on which the last of the conditions precedent to Closing set forth in Article 7 have been either satisfied or waived by the respective Parties for whose benefit such conditions precedent exist (except with respect to those conditions which by their terms are to be satisfied at Closing) and prior to the Termination Date or the earlier termination of this Agreement pursuant to Section 9.1.4, Buyer desires to consummate the transactions contemplated by this Agreement, Buyer shall give written notice (the "Buyer Closing Notice") to Seller. The Buyer Closing Notice shall specify the date on which Buyer desires that the Closing shall occur and shall be given to Seller not less than sixty (60).days prior to such proposed date of Closing.

          3.1.2.  Simultaneously with delivery of the Buyer Closing Notice, Buyer will deliver to Seller the Original Project Budget required by Section 6.21.1 showing Buyer's best estimates of project costs and expenses, including contingency reserves, in order to achieve the Site Restoration Milestones, the Target Completion Date, and End State Conditions according to the schedule for the Decommissioning and other work contemplated by the Lease Agreement, without giving effect to any potential extension of the schedule for such work by reason of conditions of Force Majeure or Schedule Extension Conditions. The Original Project Budget shall show that Costs to Completion do not exceed the Projected NDT Value and shall demonstrate to the satisfaction of Seller an allocation of budget resources sufficient for License Termination and Spent Fuel Management.

          3.1.3.  Simultaneously with or prior to the delivery of the" Buyer Closing Notice and the Original Project Budget, (a) Buyer will deliver to Seller the latest available financial reports of Buyer's Parent described in Sections 6.2.2.1 and 6.2.2.2 and (b) Buyer will disclose the details of Buyer's arrangements to satisfy the condition to Closing set forth in Section 7.2.12.

          3.1.4.  If, following receipt of the Buyer Closing Notice and the Original Project Budget, Seller desires to defer the Closing to a later date (whether or not "such date is specified by Seller) or if Seller declines to consummate the transactions contemplated by this Agreement, Seller shall give written notice (the "Seller Decline Notice") to Buyer within thirty (30) days following receipt of the Buyer Closing Notice and the Original Project Budget. The delivery of a Seller Decline Notice shall not preclude a subsequent delivery of another Buyer Closing Notice and the related required deliveries.

          3.1.5.  As promptly as reasonably practicable following receipt of the Buyer Closing Notice and the Original Project Budget, unless and until Seller has given the Seller Decline Notice, Seller will provide Buyer, and Buyer will provide Seller, with any and all revisions, modifications and updates to the Schedules that may be required so that the representations and warranties of Seller in Article 4, the Seller Letter, and the related Schedules and the representations and warranties of Buyer in Article 5, the Buyer Letter, and the related Schedules are true and correct in all material respects, and such revisions, modifications and updates will be deemed to be automatically incorporated into the appropriate Schedules. The representations and warranties of Seller in Article 4 and the representations and warranties of Buyer in Article 5 shall be deemed made only as of the Closing Date.

          3.1.6.  Unless and until this Agreement is terminated, Seller will continue to afford Buyer limited site access and a reasonable opportunity to identify and evaluate the Zion Assets and the Assumed Liabilities; provided, however, that (a) any such access or activity shall be conducted in such a manner as not to interfere unreasonably with the ownership, use or management of the Zion Assets or other activities of Seller at the Zion Station Site; (b) Seller shall not be required to take any action which would constitute a waiver of the attorney-client privilege; and (c) Seller need not supply Buyer with any information that Seller is legally or contractually-prohibited from supplying.

          3.1.7.  If either Buyer or Seller, in its sole discretion, is not satisfied with the updated representations and warranties and related Schedules of the other Party, the condition of the Zion Assets and the Assumed Liabilities, or the Original Project Budget, either Buyer or Seller may terminate this Agreement by giving written notice to the other Parties. Such termination shall be without liability of any Party to any other Party. If neither Buyer nor Seller exercises its right to terminate this Agreement, the Closing shall take place at such time and place as Buyer and Seller shall establish by mutual written agreement. The date of Closing is herein called the "Closing Date." The Closing shall be effective for all purposes as of 12:01 a.m. on the Closing Date."

2

        2.     The covenants of Seller in Section 6.1.1 and the covenants of Buyer in Sections 6.2.2.1 and 6.2.2.2 shall be suspended and be of no force or effect until the date on which Buyer and Seller reach mutual agreement on the proposed date for Closing and shall be effective thereafter until the Closing Date. No failure to comply with any of the covenants in Section 6.1.1 or Section 6.2.2.1 or 6.2.2.2 prior to the date on which Buyer and Seller reach mutual agreement on the proposed Closing Date will constitute willful violation of this Agreement or other actions for which Seller would be liable to Buyer, or for which Buyer would be liable to Seller, for breach of contract.

        3.     Section 9.1.4 of the Asset Sale Agreement is deleted in its entirety and replaced with the following:

    "By Seller effective at any time after December 11, 2010, if Closing has not occurred by such date, by giving sixty (60) days advance written notice to Buyer;"

        4.     Section 9.1.5 of the Asset Sale Agreement is deleted in its entirety and replaced with the following:

    "By Seller or Buyer if Closing does not occur within four (4) years following the date of this Agreement (the "Termination Date");"

        5.     Except as amended and modified by this Agreement, the Asset Sale Agreement and the Ancillary Agreements (as defined in the Asset Sale Agreement) remain in full force and effect in accordance with their terms.

        6.     This Agreement will be governed by, and interpreted, construed and enforced in accordance with, the laws of the State of Illinois.

        7.     This Agreement may be executed in one or more counterparts, which shall together constitute a valid and binding agreement.

3

        IN WITNESS WHEREOF, the Parties have caused this Amendment to be signed' by their respective duly authorized officers as of the date first above written.

EXELON GENERATION COMPANY, LLC
By:	/s/ THOMAS S. O'NEILL
Name:	THOMAS S. O'NEILL
Title:	SVP Development

ZIONSOLUTIONS, LLC
By:	/s/ JOHN A. CHRISTIAN
Name:	JOHN A. CHRISTIAN
Title:	President

ENERGYSOLUTIONS, LLC
By:	/s/ R. STEVE CREAMER
Name:	R. STEVE CREAMER
Title:	Chief Executive Officer

ENERGYSOLUTIONS, INC.
By:	/s/ R. STEVE CREAMER
Name:	R. STEVE CREAMER
Title:	Chief Executive Officer

4

QuickLinks

AMENDMENT TO ASSET SALE AGREEMENT
RECITALS